                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934




Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:


          [_]  Preliminary Proxy Statement

          [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

          [X]  Definitive Proxy Statement

          [_]  Definitive Additional Materials
          [_]  Soliciting Material Pursuant to Section 240.14a-12


                          INTERFOODS OF AMERICA, INC.
               (Name of Registrant as Specified in Its Charter)


   __________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

          [X]  No fee required.

          [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


          1)   Title of each class of securities to which transaction applies:



          2)   Aggregate number of securities to which transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):




          4)   Proposed maximum aggregate value of transaction:




          5)   Total fee paid:




          [_]  Fee paid previously with preliminary materials.


          [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                          INTERFOODS OF AMERICA, INC.
                         9400 SOUTH DADELAND BOULEVARD
                                   SUITE 720
                             MIAMI, FLORIDA  33156

                                  April 29, 2002
Dear Stockholder:

          You are cordially invited to attend a special meeting of stockholders of Interfoods of America, Inc. to be held at 10:00 a.m. local time, on May 24, 2002, at 9400 South Dadeland Boulevard, Suite 720, Miami, Florida 33156.

          As described in the enclosed proxy statement, at the special meeting, you will be asked to approve a merger of Interfoods Acquisition Corp. (a company owned by myself and Steven M. Wemple, our President, Chief Operating Officer, Treasurer, Corporate Secretary and one of our directors) with and into Interfoods of America, Inc. In the merger, each share of our common stock issued and outstanding immediately prior to the merger, excluding shares beneficially owned by (1) Interfoods Acquisition Corp. and (2) stockholders validly exercising their dissenters' rights, will be converted into the right to receive $1.45 principal amount of debentures to be issued by us in payment of the merger consideration. Cash will be paid in lieu of issuing debentures in principal amounts of less than $100 or in multiples of less than $25.

          The merger has been approved by our board of directors, upon receiving the recommendation of an independent committee composed of Marshal E. Rosenberg, Ph.D., our sole independent director. The independent committee and the board concluded that the proposed merger is fair and in the best interests of our public stockholders, and therefore, the board recommends that you vote in favor of the merger and the merger agreement.

          Details of the merger, the debentures to be issued by us in connection with the merger and other important information are described in the accompanying notice of special meeting and proxy statement. You are urged to read these important documents carefully before casting your vote.

          Whether or not you plan to attend the special meeting, we urge you to complete, sign, date and promptly return the enclosed proxy card. The merger cannot be completed unless our stockholders approve the merger agreement.

          We thank you for your prompt attention to this matter and appreciate your support.

                                             Very truly yours,



                                             /s/ Robert S. Berg
                                             Chairman of the Board and Chief
                                             Executive Officer

Your vote is important. Please mark, sign, date and return the enclosed proxy card promptly, whether or not you plan to attend the special meeting. Please do not send in any certificates for your common stock at this time. After the merger is approved, stockholders will receive a letter of transmittal and related instructions.

                          INTERFOODS OF AMERICA, INC.
                         9400 SOUTH DADELAND BOULEVARD
                                   SUITE 720
                             MIAMI, FLORIDA  33156
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 24, 2002

To the Stockholders of
INTERFOODS OF AMERICA, INC.:

          NOTICE IS HEREBY GIVEN that a special meeting of stockholders of INTERFOODS OF AMERICA, INC. ("Interfoods") will be held on May 24, 2002 beginning at 10:00 a.m. at 9400 South Dadeland Boulevard, Suite 720, Miami, Florida 33156, to consider and vote on a proposal to approve the merger and the merger agreement dated as of December 21, 2001 between us and Interfoods Acquisition Corp., a company wholly-owned by Messrs. Berg and Wemple, our current Chief Executive Officer and our President. Pursuant to the merger, Interfoods Acquisition Corp. will be merged with and into us and our stockholders (other than Interfoods Acquisition Corp. and stockholders validly exercising their dissenters' rights) will receive for each share of our common stock $1.45 principal amount of 10% unsecured subordinated debentures due 2005 to be issued by us in connection with the merger. Cash will be paid in lieu of issuing debentures in principal amounts less than $100 or in multiples of less than $25. A copy of the merger agreement is included in the attached proxy statement as Annex A and is incorporated in the attached proxy statement by reference.

          We will transact no other business at the special meeting.

          Any stockholder who does not wish to accept the merger consideration and who properly demands appraisal under Nevada law will have the right to have the fair value of his, her or its shares determined by a Nevada court. A copy of the relevant provisions of Nevada law is included in the attached proxy statement as Annex C. This dissenters' right is subject to a number of restrictions and technical requirements described in the attached proxy statement.

          Only stockholders of record as of the close of business on April 9, 2002 will be entitled to notice of the special meeting and to vote at the special meeting and any adjournment of the meeting. Any stockholder will be able to examine a list of holders of record, for any purpose related to the special meeting, during the period beginning two days after the notice of the special meeting is given continuing through the meeting and any adjournment of the meeting. The list will be available at our corporate headquarters located at 9400 South Dadeland Boulevard, Suite 702, Miami, Florida 33156. The merger agreement provides for the approval of the merger by (1) the affirmative vote by at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting and (2) the affirmative vote of a majority of all shares of our common stock entitled to vote which are actually voted "For" or "Against" the merger and merger agreement, excluding all shares of our common stock beneficially owned by Interfoods Acquisition Corp., Robert S. Berg and Steven M. Wemple. However, the approval by the majority of the votes cast, excluding those shares beneficially owned by Interfoods Acquisition Corp. and Messrs. Berg and Wemple, may be waived by us.

          Stockholders are or may be entitled to assert dissenters' rights under Nevada Revised Statutes 92A.300 to 92A.500, inclusive, a copy of which is annexed to this Proxy Statement as Annex C.

                                   By Order of the Board of Directors,


                                   /s/ Steven M. Wemple
                                   President, Chief Operating Officer,
                                   Treasurer and Corporate Secretary

Miami, Florida
April 29, 2002


Each stockholder is urged to complete, sign, date and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States. If a stockholder decides to attend the special meeting, he, she or it may, if so desired, revoke the proxy and vote the shares in person. Please do not send in any certificates for your common stock at this time. After the merger is approved, stockholders will receive a letter of transmittal and related instructions.

                          INTERFOODS OF AMERICA, INC.
                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 24, 2002


          This proxy statement is being furnished to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at the special meeting of stockholders, and at any adjournment of the meeting, to be held at 9400 South Dadeland Boulevard, Suite 720, Miami, Florida 33156, on May 24, 2002 beginning at 10:00 a.m. The special meeting has been called to consider and vote upon a proposal to approve the merger and the merger agreement, dated as of December 21, 2001, between us and Interfoods Acquisition Corp., pursuant to which Interfoods Acquisition Corp. will be merged with and into Interfoods of America, Inc. Interfoods Acquisition Corp. is beneficially owned by Robert S. Berg, our Chairman and Chief Executive Officer, and Steven M. Wemple, our President, Chief Operating Officer, Treasurer, Corporate Secretary and one of our directors. A copy of the merger agreement is attached as Annex A.


          Only stockholders of record on April 9, 2002 are entitled to receive notice of and vote at the meeting. On that record date, there were 5,012,099 shares of our common stock outstanding held by approximately 302 record holders.

          Each share of our common stock will be entitled to one vote. The merger agreement provides that the merger must be approved by (1) the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting and (2) the affirmative vote of a majority of all shares of our common stock which are actually voted "For" or "Against" the merger and the merger agreement, excluding all shares of our common stock beneficially owned by Interfoods Acquisition Corp., Robert S. Berg and Steven M. Wemple. However, the approval by the majority of the votes cast, excluding those shares beneficially owned by Interfoods Acquisition Corp. and Messrs. Berg and Wemple, may be waived by the company.

          Approximately 51% of the outstanding shares of our common stock are beneficially owned by Interfoods Acquisition Corp. and Messrs. Berg and Wemple. Interfoods Acquisition Corp. and Messrs. Berg and Wemple have indicated they will vote all shares that they beneficially own in favor of the merger and the merger agreement, but they are not obligated to do so. Interfoods Acquisition Corp. and Messrs. Berg and Wemple beneficially own a sufficient number of shares of our common stock to approve the merger and the merger agreement under the first voting requirement.

          A quorum for the meeting requires that holders of a majority of the outstanding shares of our common stock must be present in person or by proxy.

          The board of directors recommends that you vote "FOR" approval of the merger and the merger agreement.

          Proxies will be voted in the manner you specify in the proxy card.
You must sign your proxy. If you return your proxy but do not specify how it should be voted, your shares will be voted for the merger and the merger agreement. The proxies will be voted in the discretion of the persons named therein regarding the merger and the merger agreement and any matters relating to the conduct of the meeting. If your stock is held by a broker or other custodian in "street name," your shares will not be voted (broker non-votes) unless you provide specific instructions to the broker or custodian. Proxies submitted by brokers or custodians who have not received voting instructions will be counted for the purposes of determining a quorum, but will not be voted for or against the merger and the merger agreement. Because the first voting requirement on the merger and merger agreement is based upon the total number of outstanding shares of our common stock, the failure to submit a proxy card (or to vote in person at the special meeting) or the abstention from voting by a stockholder (including broker non-votes) will have the same effect as a vote "Against" the merger and merger agreement. Because the second voting requirement on the merger and the merger agreement is based upon votes actually cast "For" or "Against" the proposal, the failure to submit a proxy card (or to vote in person at the special meeting) or the abstention from voting by a stockholder (including broker non-votes) will have no effect on the outcome of the second voting requirement. You are urged to complete and return your proxy or, if your shares are held in street name, to provide voting instructions in accordance with the materials you receive from your broker or other custodian.

          This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about April 29, 2002.

No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make a proxy solicitation in such jurisdiction. The information in this proxy statement may only be accurate on the date of this proxy statement.

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Commission passed upon the fairness or merits of the transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.................................   1
SUMMARY................................................................   7
SPECIAL FACTORS........................................................  18
  Background Of The Merger.............................................  18
  Recommendations Of The Independent Committee And Board Of Directors..  27
  Reasons For The Merger And Fairness Of The Merger....................  27
  Determinations By Messrs. Berg and Wemple and IAC....................  32
  Purposes Of The Merger And Plans Or Proposals........................  35
  Opinion Of Capitalink, L.C...........................................  37
  Our Management's Forecast............................................  50
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..............  52
THE SPECIAL MEETING....................................................  52
  Matters To Be Considered.............................................  52
  Required Votes.......................................................  53
  Voting and Revocation Of Proxies.....................................  54
  Record Date; Stock Entitled To Vote; Quorum..........................  54
  Dissenters' Rights...................................................  55
  Solicitation Of Proxies..............................................  55
CERTAIN INFORMATION CONCERNING THE COMPANY.............................  55
  Recent Developments..................................................  55
  Certain Transactions.................................................  55
  Price Range Of Shares; Dividends; And Stock Repurchases..............  59
  Summary Unaudited Pro Forma Condensed Financial Information..........  61
  Unaudited Pro Forma Financial Information............................  61
  Calculation Of Cost To Repurchase....................................  65
  Interests Of Certain Persons In The Merger...........................  65
THE MERGER AGREEMENT...................................................  67
  The Merger...........................................................  67
  Conversion Of Common Stock...........................................  68
  Surrender And Exchange Of Stock Certificates.........................  68
  Representations And Warranties.......................................  69
  Covenants............................................................  70
  Directors' And Officers' Indemnification.............................  71
  Termination..........................................................  74
  Effect Of Termination................................................  75
  Amendment............................................................  75
  Expenses.............................................................  75
  Fees And Expenses....................................................  76
THE DEBENTURES.........................................................  76
  General..............................................................  76

  Registration of Debentures...........................................  77
  No Market for Debentures.............................................  80
  Redemption Prior to Maturity.........................................  81
  Extension of Debenture Maturity Date.................................  82
  Subordination........................................................  82
  Events of Default and Remedies.......................................  83
  Covenants............................................................  84
  Concerning The Trustee...............................................  86
  Transfer Agent.......................................................  87
COMPARISON OF RIGHTS OF COMMON STOCK AND THE DEBENTURES................  87
  Our Common Stock.....................................................  88
  Our Debentures.......................................................  88
CERTAIN BENEFICIAL OWNERSHIP OF SHARES.................................  89
CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.........................  91
  General..............................................................  91
  Hart-Scott-Rodino....................................................  91
  Litigation...........................................................  91
MERGER FINANCING.......................................................  91
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.................  93
  Non-continuing Stockholders..........................................  94
  Continuing Stockholders..............................................  95
  Interfoods...........................................................  95
  Interfoods Acquisition Corp..........................................  96
DISSENTERS' RIGHTS.....................................................  96
INDEPENDENT AUDITORS...................................................  99
STOCKHOLDER PROPOSALS..................................................  99
WHERE YOU CAN FIND MORE INFORMATION....................................  99
AVAILABLE INFORMATION.................................................. 101

Annex A   Agreement and Plan of Merger, as amended
Annex B   Opinion of Capitalink, L.C.
Annex C   Copy of Nevada Revised Statutes 92A.300 to 92A.500
Annex D   Annual Report on Form 10-K for the Fiscal Year
          Ended September 30, 2001, as amended
Annex E   Consent of Capitalink, L.C.
Annex F   Form of Indenture
Annex G   Quarterly Report on Form 10-Q for the Fiscal Quarter
          Ended December 31, 2001

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, "we", "us" and "our" refer to Interfoods of America, Inc.

Who is Interfoods Acquisition Corp.? (See Page 9)

     Interfoods Acquisition Corp. is a corporation formed and owned by Robert S. Berg and Steven M. Wemple to acquire us in the merger.

     Robert S. Berg is our Chief Executive Officer and the Chairman of our Board of Directors. Steven M. Wemple is our President, Chief Operating Officer, Treasurer and Corporate Secretary and a member of our board of directors. Mr. Berg and Mr. Wemple are the only directors, officers and stockholders of Interfoods Acquisition Corp.

What am I being asked to vote upon? (See Pages 52 to 53 and 67)

     Our board of directors is asking you to vote to approve a merger and merger agreement which provides that Interfoods Acquisition Corp. will acquire us by merging with and into us, and we will be the surviving corporation. Pursuant to the merger, each share of our common stock issued and outstanding immediately prior to the merger (including 196,000 shares of our stock beneficially owned by Robert S. Berg which are owned of record by Lourdes T. Berg and Robert J. Berg) will be converted into the right to receive $1.45 principal amount of debentures to be issued by us in payment of the merger consideration, other than shares beneficially owned by:

     -    Interfoods Acquisition Corp.; and

     -    holders who have validly exercised their dissenters' rights.

     Following the proposed merger of Interfoods Acquisition Corp. with and into us, Interfoods Acquisition Corp. will cease to exist and we will become a privately held corporation owned by Mr. Berg and Mr. Wemple. As a result of the merger, we will no longer be a public company, our stock will not be eligible for trading on the over-the-counter market, and will not be required to comply with the periodic reporting obligations of the Securities Exchange Act.

What will I receive in the Merger? (See Pages 67 to 69 and 76 to 77)

     You will be entitled to receive $1.45 principal amount of debentures to be issued by us in payment of the merger consideration. Cash will be paid in lieu of issuing debentures in principal amounts of less than $100 or in multiples of less than $25.

What is a Debenture? (See Pages 76 to 77)

     A debenture is a promissory note which represents our obligations to pay principal and interest to you as stated in the debenture.

What are the payment terms of the Debentures that will be issued to me in payment of the merger consideration? (See Pages 76 to 85)

     The debentures will be issued under an indenture, a copy of which is annexed hereto as Annex F, and will bear interest at the rate of 10% per annum. Interest will be payable semi-annually on June 30 and December 31 of each year. The principal amount of the debentures will be payable as follows: 20% of the principal amount of the debentures on the second anniversary of the date of the issuance of the debentures and the remainder of the principal amount of the debentures on the third anniversary of the date of the issuance of the debentures. We may elect to pay all or part of the principal amount of the debentures prior to the date of the maturity of the debentures. We are required to redeem the debentures in full prior to the date of their maturity as follows:

     - if we sell any of our equity securities for cash, we must use the cash proceeds to redeem the debentures;

     - we must redeem all outstanding debentures in full if we merge or consolidate with another person, unless Robert S. Berg and Steven M. Wemple beneficially own more than 50% of the outstanding capital stock of the surviving company, or we sell or lease all or substantially all of our assets.

Are the Debentures secured? (See Page 76)

     No.  The debentures are unsecured obligations.

Do the Debentures rank equal with all of our other debt?  (See Pages 82 to 83)

     No. The debentures are subordinate to all of our existing debt to banks and other lenders and to all other future debt that we designate as debt senior to the debentures. As of March 31, 2002, we had approximately $96 million in debt which will be senior to the debentures.

     Under the indenture, we are prohibited from making principal and interest payments on the debentures:

     - after any senior debt becomes due and payable, unless and until all senior debt then due and payable is in fact paid in full;

     - after any default in the payment of any principal of or interest on the senior debt, unless and until the payment default is cured, waived or ceases to exist; or

     - during the period (a "payment blockage period") commencing on the date of receipt of notice of a default under the senior debt (other than a payment default) that permits acceleration of the senior debt and ending on the first to occur of (1) the date the default is cured, waived or ceases to exist or (2) 179 days after receipt of the notice of default.

     If the senior debt is not accelerated during a payment blockage period, at the end of the payment blockage period we will pay to the debenture holders all sums not paid to them during the payment blockage period and we will resume all other payments on the debentures when due. If the trustee receives a payment on the debentures at a time that we are prohibited from making principal and interest payments on the debentures, the trustee is required to deliver that payment to the senior debt holders.

     In the event we become insolvent, holders of our debentures may recover less ratably than holders of our senior debt and we may be unable to make all the payments due on our debentures. Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our senior debt will be entitled to receive payment in full before holders of our debentures are entitled to receive any payment.

     There are no restrictions on the amount of senior debt that we may incur in the future so long as the incurrence of additional senior debt does not violate the financial covenants in the indenture.


Do we intend to incur additional senior debt in the future? (See Page 83)

     Yes. We intend to incur in the future additional debt to finance our operations which will be senior to the debentures which means that the holders of the additional debt will be entitled to be paid before the holders of the debentures in the event of our insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization.


Will there be a market for the Debentures?  (See Pages 80 to 81)

     After the completion of the merger, we will terminate the registration of our common stock under the Securities Exchange Act and we will no longer be required to file periodic reports with the SEC. We will be required, however, under the indenture to furnish to the holders of our debentures and the trustee under the indenture unaudited quarterly financial statements within 45 days after the end of each fiscal quarter and audited annual financial statements within 90 days after the end of each fiscal year. Nevertheless, we believe it is highly unlikely that any market will develop for the debentures. Additionally, we do not intend to list the debentures for trading on an exchange or qualify the debentures for trading on an automated quotation system operated by a national securities association. As a result, in all likelihood you will be unable to sell the debentures prior to their maturity.

Why is the Board of Directors recommending that I vote for the Merger? (See Pages 27 to 32)

     In the opinion of the board of directors comprised of Robert S. Berg, Steven M. Wemple and Marshal E. Rosenberg, Ph.D., based upon the unanimous recommendation of the independent committee of the board composed of Marshal E. Rosenberg, Ph.D., our sole independent director, the terms and provisions of the merger agreement and the merger are fair to and in the best interests of our public stockholders. All references throughout this proxy statement to our public stockholders means all of our stockholders other than Interfoods Acquisition Corp. and Mr. Berg and Mr. Wemple. The board has approved (with Mr. Berg and Mr. Wemple voting in favor of such approval) the merger and the merger agreement and declared it fair to and in the best interests of our public stockholders.

     Based upon the calculations presented to the independent committee by Capitalink, L.C., the present value of the debenture for a single share of our common stock ranges from $0.967 per share to $1.064 per share. For purposes of discussing the present value of the debenture for a single share of our common stock and determining the cash payment to be paid in lieu of issuing debentures in principal amounts of less than $100 or in multiples of less than $25, we have chosen $1.014 as the present value of the debenture for a single share of our common stock. $1.014 represents the midpoint of the range of present values of the debentures calculated by Capitalink, L.C., but Capitalink, L.C. did not opine that $1.014 was the present value of the debentures. The chosen present value of the debenture for a single share of our common stock of $1.014 represents a 28.6% premium over the average closing price for a share of our common stock on the OTC electronic bulletin board for the 12 month trading period ended December 21, 2001. The chosen present value of the debentures for a single share of our common stock represents a 81.1% premium over the closing price for a share of our common stock on October 22, 2001, the trading day before we publicly announced the merger proposal and a 26.8% premium over the closing price for a share of our common stock on December 21, 2001 the trading day before we announced the execution of the merger agreement.


How will Interfoods Acquisition Corp. finance the Merger? (See Pages 91 to
93)

     Interfoods Acquisition Corp. intends to finance all of the merger consideration by having us issue our debentures to our stockholders in the merger. We intend to pay the interest on and principal of the debentures from the cash flow from our operations, available cash from our existing lines of credit and our refinancing capabilities.


Do Mr. Berg, Mr. Wemple, Interfoods Acquisition Corp. and our board have an opinion regarding the fairness of the merger? (See Pages 32 to 35)

     Mr. Berg, Mr. Wemple, Interfoods Acquisition Corp. and our board each believe that the merger and the consideration to be paid in the merger to the holders of our common stock, other than Mr. Berg, Mr. Wemple and Interfoods Acquisition Corp., are fair to such holders from a financial point of view.

Since Mr. Berg and Mr. Wemple are the sole stockholders of Interfoods Acquisition Corp., what conflicts of interest should I be aware of in evaluating the Board of Directors' recommendation of approval of the Merger Agreement and the Merger? (See Pages 8 and 18 to 27)

     Mr. Berg and Mr. Wemple, as our officers and members of our board, have a direct conflict of interest in recommending approval of the merger and the merger agreement because they are the sole stockholders, directors and officers of Interfoods Acquisition Corp. If the merger occurs, Mr. Berg and Mr. Wemple will beneficially own all of our outstanding common stock. As a result, Mr. Berg and Mr. Wemple will receive all of the benefit of our future earnings and our increased value and bear the full loss of any decrease in our financial strength, while you will no longer receive any such benefit and will continue to bear the risk of a decrease in our financial strength. Specifically, Mr. Berg and Mr. Wemple have a direct pecuniary interest in having the merger consideration, both on a per-share basis and in the aggregate, be as low as possible.


What steps did the Board of Directors take to determine the price per share I will receive in the proposed Merger is fair? (See Pages 18 to 32 and 37 to
50)

     The board of directors formed an independent committee consisting of Marshal E. Rosenberg, Ph.D., its sole independent director, to evaluate and negotiate the terms of the merger agreement with Interfoods Acquisition Corp. The independent committee selected and retained legal and financial advisors to assist it in the evaluation and negotiation of the merger and merger agreement, and received a written fairness opinion from its financial advisor. The independent committee relied on the opinion of its financial advisor, that as of the date of the merger agreement, and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the merger consideration each public stockholder will have the right to receive is fair, from a financial point of view, to that stockholder.

     Dr. Rosenberg is a non-employee director of the company and has no affiliation with Messrs. Berg and Wemple or Interfoods Acquisition Corp. In determining whether to form an independent committee, the board took into consideration Dr. Rosenberg's continued service as one of our directors after the completion of the merger and the business relationship between Dr. Rosenberg and us with respect to life insurance policies purchased by the company on the lives of Mr. Berg and Mr. Wemple and the commissions Dr. Rosenberg has received and will receive on the premiums paid on those policies. The board determined that Dr. Rosenberg's continued service as a director and his past and future receipt of commissions on the life insurance premiums would not prevent him from providing independent advice on behalf of the public stockholders in connection with the evaluation and negotiation of terms of the merger agreement with Interfoods Acquisition Corp.


What are the advantages and disadvantages to me of us merging with Interfoods Acquisition Corp.? (See Pages 27 to 32 and 93 to 96)

     You will receive a payment in the form of our debenture for your shares of our common stock. This payment will be taxable to you to the extent it exceeds your basis in your shares. For further discussion of the federal income tax consequences of the merger, see page 93 "Material Federal Income Tax Consequences of the Merger." You will have the opportunity to reinvest your net of tax merger consideration in other investments as you receive interest and principal under the debenture. Interest is payable semi-annually on June 30 and December 31 of each year until the principal amount of the debentures is paid in full. The principal amount of the debentures are payable as follows: 20% of the principal amount of the debentures on the second anniversary of the date of the issuance of the debentures and the remainder of the principal amount of the debentures on the third anniversary of the date of the issuance of the debentures.

     You will not have the opportunity to participate in our future earnings or growth. Nevertheless, you will continue to bear the risk of a decrease in our financial strength, whether as a result of operating or market factors, which may impair our ability to pay the debentures.

Who can vote on the Merger? (See Pages 54 to 55)

     If you are a stockholder of record as of the close of business on April 9, 2002, you will be entitled to notice of, and to vote at, the special meeting to approve the merger and the merger agreement.

What vote is required to approve the Merger Agreement? (See Pages 53 to 54)

     The merger agreement provides that the merger must be approved by two separate votes:

     1. the affirmative vote of at least a majority of the outstanding shares of common stock entitled to vote at the special meeting; and

     2. the affirmative vote of a majority of all shares of our common stock which are actually voted "For" or "Against" the merger and the merger agreement, excluding all shares of our common stock beneficially owned by Interfoods Acquisition Corp., Robert S. Berg and Steven M. Wemple.

     The first voting requirement may not be waived by either us or Interfoods Acquisition Corp. The second voting requirement may be waived by either us or Interfoods Acquisition Corp. We and Interfoods Acquisition Corp. intend to waive the second voting requirement if such favorable vote is not achieved because the independent committee, our board, Interfoods Acquisition Corp. and Messrs. Berg and Wemple believe that the merger agreement and the merger are fair to and in the best interests of our public stockholders for the reasons described in this proxy statement. We do not believe that we have a legal obligation, and do not intend, to resolicit proxies to approve the merger agreement and the merger if we waive the second voting requirement.

     Approximately 51% of the outstanding shares of our common stock are beneficially owned by Interfoods Acquisition Corp., Robert S. Berg and Steven M. Wemple. Interfoods Acquisition Corp. and Messrs. Berg and Wemple have indicated that they will vote all of their shares in favor of the merger and the merger agreement, although they are not obligated to do so. Interfoods Acquisition Corp. and Messrs. Berg and Wemple beneficially own a sufficient number of shares of our common stock to approve the merger and the merger agreement under the first voting requirement.

If my shares are held in "Street Name" by my broker, will my broker vote my shares for me? (See Pages 54 to 55)

     Your broker will vote your shares ONLY if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to vote your shares.

What do I need to do now? (See Pages 52 to 55 and 67 to 69)

     Please mark your vote on, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.

May I change my vote after I have mailed my signed proxy card? (See Page
54)

     Yes, your vote can be changed at any time before the proxy is voted at the special meeting. This can be done in one of two ways. First, just send in a written revocation or another signed proxy card with a later date to our Corporate Secretary at 9400 South Dadeland Boulevard, Suite 720, Miami, Florida 33156, which must be received by us before the special meeting. Or, second, you may, as long as you, and not your broker, are a record holder of our stock, attend the special meeting and vote in person.

What rights do I have if I oppose the Merger? (See Pages 96 to 99 and Annex
C)

     You may oppose the merger and seek appraisal of the fair value of your shares, but only if you comply with all of the Nevada law procedures explained in this proxy statement.

Should I send my stock certificates now? (See Pages 68 to 69)

     No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your share certificates.

When do you expect the Merger to be completed? (See Pages 67 to 76)

     We are working toward completing the merger as quickly as possible. If the merger agreement is approved by the stockholders and the other conditions to the merger are satisfied, we expect to complete the merger on the day after the special meeting.

What other matters will be voted on at the special meeting? (See Pages 52 to
54)

     We do not expect that any other matters will be voted upon at the special meeting.

Who can help answer my questions? (See Pages 99 to 100)

     If you have more questions about the merger or would like additional copies of this proxy statement, you should contact Kara Nordstrom at (305) 670-0746, extension 11.

                                    SUMMARY

     The following summary together with the previous Question and Answer section, provides an overview of all material information discussed in this proxy and presented in the attached annexed documents. This summary is qualified by the more detailed information contained elsewhere in this proxy statement, the attached annexes and the documents we refer to in this proxy statement. You are urged to review this entire proxy statement carefully, including its annexes and all documents referenced in this proxy statement.

Overview

     We are furnishing this proxy statement to allow our stockholders to consider and vote on a proposal to approve the merger and merger agreement. The merger agreement provides that Interfoods Acquisition Corp. will be merged with and into us and holders of our common stock (including 196,000 shares of our stock beneficially owned by Robert S. Berg which are owned of record by Lourdes
T. Berg and Robert J. Berg) will receive $1.45 principal amount of debentures for each share of our common stock that they own at the effective time of the merger other than Interfoods Acquisition Corp. and stockholders validly exercising dissenter's rights. Cash will be paid in lieu of issuing debentures in principal amounts of less than $100 or in multiples of less than $25. The debentures will bear interest at the rate of 10% per annum. Interest will be payable semi-annually on June 30 and December 31 of each year. The principal amount of the debentures will be payable as follows: 20% of the principal amount of the debentures on the second anniversary of the date of the issuance of the debentures and the remainder of the principal amount of the debentures on the third anniversary of the date of the issuance of the debentures.

     During the time the merger agreement was negotiated and at the time the merger agreement was executed, Robert S. Berg was our Chief Executive Officer and the Chairman of our Board of Directors and Steven M. Wemple was our President, Chief Operating Officer, Treasurer and Corporate Secretary and a member of our board of directors. Mr. Berg and Mr. Wemple are also the sole stockholders, officers and directors of Interfoods Acquisition Corp. Mr. Berg and Mr. Wemple, therefore, have a direct conflict of interest with respect to the proposed transaction. As of the date of this proxy statement, Interfoods Acquisition Corp. owns approximately 47% of our outstanding common stock.

     In light of this conflict of interest, our board of directors formed the independent committee composed of Marshal E. Rosenberg, Ph.D., our sole independent director. Dr. Rosenberg does not own any of our common stock and is not a stockholder of or otherwise affiliated with Interfoods Acquisition Corp. The independent committee negotiated the terms of the merger agreement on behalf of the board and us. In connection with the execution of the merger agreement, both the board (with Mr. Berg and Mr. Wemple voting) and the independent committee determined that the merger and the merger agreement are fair to and in the best interests of our public stockholders.

INTERFOODS OF AMERICA, INC.
9400 South Dadeland Boulevard
Suite 720
Miami, Florida 33156
(305) 670-0746

     We incorporated as a Nevada corporation in 1994 as FD Chemicals, Inc. We changed our name to Sobik's Subs, Inc. in 1995 and to Interfoods of America, Inc. in 1996. We operate 165 Popeyes Chicken and Biscuit restaurants in Alabama, Florida, Georgia, Illinois, Louisiana, Mississippi and Missouri. The Popeye's menu features unique spicy fried chicken and up to 20 to 25 other items, including seasonal entrees, such as seafood meals, and side items, such as red beans and rice, french fries, mashed potatoes and gravy, cole slaw and Cajun rice. In 2001, there were 1,578 Popeye's units in operation worldwide, of which 1,298 were located in the United States. Popeye's ranks third worldwide in the number of fast food fried chicken restaurants behind Kentucky Fried Chicken and Church's.

INTERFOODS ACQUISITION CORP.
9400 South Dadeland Boulevard
Suite 720
Miami, Florida 33156
(305) 670-0746

     Interfoods Acquisition Corp. is a Nevada corporation organized on December 21, 2001 specifically for the merger and has not carried on any activities to date other than those incident to its formation, the negotiation and execution of the merger agreement and the transactions contemplated by the merger agreement. Robert S. Berg, our Chief Executive Officer and the Chairman of our Board of Directors, and Steven M. Wemple, our President, Chief Operating Officer, Treasurer and Corporate Secretary and one of our directors, are the sole stockholders, officers and directors of Interfoods Acquisition Corp.

The Merger (See Pages 52 to 54)

     Our board of directors, based upon the recommendation of the independent committee, has approved, and deems it fair and in the best interest of our public stockholders to complete, the merger of Interfoods Acquisition Corp. with and into us. Upon completion of the merger, each issued and outstanding share of our common stock, other than shares beneficially owned by (1) Interfoods Acquisition Corp. and (2) holders who validly exercise their dissenters' rights, will be cancelled and converted automatically into the right to receive $1.45 principal amount of debentures to be issued by us in payment of the merger consideration.

Effect of the Merger (See Pages 67 to 69)

     Pursuant to the merger agreement, Interfoods Acquisition Corp. will be merged directly into us and we will be the surviving corporation. The merger will become effective when the articles of merger are duly filed with the Secretary of State of the State of Nevada. After the merger, Mr. Berg and Mr. Wemple will beneficially own all outstanding shares of our common stock.

Conditions to the Merger (See Pages 71 to 73)

     We and Interfoods Acquisition Corp. will not complete the merger unless a number of conditions are satisfied or waived by us and Interfoods Acquisition Corp. These include:

     - the merger and the merger agreement have been approved by the affirmative vote of at least a majority of the outstanding shares entitled to vote at the special meeting;

     - the merger and the merger agreement have been approved by the affirmative vote of all shares of our common stock which are actually voted "For" or "Against" the merger and the merger agreement, excluding all shares of our common stock beneficially owned by Interfoods Acquisition Corp., Robert S. Berg and Steven M. Wemple; and

     - no restraining order or permanent injunction or other order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the merger are in effect; provided that, subject to the merger agreement, we and Interfoods Acquisition Corp. use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

     The first voting requirement and the condition regarding no restraining order or permanent injunction or court order or other legal prohibition preventing the merger may not be waived by either us or Interfoods Acquisition Corp. The second voting requirement may be waived by either us or Interfoods Acquisition Corp. We and Interfoods Acquisition Corp. intend to waive the second voting requirement if such favorable vote is not achieved because the independent committee, our board, Interfoods Acquisition Corp. and Messrs. Berg and Wemple believe that the merger agreement and the merger are fair to and in the best interests of our public stockholders for the reasons described in this proxy statement. See "Special Factors" starting on page 18. We do not believe that we have a legal obligation, and do not intend, to resolicit proxies to approve the merger agreement and the merger if we waive the second voting requirement.

     Our obligation to consummate the merger is also subject to the satisfaction of the following conditions at the effective time of the merger:

     - Capitalink, L.C. shall not have revoked, modified or changed its fairness opinion in any manner adverse to the holders of our shares.

     - Interfoods Acquisition Corp. shall have performed, in all material respects, all of its obligations contained in the merger agreement that are required to be performed by Interfoods Acquisition Corp. at or prior to the closing date, and we shall have received a certificate of an executive officer of Interfoods Acquisition Corp., dated the closing date, certifying to such effect.

     - The representations and warranties of Interfoods Acquisition Corp. contained in the merger agreement and in any document delivered in connection with the merger agreement (disregarding any qualification contained therein with respect to materiality and material adverse effect) shall be true and correct as of the closing date (except those warranties and representations that address matters as of a particular date, which shall remain true and correct as of such date) with only such exceptions as would not in the aggregate have a material adverse effect on Interfoods Acquisition Corp. or its ability to perform its obligations under the merger agreement. We shall have received a certificate of an executive officer of Interfoods Acquisition Corp., dated the closing date, certifying to such effect.

     - We shall have received from Interfoods Acquisition Corp. certified copies of the resolutions of its Board of Directors and Stockholders approving and adopting the merger agreement, the merger and the transactions contemplated thereby.

     - From the date of the merger agreement through the closing date, there shall not have occurred any event that has had, or would be reasonably likely to have, a material adverse effect on Interfoods Acquisition Corp.'s ability to perform under the merger agreement.

     - From the date of the merger agreement through the closing date, there shall not have occurred any event that has had, or would be reasonably like to have, a material adverse effect on our ability as the surviving corporation in the merger to pay the principal and interest on the debentures.

We may waive satisfaction of all of the foregoing conditions other than approval of the merger agreement, the merger and the transactions contemplated thereby by the affirmative vote of at least a majority of the outstanding shares entitled to vote at the special meeting. If we determine to waive any of those conditions, we may, depending on the condition waived, have to resolicit proxies to approve the merger agreement and the merger.

     The obligation of Interfoods Acquisition Corp. to consummate the merger is subject to the satisfaction of the following conditions at the effective time of the merger:

     - Since September 30, 2001, there shall not have occurred any event that has had, or would be reasonably likely to have, a material adverse effect on us.

     - The approvals and consents from third parties and governmental entities required or appropriate (in Interfoods Acquisition Corp.'s judgment) for consummation of the transactions contemplated by the merger agreement shall have been received, and such approvals and consents shall have not expired or withdrawn.

     - Persons holding not more than 50,000 outstanding shares of our common stock shall have exercised dissenters' rights.

     - We shall have executed and delivered the indenture and the notes and an opinion of counsel, in such form as we shall have reasonably requested, regarding the enforceability of the notes in accordance with their terms shall have been delivered to us.

     - Neither the provisions of Sections 378 to 3793, inclusive, and Sections 411 to 444, inclusive, of the Nevada Corporation Law or any other similar applicable law shall be applicable by their terms to any of the transactions contemplated by the merger agreement, or our Board of Directors shall have taken such action as is necessary or advisable and shall have given such approvals as may be required (in Interfoods Acquisition Corp.'s judgment) to make inapplicable to any of the transactions contemplated by the merger agreements the restrictions set forth in those provisions of the Nevada Corporation Law.

Interfoods Acquisition Corp. may waive satisfaction of all of the foregoing conditions other than approvals and consents from governmental authorities and the provisions of the Nevada Corporation Law described above. If Interfoods Acquisition Corp. determines to waive any of those conditions, we may, depending on the condition waived, have to resolicit proxies to approve the merger agreement and the merger.


Termination of the Merger Agreement (See Pages 74 to 75)

     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval is obtained:

     by mutual written consent of Interfoods Acquisition Corp. and us;

     by either Interfoods Acquisition Corp. or us:

     - by action of its board of directors if the merger shall not have been consummated by June 30, 2002;

     - if our stockholders fail to give any required approval of the merger agreement and the merger and the transactions contemplated hereby upon a vote at a duly held meeting of our stockholders or at any adjournment thereof; or

     - if any court of competent jurisdiction or any governmental, administrative, or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger;

     by Interfoods Acquisition Corp. if:

     - any of the conditions precedent to its obligation to complete the merger have not been satisfied as of the closing date; or

     - we have breached in any material respect any representation or warranty contained in the merger agreement, or failed to perform in any material respect any of our covenants, obligations or other agreements contained in the merger agreement and that breach is not curable or 20 days have elapsed subsequent to notice by Interfoods Acquisition Corp. to us of that breach and that breach has not been cured within the 20 day period;

     by us if:

     - any of conditions precedent to our obligations to complete the merger have not been satisfied as of the closing date;

     - Interfoods Acquisition Corp. has breached in any material respect any representation or warranty contained in the merger agreement, or failed to perform in any material respect any of its covenants, obligations or other agreements contained in the merger agreement and that breach is not curable or 20 days have elapsed subsequent to notice by us to Interfoods Acquisition Corp. of that breach and that breach has not been cured within the 20 day period; or

     - if our board of directors (or the independent committee) determines, in good faith, after consultation with and based upon the advice of legal counsel, that the failure to withdraw, modify or amend its approval or recommendation of the adoption of the merger agreement and the merger could be expected to constitute a breach of its fiduciary duties to our stockholders under applicable law.


Opinion of Financial Advisor (See Pages 37 to 50)

     The independent committee retained Capitalink, L.C. as its financial advisor to advise the independent committee regarding the value of the merger consideration and opinion as to the fairness of the merger consideration each public holder of common stock will have the right to receive in the proposed merger, from a financial point of view, to that stockholder. On December 21, 2001, Capitalink, L.C. delivered its written opinion to the independent committee that, as of the date of the opinion, and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the merger consideration each of our public stockholders will have the right to receive in the proposed merger is fair, from a financial point of view, to that stockholder.

     A copy of Capitalink, L.C.'s written opinion is attached to this proxy statement as Annex B. You should read Capitalink, L.C.'s opinion in its entirety.


Merger Financing (See Pages 75 to 76 and 91 to 93)

     The only cash we are going to use to complete the transactions contemplated by the merger agreement is cash necessary for the payment of related costs and expenses and cash payments to stockholders who properly exercise their dissenters' rights. This amount of cash (excluding cash payments, if any, to stockholders properly exercising their dissenters' rights which cannot be estimated) is estimated to be approximately $316,500. We will issue our debentures in the aggregate principal amount of approximately $3,846,166 in the merger to pay the merger consideration to our public stockholders. We intend to pay the interest on and the principal of the debentures from the cash flow from our operations, available cash from our existing lines of credit and our refinancing capabilities.


The Debentures (See Pages 76 to 77)

     The debentures will be our unsecured subordinated obligations and will mature on the third anniversary of the date of their issuance. The debentures will be issued pursuant to an indenture, a copy of which is included as Annex F to this proxy statement. The debentures will bear interest at the rate of 10% per annum. Generally, interest will be paid semi-annually on June 30 and December 31 of each year to the persons who are the registered holders of the debentures on June 15 or December 15, as the case may be, preceding such interest payment dates. If we fail to pay interest on June 30 or December 31, the defaulted interest will be payable to holders of the debentures on a special record date selected by the trustee under the indenture, rather than the regular record dates of June 15 or December 15, to each debenture holder of record on such date. Interest on the debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from date of original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The principal amount of the debentures will be paid as follows: 20% of the principal amount of the debentures will be paid on the second anniversary of the date of the issuance of the debentures and the remainder of the principal amount of the debentures will be paid on the third anniversary of the date of the issuance of the debentures. The principal payments will be paid to each debenture holder of record on those dates.

     The debentures will be issued in registered form, without coupons, and in minimum principal amounts of $100 and thereafter in multiples of $25. Holders of our common stock who would receive a debenture in original principal amount of less than $100 or in multiples of less than $25 will receive cash in lieu of debentures. The cash payment will be $1.014 per share for which a debenture is not issued. We decided to use $1.014 for purposes of calculating and paying this cash payment because it is the midpoint of the range calculated by Capitalink, L.C. of the present value of the debenture for a single share of our common stock. Capitalink, L.C., however, did not opine that $1.014 was the present value of the debenture for a single share of our common stock. By way of example, if one of our stockholders owns 50 shares of common stock, he would be entitled to receive a debenture in the original principal amount of $72.50. Because we will not issue debentures in principal amounts of less than $100, the stockholder in this example will receive cash in the amount of $50.70. If a stockholder owns 118 shares of common stock, he would be entitled to receive a debenture in the original principal amount of $171.10. We will issue to the stockholder in this example a debenture in the amount of $150.00 and will make a cash payment to the stockholder in the amount of $14.75.

     A significant portion of the shares of our common stock owned by our public stockholders are registered in the name of Cede & Co. which will receive one global note in exchange for all of the shares of our common stock of which it is the record owner. The global note will be deposited with, or on behalf of, the Depository Trust Company as depository and registered in the name of the depository or a nominee of the depository. Unless and until it is exchanged in whole or in part for debentures in certificated form, the global note may not be transferred except as a whole by the depository or by a nominee of the depository.

     So long as the depository or its nominee is the registered owner of the global note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by the global note for all purposes under the indenture under which the debentures have been issued. Generally, beneficial owners of the global note representing debentures will not be entitled to have the debentures registered in their names, will not receive or be entitled to receive physical delivery of the debentures in registered form, and will not be considered the registered holders of the debentures under the indenture. Furthermore, the global note representing the debentures will not be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depository and, if that beneficial owner is not a "participant", as described under the caption "THE DEBENTURES", on the procedures of the participants through which the beneficial owner owns its interest, to exercise any rights of a holder of debentures under the indenture.

     The laws of some states may require that purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interest in the global note.


     Wachovia Bank, National Association, will act as paying agent and transfer agent. The debentures may be presented for registration of transfer and exchange at the offices of Wachovia Bank, National Association.


Redemption of the Debentures Prior to Maturity (See Pages 81 to 82)

     The debentures will be subject to redemption, in whole or in part, at our option at any time after issuance and prior to maturity at a redemption price of 100% of the principal amount of the debentures plus accrued and unpaid interest, if any, to the redemption date. We will notify the trustee under the indenture of the redemption date and the principal amount of the debentures to be redeemed at least 60 days before the redemption date.

     The trustee will mail any notice of redemption by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its last known address as reflected on our records. If less than all of the debentures are to be redeemed at any time, the trustee under the indenture will select the debentures for redemption by a method considered fair by the trustee which may include selection pro rata or by lot. If any debenture is to be redeemed in part only, the notice of redemption for such debenture will state the portion of the principal amount therefore to be redeemed. A new debenture in the principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original debenture. On and after the redemption date, interest will cease to accrue on debentures or portions thereof called for redemption.

     We are required to redeem the debentures prior to the date of their maturity as follows:

     - if we sell any of our equity securities for cash, we must use the cash proceeds to redeem the debentures;

     - we must redeem all outstanding debentures in full if we merge or consolidate with another person, unless Robert S. Berg and Steven M. Wemple beneficially own more than 50% of the outstanding stock of the surviving company, or sell or lease all or substantially all of our assets.


Covenants Related to the Debentures (See Pages 84 to 85)

     The indenture contains our covenants relating to:

     -    our delivery of financial statements to the trustee;

     - our delivery each year to the trustee of a certificate regarding our compliance with the terms and provisions in the indenture;

     - our providing to the trustee prompt written notice of any legal proceedings, event of default, cure or waiver of any default, default on our senior debt and notice if and when the debentures are listed on the stock exchange;

     - our maintenance of a fixed charge coverage ratio of not less than 1.10 to 1.00 for the life of the debentures;

     - our agreement not to pay any dividends with respect to our outstanding capital stock;

     - our agreement not to pay Robert S. Berg or Steven M. Wemple compensation in excess of the annual compensation paid to them in the fiscal year ended September 30, 2001, provided, however, that so long as we are in compliance with our fixed charge coverage ratio we may pay them annual compensation in excess of the amounts they received in the fiscal year ended September 30, 2001 up to a maximum of 150% of the annual compensation paid to them in that fiscal year;

     - we will not permit or suffer any change or combination of changes in the ownership of our capital stock such that after the change Robert
          S. Berg and Steven M. Wemple beneficially own less than 51% of our outstanding voting capital stock.

Federal Income Tax Consequences of the Merger (See Pages 93 to 96)

     The receipt of debentures in the merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended. While it may also be a taxable transaction under applicable state, local, foreign and other tax laws, these laws relating to this matter have not been reviewed in detail.

Tax matters are very complicated. The tax consequences of the merger to you will depend upon your own situation. You should consult your own tax advisor for a full understanding of the federal, state and local tax consequences of the merger to your tax liability under your individual circumstances.

Selected Historical Financial Data

     We are providing the following historical financial information to aid you in your analysis of the financial aspects of the merger.

     The following selected financial data is only summary and should be read with our financial statements and the notes to those statements and "our management's discussion and analysis of financial condition and results of operations" incorporated by reference to this proxy statement. The statement of operations data and the balance sheet data are derived from our financial statements which have been audited by our independent auditors. Please note that historical results are not necessarily indicative of the results to be expected in the future. See our Form 10-K for the fiscal year ended September 30, 2001 attached as Annex D hereto.

    The numbers in the table below are in thousands, except per share data.

                                                     Year Ended September 30,
                          -------------------------------------------------------------------------------
                                           (Amounts in thousands, except per share data)

                                                            2001         2000         1999         1998         1997
                                                      ----------   ----------   ----------   ----------   ----------
Income Statement Data:
---------------------
 Revenues                                             $  152,088   $   77,589   $   37,796   $   18,345   $   14,092
 Costs and operating expenses:
  Cost of restaurant operations:
   Cost of sales                                          48,521       24,781       12,131        5,741        4,624
   Restaurant wages and related benefits                  40,263       20,545        9,834        4,820        3,735
   Occupancy and other operating expenses                 34,520       17,186        9,774        4,881        3,825
                                                      ----------   ----------   ----------   ----------   ----------
     Total cost of restaurant operations                 123,304       62,512       31,739       15,442       12,184

  General and administrative expenses                     12,420        7,193        3,992        2,647        1,575
  Depreciation and amortization                            4,878        2,188          778          278          188
                                                      ----------   ----------   ----------   ----------   ----------

  Total operating costs and expenses                     140,602       71,893       36,509       18,367       13,947
                                                      ----------   ----------   ----------   ----------   ----------

   Income (loss) from operations                          11,486        5,696        1,287          (22)         145
                                                      ----------   ----------   ----------   ----------   ----------

 Other income (expense)
  Interest expense                                       (10,136)      (4,440)        (893)        (199)         (54)
  (Loss)gain on investment in JRECK                           --          (94)        (183)         536           --
  Interest and other income (expense)                        459         (565)        (227)        (357)          63
                                                      ----------   ----------   ----------   ----------   ----------
 Income (loss) before income tax                           1,809          597          (16)         (42)         154
 Income tax (provision)benefit                              (808)        (216)        (130)        (114)         165
                                                      ----------   ----------   ----------   ----------   ----------
 Net income (loss)before preferred
 stock dividend                                            1,001          381         (146)        (156)         319
 Preferred stock dividend                                     --           --           (1)         (10)         (21)
                                                      ----------   ----------   ----------   ----------   ----------

 Net income(loss)                                          1,001          381         (147)        (166)         298
                                                      ----------   ----------   ----------   ----------   ----------
 Basic and Diluted earnings
 (loss) per share                                     $     0.20   $     0.07   $    (0.03)  $    (0.03)  $     0.05
                                                      ----------   ----------   ----------   ----------   ----------

 Weighted average shares outstanding                   5,133,377    5,468,503    5,713,658    5,597,366    6,585,953
                                                      ----------   ----------   ----------   ----------   ----------

 Ratio of Earnings to Fixed Charges (1)                     1.15         1.11          .99          .93         1.39


Balance Sheet Data
------------------

 Cash, cash equivalents and short-term investments    $    5,898   $    5,899   $      368   $    1,524   $      ---
 Working capital deficiency                              (10,065)     (12,175)      (3,256)      (1,312)        (947)
 Total Assets                                            117,028      115,653       20,388       11,358        7,139
 Long-term debt, redeemable
 Preferred stock and capital lease
 obligations.                                             91,724       90,680       12,329        4,108        1,958
 Stockholders' equity                                      3,838        2,936        3,236        3,356        3,398
 Book value per share (2)                             $     0.77   $     0.57   $     0.57   $     0.59   $     0.61

(1) For purposes of these computations, earnings consist of pre-tax income plus fixed charges and preferred dividends. Fixed charges and preferred dividends consist of interest expense, capitalized interest, amortization of deferred financing cost, and preferred dividends paid to preferred shareholders during the year. The deficit of earnings to fixed charges and preferred dividends were $17 and $52 for 1999 and 1998 respectively.

(2) Book value per share is calculated by dividing our stockholders' equity by the outstanding common stock of 5,012,099, 5,145,432, 5,717,484, 5,709,072, and 5,526,646 for 2001, 2000, 1999, 1998, and 1997, respectively.

Market Price and Dividend Information

     On December 21, 2001, the last trading day before announcement of the execution and delivery of the merger agreement, the closing price per share of our common stock on the OTC electronic bulletin board was $0.80. On April 19, 2002, the latest practicable trading day before the printing of this document, the closing price per share of our common stock on the OTC electronic bulletin board was $0.86.

     We have never declared or paid cash dividends on our common stock and have no present intention of paying dividends on our common stock in the foreseeable future.

                                SPECIAL FACTORS

Background Of The Merger

     We were incorporated as a Nevada corporation in 1994 as FD Chemicals, Inc. We changed our name to Sobik's Subs, Inc. in 1995 and to Interfoods of America, Inc. in 1996.

     In May, 1996 we acquired Sailormen, Inc. from Mr. Berg and Mr. Wemple, our current Chief Executive Officer and our current President. After the completion of the share exchange, we took the following steps to have our common stock listed on NASDAQ with the goal of increasing the liquidity of our common stock:

     - we registered our common stock with the SEC under the Securities Exchange Act of 1934;

     -    we retained Arthur Andersen, LLP as our auditor;

     - we increased our board to a total of six directors, including four independent directors;

     - we embarked upon an acquisition strategy to increase our annual revenues; and

     -    we undertook efforts to obtain greater press coverage about us.

Notwithstanding those efforts and an increase in our revenues and profitability, we did not meet the requirements for listing our stock on NASDAQ.

     In 1999, we considered a merger with a company whose shares were listed on NASDAQ (Tubby's Inc.) in order to obtain a NASDAQ listing for our common stock. The common stock of Tubby's Inc. was delisted before we could complete the merger, and we abandoned the merger.

     We had meetings in late 1999 and early 2000 with a national investment banking firm to seek their advice on enhancing our shareholder value. In our discussions with the investment banking firm, they indicated that in their opinion the public markets would not be very interested in a company such as ours that was a franchisee of fast food restaurants. Ultimately, they determined not to accept us as a client.

     In the Spring of 2000, we initiated and completed a buyback of 10% of our outstanding stock at a price of $1.00 per share in an effort to stimulate interest in our common stock. The buyback program did not improve the market for our common stock.

     Since May 28, 1996, the date on which our common stock started trading on the over the counter electronic bulletin board, we believe that the public market has not responded to our positive growth and our efforts to stimulate interest in our common stock. As a result, our common stock has remained very thinly traded, providing little liquidity for our stockholders. In addition, because of the low trading volume and illiquidity of our common stock, we have been unable to utilize our common stock effectively as a source of financing. Also, we are a highly leveraged company. We had approximately $98 million in long term debt (including current maturities) and $117 million in assets at September 30, 2001.

     Mr. Berg follows trends in the restaurant industry. He noted in the late summer and early fall of 2001 that four restaurant companies announced the commencement or completion of going private transactions: NPC Internationals, Inc., UNO Restaurants, Inc., PJ America, Inc. and Quizno's Corporation. He decided to speak to Mr. Wemple about the possibility of taking the company private. In early October, 2001, Mr. Berg met with Mr. Wemple to discuss structuring an offer to take the company private.

     At a special meeting of our board of directors on October 22, 2001, Mr. Berg and Mr. Wemple advised the board that they would be interested in offering to take the company private. The letter from Mr. Berg and Mr. Wemple outlined the following terms of a potential transaction. The transaction would be structured as a merger under the laws of the State of Nevada. Interfoods Acquisition Corp. ("IAC"), a corporation to be formed and owned by Mr. Berg and Mr. Wemple (the "IAC Group"), would be merged with and into us. Upon the consummation of a merger, each outstanding share of common stock of the company not held by IAC would be converted into the right to receive a three-year unsecured subordinated debenture in the principal amount of $1.20, with an interest rate of 5%, payable semi-annually. The IAC Group based the price of $1.20 per share on the projected performance of our company and recent closing prices and trading volume from our common stock. The principal amount would be payable in a single payment on the third anniversary of the date of issuance of such debentures. All outstanding shares of IAC held by Mr. Berg and Mr. Wemple would be converted into shares of our common stock. Immediately following the merger, all of the outstanding capital stock of the surviving company would be owned by Mr. Berg and Mr. Wemple. The letter also indicated that the closing of the merger would be subject to customary closing conditions, including the approval of a majority of our stockholders and the receipt of a "fairness opinion" from a financial advisor.

     After some discussion, the board concluded that it would be open to such a going private proposal. The board of directors' determination to evaluate the going private proposal was based on:

     -    our small public float and limited institutional following;

     -    our low trading volume;

     -    limited research coverage of the company from securities analysts;

     - our inability to have our common stock listed on NASDAQ notwithstanding efforts undertaken since May, 1996 to obtain such a listing; and

     - the board of director's belief that there is little likelihood that the liquidity of our common stock will improve in the future.

     At this same meeting of our board of directors, our board resolved to form an independent committee consisting of our sole independent director, Marshal E. Rosenberg, Ph.D., to review and evaluate the going private transaction led by the principal stockholders, and to make recommendations to the full board. The board authorized the independent committee to engage such third party advisors as it deemed appropriate. The board authorized the formation of the independent committee consisting of our sole independent director and excluding Mr. Berg and Mr. Wemple because the board concluded that because Mr. Berg and Mr. Wemple had made an offer to take the company private, their interests were different from the company's other stockholders.

     Dr. Rosenberg is a non-employee director of the company and has no affiliation with Mr. Berg, Mr. Wemple or IAC. In determining whether to form an independent committee, the board took into consideration Dr. Rosenberg's continued service as one of our directors after the completion of the merger, the business relationship between Dr. Rosenberg and us with respect to life insurance policies purchased by us on the lives of Messrs. Berg and Wemple under our Amended and Restated Stock Redemption Agreement and 13 participants (including Messrs. Berg and Wemple) in the Executive Retention-Salary Continuation Plan maintained by our wholly-owned subsidiary, Sailormen, Inc., and the commissions Dr. Rosenberg has received and will receive on the premiums paid on those policies. The board determined that Dr. Rosenberg's continued service as a director and past and future receipt of commissions on the life insurance premiums would not prevent him from providing independent advice on behalf of the public stockholders in connection with the evaluation and the negotiation of the terms of the merger agreement with Interfoods Acquisition Corp.

     On October 23, 2001, we issued a press release announcing (1) that we had received the Proposal and setting forth the proposed terms and (2) the creation of the independent committee to review the Proposal and to negotiate with Messrs. Berg and Wemple on behalf of the company.

     At a special meeting of our board of directors on October 24, 2001, the independent committee reported that it had solicited and received proposals from five financial advisory firms to provide to the independent committee an opinion on the fairness of the proposed merger consideration. The board of directors at that meeting accepted the independent committee's recommendation that Capitalink, L.C. be engaged to render the fairness opinion. The board of directors also accepted the independent committee's recommendation that Akerman, Senterfitt and Eidson, P.A. be engaged as the independent committee's legal counsel.

     The independent committee made its recommendation on the selection of its legal advisor based on, among other things, Akerman, Senterfitt's corporate and securities expertise and the fact that Akerman, Senterfitt had not previously represented our company. Akerman, Senterfitt was retained on October 24, 2001.

     The factors used for selection of Capitalink, L.C. to render the fairness opinion included (i) the advisor's expertise and experience in our industry;
(ii) the ability of the advisor to meet the independent committee's requirements and timeliness; (iii) the lack of any previous business relationship with the Company, IAC, Mr. Berg or Mr. Wemple; and (iv) the structure and amount of consideration to be paid to the advisor.

     At the special meeting of the board of directors on October 24, 2001, the board of directors also decided to pay Marshal E. Rosenberg, Ph.D. a fee of $1,000 per month for his services on the independent committee and reimburse him for out-of-pocket expenses incurred in the performance of his duties on the independent committee.

     On November 5, 2001, the independent committee executed an engagement letter with Capitalink, L.C. to render an opinion relating to the fairness, from a financial point of view, of the merger consideration to our stockholders and setting forth the terms of their engagement.

     On November 5, 2001, the board of directors of our company authorized the company to enter into indemnification agreements with each of Mr. Berg, Mr. Wemple and Dr. Rosenberg, pursuant to which the company has agreed, among other things, to advance any expenses that any such person incurs in connection with defending or investigating any claim or action involving such person based upon his status as a member of the board of directors, as an officer of our company or as a member of the independent committee, as the case may be.

     From November 5, 2001 to December 14, 2001, Capitalink, L.C. conducted a due diligence investigation of the company, which included discussions with our management and analysis of our financial situation and projections.

     On November 21, 2001, the independent committee met with its legal and financial advisors at the office of Dr. Rosenberg in Miami, Florida.
Capitalink, L.C. reported on its preliminary due diligence investigation of the company and discussed the following preliminary financial analyses and schedules: Comparable Company Analysis, Comparable Transaction Analysis, Discounted Cash Flow Analysis, Acquisition Premiums Analysis, Premiums Paid Analysis, Historical Financial Review and Historical Stock Review. Capitalink, L.C. focused its oral discussion on the reasons why each of these analyses and schedules were being prepared, rather than on a quantitative review of each analysis and schedule. Capitalink, L.C. advised the independent committee that its analyses were preliminary and incomplete; some of which would likely be deemed irrelevant when the analyses were completed and would not ultimately be utilized in connection with a fairness opinion; and that certain of the variables within each of the preliminary analyses would likely not be applicable to us. In addition, during the meeting, Capitalink, L.C. discussed the proposed consideration and the various issues involved in valuing a deeply subordinated unsecured debenture, including, but not limited to, the following: (1) the overall capital structure of our company, including its debt-to-equity ratio (as an absolute number and as compared to its industry); (2) the projections for our company, including its ability to meet the cash payment obligations of the debentures in the future; (3) the financial and other covenants and repayment terms of the debentures; and (4) the lack of resale market for the debentures. Based on these discussions, it was resolved, that the independent committee would approach Messrs. Berg and Wemple to reconsider changing the form of consideration to cash.

     The independent committee then discussed the role of Capitalink, L.C. and the benefits of expanding Capitalink, L.C.'s scope of engagement to include financial advisory services, including assisting the independent committee in negotiating the financial and other terms of the debentures and providing guidance regarding the terms of the merger agreement, especially based on the unique form of consideration contemplated in the Proposal.

     Finally, Capitalink, L.C. made an oral presentation regarding their preliminary analysis of the Proposal, including the following factors: (1) a review of the performance of our stock over the course of the last year through the day before the announcement of the going private proposal indicates that the stock is extremely illiquid and did not trade on 56% of the trading days and the price is relatively volatile as indicated by the fact that the 52 week high was $1.06 (which occurred on January 30, 2001) and the 52 week low was $.47 (which occurred January 2, 2001); (2) a review of our financial statements for the past five years; (3) a preliminary review of similar transactions for a minority stockholder position acquisition indicates that in the restaurant franchisor/franchisee industry, 5.4x EBITDA was the mean for minority stockholder acquisitions; (4) based on a preliminary review of our competitors, except for one other company, we are the most highly leveraged company at a 90% leveraged rate compared to the average of 60%; and (5) there is no market for highly leveraged recapitalizations in the restaurant industry in today's market.

     Subsequent to the meeting with Capitalink, L.C., on November 21, 2001, Dr. Rosenberg and Mr. Berg met telephonically to negotiate the terms of the Proposal. Mr. Berg indicated that the IAC Group was willing to increase the per share consideration of the debentures to $1.25 and to increase the interest rate to 6% per annum. Dr. Rosenberg indicated that the independent committee was not in a position to accept a proposal at the time as the committee was still performing its diligence.

     On November 26, 2001, Dr. Rosenberg and Mr. Berg met telephonically to negotiate the terms of the Proposal. Mr. Berg indicated that the IAC Group was willing to increase the per share consideration of the debentures to $1.30 and to maintain the interest rate at 6% per annum. Dr. Rosenberg indicated that the independent committee was not in a position to accept a proposal at the time as the committee was still performing its diligence.

     On November 30, 2001, the independent committee formally requested that the IAC Group revise their proposal to provide for all cash as consideration. The independent committee based this request on the factors discussed with Capitalink, L.C. on November 21 regarding the complexity of valuing the debentures and the liquidity of the debentures. Specifically, the independent committee cited (1) the overall capital structure of our company, including its high debt-to-equity ratio (as an absolute number and as compared to its industry); (2) the projections for our company, including its ability to meet the cash payment obligations of the debentures in the future; (3) the repayment terms of the debentures and the fact that there were no financial covenants contained in the indenture; and (4) the lack of resale market for the debentures. On December 3, 2001, the independent committee received a response from Mr. Berg on behalf of the IAC Group rejecting the counterproposal but indicating a willingness to negotiate the principal amount of the debentures, the interest rate and other provisions that the independent committee might request to make the transaction acceptable to the independent committee.

     On December 4, 2001, the IAC Group, the independent committee, their respective counsels and Capitalink, L.C. met telephonically to discuss the transaction status. Capitalink, L.C. stated that it was still in the process of reviewing the methodology for valuing the consideration of the proposal and developing the analysis to be applied in its fairness opinion. The independent committee indicated that, based on the unique consideration of the proposal and the relatively recent appointment of Dr. Rosenberg to the company's board, it felt that in order to aggressively represent the stockholders it required the financial advisory services of Capitalink, L.C. The independent committee and Capitalink, L.C. telephonically discussed expanding Capitalink, L.C.'s role to a financial advisor.

     On December 5, 2001, Capitalink, L.C. was engaged by the independent committee to provide financial advisory services in connection with the proposed transaction. Capitalink, L.C. telephonically discussed with Dr. Rosenberg the following issues regarding valuation of the Proposal: (1) that the debentures should have the same or higher interest rate as the senior debt which had approximately a 10% average interest rate; (2) the need for a higher premium since stockholders would no longer have the potential equity upside; and (3) that the form of consideration offered by the Proposal should be structured in a way to include up-front cash payments, cash at the end of the first year or equal payments of principal. Capitalink, L.C. also telephonically discussed with Dr Rosenberg how different discount rates affect the value of the debentures and that based on its analysis of similar debt, the appropriate discount rate to use was between 25% and 30%.

     During the course of December 5, 2001, Dr. Rosenberg and Mr. Berg met telephonically to negotiate the terms of the Proposal. Dr. Rosenberg indicated that it was the position of the independent committee that the consideration, as currently proposed, resulted in a net present value that was too low. Mr. Berg indicated that the IAC Group was willing to increase the per share consideration of the debentures to $1.35 and to increase the interest rate to 9% per annum.

     On December 6, 2001, Dr. Rosenberg met telephonically with Mr. Berg to continue to negotiate the Proposal. Dr. Rosenberg proposed increasing the per share consideration of the debentures to $1.40, increasing the interest rate to 10% per annum and having the principal amount of the notes be payable in three equal annual principal payments. During the course of negotiations on December 6, 2001, Mr. Berg indicated that the IAC Group would be willing to increase the principal amount of the notes and the interest rate as proposed, but could not afford to amortize the notes at a rate of one-third each year.

     On December 7, 2001, Dr. Rosenberg and Mr. Berg met to discuss the revised proposal. Mr. Berg, on behalf of the IAC Group, offered to increase the per share consideration of the debentures to $1.45, increase the interest rate to 10% per annum and provide for a 20% principal payment at the end of the second year with the principal balance paid at maturity. Dr. Rosenberg, on behalf of the independent committee accepted this proposal based on the increase in value to the stockholders, subject to receipt of a fairness opinion from Capitalink, L.C.

     The independent committee concluded that the proposals made by the principal stockholders outlined above were reasonable and instructed its counsel to engage in negotiations on the other terms and conditions of the merger agreement.

     From December 8 through December 19, 2001, the IAC Group and its advisor and the sole member of the independent committee and his advisors exchanged drafts of the merger agreement. The merger agreement was revised in the following respects:

     - The terms of the debentures to be issued in connection with the completion of the merger were revised to reflect the final terms agreed upon by Dr. Rosenberg and Mr. Berg on December 7, 2001.

     - Our representations and warranties to IAC were expanded to include representations and warranties with respect to our compliance with laws, litigation and taxes.

     - The representations and warranties of IAC were expanded to include representations and warranties with respect to IAC litigation and taxes.

     - The indemnification provisions were revised to acknowledge the indemnification agreements entered into by us with each of Mr. Berg, Mr. Wemple and Dr. Rosenberg and to provide for the payment by us of the reasonable attorneys' fees and expense incurred by an indemnified party in advance of the final disposition of an action against an indemnified party upon receipt from the indemnified party of an undertaking to repay the amount advanced if a court finds that the indemnified party was not entitled to such payment.

     - A provision was added to the effect that for a period of four years after the date of the completion of the merger the indemnification provisions in our By Laws cannot be amended, repealed, or modified in any manner that would adversely affect the rights of individuals who were our directors on the date of the completion of the merger or at anytime prior to that date.

     - IAC agreed that it and Mr. Berg and Mr. Wemple would not purchase any shares of our common stock from December 21, 2001 to the date of the completion of the merger.

     - We agreed that we would not purchase any IAC common stock from December 21, 2001 to the date of the completion of the merger.

     - The conditions to our obligation to complete the merger were revised to include the following conditions:

          - IAC shall have performed all of its obligations under the merger agreement prior to the date of the completion of the merger;

          - The representations of IAC contained in the merger agreement must be true and correct on the date of the completion of the merger with only such exceptions as would not have a material adverse effect on IAC or its ability to complete the merger;

          - IAC shall have provided to us certified copies of resolutions of its board and shareholders approving the merger;

          - As of the date of the completion of the merger, no event shall have occurred that had, or would reasonably be likely to have, a material adverse effect on IAC; and

          - As of the date of the completion of the merger, no event shall have occurred that had, or would reasonably be likely to have, a material adverse effect on our ability after the merger to pay the principal of and interest on the debentures.

     - The conditions to the obligations of IAC to complete the merger were revised to include a condition that we shall have executed and delivered the indenture and the debentures and we shall have delivered to IAC an opinion of counsel regarding the enforceability of the debentures.

     - The date by which the merger must be completed was changed from March 31, 2002 to April 15, 2002. This date may be further changed by agreement between us and IAC and was changed from April 15, 2002 to June 30, 2002.

     - A provision was added allowing either party to seek specific performance of the merger agreement.

     On December 19, 2001 Capitalink, L.C. made a presentation to the independent committee regarding the financial aspects of the merger agreement and the analysis used in determining the range of net present value to be assigned to the debenture. Capitalink, L.C. indicated that in conducting its analysis it had assumed that the debentures would include a minimum amount of covenant protections, similar to those set forth in other subordinated unsecured debentures. Consequently, Capitalink, L.C. was not yet able to deliver its opinion as the proposed terms of the debenture did not yet include any covenants. Counsel then made a presentation to the independent committee reviewing the legal terms of the merger agreement and highlighting that the merger agreement did not contain any restrictive provisions, such as a non-solicitation clause, that would impede the company from pursuing a superior proposal if presented to the company. The independent committee, in conjunction with its legal counsel and financial advisor, then discussed the types of covenants that it would require to be comfortable with the debentures. Specifically, the independent committee resolved to request the following covenants: (1) a cap on the compensation of Messrs. Berg and Wemple; (2) restrictions on distributions on equity prior to the repayment of the debentures; (3) financial covenants equal to 110% of those covenants in the Company's senior debt, including the fixed coverage charges; (4) lowering the time period for the cure period for defaults from 60 days to 30 days; (5) increase in the default interest rate; (6) requirement that the net proceeds of any new issuances of equity be used to prepay the debentures; and (7) redemption of the debentures in the event of a merger in which Messrs. Berg and Wemple did not maintain control of the company or in the event of a sale of all or substantially all the assets. Based on the financial presentation of Capitalink, L.C., the independent committee resolved that pending resolution of the covenant issue and subject to receipt of the final opinion from Capitalink, L.C. it would be in the position to recommend that the merger and the merger agreement be approved by the Board of Directors.

     Following the independent committee meeting on December 19, 2001, the board of directors of the company met on December 19, 2001. The legal and financial advisors to the independent committee and the legal advisor to the IAC Group were also present. The independent committee reported as to the status of their negotiations. Representatives of Capitalink, L.C. then briefed the board of directors on the presentation that had been made earlier that day. The directors decided to recess the board meeting to permit the independent committee to negotiate the covenants of the indenture.

     From December 19 through December 21, representatives of the independent committee negotiated with representatives of the IAC Group regarding the covenants applicable to the debentures. As a result of these negotiations, the IAC Group agreed to the following covenants: (1) a restriction that the aggregate compensation of Messrs. Berg and Wemple cannot exceed 150% of their current compensation prior to repayment of the debentures; (2) a restriction on any distributions on equity prior to the repayment of the debentures; (3) financial covenants that equal to 110% of those covenants in the company's senior debt agreements, including the fixed coverage charges; (4) lowering the time period for the cure period for defaults from 60 days to 30 days; (5) increase in the default interest rate; (6) requirement that the net proceeds of any new issuances of equity be used to prepay the debentures; and (7) redemption of the debentures in the event of a merger in which Messrs. Berg and Wemple did not maintain control of the company or in the event of a sale of all or substantially all the assets.

     On December 21, the independent committee met telephonically with representatives of Capitalink, L.C. and legal counsel. Legal counsel reported the result of negotiations with the IAC Group and provided the independent committee with a summary of the terms and conditions of the indenture, the debentures and the merger agreement. Next, representatives from Capitalink, L.C. informed the committee that on the basis of the financial presentation made on December 19 to the independent committee, the final and unexecuted Agreement and Plan of Merger between Interfoods Acquisition and us dated December 18, 2001 and upon review of the revised indenture and the final and unexecuted debenture Capitalink, L.C. was delivering its opinion to the independent committee that the consideration to be received by the stockholders of the company other than IAC was fair from a financial point of view. The independent committee approved the merger and the merger agreement and determined to recommend that the full board of directors of the company approve the merger and the merger agreement.


     On December 21, following the independent committee meeting, Mr. Berg reconvened the board meeting recessed on December 19 and the full board of directors met telephonically. The legal and financial advisors to the independent committee and the legal advisor to the IAC Group were also present. The independent committee reported its conclusions, including the independent committee's recommendation that the board of directors approve the merger and the merger agreement. Following these discussions, the full board, with Messrs. Berg and Wemple voting so the full board would cast a unanimous vote, voted to approve the merger, the merger agreement and the indenture. On December 21, 2001, the parties executed the merger agreement. On December 24, 2001, the company issued a press release announcing the signing of the merger agreement

Recommendations Of The Independent Committee And Board Of Directors

     On December 21, 2001, the independent committee unanimously determined that the merger and the merger agreement are fair to and in the best interests of our public stockholders and recommended that our board and our stockholders adopt and approve the merger and the merger agreement.

     On December 21, 2001, our board, on the recommendation of the independent committee comprised entirely of our sole independent director, unanimously determined that the merger and the merger agreement are fair to and in the best interests of our public stockholders and recommended that our stockholders adopt the merger agreement and approve the merger. In reaching that determination, the board relied on, and expressly adopted, the written opinion of Capitalink, L.C. that the merger consideration to be received by our public stockholders is fair from a financial point of view and adopted the analyses set forth in the report of Capitalink, L.C. delivered to the independent committee. Additionally, the board considered the factors reviewed by the independent committee in reaching its decision as to the fairness of the consideration to be received by our public stockholders and as to the fairness of the procedural process followed in approving the merger agreement and the analyses and decision of the independent committee. The board has expressly adopted the analyses and decision of the independent committee and did not find it practicable to, and did not attempt to, assign relative weights to the factors considered by the independent committee in reaching its decision.


     In adopting the opinion of Capitalink, L.C., the board and the independent committee noted that the per share merger consideration offered to our public shareholders is below the per share price range implied by two of the valuations in the analysis done by Capitalink, L.C. Specifically, the implied per share market value of comparable companies as a multiple of last 12 months earnings per share ranged from a high of $4.75 to a low of $2.11, and the implied per share market value in acquisitions of minority interests similar to the merger as a multiple of last 12 months net income ranged from a high of $7.72 to a low of $2.49. See the discussion of the Opinion of Capitalink, L.C. -- Selected Comparable Company Analysis and -- Selected Comparable Transaction Analysis, pages 41 through 45 below. Nevertheless, the board and the independent committee believe that the merger consideration to be received by our public stockholders is fair given our high financial risk, reduction in same store sales growth and low historical and anticipated growth characteristics referred to by Capitalink, L.C. in the discussion below under the caption "Opinion of Capitalink, L.C." and Capitalink, L.C.'s opinion that the merger consideration is fair from a financial point of view to our public stockholders.


Reasons For The Merger And Fairness Of The Merger

     In reaching its determinations, the independent committee relied on its knowledge of our business, information provided by our officers, as well as the advice of its financial advisor and legal counsel. In reaching its decision, the independent committee considered a number of factors, including the following factors, each of which in the view of the independent committee supported such determination:

     - the historical trading activity of our common stock, including the fact that the average daily trading volume of our common stock for the 12 months prior to October 22, 2001 was 3,168 shares per day which makes it unlikely that we can issue new equity and therefore we cannot recognize the benefit of being a public company;

     - we have a small public float, our market capitalization was approximately $2.81 million as of October 22, 2001, and we have limited prospects for creating institutional interest in our stock or coverage by analysts which makes it difficult to attract new investor interest in us;

     - our stock price has not performed well since it started trading on the electronic bulletin board in May 1996. During that period our common stock closed at a high of $4.50 per share on May 28, 1996 and at a low of $0.28 per share on December 8, 1998. During the 12 month trading period ended October 22, 2001, the shares closed at a high of $1.0625 per share on January 30, 2001, and at a low of $.4688 per share on January 2, 2001 which makes it unlikely that shareholders could receive a higher price in the market for their shares;

     - the increase in the principal amount of the debentures, from $1.20 per share to $1.45 per share and in the interest rate from 5% to 10% and the revised amortization schedule providing for 20% of the principal payment at the end of the second year and the belief of the independent committee that this amount was the highest price that IAC would pay;

     - the restrictive covenants in the debenture, including the fixed charge coverage ratio, the compensation cap, the dividend restriction and the mandatory redemption provisions, which improve the likelihood that the debentures will be paid in full;

     - the ability of the shareholders, as creditors under the indenture, to continue to receive certain financial information regarding the company until the debentures are repaid which supports completing the transaction on the proposed terms;

     - the present value of the debenture for a single share of our common stock of $1.014, which represents the midpoint of the range of the present value of the debenture for a single share of our common stock as calculated by Capitalink, L.C., represents a 23.7% premium over the average price for our common stock on the OTC electronic bulletin board for the 12 month period ended October 22, 2001, the date before we announced we had received an offer from Messrs. Berg and Wemple, and a 28.6% premium over the average closing price for the 12 month period ended December 24, 2001, the date of the announcement of the proposed merger;

     - the written opinion of Capitalink, L.C. delivered to the independent committee on December 21, 2001, stating that, as of December 21, 2001, and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the merger consideration each public stockholder will have the right to receive in the proposed merger is fair, from a financial point of view, to that stockholder and the independent committee expressly adopts the discussion contained therein;

     - the limited alternative transactions available in view of the fact that Mr. Berg verbally advised the independent committee in early November that he and Mr. Wemple had no interest in selling their shares to a third party in the foreseeable future which limits the possibility that our public stockholders would be presented with an alternative method to obtain liquidity;

     - the significant costs of remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the Securities Exchange Act (which were approximately $110,000 in fiscal year 2001) which will be reduced if we are a private company;

     - becoming a private company would allow us to focus on long-term strategic initiatives rather then the quarter-to-quarter results that Wall Street demands;

     - the judgment of the independent committee that the merger consideration is a fair price to our public stockholders for the following reasons:

          - the independent committee's conclusions based upon the opinion of its financial advisor;

          - the independent committee's conclusion that the merger consideration payable through the issuance of our debentures in the original principal amount of $1.45 per share was the highest price that Messrs. Berg and Wemple would offer and that further negotiation with Messrs. Berg and Wemple would not result in an increase to the proposed purchase price per share or a change in the form of the merger consideration from a debenture to a cash transaction; and

          - the right of any of our public stockholders to exercise dissenters' rights under Nevada law if he or she does not believe the merger consideration to be fair.

     The independent committee evaluated the factors in light of its knowledge of our business and its business judgment. While the independent committee believes that these were all of the material factors considered, the independent committee did not find it practicable to, and did not attempt to assign relative weights to the factors considered in reaching its decision but considered these factors taken as a whole in reaching its determination.

     In reaching its decision to take the company private at this time, the independent committee and the board considered the above factors, each of which in the view of the independent committee supported such decision. The independent committee did not consider alternative transactions to the one described in this proxy statement other than requiring that the consideration to stockholders be all cash as opposed to debentures. This alternative was rejected by the IAC Group. In light of the negotiations between the independent committee and the IAC Group which resulted in an increase in the interest rate and the principal amount of the debentures, along with additional covenants in the indenture, the independent committee did not pursue this alternative. In addition, in view of the fact that Mr. Berg verbally advised the independent committee that he and Mr. Wemple had no interest in selling their shares to a third party in the foreseeable future, the independent committee did not consider alternative transactions with third parties.

     The independent committee and Board considered the prices paid by the company and Mr. Berg in repurchasing our stock during the period April 1, 2000 to March 31, 2002 and are of the opinion that the consideration to be paid in the merger generally represents a premium over the prices paid in connection with our repurchase of our common stock during the two-year period.

     The independent committee and the board also did not view the net book value or the liquidation value of our assets to be a material factor in their consideration of the fairness of the merger because of the extremely high level of indebtedness of the company and the fact that substantially all of the company's assets are pledged to secure its debt.

     The independent committee considered the uncertainties associated with any financial analysis, particularly those involving projections of future performance. The independent committee recognized that these analyses are not necessarily indicative of actual values or future results which may be significantly more or less favorable than suggested by the analyses.

     With respect to comparing the proposed transaction with the current market prices, the historical market prices, comparable public company trading prices, premiums paid, purchase prices of selected going private transactions, and the going concern value of the company as evidenced in the discounted cash flow analysis using company forecasts, the independent committee reviewed the analysis of Capitalink, L.C. and expressly adopts that analysis, which is summarized below under the heading "Opinion of Capitalink, L.C."

     The independent committee believes the process it followed in approving the merger agreement was procedurally fair and unbiased because:

     - the independent committee consisted of our sole director who is not one of our officers or employees or stockholders or related to Mr. Berg or Mr. Wemple. Marshal E. Rosenberg, Ph.D. did receive approximately $105,000 in commissions in fiscal 2001 from insurance policies with premiums aggregating $211,000 and will receive approximately $47,750 in commissions in fiscal 2002 from insurance policies with premiums aggregating $382,000 that he sold to us or one of our subsidiaries. These commissions were calculated at rates established by state regulatory action;

     - the member of the independent committee will not personally benefit from the completion of the merger contemplated by the merger agreement;

     - the independent committee retained independent legal and financial advisors to assist it in evaluating the merger proposal of Interfoods Acquisition Corp.; and


     - the independent committee negotiated with Mr. Berg with the assistance of its advisors.


The board considered and adopted the independent committee's belief regarding the fairness of the procedural process in approving the merger agreement.

     Because the independent committee is comprised of the members of the board of directors not affiliated with IAC or Messrs. Berg and Wemple, and because the independent committee retained independent legal counsel and an independent financial advisor to assist it in assessing the fairness of the transaction to shareholders not affiliated with IAC, the independent committee, IAC, Mr. Berg and Mr. Wemple did not consider it necessary to retain an outside party to negotiate on behalf of the unaffiliated stockholders or to engage counsel or an appraiser to represent unaffiliated stockholders.

     All of the potentially negative factors considered by the independent committee were as follows:

     - since Interfoods Acquisition Corp. and its owners (Mr. Berg and Mr. Wemple) have not had an interest in selling their shares, the independent committee did not negotiate with any third party for the sale of all of our common stock or assets;

     - since the merger consideration is non-cash, there are uncertainties in valuing the debentures to be received by our stockholders;

     - the fact that, while the merger consideration represents a premium to our historical trading price, the stock market has not performed well over the past two years, which may contribute to the trading price of our common stock;

     - our current public stockholders will not have the right to participate in our future growth, if any;

     - the forecasts and projections of the company that indicate that the company's net revenue, net income and earnings per share will increase significantly in the next several years;

     - the public stockholders will continue to bear the risks of a decrease in our financial health, profitability and cash flow, whether as a result of operating or market factors, which could impact our ability to repay our debentures;

     -    the company is highly leveraged; and

     - the debentures are subordinated to existing senior debt of approximately $98 million and the risk that we may not be able to pay the principal of and interest on the debentures.

     The independent committee and our board did not view the following factors to be material in their consideration of the fairness of the merger because each believes for the reasons described in this proxy statement that the merger is fair to our public stockholders and that adequate procedural safeguards were put into place to protect the interests of our public stockholders:

     - the ability of IAC and Messrs. Berg and Wemple to complete the merger without the approval of the unaffiliated stockholders;

     - the fact that the merger may be a taxable event to our public stockholders in advance of when they will receive payment of principal on the debentures;

     - our ability to incur unlimited amounts of debt senior to the debentures after the merger so long as we meet the fixed charge coverage ratio of not less than 1.10 to 1.00 set forth in the indenture; and

     - the fact that Capitalink, L.C. was not asked to opine to or to consider the underlying business decision to proceed with or effect the merger or the relative merits of the merger as proposed to any alternative business strategy that might exist for the company.

     Following the meeting of the independent committee on December 19, 2001, our board held a meeting on December 19 to obtain a preliminary report from the independent committee. The December 19 board meeting was recessed and reconvened on December 21 after the independent committee had held a second meeting. At this meeting, the board (with Messrs. Berg and Wemple voting), based upon the unanimous recommendation of the independent committee, which recommendation was adopted by our board in all respects, determined the merger to be fair to and in the best interests of our public stockholders. Our board of directors (including Messrs. Berg and Wemple) recommends that you vote FOR adoption and approval of the merger and the merger agreement.

Determinations By Messrs. Berg and Wemple and IAC

     Messrs. Berg and Wemple and IAC believe that the consideration to be received by our public stockholders is fair from a financial point of view. In reaching that determination, each of Messrs. Berg and Wemple and IAC relied on, and has expressly adopted, the written opinion of Capitalink, L.C. that the merger consideration to be received by our public stockholders is fair from a financial point of view and adopted the analyses set forth in the report of Capitalink, L.C. delivered to the independent committee.

     Each of Messrs. Berg and Wemple and IAC considered the factors reviewed by the independent committee in reaching its decision as to the fairness of the consideration to be received by our public stockholders and the analysis and decision of the independent committee. Each of Messrs. Berg and Wemple and IAC has expressly adopted the analyses and decision of the independent committee and did not find it practicable to, and did not attempt to, assign relative weights to the factors considered by the independent committee in reaching its decision.

     IAC and Messrs. Berg and Wemple did not view the liquidation value of our assets or the net book value of our common stock to be a material factor in their consideration of the fairness of the merger due to the extremely high level of indebtedness of the company and the fact that substantially all of the company's assets are pledged to secure its debt.

     With respect to comparing the proposed transaction with the current market prices, the historical market prices, comparable public company trading prices, premiums paid, purchase prices of selected going private transactions and the going concern value of the company as evidenced in discounted cash flow analysis using company forecasts, each of Messrs. Berg and Wemple and IAC reviewed the analysis of Capitalink, L.C. and expressly adopts that analysis which is summarized below under the heading "Opinion of Capitalink, L.C."

     In adopting the opinion of Capitalink, L.C., Messrs. Berg and Wemple and IAC noted that the per share merger consideration offered to our public shareholders is below the per share price range implied by two of the valuations in the analysis done by Capitalink, L.C. Specifically, the implied per share market value of comparable companies as a multiple of last 12 months earnings per share ranged from a high of $4.75 to a low of $2.11, and the implied per share market value in acquisitions of minority interests similar to the merger as a multiple of last 12 months net income ranged from a high of $7.72 to a low of $2.49. See the discussion of the Opinion of Capitalink, L.C. - Selected Comparable Company Analysis and - Selected Comparable Transaction Analysis, pages 41 to 45 below. Nevertheless, Messrs. Berg and Wemple and IAC believe that the merger consideration to be received by our public stockholders is fair given our high financial risk, reduction in same store sales growth and low historical and anticipated growth characteristics referred to by Capitalink, L.C. in the discussion below under the caption "Opinion of Capitalink, L.C." and Capitalink, L.C.'s opinion that the merger consideration is fair from a financial point of view to our public stockholders.


     IAC and Messrs. Berg and Wemple did not view the following factors to be material in their consideration of the fairness of the merger because they believe for the reasons described in this proxy statement that the merger is fair to our public stockholders and that adequate procedural safeguards were put into place to protect the interests of our public stockholders:

     - the ability of IAC and Messrs. Berg and Wemple to complete the merger without the approval of our public stockholders;

     - the fact that the merger may be a taxable event to our public stockholders in advance of when they will receive payment of principal on the debentures (our public stockholders should consult their own tax advisor for a full understanding of their tax liability under their individual circumstances);

     - our ability to incur unlimited amounts of debt senior to the debentures after the merger so long as we meet the fixed charge coverage ratio of not less than 1.10 to 1.00 set forth in the indenture; and

     - the fact that Capitalink, L.C. was not asked to opine to or to consider the underlying business decision to proceed with or effect the merger or the relative merits of the merger as opposed to any alternative business strategy that might exist for the company.

     IAC and Messrs. Berg and Wemple did consider as a negative factor the fact that the forecasts and projections of the company that indicate the company's net revenue, net income and earnings per share will increase significantly in the next several years, but believed for the reasons described in this proxy statement that the merger is fair to our public stockholders and that adequate procedural safeguards were put in place to protect the interests of our public stockholders.

     IAC and Messrs. Berg and Wemple did consider the prices paid by us in repurchasing our stock during the period April 1, 2000 to March 31, 2002 and are of the opinion that the consideration to be paid to our public stockholders in the merger generally represents a premium over the prices paid in connection with our repurchase of our common stock during that two-year period.

     On June 30, 2001, we entered into a Stock Redemption Agreement with Messrs. Berg and Wemple providing for, among other things, restrictions on the sale or transfer of our common stock owned by each of Messrs. Berg and Wemple and the redemption by us of our common stock owned by Mr. Berg and Mr. Wemple at the date of their death. The redemption price was $6.09 per share in the case of Mr. Berg and $6.43 per share in the case of Mr. Wemple. Those prices were intended to reflect the fair market value of our stock owned by Mr. Berg and Mr. Wemple and their significant contributions to our successful operations.

     On February 27, 2002, we entered into an Amended and Restated Stock Redemption Agreement with IAC and Messrs. Berg and Wemple which, among other things, revised the redemption price per share to be paid by us in connection with our redemption of our common stock owned by Mr. Berg and Mr. Wemple to the fair market value of our stock on the date of their death. The fair market value of our common stock will be determined by us and the estate of Mr. Berg or Mr. Wemple, as applicable, or by arbitration if we are unable to agree upon the fair market value of our common stock. The board decided that we should change the redemption price payable upon the death of Mr. Berg or Mr. Wemple in view of the analysis of Capitalink, L.C. and the prospect of our becoming a privately held company. IAC and Messrs. Berg and Wemple did not view the redemption prices for our purchase of their shares of our common stock upon their death under the original Stock Redemption Agreement as material in their consideration of the fairness of the merger because a component of the redemption prices was intended to reflect their significant contributions to our successful operations.

     We purchased a $6,000,000 life insurance policy on Mr. Berg and a $4,000,000 life insurance policy on Mr. Wemple. We are the owner and beneficiary of each life insurance policy and pay the premiums on the policies. Dr. Rosenberg has received and will continue to receive commissions on these life insurance policies. See "CERTAIN INFORMATION CONCERNING THE COMPANY - Certain Transactions" on page 55. We will use the proceeds from the insurance policies on the lives of Mr. Berg and Mr. Wemple to pay the redemption price of our shares of common stock owned by Mr. Berg and Mr. Wemple on the date of their respective death. If the insurance proceeds exceed the redemption price, we will retain the excess as general working capital.

     There is no present intention by Mr. Berg, Mr. Wemple, IAC or us to change the provisions of the Amended and Restated Stock Redemption Agreement with respect to the redemption price to be paid by us for shares of our common stock in the event of the death of Mr. Berg or Mr. Wemple.

Purposes Of The Merger And Plans Or Proposals

     Mr. Berg verbally advised the independent committee in early November that he and Mr. Wemple had no interest in selling their shares to a third party in the foreseeable future. For Messrs. Berg and Wemple and IAC, the purpose of the merger is to acquire all of the shares of our common stock held by the public stockholders. Messrs. Berg and Wemple and IAC did not consider alternative transactions to the one described in this proxy statement.

     In reaching their decision to take the company private at this time, Messrs. Berg and Wemple and IAC considered a number of factors, including the following factors, each of which in their view supported such determination:

     - we have not been able to list our common stock on NASDAQ notwithstanding efforts undertaken since May, 1996 to obtain such listing;

     - the public markets seem to lack interest in companies such as ours that are franchisees of fast food restaurant chains;

     - there is little likelihood that the liquidity of our common stock will improve in the future;

     - we will be able to reduce the recurring legal, accounting and transfer agent fees and expenses and printing costs that we pay in order to satisfy our reporting obligations as a public company;

     - becoming a private company would allow us to focus on long term strategic initiatives rather than quarter-to-quarter results demanded by Wall Street;

     - since the late summer or early fall of 2001 four restaurant companies announced the commencement or completion of going private transactions.

     If the merger agreement is approved by our stockholders as described in this proxy statement, and the other conditions to the completion of the merger are satisfied or waived, we and Interfoods Acquisition Corp. will close the merger. At or soon after the closing of the merger:

     - the public stockholders will cease to have any ownership interest in us or rights as holders of our common stock;

     - the public stockholders will no longer benefit from any increases in our financial health or the payment of dividends, if any, on shares of our common stock;

     - the public stockholders will continue to bear the risk of any decreases in our financial health, profitability and cash flow until the debentures are paid in full and will bear the risk that the company, which is already highly leveraged, will be unable to pay the principal of or interest on the debentures;

     - Mr. Berg and Mr. Wemple's aggregate interest in our net book value and net earnings as of September 30, 2001 will increase from approximately 51% to 100% (from $0.39 to $0.77 of our net book value per share and from $0.102 to $0.20 of our net earnings per share);

     - Mr. Berg and Mr. Wemple will be our sole stockholders and will have the ability to benefit from our future earnings and profits, any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by us in the future;

     - we will be privately held, there will be no public market for the common stock;

     - Mr. Berg and Mr. Wemple will cause the company to terminate the registration of our common stock under the Securities Exchange Act as soon as practicable; and

     - we will no longer be required to file periodic reports with the SEC once the registration of the shares has been terminated but we will be required under the indenture to furnish to the holders of our debentures and the trustee under the indenture unaudited quarterly financial statements within 45 days after the end of each fiscal quarter and audited annual financial statements within 90 days after the end of each fiscal year.

     Subsequent to the merger, Mr. Berg and Mr. Wemple, both individually and on behalf of Interfoods of America and Interfoods Acquisition, Dr. Rosenberg and Francis X. Maloney (our Chief Financial Officer) have no present intentions, plans or proposals with regard to any of the following in regard to us:

     - extraordinary transactions, such as a merger, reorganization or liquidation, involving us;

     -    purchases, sales or transfers of a material amount of our assets;

     -    material changes in our corporate structure or business;

     - acquisitions by any person of our securities or the disposition of our securities; or

     - material changes in the present dividend policy, indebtedness or our capitalization.

     Nevertheless, following completion of the merger, Mr. Berg and Mr. Wemple may initiate a review of the company and its assets, corporate structure, capitalization, operations, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance our operations.

     Under the terms of the merger agreement, we will maintain our existing management team and Messrs. Berg and Wemple and Dr. Rosenberg will continue as our directors after the merger.

     We have not made any provision for our public stockholders to obtain access to our corporate files, have their own counsel or their own appraisal.

Opinion Of Capitalink, L.C.

     In connection with the merger, the independent committee engaged Capitalink, L.C. as financial advisor to render an opinion as to the fairness, from a financial point of view, to our stockholders (other than the IAC Group), of the consideration to be received. On December 19, 2001, at a meeting of the independent committee, Capitalink, L.C. made a presentation and reviewed various aspects of the merger, including the financial terms and conditions of the merger and the debentures. On December 21, 2001, at a meeting of the independent committee and the board of directors, Capitalink, L.C. rendered its oral opinion that, as of such date, based upon and subject to the assumptions made and matters considered as set forth in the opinion, the consideration to be received in the merger is fair to our stockholders, other than the IAC Group, from a financial point of view. Subsequently, Capitalink, L.C. delivered its written fairness opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF CAPITALINK, L.C. DATED AS OF DECEMBER 21, 2001, IS ATTACHED AS ANNEX B AND IS INCORPORATED BY REFERENCE. YOU ARE URGED TO READ THE CAPITALINK, L.C. OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND PROCEDURES FOLLOWED BY CAPITALINK, L.C. IN RENDERING ITS OPINION. THE SUMMARY OF THE CAPITALINK, L.C. OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     Neither we nor the independent committee imposed any limitations on the scope of Capitalink, L.C.'s investigation or the procedures to be followed by Capitalink, L.C. in rendering its opinion. The Capitalink, L.C. opinion was for the use and benefit of the independent committee in connection with its consideration of the merger and was not intended to be and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote with respect to the merger. Capitalink, L.C. was not requested to opine as to, and its opinion does not address, our underlying business decision to proceed with or effect the merger. Further, Capitalink, L.C. was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for us.

     In arriving at its opinion, Capitalink, L.C. took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things, (i) reviewed documents relating to the merger, including a final and unexecuted Agreement and Plan of Merger between Interfoods Acquisition Corp. and Interfoods of America, Inc. dated December 18, 2001, and a final and unexecuted form of the debentures; (ii) reviewed publicly available financial information and other data with respect to us, including our Annual Report on Form 10-K for the Year ended September 30, 2000, Quarterly Reports on Form 10-Q for the Quarterly Periods ended December 31, 2000, March 31, 2001, and June 30, 2001, Current Reports on Form 8-K/A dated May 17, 1999, January 24, 2000 and September 28, 2000, Current Reports on Form 8-K dated October 23, 2001 and November 21, 2001, the amended Schedule 13Ds dated October 24, 2001, November 28, 2001 and December 14, 2001 filed jointly by Messrs. Berg and Wemple, and certain other relevant financial and operating data relating to us made available to Capitalink, L.C.; (iii) reviewed and discussed with representatives of management a draft of our Annual Report on Form 10-K for the Fiscal Year ended September 30, 2001 which we advised Capitalink, L.C. did not differ materially from the Annual Report on Form 10-K filed with the SEC on December 18, 2001; (iv) reviewed and analyzed certain financial characteristics of companies that Capitalink, L.C. deemed to have characteristics comparable to us;
(v) reviewed and analyzed certain financial terms of transactions involving target companies Capitalink, L.C. deemed to have characteristics comparable to us; (vi) reviewed and analyzed the premiums paid in certain other transactions;
(vii) reviewed and discussed with our representatives certain financial and operating information furnished to Capitalink, L.C., including financial analyses and projections and related assumptions with respect to our business, operations and prospects; (viii) considered our historical financial results and present financial condition; (ix) reviewed certain publicly available information concerning the trading of, and the trading market for, our stock;
(x) reviewed and analyzed certain financial terms and characteristics of obligations that were deemed to be comparable to the debentures; (xi) inquired about and discussed the merger and other matters related thereto with our management, the independent committee and its legal counsel; and (xii) performed such other analyses and examinations as Capitalink, L.C. deemed appropriate.

     In arriving at its opinion, Capitalink, L.C. relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of our management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, Capitalink, L.C. assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which Capitalink, L.C. could form an opinion. In arriving at its opinion, Capitalink, L.C. did not make a physical inspection of our properties and facilities, and did not make or obtain any evaluations or appraisals of our assets and liabilities (contingent or otherwise). Capitalink, L.C. assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, it is assumed that the merger will be a taxable event to our stockholders other than Interfoods Acquisition Corp. Capitalink, L.C.'s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, December 14, 2001. Accordingly, although subsequent developments may affect its opinion, Capitalink, L.C. has not assumed any obligation to update, review or reaffirm its opinion. However, pursuant to the engagement letter, we may request that Capitalink, L.C. update its opinion prior to the closing of the merger. Capitalink, L.C.'s opinion assumes the merger will be consummated in accordance with the terms described in the final and unexecuted Agreement dated December 18, 2001, and that any revisions to the agreement will not be detrimental to the company or holders of its common stock other than the IAC Group.

     Each of the analyses conducted by Capitalink, L.C. was carried out in order to provide a different perspective on the merger, and to enhance the total mix of information available. Capitalink, L.C. did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger to our stockholders other than Interfoods Acquisition Corp. Capitalink, L.C. did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink, L.C. believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink, L.C. in connection with the preparation of its opinion.

     The summary of Capitalink, L.C.'s analysis described below is not a complete description of the analysis underlying Capitalink, L.C.'s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink, L.C. made qualitative judgments as to the relevance of each analysis and factor that it considered. Accordingly, Capitalink, L.C. believes that its analysis must be considered as a whole and that selecting portions of its analysis and factors, or focusing on information presented in tabular format, without considering all of the analysis and factors contained in the narrative description that follows, could result in an incomplete and misleading view of the processes underlying its analysis and opinion.

     Capitalink, L.C. analyzed the fairness of the merger using the following methodologies:

     Historical Financial Data Analysis. Capitalink, L.C. utilized a Historical Financial Data Analysis to better understand and interpret our earning power and financial strength.

     Capitalink, L.C. reviewed and analyzed certain of our financial information: (i) as reported in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, including audited and unaudited financial statements; and (ii) as provided by us and not reported in our public filings. In addition, Capitalink, L.C. undertook reviews of our prior acquisitions and an analysis of the system-wide sales of our stores. It was noted that our prior store acquisitions were completed at an average revenue multiple of 0.5x, and an average earnings before interest, taxes, depreciation and amortization ("EBITDA") multiple of 5.1x. In addition, it was noted that each of the acquisitions were financed almost entirely through debt or sale-leaseback arrangements.


     Many of the analyses described below generate a range of values (using the high, mean and low). Capitalink, L.C. believes the fair range for the Company would lie between the low and mean, noting several important factors including
(i) the high financial risk of the Company - our high total debt to total capitalization ratio of 96.2%, as compared to the Comparable Companies (as hereinafter defined) average of 72.8%, (ii) the gradual reduction in our same store sales growth (from 13.0% to 3.9% between 1999 and 2001), and (iii) low anticipated future growth (given historical growth was primarily due to acquisitions and any future growth will now be internal given our financial inability to make any significant acquisitions in the near term).

     Historical Stock Price Analysis. Capitalink, L.C. utilized a Historical Stock Price Analysis to review and compare our market performance to general market indices and a selected peer group and review the liquidity of our common stock in the trading markets.

     Capitalink, L.C. reviewed the daily closing market price and trading volume of our common stock over the period from October 23, 2000 through October 22, 2001 (the day prior to the first public announcement of a proposed offer). Capitalink, L.C. compared the daily closing market price performance of our common stock for such period to both the Comparable Companies (as defined below) and the Russell 3000 Index. Capitalink, L.C. calculated total trading volumes at various closing price ranges of our common stock. In addition, the number of trading days, and the respective percentages, at certain trading volume, were set forth. Capitalink, L.C. noted that there was a significant lack of liquidity for our common stock. During the reviewed period the average and median daily number of shares traded was 3,168 and zero shares, respectively. In addition, Capitalink, L.C. noted that during the reviewed period our common stock did not trade on 143 days or 57.7% of the available trading days.

     Debenture Analysis. Capitalink, L.C. utilized a Debenture Analysis to determine a range of net present values of the debenture and to compare the debenture to ranges of implied valuation calculated in the other analyses. Capitalink, L.C. did not select any single point within the range of debenture net present values, but rather, utilized the range of debenture net present values in its analysis. Capitalink, L.C. consistently utilized the range of debenture net present values throughout its analysis.

     Capitalink, L.C. undertook an analysis of the debentures in order to effectively compare the consideration in the merger to implied ranges of value derived in certain of its financial analyses, as described below. Capitalink, L.C. determined a range of estimated present values of the debentures utilizing discount rates that reflect current general economic and market risks in addition to specific risks associated with the investment. It is noted that the debentures are unsecured and subordinate to all of our existing debt to banks and other lenders and to all other future debt that we designate as debt senior to the debentures. In addition, Capitalink, L.C. noted that it was highly unlikely that a trading market would develop for the debentures.

     Capitalink, L.C. undertook a search for other obligations with similar risk characteristics consistent with the debentures. In this regard, Capitalink, L.C. utilized corporate obligations rated BB or lower in its analysis. Utilizing a range of discount rates derived from an analysis of (i) the Standard and Poors Speculative Grade Credit Index, (ii) speculative grade corporate bonds in the restaurant/food services industry, and (iii) all speculative grade corporate bonds maturing in 3 - 5 years, the following range of estimated present values of the debentures were determined:

                                                                          Assumed Discount Rate
                                       ----------------------------------------------------------------------------------------
                                          25.0%        26.0%        27.0%        27.5%        28.0%        29.0%        30.0%
                                       ----------------------------------------------------------------------------------------
Estimated Present Value per Share        $1.064       $1.043       $1.023       $1.014       $1.004       $0.985       $0.967

     It is important to note that Capitalink, L.C. did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger. Further, Capitalink, L.C. did not place any particular reliance or weight on any individual analysis, but instead concluded that the analyses, taken as a whole, supported its determination.

     Selected Comparable Company Analysis. Capitalink, L.C. utilized the Comparable Company Analysis, a market valuation approach, for the purposes of compiling guideline or comparable company statistics to develop value measures and correlations based on prices at which stock of similar companies are trading in a public market.

     The selected comparable company analysis involved the review of publicly traded companies Capitalink, L.C. deemed comparable to us (the "Comparable Companies"). The Comparable Companies are comprised of restaurant franchisees. Capitalink, L.C. reviewed certain financial information relating to us in the context of the corresponding financial information, ratios and public market multiples for the Comparable Companies. No company used in Capitalink, L.C.'s analysis was deemed to be identical or directly comparable to us; accordingly, Capitalink, L.C. considered the multiples for the Comparable Companies, taken as a whole, to be more relevant than the multiples of any single company.

     The Comparable Companies utilized were: Main Street & Main; Frisch's Restaurants, Inc.; Quality Dining; Meritage Hospitality Corp., ICH Corporation; Morgan's Foods, Inc.; and Family Steakhouses of Florida.

     Based on publicly available information, Capitalink, L.C. reviewed the following financial information for each of the Comparable Companies: enterprise value, market value, revenue, EBITDA, earnings per share ("EPS"), net income, return on average assets, return on average common equity, and selected financial ratios. Subsequent to such review and based on the respective market value or enterprise value as of December 14, 2001, Capitalink, L.C. calculated and compared the following multiples for each of the Comparable Companies.

             Multiples                                 Comparable Companies                    Interfoods
---------------------------------------  ----------------------------------------------  ----------------------
Based on Market Value                       High         Mean      Median        Low
---------------------                       ----         ----      ------        ---
Last Twelve Months ("LTM") EPS              23.8x       17.9x       18.5x       10.5x             2.9x
Est. Current Fiscal Year ("CFY") EPS         9.6x        9.6x        9.6x        9.6x              na
Common equity                                3.1x        1.2x        0.9x        0.3x             0.7x
Net tangible common equity                  11.3x        3.6x        1.4x        0.3x              na

Based on Enterprise Value
-------------------------
LTM revenue                                  1.0x        0.6x        0.6x        0.5x             0.6x
LTM EBITDA                                  12.6x        6.9x        6.3x        4.9x             5.7x
Assets                                       1.2x        0.9x        0.8x        0.7x             0.8x

     Utilizing our historical and projected financial data, Capitalink, L.C. derived its implied market value and implied market value per share with respect to the high, mean, median and low for the (i) LTM EPS, (ii) common equity, (iii) LTM revenue, (iv) LTM EBITDA, and (v) total assets. In order to determine the implied market value, Capitalink, L.C. reduced the implied enterprise value amounts by the September 30, 2001 net debt of approximately $92.1 million (total debt of approximately $98.0 million less cash of approximately $5.9 million).

     The following tables set forth our implied per share value based upon the multiples noted above.

Implied per Share as Multiple of                      High               Mean             Median               Low
                                                      ----               ----             ------               ---
LTM EPS                                              $ 4.75             $3.57            $  3.71             $  2.11
Common equity                                        $ 2.40             $0.93            $  0.72             $  0.20
LTM revenue                                          $11.90             $0.53             ($0.75)             ($2.67)
LTM EBITDA                                           $23.20             $4.53            $  2.29              ($2.30)
Total assets                                         $ 8.93             $1.87            $  0.35              ($2.90)

     Capitalink, L.C. noted that the range of estimated present values of the debenture per share: (i) fall below the range of the implied market values derived from the Comparable Companies' LTM EPS; and (ii) fall in the lower end of the range of the implied market values derived from the Comparable Companies' LTM EBITDA. Capitalink, L.C. noted that the Comparable Company multiples of LTM EPS and LTM EBITDA imply a capital structure with significantly less leverage than us and therefore are not directly comparable. Capitalink, L.C. noted that the range of estimated present values of the debentures per share fall generally within the range of average implied market values derived from multiples of common equity, LTM revenue and total assets with respect to the Comparable Companies.

     As noted above, none of the Comparable Companies is identical or directly comparable to us. Accordingly, Capitalink, L.C. considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

     Selected Comparable Transaction Analysis. Capitalink, L.C. utilized the Comparable Transaction Analysis, a market valuation approach, for the purposes of compiling guideline or comparable transaction statistics to develop value measures and correlations based on premiums at which transactions of a similar nature took place.

     The comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving companies that are in industries related to us (the "Comparable Transactions"). Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be "material" for the acquiror. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

     Capitalink, L.C. located 28 transactions over the past three years involving companies in industries similar to ours, where financial data of the acquired company and the terms of the transaction were disclosed. The Comparable Transactions are as follows:

     Acquiror                            Target
     --------                            ------
     Private Group                       Quizno's Corporation
     Castle Harlan Inc.                  Avado Brands Inc.
     Private Group                       NPC International, Inc.
     Private Group                       UNO Restaurants, Inc.
     Private Group                       Panchos Mexican Buffet, Inc.
     PJ Acquisition Corp.                PJ America, Inc.
     Goldner Hawn Johnson                Vicorp Restaurants
     BJ Chicago LLC                      Chicago Pizza & Brewery, Inc.
     Bruckmann Rosser Sherrill & Co.     II Fornaio America Corp.
     Carrols Corp.                       Taco Cabana Inc.
     Landry's Restaurants                Rain Forest Cafe, Inc.
     Creative Host Services Inc.         GladCo Enterprises Inc.
     Jacksonville Restaurant Acq. Corp.  Cucos Inc.
     Caxton-Iseman Capital, Inc.         Buffets, Inc.
     Interfoods of America Inc.          RMS Family Restaurants
     The Quiznos Corp.                   ASI-DIA Inc.
     Nathan's Famous, Inc.               Miami Subs Corporation
     Rose Casual LP                      Applebees International Inc.
     NPC International                   Tricon Global Restaurants
     Santa Barbara Restaurant Group      La Salsa Holding Co.
     Morgans Food Inc.                   Tricon Global Restaurants Inc.
     Private Group                       Rock Bottom Restaurants
     Chart House Enterprises Inc.        Angelo & Maxies
     Fairmont Capital Inc.               Sharis Management Corp.
     Trinity Management Corp.            Wall Street Deli Inc.
     Austins Steaks & Saloon Inc.        Western Sizzlin Corp.
     CBRL Group Inc.                     Logan's Roadhouse, Inc.
     Checkers Drive-In Restaurants       Rally's Hamburgers Inc.

     Based on the information disclosed in the each of the Comparable Transactions, Capitalink, L.C. calculated and compared multiples for each of the Comparable Transactions based on (i) LTM revenue, (ii) LTM EBITDA, and (iv) LTM net income. The multiples were derived by dividing either the total enterprise value (price paid for equity plus interest bearing debt less cash and marketable securities), or the price paid, by items (i) through (iv) above.

                                                                                              This
          Multiples                                 Comparable Transactions                Transaction
---------------------------------      ----------------------------------------------    ---------------

Based on Enterprise Value                 High        Mean       Median       Low
-------------------------                 ----        ----       ------       ---
Revenue                                   1.8x        0.7x        0.7x        0.1x             0.6x
EBITDA                                   10.9x        6.6x        6.5x        1.4x             5.7x

Based on Price Paid
-------------------
Net income                               35.8x       15.1x       13.4x        2.6x             4.6x

     In addition, Capitalink, L.C. determined that only five of the Comparable Transactions involved acquisitions of minority interests that were similar to the merger (the "Minority Acquisition Transactions"). Capitalink, L.C. undertook the derivation of multiples noted above with respect to the Minority Acquisition Transactions.

                                                                                              This
          Multiples                           Minority Acquisition Transactions            Transaction
---------------------------------      ----------------------------------------------    ---------------

Based on Enterprise Value                 High        Mean       Median       Low
-------------------------                 ----        ----       ------       ---
Revenue                                   0.8x        0.6x        0.7x        0.3x             0.6x
EBITDA                                    7.6x        5.3x        5.4x        3.8x             5.7x

Based on Price Paid
-------------------
Net income                               35.8x       19.2x       14.8x       11.5x             4.6x


     Capitalink, L.C. noted that generally the multiples, and the resulting implied market values, of the Minority Interest Transactions are lower than the entire group of Comparable Transactions. This is consistent with the expectation that the acquisition of such a non-control position is less "expensive" than purchasing control.

     Capitalink, L.C. compared the Minority Interest Transaction multiples to a range of estimated present values of the debentures on a per share basis and noted that all enterprise value multiples were either in line with or higher than the average transaction. Capitalink, L.C. also noted, the market value multiple of net income was significantly below the Minority Interest Transactions.

     Following the calculation of such multiples with respect to each of the Comparable Transactions and the Minority Acquisition Transactions, and utilizing our historical financial data, Capitalink, L.C. derived our implied enterprise value, implied market value, and implied market value per share with respect to the high, mean, median and low for the multiples relating to (i) LTM revenue,
(ii) LTM EBITDA, and (iii) LTM net income. In order to arrive at the implied market value, Capitalink, L.C. subtracted net debt of approximately $92.1 million. The following tables set forth our implied per share value based upon such multiples.

     Comparable Transactions:

Implied per Share as Multiple of:            High            Mean         Median           Low
---------------------------------            ----            ----         ------           ---
LTM Revenue                                 $37.27          $4.33          $2.43         ($14.59)
LTM EBITDA                                  $18.41          $3.87          $3.38         ($13.59)
LTM Net Income                              $ 7.72          $3.26          $2.90        $   0.57

     Minority Acquisition Transactions:

Implied per Share as Multiple of:            High            Mean           Median         Low
---------------------------------            ----            ----           ------         ---
LTM Revenue                                  $7.02         $  1.22          $  2.65        ($9.17)
LTM EBITDA                                   $7.04          ($0.49)          ($0.19)       ($5.53)
LTM Net Income                               $7.72         $  4.15          $  3.19       $  2.49


     Capitalink, L.C. calculated implied ranges of market value per share based upon both the Comparable Transactions and the Minority Acquisition Transactions and noted the large range of values, of which the mean was generally greater than the consideration in the merger. Capitalink, L.C. also noted (i) given the high financial risk, the gradual reduction in same store sales growth and low anticipated growth characteristics of the Company, it was expected that the fair range would be between the low and mean of the implied value ranges, and (ii) the consideration of the merger lies between the low and mean of all the multiples used, except Minority Acquisition Transactions Net Income. In addition, Capitalink, L.C. noted that while the Minority Acquisition Transactions were more representative of the merger than the Comparable Transactions, their sample size was significantly smaller and, therefore, statistically not as accurate. Finally, Capitalink, L.C. noted that net income calculations of both Comparable Transactions and Minority Interest Transactions would not be as meaningful as the other calculations as they utilize debt levels much lower than that of the Company.

     None of the Comparable Transactions are identical to the merger. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgements concerning differences in financial and operating characteristics of the Comparable Transactions and other factors that could affect the respective acquisition values.

     Discounted Cash Flow. Capitalink, L.C. utilized the Discounted Cash Flow Analysis, an income valuation approach, for the purposes of valuing a business based on the present value of its expected returns.

     Capitalink, L.C. performed several discounted cash flow analyses, aggregating (x) the present value of projected unlevered free cash flows over a forecast period, with (y) the present value of the terminal value at the end of such period. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations, and thus, will be different from free cash flows as calculated by us. The following unlevered free cash flow projections were derived by Capitalink, L.C. utilizing and relying solely upon projections, financial information and operating data provided to Capitalink, L.C. by the company.

                                                                             Projected
                                                                             ---------
                                                                         FY Ending Sept 30
                                                                         -----------------
                                                             2002              2003           2004
                                                           --------          --------       --------
Revenue                                                    $161,392          $166,185       $175,497
Cost of Sales                                               130,842           134,519        141,857
                                                           --------          --------       --------
Gross Margin                                                 30,550            31,665         33,640
Operating Expenses                                           13,300            14,000         14,850
                                                           --------          --------       --------
EBITDA                                                       17,250            17,665         18,790
Less Depreciation & Amortization                              5,280             5,600          5,920
                                                           --------          --------       --------
EBIT                                                         11,970            12,065         12,870
Income Taxes                                                  4,668             4,705          5,019
                                                           --------          --------       --------
Unlevered After-tax Income                                    7,302             7,360          7,851
Add:  Depreciation & Amortization                             5,280             5,600          5,920
Add:  (Used Sourced by Net Working Capital                     (730)              269            501
Less:  Capital Expenditures                                   2,800             3,200          3,200
                                                           --------          --------       --------
Unlevered Free Cash Flows                                  $  9,052          $ 10,029       $ 11,072
                                                           ========          ========       ========

     In order to arrive at a present value of the free cash flows over the forecast period, Capitalink, L.C. utilized discount rates ranging from 7.5% to 20.0%, which were chosen based upon assumptions relating to include interest rates, our inherent business risk, and our estimated weighted average cost of capital.

     The range of terminal values represents our residual value at the end of the forecast period. Capitalink, L.C. presented a range of terminal values by applying ranges of implied multiples to our revenue and EBITDA in the final year of the respective forecast period. In addition, Capitalink, L.C. presented a perpetual growth scenario whereby a range of growth rates was applied to our 2004 free cash flows in order to determine a terminal value, rather than multiples.

     Based upon a range of terminal multiples of revenue for fiscal year 2004 of 0.45x to 0.70x, our estimated enterprise value ranged from approximately $73.0 million to approximately $129.5 million; after subtracting net debt of approximately $92.1 million, our estimated equity value ranged from approximately ($19.1) million to approximately $37.4 million. Such analysis resulted in a mid-point average of estimated equity values of $5.9 million, or $1.17 per share. Such per share calculation is based on approximately 5,012,000 shares assumed outstanding as of September 30, 2001.

     Based upon a range of terminal multiples of EBITDA for fiscal year 2004 of 4.20x to 6.45x, our estimated enterprise value ranged from approximately $72.9 million to approximately $128.1 million; after subtracting net debt of approximately $92.1 million, our estimated equity value ranged from approximately ($19.1) million to approximately $36.0 million. Such analysis resulted in a mid-point average of estimated equity values of $5.3 million, or $1.05 per share, based on approximately 5,012,000 shares assumed outstanding.

     Based upon a terminal growth rate ranging from 3.00% to 4.25%, our estimated enterprise value ranged from approximately $59.3 million to approximately $281.2 million; after subtracting net debt of approximately $92.1 million, our estimated equity value ranged from approximately ($32.8) million to approximately $189.1 million. Such analysis resulted in a mid-point average of estimated equity values of $4.4 million, or $0.88 per share, based on approximately 5,012,000 shares assumed outstanding.

     Capitalink, L.C. noted that, while the discounted cash flow analysis is the most scientific of the methodologies, it is dependent on projections provided by us and is further dependent on numerous industry-specific and macroeconomic factors.

     It was noted that our high levels of debt accounts for the drastic variance between its enterprise and equity values.

     Acquisition Premiums Analysis. Capitalink, L.C. utilized the Acquisitions Premiums Analysis, a market valuation approach, for the purposes of compiling guidelines or comparable transaction premium statistics to develop value measures and correlations based on premiums at which transactions of a similar nature took place.

     Capitalink, L.C. reviewed the acquisition premiums offered in (i) acquisitions since September 1998 where the seller was a company that is comparable to us ("Comparable Transaction Acquisitions"), (ii) of the Comparable Transaction Acquisitions, those that involve acquisitions of a minority interest ("Comparable Minority Acquisitions"), and (iii) acquisitions minority interests since February 1999 with a deal size less than $100 million ("Total Minority Acquisitions"). Capitalink, L.C. reviewed the one-day, five-day, one month, and two month (Comparable Transaction Acquisitions and Comparable Minority Acquisitions only) premiums and compared them to the range of estimated present values of the debenture per share.

     Comparable Transaction Acquisitions:

Implied Premium:                 High        Mean       Median         Low
----------------                 ----        ----       ------         ---
Prior One Day                   117.3%       32.7%       23.7%         0.0%
Prior Five Day                  109.7%       34.7%       29.0%         2.6%
Prior Thirty Day                109.7%       33.6%       28.1%         2.4%
Prior Sixty Day                 100.9%       44.4%       41.8%         4.0%

     Comparable Minority Acquisitions:


Implied Premium:                 High        Mean       Median         Low
----------------                 ----        ----       ------         ---
Prior One Day                    42.2%       19.0%       10.7%         2.6%
Prior Five Day                   52.2%       18.4%        7.9%         2.6%
Prior Thirty Day                 34.6%       18.8%       14.9%         4.5%
Prior Sixty Day                  48.9%       28.1%       19.4%        12.0%

     Total Minority Acquisitions:

Implied Premium:                 High        Mean       Median     Low
----------------                 ----        ----       ------     ---
Prior One Day                    286.7%      44.0%       30.8%     0.0%
Prior Five Day                   328.4%      47.1%       33.3%     0.0%
Prior Thirty Day                 260.8%      53.1%       37.5%     4.8%

     Merger:


                     Range of Estimated Present Value of Debenture Per Share
                 --------------------------------------------------------------
                  $1.064   $1.043   $1.023   $1.014    $1.004   $0.985  $0.967
                  ------   ------   ------   ------    ------   ------  ------
Implied Premium:
----------------

Prior One Day      89.9%     86.3%    82.7%    81.0%     79.3%    76.0%   72.7%
Prior Five Day     89.9%     86.3%    82.7%    81.0%     79.3%    76.0%   72.7%
Prior Thirty Day   89.9%     86.3%    82.7%    81.0%     79.3%    76.0%   72.7%
Prior Sixty Day    74.9%     71.6%    68.3%    66.7%     65.2%    62.1%   59.1%

     After determining the (i) high, (ii) mean, (iii) median, and (iv) low premiums paid in each of the sets of transactions, such premiums were applied to our share price for the (i) prior one day, (ii) average prior five days, (iii) average prior thirty days, and (iv) average prior sixty days (Comparable Transaction Acquisitions and Comparable Minority Acquisitions only), to arrive at an implied range of market value per share, as set forth below.

     Comparable Transaction Acquisitions:

Implied Price per Share Based on:           High       Mean     Median   Low
---------------------------------           ----       ----     ------   ---
Prior One Day Premiums                     $1.22      $0.74     $0.69   $0.56
Prior Five Day Premiums                    $1.17      $0.75     $0.72   $0.57
Prior Thirty Day Premiums                  $1.20      $0.76     $0.73   $0.85
Prior Sixty Day Premiums                   $1.21      $0.87     $0.85   $0.62

     Comparable Minority Acquisitions:

Implied Price per Share Based on:           High       Mean     Median   Low
---------------------------------           ----       ----     ------   ---
Prior One Day                              $0.80      $0.67     $0.62   $0.57
Prior Five Day                             $0.85      $0.66     $0.60   $0.57
Prior Thirty Day                           $0.77      $0.68     $0.65   $0.60
Prior Sixty Day                            $0.89      $0.77     $0.72   $0.67

     Total Minority Acquisitions:

Implied Price per Share Based on:           High       Mean     Median   Low
---------------------------------           ----       ----     ------   ---
Prior One Day                              $2.17      $0.81     $0.73   $0.56
Prior Five Day                             $2.40      $0.82     $0.75   $0.56
Prior Thirty Day                           $2.06      $0.87     $0.78   $0.60

     None of the Comparable Transaction Acquisitions, Comparable Minority Acquisitions or Total Minority Acquisitions is identical to the merger. Accordingly, an analysis of comparable business combinations is not mathematical, rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Transaction Acquisitions, Comparable Minority Acquisitions and Total Minority Acquisitions and other factors that could affect the respective acquisition values.

     Premiums Paid Analysis. Capitalink, L.C. utilized the Premiums Paid Analysis, a market valuation approach, for the purposes of comparing a per share transaction price to a range of our historical stock prices to determine if the consideration is offered at a premium.

     Capitalink, L.C. compared a range of estimated present values of the debentures per share to our closing price per share as of October 22, 2001 (the date of the announcement of the merger proposal), and to the average closing prices per share over varying time periods. It is noted that the merger represented a premium for all periods reviewed within the entire range of present value assumptions.


                                       Range of Estimated Present Value of Debenture Per Share
                                  ------------------------------------------------------------------
                                    $ 1.064   $1.043   $1.023   $1.014   $1.004   $0.985   $0.967
                                  ------------------------------------------------------------------
                               Price                          Premium
                          --------------------------------------------------------------------------
As of October 22, 2001     $0.5600    89.9%    86.3%    82.7%    81.0%    79.3%    76.0%    72.7%
Prior day closing price    $0.5600    89.9%    86.3%    82.7%    81.0%    79.3%    76.0%    72.7%
Prior 5 day average        $0.5600    89.9%    86.3%    82.7%    81.0%    79.3%    76.0%    72.7%
Prior 10 day average       $0.6080    74.9%    71.6%    68.3%    66.7%    65.2%    62.1%    59.1%
Prior 20 day average       $0.6940    53.2%    50.3%    47.5%    46.1%    44.7%    42.0%    39.4%
Prior 30 day average       $0.7117    49.4%    46.6%    43.8%    42.4%    41.1%    38.5%    35.9%
Prior 60 day average       $0.7243    46.8%    44.0%    41.3%    39.9%    38.6%    36.0%    33.5%
Prior 90 day average       $0.7498    41.8%    39.1%    36.5%    35.2%    33.9%    31.4%    29.0%
Prior six month average    $0.7804    36.3%    33.7%    31.1%    29.9%    28.7%    26.3%    23.9%
Prior year average         $0.8197    29.8%    27.3%    24.8%    23.7%    22.5%    20.2%    18.0%

                              ___________________

     Capitalink, L.C. performed a variety of financial and comparative analyses for the purpose of rendering its opinion. While the foregoing summary describes all material analyses and factors reviewed by Capitalink, L.C. with the independent committee, it does not purport to be a complete description of the presentations by Capitalink, L.C. to the independent committee of the analyses performed by Capitalink, L.C. in arriving at the its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Capitalink, L.C. believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the opinion. In addition, Capitalink, L.C. may have given various analyses more or less weight that other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink, L.C.'s view of our actual value. In performing its analyses, Capitalink, L.C. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by Capitalink, L.C. are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Capitalink, L.C.'s analysis of the fairness of the consideration to be received in the merger, from a financial point of view, to our stockholders other than Interfoods Acquisition Corp., and were provided to the independent committee solely in connection with the delivery of the Capitalink, L.C. opinion.

     In connection with advisory services related to the merger and the issuance of its opinion, Capitalink, L.C. has received a fee of $70,000. We have agreed to reimburse Capitalink, L.C. for its reasonable travel and other transaction expenses incurred in connection with its engagement. We agreed to indemnify Capitalink, L.C. in connection with any actions arising from the merger, except in the event of Capitalink, L.C.'s intentional misconduct or negligence in the performance of its duties.

     Capitalink, LC. did not recommend the amount of consideration to be paid in connection with the merger. Rather, it undertook its analysis based on the proposed consideration in the merger as conveyed by the independent committee.

     A copy of the written opinion of Capitalink, L.C., the financial advisor to the independent committee and the board, is attached as Annex B to this proxy statement. The opinion is also available for inspection and copying during regular business hours at our principal executive offices by any stockholder of ours or the representative of any stockholder who has been so designated in writing.

     Capitalink, L.C. is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, and private placements.

     Capitalink, L.C. has consented to the inclusion of this description and to the inclusion of its Fairness Opinion, dated December 21, 2001, as an annex to this proxy statement. See Annex E - "Consent of Capitalink, L.C."

Our Management's Forecast

     During November and December 2001, our management, in connection with the merger, provided Capitalink, L.C. with information about us that is not publicly available. These financial projections are included in the financial information set forth below, which describes all of the material financial information provided to Capitalink, L.C. We do not, as a matter of course, publicly disclose forward-looking information as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. In addition, these projections were prepared solely for internal use and not for publication or with a view to complying with the published guidelines of the SEC regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements and are included in this proxy statement only because they were furnished by our management to Capitalink, L.C. The financial projections necessarily make many assumptions with respect to industry performance, general business and economic conditions, access to markets and distribution channels, availability and pricing of raw materials and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond our control. We cannot predict whether the assumptions made in preparing the financial projections will be accurate, and actual results may be materially higher or lower than those contained in the projections. With the exception of the examination of this prospective financial information by Capitalink, L.C. in connection with its fairness opinion, neither our independent auditors nor any other independent accountants or financial advisors have compiled, examined or performed any procedures with respect to this prospective financial information, nor have they expressed any opinion or any form of assurance on this information or its achievability, and assume no responsibility for, and disclaim any association with, the projection financial information.



                                                                 Projected Fiscal Year Ended September 30,
                                                                 -----------------------------------------
                                                     2002                      2003                      2004
                                                     ----                      ----                      ----
Restaurants at year end                                   169                       173                       177
Total Sales                                      $161,391,560    100.0%    $166,184,600    100.0%    $175,497,037    100.0%
Cost of Restaurant Operations                     130,841,620     81.1%     134,519,341     80.9%     141,856,565     80.9%
                                                -------------             -------------             -------------
Stores Operating Profit                          $ 30,549,940     18.9%    $ 31,665,259     19.1%    $ 33,640,472     19.2%

General & Administrative                         $ 13,300,000      8.2%    $ 14,000,000      8.4%    $ 14,850,000      8.5%
Depreciation & Amortization                         5,005,000      3.1%       5,220,000      3.1%       5,460,000      3.1%
                                                -------------             -------------             -------------
Operating Profit (loss)                          $ 12,244,940      7.6%    $ 12,445,259      7.5%    $ 13,330,472      7.6%

Interest Expense                                 $  9,948,123      6.2%    $  9,879,886      5.9%    $  9,912,118      5.6%
Other Expense (income)                               (420,000)    -0.3%        (420,000 )   -0.3%        (420,000)    -0.2%
                                                -------------             -------------             -------------

Income (loss) before Income Tax                  $  2,716,817      1.7%    $  2,985,372      1.8%    $  3,838,354      2.2%

Income Tax (provision) Benefit                     (1,060,891)    -0.7%      (1,134,441 )   -0.7%      (1,451,642)    -0.8%
                                                -------------             -------------             -------------

Net Income (loss)                                $  1,655,927      1.0%    $  1,850,931      1.1%    $  2,386,712      1.4%
                                                =============             =============             =============

     The financial projections set forth above are based on the following assumptions which represent all of our material assumptions in connection with the projections:

     - Comparable store sales (stores open in both fiscal years that are the subject of the comparison) are projected with a 5% increase in fiscal 2002, a 2% increase in fiscal 2003 and a 4.5% increase in fiscal 2004.

     - Four new stores are opened in each fiscal year and one-half year of operations are realized by each new store.

     - Sales of each new store are projected at comparable sales levels after the first year of operation.

     - Menu price increases offset increases in costs of sales and other services.

     -    The income tax provision is estimated at 38% of pre-tax profit.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to us that are based on the beliefs of management as well as assumptions made by and information currently available to us. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the merger. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," and "should" and similar expressions, are intended to identify forward-looking statements. Such statements reflect our current view with respect to future events, including the completion of the merger, and are subject to numerous risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements, including, among others:

     -    the failure of stockholders to approve the merger agreement;

     -    general economic or market conditions;

     -    changes in business strategy;

     - availability of financing on acceptable terms to fund future operations;

     -    competitive conditions in our markets;

     -    general economic or market conditions;

     -    changes in technology; and

     - various other factors, both referenced and not referenced in this proxy statement including those discussed in our periodic and other filings with the SEC.

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended. Further information about the risks of forward-looking statements applicable to us can be found in our Form 10-K for the fiscal year ended September 30, 2001, which has been incorporated herein by reference and attached as Annex D to this proxy statement.

                              THE SPECIAL MEETING

Matters To Be Considered

     The purpose of the special meeting is to vote upon a proposal to approve the merger and the merger agreement. If the merger and the merger agreement are approved by our stockholders and the other conditions to the merger are satisfied or waived, Interfoods Acquisition Corp. will merge with and into us and each share of our common stock currently held by our stockholders (including 196,000 shares of our stock beneficially owned by Robert S. Berg which are owned of record by Lourdes T. Berg and Robert J. Berg) will be converted into the right to receive $1.45 principal amount of debentures to be issued by us in payment of the merger consideration, other than shares owned by Interfoods Acquisition Corp. and shares as to which dissenters' rights have been validly exercised.

     Representatives of our independent auditors are not expected to be present at the special meeting.

     The merger agreement is attached to this proxy statement as Annex A. See also "The Merger Agreement - The Merger" beginning on page 67 of this proxy statement.

The independent committee and the board have approved the merger and the merger agreement and recommend a vote FOR adoption and approval of the merger and the merger agreement. Robert S. Berg and Steven M. Wemple who have a direct conflict of interest took part in the vote and voted in favor of approval of the merger and the merger agreement.

Required Votes

     The merger agreement provides that the merger must be approved by two separate votes:

     1. the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting; and

     2. the affirmative vote of a majority of all shares of our common stock which are actually voted "For" or "Against" the merger and the merger agreement, excluding all shares of our common stock beneficially owned by Interfoods Acquisition Corp., Robert S. Berg and Steven M. Wemple.

However, the approval by the majority of the votes cast, excluding those shares beneficially owned by Interfoods Acquisition Corp. and Messrs. Berg and Wemple, may be waived by the Company.

     Approximately 51% of the outstanding shares of our common stock are beneficially owned by Interfoods Acquisition Corp. and Messrs. Berg and Wemple. Interfoods Acquisition Corp. and Messrs. Berg and Wemple have indicated that they will vote all of their shares in favor of the merger and the merger agreement, although they are not obligated to do so. Interfoods Acquisition Corp. and Messrs. Berg and Wemple beneficially own a sufficient number of shares of our common stock to approve the merger and the merger agreement under the first voting requirement.

     Because the first voting requirement on the merger and merger agreement is based upon the total number of outstanding shares of our common stock, the failure to submit a proxy card (or to vote in person at the special meeting) or the abstention from voting by a stockholder (including broker non-votes) will have the same effect as a vote "Against" the merger and merger agreement. Because the second voting requirement on the merger and the merger agreement is based upon votes actually cast "For" or "Against" the proposal, the failure to submit a proxy card (or to vote in person at the special meeting) or the abstention from voting by a stockholder (including broker non-votes) will have no effect on the outcome of the second voting requirement.

Voting and Revocation Of Proxies

     Shares that are entitled to vote and are represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares represented by the proxy will be voted for the proposal to approve and adopt the merger agreement and the merger. The board is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by the proxy are voted at the special meeting by:

     - attending and voting in person at the special meeting so long as you, and not your broker, are a record holder of our stock,

     - giving notice of revocation of the proxy at the special meeting before the vote on the merger agreement and the merger, or

     - delivering to our Corporate Secretary before the special meeting a written notice of revocation or a duly executed proxy relating to the same shares and matters to be considered at the special meeting, bearing a date later than the proxy previously executed.

     You may revoke your proxy at any time before it is voted by delivering to our Corporate Secretary at 9400 South Dadeland Boulevard, Suite 720, Miami, Florida 33156, before the special meeting a written and signed revocation or a duly executed proxy bearing a later date. In addition, if you, and not your broker, are a record holder of our stock you may attend the meeting and vote in person even if you have previously submitted a proxy.

Record Date; Stock Entitled To Vote; Quorum


     Under Nevada law (the State of our organization), only holders of shares of our common stock at the record date will be entitled to receive notice of and to vote at the special meeting. If you own our stock through your broker you are a beneficial owner of our common stock and are not entitled to vote in person at the special meeting. At the close of business on April 9, the record date for the special meeting, there were outstanding and entitled to vote 5,012,099 shares of our common stock. As of the record date for the special meeting, there were 2,456,528 shares of our common stock outstanding not beneficially owned by Mr. Berg, Mr. Wemple or Interfoods Acquisition Corp. which would be entitled to vote on the merger and merger agreement. Each holder of record of our common stock on the record date will be entitled to one vote for each share held on all
matters to be voted upon at the special meeting.      The presence, in
person or by proxy, at the special meeting of the holders of at least a majority of the shares of our common stock entitled to vote is necessary to constitute a quorum for the transaction of business.

Dissenters' Rights

     Each stockholder has a right to dissent from the merger, and, if the merger is completed, to receive "fair value" for his or her shares of our common stock in cash by complying with the provisions of Nevada law including Nevada Revised Statutes 92A.300 to 92A.500. The dissenting stockholder must deliver to us, prior to the vote being taken on the merger and the merger agreement at the special meeting, written notice of his or her intent to demand payment for his or her shares if the merger is completed and must not vote in favor of approval and adoption of the merger and the merger agreement. The full text of Nevada Revised Statutes 92A.300 to 92A.500 is attached as Annex C hereto. See "Dissenters' Rights" at page 96 for a further discussion of the rights and the legal consequences of voting shares in favor of the approval and adoption of the merger and the merger agreement.

Solicitation Of Proxies

     We will bear the cost of soliciting proxies from stockholders. In addition to soliciting proxies by mails, our officers and directors and employees, without receiving additional compensation, may solicit proxies by telephone, facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incurred.

                  CERTAIN INFORMATION CONCERNING THE COMPANY

Recent Developments


     Interfoods Acquisition Corp. is a Nevada corporation organized on December 21, 2001 which is owned by Robert S. Berg and Steven M. Wemple. We entered into the merger agreement with Interfoods Acquisition Corp. on December 21, 2001.
See Pages 67 to 76 for a description of the terms of the merger agreement.

     On February 6, 2002, Robert S. Berg and Steven M. Wemple contributed 2,359,571 shares of our common stock to Interfoods Acquisition Corp. in exchange for shares of common stock of Interfoods Acquisition Corp. As a result of that contribution, Interfoods Acquisition Corp. owns approximately 47% of our outstanding common stock.

Certain Transactions

     Mr. Berg, our Chairman and Chief Executive Officer, and Steven M. Wemple, our President, Chief Operating Officer, Treasurer, Secretary and one of our directors, jointly own all of the outstanding stock of Elk River Aviation, Inc., a charter aircraft company whose sole business is the leasing of the airplane described below. On October 1, 1998, we entered into an agreement to use the airplane whereby we were charged a flat rate of $1,100 per hour of usage, on an as needed basis. Elk River was responsible for all operating expenses of the airplane, such as pilots salary, insurance, fuel and maintenance. Subsequently, the lease rate was amended to $1,500 per hour in June, 1999 and $3,500 per hour in October, 2000. In fiscal years 2001 and 2000, we paid approximately $922,000 and $724,000 to Elk River for use of the airplane. We believe that the lease of the aircraft is important to us in order to permit management to effectively supervise the operations of our restaurants which are located in seven states, as well as in connection with management's efforts to analyze potential future restaurant locations. As of September 30, 2001 and 2000, we had a receivable of $221,304 and $0, respectively, related to certain expenses paid by us on behalf of Elk River. The receivable is reflected in the accounts receivable on our consolidated balance sheet in our form 10-K for fiscal year 2001. In fiscal year 2000, we fully reserved for a deposit of $160,439 with Elk River as its collectability was deemed to be uncertain.

     On July 21, 2000, we invested $2,200,000 in land and buildings for two Popeyes' Chicken and Biscuit Restaurants on the west coast of Florida. We obtained financing of $1,632,000 from an unrelated party in connection with this transaction. We leased the two restaurants to T.T.&D Foods, Inc., a corporation controlled by Timothy Berg who is the brother of Mr. Berg. Under the terms of the triple net lease, T.T.&D Foods, Inc. pays annual rent to us in the amount of $282,568 and pays insurance, taxes and other expenses associated with the leased property. Our annual payments on the debt incurred to finance the two restaurants is $222,662. During fiscal years 2001 and 2000, we netted income of $59,906 and $36,135 from this transaction.

     We believe that the transactions described above are on the same terms and conditions as similar transactions with unaffiliated parties.

     Marshal E. Rosenberg, Ph.D., the outside director of the Company serving on the independent committee, acted as agent for the National Life Insurance Company that provided to our subsidiary the Sailormen, Inc. Salary Continuation Executive Retention Plan and the life insurance policies on the 13 participants in the Plan, including Mr. Berg and Mr. Wemple. During fiscal 2001, we paid to National Life Insurance Company premiums aggregating $178,000 in connection with such insurance policies and Dr. Rosenberg received approximately $89,000 in commissions from the insurance company. In fiscal 2002, we intend to pay premiums of $250,000 on those insurance policies, and Dr. Rosenberg will receive approximately $31,250 in commissions from the insurance company. All commissions paid to Dr. Rosenberg are calculated at rates established by state regulatory guidelines. We intend to continue to pay the premiums for the insurance policies in future fiscal years. Dr. Rosenberg will continue to receive commissions from the insurance company calculated at rates established by state regulatory guidelines.

     On June 30, 2001, we entered into a Stock Redemption Agreement with Mr. Berg and Mr. Wemple providing for, among other things, restrictions on the sale or transfer of our common stock without the consent of the other parties to the agreement. The agreement provides that if either Mr. Berg or Mr. Wemple intends to dispose of our common stock he must first offer to sell our common stock to the Company and the other party to the agreement at the price specified in the agreement, which is $6.09 if Mr. Berg desires to sell his shares of our common stock and $6.43 if Mr. Wemple decides to sell his shares of our common stock. Additionally, upon the death of either Mr. Berg or Mr. Wemple, the agreement requires that we purchase the stock owned by Mr. Berg or Mr. Wemple, as applicable, at the prices per share set forth in the preceding sentence. Those prices were intended to reflect the fair market value of our stock owned by Mr. Berg and Mr. Wemple and their significant contributions to our successful operations.

     Under the agreement, we purchased a $6,000,000 life insurance policy on Mr. Berg and a $4,000,000 life insurance policy on Mr. Wemple to be used by us to pay a portion of the purchase price of our shares owned by them upon their death. We are the owner and beneficiary of each life insurance policy. During fiscal 2001, we paid premiums aggregating $33,000 in connection with such policies and Dr. Rosenberg received approximately $16,500 in commissions from the insurance company. In fiscal 2002, we intend to pay premiums of $132,000 on those insurance policies, and Dr. Rosenberg will receive approximately $16,500 in commissions from the insurance company. All commissions paid to Dr. Rosenberg are calculated at rates established by state regulatory guidelines. We intend to continue to pay premiums for the insurance policies in future fiscal years. Dr. Rosenberg will continue to receive commissions from the insurance company calculated at rates established by state regulatory guidelines.

     On February 6, 2002, Mr. Berg contributed to Interfoods Acquisition 1,476,719 shares of our common stock for an equivalent number of shares of common stock of Interfoods Acquisition. On February 6, 2002, Mr. Wemple contributed to Interfoods Acquisition 932,352 shares of our common stock for an equivalent number of shares of common stock of Interfoods Acquisition.

     On February 27, 2002, we entered into an Amended and Restated Stock Redemption Agreement (the "Amended and Restated Agreement") with Interfoods Acquisition and Messrs. Berg and Wemple. The Amended and Restated Agreement revised the Stock Redemption Agreement as follows:

     - We agreed that if either Mr. Berg or Mr. Wemple dies prior to the completion of the merger we shall purchase, and Interfoods Acquisition shall sell, such number of shares of our common stock owned by Interfoods Acquisition that is equivalent to the number of shares of common stock of Interfoods Acquisition owned by the decedent.

     - The purchase price for our shares to be redeemed by us upon the death of Mr. Berg or Mr. Wemple was revised so that it is now based on only the fair market value of the shares rather than the price set forth in the Stock Redemption Agreement. Fair market value of the shares to be redeemed by us shall be determined by us and the estate of Mr. Berg or Mr. Wemple, as applicable, or by arbitration if we are unable to agree upon the fair market value of the shares.

     Our board decided to change the redemption price payable upon death of Mr. Berg or Mr. Wemple in view of the analysis of Capitalink, L.C. and the prospect of our becoming a privately held company. We will use the proceeds from the insurance policies on the lives of Mr. Berg and Mr. Wemple to pay the redemption price of our shares of common stock owned by Mr. Berg and Mr. Wemple on the date of their respective deaths. If the insurance proceeds exceed the redemption price, we will retain the excess as general working capital.

     There is no present intention by Interfoods Acquisition, Mr. Berg, Mr. Wemple or us to change the provisions of the Amended and Restated Stock Redemption Agreement with respect to the redemption price to be paid by us for shares of our common stock in the event of the death of Mr. Berg or Mr. Wemple.

     In 1996, James S. Byrd, Norman Kaufman, Robert S. Berg, George Carter and Steven M. Wemple entered into a Shareholders' Voting Agreement which set back the manner in which our directors were elected and our officers were appointed and restrictions on the transfer from stock by the parties to the Agreement. Messrs. Byrd, Kaufman and Carter sold all shares of our common stock after the date of the execution of the Shareholders' Voting Agreement and therefore are no longer parties to the Agreement. On March 6, 2002, Messrs. Berg and Wemple, the only remaining parties to the Shareholders' Voting Agreement, terminated the Shareholders' Voting Agreement as of that date because the Agreement was no longer relevant to our governance or the transfer by them of our common stock.

     In December, 2001, we entered into indemnification agreements with each of Mr. Berg, Mr. Wemple and Dr. Rosenberg. Each indemnification agreement provides that if Mr. Berg, Mr. Wemple or Dr. Rosenberg become a party to any lawsuit or proceeding, whether civil, criminal, administrative or investigative, by a third party because he was one of our directors, then we shall indemnify him against all expenses and liabilities incurred by him in connection with the investigation, defense, settlement or appeal of such lawsuit or proceeding. In order to be entitled to indemnification, Mr. Berg, Mr. Wemple or Dr. Rosenberg must have acted in good faith and in a manner he reasonably believed to be in or not opposed to us and our stockholders' best interest, and, with respect to any criminal proceeding, he must not have had any reason to believe his conduct was unlawful.

     If we bring a lawsuit against Mr. Berg, Mr. Wemple or Dr. Rosenberg in their capacity as one of our directors and if Mr. Berg, Mr. Wemple or Dr. Rosenberg are finally adjudged to be liable to us then they are not entitled to indemnification from us unless a court determines that under the circumstances they are entitled to be indemnified by us.

     We are obligated under the indemnification agreements to advance all expenses paid by Mr. Berg, Mr. Wemple or Dr. Rosenberg in connection with any lawsuit or proceeding against them as one of our directors but only upon our receipt from them of an undertaking to repay all amounts we advance to them if a court finally determines that they are not entitled to indemnity payments from us.

     In the indemnification agreements we are obligated to purchase and maintain directors' and officers' liability coverage in reasonable amounts so long as either Mr. Berg, Mr. Wemple or Dr. Rosenberg continue to serve as one of our directors. We are not obligated to maintain directors' and officers' liability insurance if we determine such insurance is not reasonably available, the premium costs are disproportionate to the amount of coverage provided or the insurance is limited by exclusions which make coverage inadequate. We maintain directors' and officers' liability insurance. Dr. Rosenberg does not receive any commissions on the premiums paid by us for our directors' and officers' liability insurance.

     Each indemnification agreement shall continue for so long as the person who is a party to the agreement continues as one of our directors and for so long after he ceases to be one of our directors as he shall be subject to any possible claim, lawsuit or proceeding by reason of the fact that he served as one of our directors.


Price Range Of Shares; Dividends; And Stock Repurchases

     Our common stock trades on the over-the-counter market under the symbol "IFDA.OB" on the electronic bulletin board. The following table shows the quarterly high and low bid prices for the two-year period ended March 31, 2002 reported by National Quotation Bureau Incorporated. The prices reflect inter-dealer prices, without retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

                                                        April , 2000 to
                                                         March 31, 2001
                                              ------------------------------------
                                                      High             Low
Quarter ended June 30................                 $1.84            $0.44
Quarter ended September 30...........                 $0.94            $0.44
Quarter ended December 31............                 $1.09            $0.41
Quarter ended March 31...............                 $1.19            $0.41

                                                        April 1, 2000 to
                                                         March 31, 2001
                                              ------------------------------------
                                                      High             Low
Quarter ended June 30................                 $1.01            $0.69
Quarter ended September 30...........                 $1.02            $0.57
Quarter ended December 31............                 $0.97            $0.56
Quarter ended March 31...............                 $1.02            $0.91



     On December 21, 2001, we had issued and outstanding 5,012,099 shares of our common stock. On such date, there were 302 holders of record of our common stock. Such number includes stockholders of record who hold stock for the benefit of others. On December 21, 2001, the last day the shares were traded prior to the announcement of the merger proposal, the closing price per share as reported on the OTC electronic bulletin board was $0.80. On April 9, 2002, the record date for the special meeting, we had issued and outstanding 5,012,099 shares of our common stock.

     We have not declared or paid any dividends on the shares of our common stock since our inception. We do not anticipate paying cash dividends on the shares in the foreseeable future. We intend to retain future earnings to finance our operations and to fund the growth of the business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that our board of directors deems relevant.

     During the period April 1, 2000 to March 31, 2002, we purchased 491,700 shares of our common stock on the open market or in privately negotiated transactions for an aggregate purchase price of $600,709.57. The prices at which the shares were purchased ranged from $0.96 per share to $1.35 per share. The average price per share paid during each quarter during that period was as set forth in the following table:

                                                        April 1, 2000 to
                                                         March 31, 2001
                                                --------------------------------
Quarter ended June 30................                          *
Quarter ended September 30...........                          $1.22
Quarter ended December 31............                          *
Quarter ended March 31...............                          *

                                                        April 1, 2000 to
                                                         March 31, 2002
                                            ------------------------------------
Quarter ended June 30....................                     *
Quarter ended September 30...............                     $0.75
Quarter ended December 31................                     *
Quarter ended March 31...................                     *

___________________________
*    No purchases during the quarter.

     We have not purchased any shares of our common stock since March 31, 2002.

     During the period April 1, 2000 to March 31, 2002, Robert S. Berg purchased 933 shares of our common stock on the open market or in privately negotiated transactions for an aggregate purchase price of $753.88. The prices at which the shares were purchased ranged from $0.5625 per share to $0.96875. The average price per share paid during each quarter during that period was as set forth in the following table:

                                                        April 1, 2000 to
                                                         March 31, 2001
                                            ------------------------------------
Quarter ended June 30....................                     $0.875
Quarter ended September 30...............                     $0.78125
Quarter ended December 31................                     $0.765625
Quarter ended March 31...................                     *

                                                        April 1, 2000 to
                                                         March 31, 2002
                                            ------------------------------------
Quarter ended June 30....................                     *
Quarter ended September 30...............                     *
Quarter ended December 31................                     *
Quarter ended March 31...................                     *


___________________________
*    No purchases during this quarter.

     Mr. Berg has not purchased any of our common stock since March 31, 2002.

     Neither the Acquisition Company, Mr. Wemple nor Francis X. Maloney (our chief financial officer) purchased shares of our common stock during the period April 1, 2000 to the date of this proxy statement.

Summary Unaudited Pro Forma Condensed Financial Information

     The following unaudited pro forma condensed financial information and explanatory notes give effect to the merger and are based on the estimates and assumptions set forth in the notes to such statements. This pro forma information has been prepared using our historical financial statements and should be read in conjunction with the historical financial statements and notes included in the Form 10-K which is attached hereto as Annex D.

Unaudited Pro Forma Financial Information

     Even though once the merger is consummated our public stockholders will not have the opportunity to participate in our future earnings, our public stockholders will continue to bear the risk of a decrease in our financial strength, whether as a result of operating or market factors, which may impair our ability to repay the debentures.

     The following Unaudited Pro Forma Financial Information gives effect to the consummation of the merger of us and Interfoods Acquisition on September 30, 2001 in the case of the Unaudited Pro Forma Balance Sheet, and on October 1, 2000 in the case of the Unaudited Pro Forma Statement of Earnings for the year ended September 30, 2001 and for the three months ended December 31, 2001, and are based on the estimates and assumptions set forth in the notes to such statements.

     The following Unaudited Pro Forma Financial Information is presented for illustrative purposes only and does not purport to be indicative of our actual financial position or results of operations as of the date thereof, or as of or for any other future date, and is not necessarily indicative of what our actual financial position or results of operations would have been had the merger been consummated on the above-referenced dates, nor does it give effect to (i) any transactions other than the merger and those described in the Notes to the Unaudited Pro Forma Financial Information or (ii) our results of operations since December 31, 2001.

UNAUDITED PRO FORMA BALANCE SHEET ON SEPTEMBER 30, 2001

                                                                             PRO FORMA
                                                           HISTORICAL        ADJUSTMENT               AS ADJUSTED
                                                          -------------------------------------------------------
CASH AND CASH EQUIVALENTS                                  $  2,370,032     ($316,500)  (1)(5)       $  2,053,532

CERTIFICATE OF DEPOSITS                                       3,527,820                                 3,527,820

ACCOUNTS RECEIVABLE                                             276,275                                   276,275

INVENTORY                                                       792,577                                   792,577

PREPAID EXPENSES                                                411,269                                   411,269
                                                          -------------------------------------------------------

 TOTAL CURRENT ASSETS                                      $  7,377,973     ($316,500)               $  7,061,473

PROPERTY AND EQUIPMENT, NET                                  79,926,823                                79,926,823

OTHER ASSETS                                                                                                    -
    DEPOSITS                                                    354,930                                   354,930
    GOODWILL                                                 24,736,114                                24,736,114
    OTHER INTANGIBLE ASSETS                                   2,005,617                                 2,005,617
    DEBT ISSUANCE COSTS                                       2,448,405                                 2,448,405
    OTHER ASSETS                                                178,362        30,000   (5)               208,362
                                                          -------------------------------------------------------

   TOTAL ASSETS                                            $117,028,224     ($286,500)               $116,741,724

ACCOUNTS PAYABLE AND ACCRUED EXPENSES                      $ 10,428,488                              $ 10,428,488

CURRENT PORTION OF ADVANCED VENDOR REBATES                      720,044                                   720,044

CURRENT PORTION OF LONG TERM DEBT                             6,080,505                                 6,080,505

CURRENT PORTION OF CAPITAL LEASE OBLIGATIONS                    168,714                                   168,714

CURRENT PORTION OF DEFERRED INCOME                               45,248                                    45,248
                                                          -------------------------------------------------------
   TOTAL CURRENT LIABILITIES                               $ 17,442,999  $          0                $ 17,442,999

LONG TERM DEBT, NET OF CURRENT PORTION                     $ 91,724,266                              $ 91,724,266

SUBORDINATED DEBENTURES                                               -     3,846,166   (1)             3,846,166

CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION                     -                                         -

ADVANCED VENDOR REBATES, NET OF CURRENT PORTION               2,256,230                                 2,256,230

DEFERRED TAXES                                                1,103,703                                 1,103,703

DEFERRED INCOME, NET OF CURRENT PORTION                         663,161                                   663,161
                                                          -------------------------------------------------------

                                                           $113,190,359  $  3,846,166                $117,036,525


COMMON STOCK                                               $      5,012       ($2,653)  (1)          $      2,359

ADDITIONAL PAID IN CAPITAL                                    2,843,214    (2,843,214)  (1)                     -

ACUMULATED EARNINGS (DEFICIT)                                   989,639    (1,286,799)  (1)              (297,160)

COMMON STOCK IN TREASURY                                              -                                         -
                                                          -------------------------------------------------------
   TOTAL STOCKHOLDERS' EQUITY                              $  3,837,865   ($4,132,666)                  ($294,801)
                                                          -------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $117,028,224     ($286,500)               $116,741,724

BOOK VALUE PER COMMON SHARE                                $       0.77                 (4)                ($0.12)

UNAUDITED PRO FORMA STATEMENT OF EARNINGS
FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                             PRO FORMA
                                                                        HISTORICAL           ADJUSTMENT        AS ADJUSTED
                                                                     -----------------------------------------------------
REVENUES                                                               $152,088,594                           $152,088,594

COSTS AND OPERATING EXPENSES                                                                                             -
 COST OF RESTAURANT OPERATIONS                                          123,304,366                            123,304,366
 GENERAL AND ADMINISTRATIVE EXPENSES                                     12,419,692                             12,419,692
 DEPRECIATION AND AMORTIZATION                                            4,878,386                              4,878,386
                                                                     -----------------------------------------------------

    TOTAL COSTS AND OPERATING EXPENSES                                  140,602,444                            140,602,444

OPERATING INCOME                                                         11,486,150                             11,486,150

OTHER INCOME(EXPENSE)                                                                                                    -
 INTEREST EXPENSE                                                       (10,135,891)      (394,617) (2) (3)    (10,530,508)
 OTHER INCOME(EXPENSE)                                                      459,395                                459,395
                                                                     -----------------------------------------------------

    TOTAL OTHER EXPENSE                                                  (9,742,496)      (394,617)            (10,071,113)

 INCOME LOSS BEFORE INCOME TAX PROVISIONS                                 1,809,654       (394,617)              1,415,037

INCOME TAX PROVISION                                                       (808,109)       175,999  (6)           (632,110)
                                                                     -----------------------------------------------------

    NET INCOME                                                         $  1,001,545       (218,618)           $    782,927

EARNINGS PER SHARE - BASIC AND DILUTED                                 $       0.20                           $       0.32

WEIGTHED AVERAGE COMMON SHARES OUTSTANDING                                5,133,377     (2,652,528) (1)          2,480,849

RATIO OF EARNINGS TO FIXED CHARGES                                             1.15 (7)                               1.11 (7)

FIXED CHARGE COVERAGE RATIO                                                    1.36 (8)                               1.33 (8)

UNAUDITED PRO FORMA STATEMENT OF EARNINGS FOR
THE THREE MONTHS ENDED DECEMBER 31, 2001

                                                                                      PRO FORMA                 AS
                                                                   HISTORICAL        ADJUSTMENT              ADJUSTED
                                                                ------------------------------------------------------
Revenues                                                          $37,603,616                              $37,603,616

Costs and Operating Expenses                                                                                         -
  Cost of Restaurant Operations                                    30,206,090                               30,206,090
  General and Administrative Expenses                               3,341,033                                3,341,033
  Depreciation and Amortization                                     1,193,184                                1,193,184
                                                                ------------------------------------------------------

          Total Costs and Operating Expenses                       34,740,307                               34,740,307

Operating Income                                                    2,863,309                                2,863,309

Other Income(Expense)                                                                                                -
  Interest Expense                                                 (2,463,233)          (98,654) (2) (3)     2,561,887)
  Other Income(Expense)                                                51,187                                   51,187
                                                                ------------------------------------------------------

          Total Other Expense                                      (2,412,046)          (98,654)            (2,510,700)

Income Loss Before Income Tax Provisions                              451,263           (98,654)               352,609

Income Tax Provision                                                 (183,189)           44,000  (6)          (139,189)
                                                                ------------------------------------------------------

          Net Income                                              $   268,074           (54,654)           $   213,420

Earnings Per Share - Basic And Diluted                            $      0.05                              $      0.09

Weighted Average Common Shares Outstanding                          5,012,099        (2,652,528) (1)         2,359,571

Ratio Of Earnings To Fixed Charges                                       1.15  (7)                                1.11  (7)

Fixed Charge Coverage Ratio                                              1.36  (8)                                1.33  (8)


Notes to Unaudited Pro Forma Financial Information

(1) To reflect the exchange of 2,652,528 shares of our common stock for $3,846,166 of 10% unsecured subordinated debentures resulting in a reduction of common stock of $2,653, a reduction of additional paid in capital of $2,843,214, and a reduction in accumulated earnings (deficit) of $1,286,799, which includes $316,500 of estimated transaction costs.

(2) To reflect the interest expense on the debentures for the year ended September 30, 2001 of $384,617 and for the three months ended December 31, 2001 of $96,154.

(3) Represents amortization of the debt issuance costs for the year ended September 30, 2001 of $10,000 and for the three months ended December 31, 2001 of $2,500 based on an amortization period of 36 months.

(4) Book value per common share is calculated as total stockholders' equity divided by the number of shares outstanding at the end of the period, giving effect in the case of the pro forma amounts to the 2,652,528 shares of common stock cancelled as a result of the merger.

(5) Represents debt issuance costs estimated to be $30,000 related to the issuance of the debentures.

(6) Represents the income tax benefit related to the pro forma adjustments, at our fiscal 2001 effective tax rate of 44.6%.

(7) Represents the ratio of earnings to fixed charges. Earnings represents pretax income plus fixed charges and capitalized interest less preferred stock dividends. Fixed charges represents interest expensed and capitalized plus amortization of capitalized interest, an estimate of interest within rental expense and preferred stock dividends.

(8) Represents the fixed charge coverage ratio as defined in the indenture pursuant to which we will issue the debentures.

Calculation Of Cost To Repurchase

     We have 5,012,099 shares of outstanding common stock. Of those shares, 2,359,571 shares are owned by Interfoods Acquisition Corp. None of the shares owned by Interfoods Acquisition Corp. will be acquired by us in the merger. As a result, we will acquire 2,652,528 shares from the public stockholders in the merger through issuance of our debentures in the original principal amount of $1.45 per share or in the aggregate principal amount of approximately $3,846,166 for all of the 2,652,528 shares of our common stock held by our public stockholders. The costs and expenses associated with the merger to be paid in cash are estimated to be $316,500. Thus, the total costs of the repurchase of the shares held by the public stockholders is estimated to be $4,162,666 plus interest payable on the debentures as provided in the debentures. We intend to pay the interest on and principal of the debentures from our cash flow from operations.

Interests Of Certain Persons In The Merger

     In considering the merger and the fairness of the consideration to be received in the merger, you should be aware that certain of our officers and directors have interests in the merger, which are described below and which may present them with certain actual conflicts of interest.

     As of December 21, 2001, the directors and executive officers as a group (including Robert S. Berg and Steven M. Wemple) beneficially owned 2,555,827 shares of our common stock, or 51% of our shares. Marshal E. Rosenberg, Ph.D., one of our directors, does not own any of our common stock. Mr. Berg and Mr. Wemple own Interfoods Acquisition Corp. which owns approximately 47% of the outstanding shares of our common stock. Our board was aware of this actual conflict of interest and considered it along with the other matters described under "Special Factors - Recommendations of the Independent Committee and Board of Directors," and "Special Factors - Reasons for the Merger and Fairness of the Merger."

     Benefits being conferred upon us and Messrs. Berg and Wemple as a result of the completion of the merger include the following:

     - Messrs. Berg and Wemple will beneficially own 100% of our outstanding common stock;

     - Messrs. Berg and Wemple's aggregate interest in our net book value and net earnings will increase from approximately 51% to 100% (from $0.39 to $0.77 of our net book value per share and from $0.102 to $0.20 of our net earnings per share as of September 30, 2001);

     - Messrs. Berg and Wemple will have the ability to benefit solely from our future earnings and profits and any divestitures, strategic acquisition or other corporate opportunities that may be pursued by us in the future; and

     - we will avoid a significant portion of the costs of remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the Securities Exchange Act (which were approximately $110,000 in fiscal year 2001).

     Potentially negative factors impacting our public stockholders as a result of the completion of the merger include the following:

     - our public stockholders will not have the right to participate in our future growth, if any;

     - our public stockholders will continue to bear the risks of a decrease in our financial health, profitability and cash flow, whether as a result of operating or market factors, which could impact our ability to repay our debentures;

     -    our leverage will increase;

     - the debentures are subordinated to existing senior debt of approximately $96 million and the risk that we may not be able to pay the principal of or interest on the debentures;

     - we intend to incur in the future additional debt which will be senior to the debentures which means that holders of the additional debt will be paid before holders of the debentures in the event of our insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization; and

     - our public stockholders who recognize gain equal to the difference between the fair market value of the debentures received and their basis in the shares of our common stock surrendered in exchange for the debentures will have to pay taxes on the gain before they receive the principal amount of the debentures.

     The member of the independent committee has been and will be paid $1,000 per month from the date of his engagement until the closing of the merger plus reimbursable expenses. The member was paid $4,000 through January 31, 2002.

     Based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither the company nor any associate or subsidiary of the company nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or affiliates of any of the foregoing, have effected any transactions involving the shares during the 60 days prior to the date of this proxy statement.

     The company has no outstanding options, warrants or other rights to purchase shares of its common stock.

                             THE MERGER AGREEMENT

     This section of the proxy statement describes material aspects of the merger, including material provisions of the merger agreement. This description of the merger agreement is qualified by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference. You are urged to read the entire merger agreement carefully.

The Merger

     The merger agreement provides that, upon the terms and subject to the conditions in the merger agreement, and in accordance with Nevada law, Interfoods Acquisition Corp. will be merged with and into us. As a result of the merger, Interfoods Acquisition Corp.'s corporate existence will cease and we will continue as the surviving corporation in accordance with Nevada law. The merger will become effective at the time the articles of merger are filed with the Secretary of State of the State of Nevada. The merger is expected to occur as soon as practicable after all conditions to the merger have been satisfied or waived.

     Our board of directors, based upon the recommendation of the independent committee, has approved, and deems it fair to and in the best interests of our public stockholders to complete, the merger of Interfoods Acquisition Corp. with and into us. Upon completion of the merger, each issued and outstanding share of our common stock (including 196,000 shares of our stock beneficially owned by Robert S. Berg which are owned of record by Lourdes T. Berg and Robert J. Berg), will be cancelled and converted automatically into the right to receive $1.45 principal amount of debentures to be issued by us in payment of the merger consideration, other than shares beneficially owned by: (1) Interfoods Acquisition Corp. and (2) holders who have validly exercised their dissenters' rights. As a result, we will acquire 2,652,528 shares of our common stock from the public stockholders.

     The merger agreement provides that our directors and officers immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation. Subject to the merger agreement, our articles of incorporation as in effect immediately prior to the effective time of the merger, will be the articles of incorporation of the surviving corporation after the merger. Subject to the merger agreement, our bylaws, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation after the merger. Subject to the merger agreement, any vacancy existing in the surviving corporation's board of directors or in any of the surviving corporation's offices, may thereafter be filled in the manner provided by Nevada law and the surviving corporation's articles of incorporation and bylaws.

Conversion Of Common Stock

     Once we and Interfoods Acquisition Corp. complete the merger, the following will occur:

     - each share of our common stock issued and outstanding immediately prior to the effective time of the merger (including 196,000 shares of our stock beneficially owned by Robert S. Berg which are owned of record by Lourdes T. Berg and Robert J. Berg) will, automatically, be converted into the right to receive $1.45 principal amount of debentures to be issued by us in payment of the merger consideration other than shares beneficially owned by Interfoods Acquisition Corp. and stockholders who have validly exercised their dissenters' rights;

     - all shares of our common stock, when converted, will no longer be outstanding and will automatically be cancelled and retired;

     - each share of Interfoods Acquisition Corp. common stock will be automatically converted into one fully paid share of our common stock;

     - each holder of a certificate formally representing such shares will cease to have any rights, except the right to receive the merger consideration;

     - after the merger is completed, our exchange agent will send you a transmittal form and written instructions for exchanging your share certificates for the merger consideration. Do not send share certificates now; and

     - our exchange agent will pay the merger consideration to our public stockholders.

Surrender And Exchange Of Stock Certificates

     On the date of the completion of the merger, our stockholders who have not exercised dissenters' rights will automatically become entitled to all of the rights and privileges afforded to holders of our debentures at that time. The actual physical exchange of shares of our common stock for our debentures will occur after the completion of the merger.

     Wachovia Bank, National Association, will serve as the exchange agent for our debentures. Shortly after the completion of the merger, Wachovia Bank, National Association, will send or cause to be sent to all of our public stockholders (other than any stockholders who have exercised their dissenters' rights) a letter of transmittal with instructions for exchanging shares of our common stock for our debentures. Each of our stock certificates outstanding immediately prior to the merger and that will be exchanged in the merger will be deemed for all purposes to evidence ownership of our debentures, regardless of when our stock certificates are actually exchanged for our debentures.

     Our public stockholders should not send in their certificates for our common stock until they have received a letter of transmittal and further written instructions after the date of the completion of the merger. Please do not send in your stock certificates with your proxy.

     When the exchange agent for the debentures receives certificates of our common stock, together with a properly completed letter of transmittal, it will issue and mail to the former holder of our common stock the debenture to which such holder is entitled as a result of the merger. Cash will be paid in lieu of issuing debentures in principal amounts less than $100 or in multiples of less than $25.

     Our public stockholders who cannot locate their stock certificates are urged to contact the transfer agent for our common stock at the following address:

          Pacific Stock Transfer Company
          5844 South Pecos Road
          Suite D
          Las Vegas, Nevada  89120
          Attention:  Mr. Lance Godfrey
          Telephone:  (702) 361-3033
          Facsimile:  (702) 433-1979

Our transfer agent will issue a new stock certificate to replace the lost certificate for shares of our common stock only if the holder of our common stock who lost his or her stock certificate signs an affidavit certifying that his or her stock certificate cannot be located and provides our transfer agent with such additional agreements and documentation as required by our transfer agent. Our transfer agent may require our stockholder who lost his or her stock certificate to post a bond in an amount requested by our transfer agent.

Representations And Warranties

     The merger agreement contains our representations and warranties relating to:

     -    corporate organization, standing and power;

     -    subsidiaries;

     -    capital structure;

     -    authority to execute and validity of the agreement;

     -    consents and approvals required for the merger;

     -    SEC documents;

     -    the Proxy Statement;

     -    absence of certain changes or events;

     -    state takeover statutes;

     -    brokerage fees and commissions;

     -    opinion of financial advisors;

     -    compliance with laws;

     -    litigation; and

     -    taxes.

     The merger agreement also contains Interfoods Acquisition Corp.'s representations and warranties of Interfoods Acquisition Corp. relating to:

     -    corporate organization, standing and power;

     -    subsidiaries;

     -    capital structure;

     -    authority to execute and validity of the agreement;

     -    consents and approvals required for the merger;

     -    new entity status;

     - information supplied or to be supplied by Interfoods Acquisition Corp. for the proxy statement;

     -    brokerage fees and commissions;

     -    title to properties;

     -    undisclosed liabilities;

     -    board and stockholders recommendation;

     -    stockholder approval;

     -    litigation; and

     -    taxes.

Covenants

     In the merger agreement, we agreed that our business and the business of our subsidiaries will be conducted only in the usual, regular and ordinary course and in substantially the same manner as previously conducted, and we and our subsidiaries will use our commercially reasonable efforts to preserve our business organization substantially intact, keep available the services of our current officers and employees and preserve our relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with us, in each case consistent with past practice, so that the goodwill and ongoing business is unimpaired, to the fullest extent possible, at the effective time of the merger. In addition, we agreed that we, and our affiliates, will not take any action that would, or that could reasonably be expected to, result in any of our representations and warranties set forth in the merger agreement becoming untrue.

     In the merger agreement, Interfoods Acquisition Corp. agreed that:

     - Interfoods Acquisition Corp. will not carry on any business other than business required to complete the merger and other transactions contemplated by the merger agreement; and

     - Interfoods Acquisition Corp., and its affiliates, will not take any action that would, or that could reasonably be expected to, result in any of Interfoods Acquisition Corp.'s representations and warranties set forth in the merger agreement becoming untrue.

Directors' And Officers' Indemnification

     In the merger agreement, we agreed that, to the fullest extend permitted under applicable law, after the effective time of the merger we, as the surviving corporation, will indemnify, defend and hold harmless each of our current and former officers and directors, and current and former officers and directors of our subsidiaries, against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement arising out of actions or omissions occurring at or prior to the effective time of the merger to the full extent permitted under applicable Nevada law, the terms of our articles of incorporation or the terms of our bylaws or individual indemnification agreements, as in effect on December 21, 2001. We also agreed to maintain our existing officers' and directors' liability for a period of not less than four years after the date of the completion of the merger, provided, that we may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such officers and directors so long as the premiums for such insurance do not exceed 200% of the aggregate premiums paid for such coverage for the twelve month period prior to December 21, 2001.

Conditions To The Merger

     We and Interfoods Acquisition Corp. will not complete the merger unless a number of conditions are satisfied or waived by us or Interfoods Acquisition Corp. These include:

     - the merger and the merger agreement have been approved by the affirmative vote of at least a majority of the outstanding shares entitled to vote at the special meeting;

     - the merger and the merger agreement have been approved by the affirmative vote of all shares of our common stock which are actually voted "For" or "Against" the merger and the merger agreement, excluding all shares of our common stock beneficially owned by Interfoods Acquisition Corp., Robert S. Berg and Steven M. Wemple; and

     - no restraining order or permanent injunction or other order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the merger are in effect; provided that, subject to the merger agreement, we and Interfoods Acquisition Corp. use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

     The first voting requirement and the condition regarding no restraining order or permanent injunction or court order or other legal prohibition preventing the merger may not be waived by either us or Interfoods Acquisition Corp. The second voting requirement may be waived by either us or Interfoods Acquisition Corp. We and Interfoods Acquisition Corp. intend to waive the second voting requirement if such favorable vote is not achieved because we, Interfoods Acquisition Corp. and Messrs. Berg and Wemple believe that the merger agreement and the merger are fair to and in the best interests of our public stockholders for the reasons described in this proxy statement. See "Special Factors" starting on page 18. We do not believe that we have a legal obligation, and do not intend, to resolicit proxies to approve the merger agreement and the merger if we waive the second voting requirement.

     Our obligation to consummate the merger is subject to the satisfaction of the following conditions at the effective time of the merger:

     - Capitalink, L.C. shall not have revoked, modified or changed its fairness opinion in any manner adverse to the holders of our shares.

     - Interfoods Acquisition Corp. shall have performed, in all material respects, all of its respective obligations contained in the merger agreement that are required to be performed by Interfoods Acquisition Corp. at or prior to the closing date, and we shall have received a certificate of an executive officer of Interfoods Acquisition Corp., dated the closing date, certifying to such effect.

     - The representations and warranties of Interfoods Acquisition Corp. contained in the merger agreement and in any document delivered in connection with the merger agreement (disregarding any qualification contained therein with respect to materiality and material adverse effect) shall be true and correct as of the closing date (except those warranties and representations that address matters as of a particular date, which shall remain true and correct as of such date) with only such exceptions as would not in the aggregate have a material adverse effect on Interfoods Acquisition Corp. or its ability to perform its obligations under the merger agreement. We shall have received a certificate of an executive officer of Interfoods Acquisition Corp., dated the closing date, certifying to such effect.

     - We shall have received from Interfoods Acquisition Corp. certified copies of the resolutions of its Board of Directors and Stockholders approving and adopting the merger agreement, the merger and the transactions contemplated thereby.

     - From the date of the merger agreement through the closing date, there shall not have occurred any event that has had, or would be reasonably likely to have, a material adverse effect on Interfoods Acquisition Corp.'s ability to perform under the merger agreement.

     - From the date of the merger agreement through the closing date, there shall not have occurred any event that has had, or would be reasonably like to have, a material adverse effect on our ability as the surviving corporation in the merger to pay the principal and interest on the debentures.

We may waive satisfaction of all of the foregoing conditions other than approval of the merger agreement, the merger and the transactions contemplated thereby by the affirmative vote of at least a majority of the outstanding shares entitled to vote at the special meeting. If we determine to waive any of those conditions, we may, depending on the condition waived, have to resolicit proxies to approve the merger agreement and the merger.

     The obligation of Interfoods Acquisition Corp. to consummate the merger is subject to the satisfaction of the following conditions at the effective time of the merger:

     - Since September 30, 2001, there shall not have occurred any event that has had, or would be reasonably likely to have, a material adverse effect on us.

     - The approvals and consents from third parties and governmental entities required or appropriate (in Interfoods Acquisition Corp.'s judgment) for consummation of the transactions contemplated by the merger agreement shall have been received, and such approvals and consents shall have not expired or withdrawn.

     - Persons holding not more than 50,000 outstanding shares of our common stock shall have exercised dissenters' rights.

     - We shall have executed and delivered the indenture and the notes and an opinion of counsel, in such form as we shall have reasonably requested, regarding the enforceability of the notes in accordance with their terms shall have been delivered to us.

     - Neither the provisions of Sections 378 to 3793, inclusive, and Sections 411 to 444, inclusive, of the Nevada Corporation Law or any other similar applicable law shall be applicable by their terms to any of the transactions contemplated by the merger agreement, or our Board of Directors shall have taken such action as is necessary or advisable and shall have given such approvals as may be required (in Interfoods Acquisition Corp.'s judgment) to make inapplicable to any of the transactions contemplated by the merger agreements the restrictions set forth in those provisions of the Nevada Corporation Law.

Interfoods Acquisition Corp. may waive satisfaction of all of the foregoing conditions other than approvals and consents from governmental authorities and the provisions of the Nevada Corporation Law described above. If Interfoods Acquisition Corp. determines to waive any of those conditions, we may, depending on the condition waived, have to resolicit proxies to approve the merger agreement and the merger.

Termination

     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval is obtained:

     -    by mutual written consent of Interfoods Acquisition Corp. and us;

     -    by either Interfoods Acquisition Corp. or us:

          - by action of its board of directors if the merger shall not have been consummated by June 30, 2002;

          - if our stockholders fail to give any required approval of the merger agreement and the merger and the transactions contemplated hereby upon a vote at a duly held meeting of our stockholders or at any adjournment thereof; or

          - if any court of competent jurisdiction or any governmental, administrative, or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger;

     -    by Interfoods Acquisition Corp. if:

          - any of the conditions precedent to its obligations to complete the merger have not been satisfied as of the closing date; or

          - we have breached in any material respect any representation or warranty contained in the merger agreement, or failed to perform in any material respect any of our covenants, obligations or other agreements contained in the merger agreement and that breach is not curable or 20 days have elapsed subsequent to notice by Interfoods Acquisition Corp. to us of that breach and that breach has not been cured within the 20 day period;

     -    by us if:

          - any of conditions precedent to our obligations to complete the merger have not been satisfied as of the closing date;

          - Interfoods Acquisition Corp. has breached in any material respect any representation or warranty contained in the merger agreement, or failed to perform in any material respect any of its covenants, obligations or other agreements contained in the merger agreement and that breach is not curable or 20 days have elapsed subsequent to notice by us to Interfoods Acquisition Corp. of that breach and that breach has not been cured within the 20 day period; or

          - if our board of directors (or the independent committee) determines, in good faith, after consultation with and based upon the advice of legal counsel, that the failure to withdraw, modify or amend its approval or recommendation of the adoption of the merger agreement and the merger could be expected to constitute a breach of its fiduciary duties to our stockholders under applicable law.

Effect Of Termination

     In the event of the termination of the merger agreement, by either us or Interfoods Acquisition Corp., as provided in the merger agreement, the merger agreement will become void and have no further effect, without any liability or obligation on the part of either party, except that nothing in the merger agreement will relieve any party to the merger agreement from liability or damages resulting from any intentional breach of the merger agreement and the provisions in the merger agreement relating to our agreement to indemnify each or our current or former officers or directors for claims arising out of their actions or omissions in connection with the merger shall survive the termination of the merger agreement. Additionally, we will pay all fees and expenses incurred by us and Interfoods Acquisition Corp. in connection with the merger if the merger agreement is terminated:

     - by Interfoods Acquisition Corp. because we have breached our representations and warranties in the merger agreement or failed to perform in any material respect our agreements in the merger agreement and such breach or failure is not capable of being cured or is not cured within 20 days after notice of the breach or failure; or

     - we terminate the merger agreement because our board of directors (or the independent committee) determines, after consultation with legal counsel, that the failure to withdraw, modify or amend its approval or recommendation of the merger and merger agreement could be expected to constitute a breach of our fiduciary duty to our stockholders.

     The costs and expenses associated with the merger will be paid by the persons that incurred them if the merger agreement is terminated prior to the completion of the merger for reasons other than those described in the immediately preceding paragraph.

Amendment

     The merger agreement may be amended by the parties, with an amendment in writing and signed on behalf by both parties to the merger agreement, at any time before or after any required approval of the merger by our stockholders or the stockholders of Interfoods Acquisition Corp. Nevertheless, after any such approval, there will be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders.

Expenses

     If the merger is completed, we will pay all costs incurred by both us and Interfoods Acquisition Corp. in connection with the merger agreement with the transactions contemplated by the merger. If the merger is not completed, the expenses incurred in connection with the merger will be paid as described above under the heading "Effects Of Termination."

Fees And Expenses

     The following is an estimate of expenses incurred or to be incurred in connection with the merger:

Legal fees.................................................       $160,000.00
Accounting fees............................................         50,000.00
Printing and mailing.......................................         11,500.00
Filing fees................................................          1,500.00
Financial advisor fees.....................................         70,000.00
Independent committee......................................          4,000.00
Miscellaneous..............................................       $ 19,500.00
                                                                  -----------

Total......................................................       $316,500.00
                                                                  ===========

                                THE DEBENTURES

General

     The debentures will be our unsecured subordinated obligations and will mature on the third anniversary of the date of their issuance. The debentures will be issued pursuant to an indenture, a copy of which is included as Annex F to this proxy statement. The debentures will bear interest at the rate of 10% per annum. Generally, interest will be paid semi-annually on June 30 and December 31 of each year to the persons who are registered holders of the debentures on the June 15 or December 15, as the case may be, preceding such interest payment dates. If we fail to pay interest on June 30 or December 31, the defaulted interest will be payable to holders of the debentures on a special record dated selected by the trustee under the indenture rather than the regular record dates of June 15 or December 15. Interest on the debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from date of original issuance. Interest will be computed on the basis of the actual number of days elapsed in a year consisting of 360 days.

     The principal amount of the debentures will be paid as follows: 20% of the principal amount of the debentures will be paid on the second anniversary of the date of the issuance of the debentures and the remainder of the principal amount of the debentures will be paid on the third anniversary of the date of the issuance of the debentures. The principal payments will be paid to each debenture holder of record on those dates.

     The debentures will be issued in registered form, without coupons, and in minimum principal amounts of $100 and in multiples of $25 above that. Holders of our common stock who would receive a debenture in original principal amount of less than $100 or in multiples of less than $25 will receive cash in lieu of debentures. The cash payment will be $1.014 per share for which a debenture is not issued. We decided to use $1.014 for purposes of calculating and paying this cash payment because it is the midpoint of the range calculated by Capitalink, L.C. of the present value of the debenture for a single share of our common stock. Capitalink, L.C., however, did not opine that $1.014 was the present value of the debenture for a single share of our common stock. By way of example, if one of our stockholders owns 50 shares of common stock, he would be entitled to receive a debenture in the original principal amount of $72.50. Because we will not issue debentures in principal amounts of less than $100, the stockholder in this example will receive cash in the amount of $50.70. If a stockholder owns 118 shares of common stock, he would be entitled to receive a debenture in the original principal amount of $171.10. We will issue to the stockholder in this example a debenture in the amount of $150.00 and will make a cash payment to the stockholder in the amount of $14.75.

     We believe that we can issue the debentures without creating an event of default under our existing loan agreements and other debt obligations. We do not need consents from any of our creditors to issue the debentures.

     Wachovia Bank, National Association, will initially act as trustee, paying agent and transfer agent. The debentures may be presented for registration of transfer and exchange at the offices of Wachovia Bank, National
Association.

Registration of Debentures

     The debentures will be issued in registered form, without coupons, and in minimum principal amounts of $100 and in multiples of $25 above that. Our exchange agent, Wachovia Bank, National Association, will send or cause to be sent to all of our public stockholders (other than stockholders who have exercised their dissenters' rights) a letter of transmittal with instructions for exchanging our shares of common stock for our debentures. When the exchange agent receives from an owner of record of our common stock a properly completed letter of transmittal and the certificates representing the shares of our stock owned by such owner of record, the transfer agent will issue and mail to the former owner of record of our common stock the debenture to which such record owner is entitled as a result of the merger (or cash in lieu of fractional debentures). If your shares of our common stock are owned by your broker and you want your debenture issued in your name rather than your broker's name, you must instruct your broker to have your debenture issued in your name.

     Our public stockholders own 2,652,528 shares of our common stock, of which approximately 617,000 shares are owned of record by the stockholders, rather than through the stockholders' brokers, and the balance of the shares of our common stock are registered in the name of Cede & Co. which holds the shares as nominee for the beneficial owners of those shares.

     Payments of principal and interest on the debentures will be made to the person in whose name the debenture is registered. If you are the registered owner of the debenture, payments of principal and interest will be made directly to you. If your debenture is registered in the name of your broker or some other nominee, rather than your name, payments of principal and interest on the debentures will be made as described below.

     Registered owners of the debentures will consent or vote with respect to matters on which the debenture holders are entitled to consent or vote. If your debenture is registered in your name, rather than your broker's name or some other nominee's name, you will consent or vote with respect to the matters on which the debenture holders are entitled to consent or vote. If your debenture is registered in the name of your broker or some other nominee, rather than your name, you will consent or vote on matters with respect to which debenture holders are entitled to consent or vote as described below.

     A significant portion of the shares of our common stock owned by our public stockholders are registered in the name of Cede & Co. which will receive one global note in exchange for all of the shares of our common stock of which it is the record owner. The global note will be deposited with, or on behalf of, the Depository Trust Company as depository and registered in the name of the depository or a nominee of the depository. Unless and until it is exchanged in whole or in part for debentures in certificated form, the global note may not be transferred except as a whole by the depository or by a nominee of the depository.

     So long as the depository or its nominee is the registered owner of the global note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by the global note for all purposes under the indenture. Except as provided below, beneficial owners of a global note representing debentures will not be entitled to have the debentures registered in their names, will not receive or be entitled to receive physical delivery of the debentures in registered form, and will not be considered the registered holders of the debentures under the indenture. Furthermore, the global note representing the debentures will not be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depository and, if that beneficial owner is not a "participant", as described below, on the procedures of the participant through which the beneficial owner owns its interest, to exercise any rights of a holder of debentures under the indenture. We understand that under existing industry practices, if we were to request any action of holders of the debentures or if an owner of a beneficial interest in the global note representing the debentures were to desire to take any action that a holder is entitled to take under the indenture:

     - the depository would authorize the participants holding the relevant beneficial interest to give or take the desired action, and

     - the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

     The global note will be exchangeable for debentures in certificated form only if:

     - the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 60 days, or

     - we, in our sole discretion, determine that the global note will be exchangeable for certificated debentures.

If one or more of the above events occurs, the global note will be exchangeable for debentures in certificated form of like tenor and of equal aggregate principal amount. The certificated debentures will be registered in the name or names of the beneficial owners of the global note as the depository instructs the trustee under the indenture. It is expected that instructions may be based upon directions received by the depository from participants with respect to ownership of beneficial interest in the global note.

     The laws of some states may require that purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in the global note.

     The following is based on information provided by the depository:

     The depository will act as securities depository for the debentures. One fully registered global note will be issued for the debenture to be issued to Cede & Co. for the shares of our common stock of which it is the registered owner and will be deposited with the depository.

     The depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depository holds securities that its "participants" deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and certain other organizations.

     The depository is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through our maintain a custodial relationship with the direct participant, either directly or indirectly. The rules applicable to the depository and its participants are on file with the SEC.

     The ownership interest of each beneficial owner of the debentures represented by the global note will be recorded on the records of direct participants and indirect participants. Transfers of ownership interest in the global note are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global note will not receive debentures in certificated form representing their ownership interest in the debt securities, except in the event the use of the book-entry system for the debentures is discontinued.

     The deposit of the global note with or on behalf of the depository and its registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual beneficial owners of the global note. Instead, the depository records reflect only the identity of the direct participants to whose accounts the debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and by indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in affect from time to time.

     Neither the depository nor Cede & Co. will consent or vote with respect to the global note representing the debentures issued in connection with the merger. Under its usual procedures, the depository mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy, to whose accounts the debentures are credited on the applicable record date.

     We will make principal and interest payments on the global note representing the debentures in immediately available funds to the depository. The depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depository's records unless the depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the applicable participant and not of the depository, the trustee, any agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the depository will be our responsibility and that of the trustee. Disbursement of payments to direct participants will be the responsibility of the depository, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

     Redemption notices must be sent to Cede & Co. If less than all of the debentures are being redeemed, the depository's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

     The depository may discontinue providing its services as securities depository with respect to the debentures at any time by giving reasonable notice to the trustee or us. Neither we nor the trustee will have any responsibility for the performance by the depository or its participants or indirect participants of their obligations. In the event that a successor securities depository is not obtained, debentures in certificated form are required to be printed and delivered. Similarly, we may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, debentures in certificated form will be printed and delivered.

No Market for Debentures

     All of our outstanding shares of common stock are restricted securities within the meaning of Rule 144 under the Securities Act of 1933 because none of our outstanding shares of common stock were issued in a transaction involving a public offering; however, since more than two years have elapsed since the last date any stockholder acquired shares from us or any of our affiliates, holders of common stock who are not our affiliates may sell our common stock without restriction under Rule 144(k).

     The debentures have not been registered under the Securities Act of 1933 or applicable state securities laws. The debentures are exempt from registration under the Securities Act of 1933 by virtue of the exemption from registration set forth in Section 3(a)(9) of that Act and are exempt from registration under applicable state securities laws by virtue of exemptions from the registration requirements of those laws. Under an applicable telephone interpretation, the SEC has stated that when securities are exchanged for other securities of the same issuer under Section 3(a)(9), the securities received assume the same characteristics of the exchanged securities, and tacking of the holding period of the securities received to the holding period of the exchanged securities is permissible. As a result, holders of our debentures, none of whom will be an affiliate of our company, may sell our debentures immediately after completion of the merger without limitation under Rule 144(k).

     After completion of the merger, we intend to terminate the registration of our common stock under the Securities Exchange Act, and we will no longer be required to file periodic reports with the SEC. We will be required, however, under the indenture to furnish to the holders of our debentures and the trustee under the indenture unaudited quarterly financial statements within 45 days after the end of each fiscal quarter and audited annual financial statements within 90 days after the end of each fiscal year. Nevertheless, we believe it is therefore highly unlikely that any market will develop for the debentures. Additionally, we do not intend to list the debentures for trading on an exchange or qualify the debentures for trading on an automated quotation system operated by a national securities association. As a result, in all likelihood you will be unable to sell the debentures prior to their maturity.

Redemption Prior to Maturity

     The debentures will be subject to redemption, in whole or in part, at our option on any interest payment date at a redemption price of 100% of the principal amount of the debentures plus accrued and unpaid interest, if any, to the redemption date. We will notify the trustee under the indenture of the redemption date and the principal amount of the debentures to be redeemed (which must be not less than $50,000) at least 60 days before the redemption date.

     Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its last known address as reflected on our records. If less than all of the debentures are to be redeemed at any time, the redemption will be done on a pro rata basis amongst all debentures. A debenture to be redeemed in part is not required to be submitted to the paying agent as a condition to payment. The outstanding principal amount of the debentures shall be determined by the books and records of the paying agent. On and after the redemption date, interest will cease to accrue on debentures or portions thereof called for redemption.


     We are required to redeem the debentures prior to the date of their maturity as follows:

     - if we sell any of our equity securities for cash, we must use the cash proceeds to redeem the debentures;

     - we must redeem all outstanding debentures in full if we merge or consolidate with another person, unless Robert S. Berg and Steven M. Wemple (or either of them) beneficially own more than 50% of the outstanding stock of the surviving company, or if we or any of our subsidiaries sell, lease or otherwise dispose of all or substantially all of our assets.


Extension of Debenture Maturity Date

     We may request not less than 120 days before the date on which any installment of principal is due on the debentures an extension of the maturity date to a date specified by us. We shall be entitled to extend the maturity date of any installment of principal to a date specified by us under the following circumstances:

     -    we have not caused the indenture to be satisfied and discharged;

     - on the date of our request to the trustee no default exists under the indenture;

     - on the applicable maturity date of the installment of principal to be extended no default exists under the indenture; and

     - a majority in principal amount of the debenture holders responding to the request consent in writing to the extension.

Subordination

     The debentures are subordinate to all of our existing debt to banks and other lenders and to all other future debt, except for debt that by its terms is not senior in right of payment to the debentures.

     Under the indenture, we are prohibited from making principal and interest payments on the debentures:

     - after any senior debt becomes due and payable, unless and until all senior debt then due and payable is in fact paid in full;


     - after any default in the payment of any principal of or interest on the senior debt, unless and until the payment default is cured, waived or ceases to exist; or

     - during the period (a "payment blockage period") commencing on the date of receipt of notice of a default under the senior debt (other than a payment default) that permits acceleration of the senior debt and ending on the first to occur of (1) the date the default is cured, waived or ceases to exist and notice thereof is given to the trustee or (2) 179 days after receipt of the notice of default.

     If the senior debt is not accelerated during a payment blockage period, at the end of the payment blockage period we will pay to the debenture holders all sums not paid to them during the payment blockage period and we will resume all other payments on the debentures when due.

If the trustee receives a payment on the debentures at a time that we are prohibited from making


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


principal and interest payments on the debentures, the trustee is required to deliver that payment to the senior debt holders.


     If we become insolvent, holders of our debentures may recover less ratably than holders of our senior debt and we may be unable to make all the payments due on our debentures. Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our senior debt will be entitled to receive payment in full before holders of our debentures are entitled to receive any payment.

     There are no restrictions on the amount of senior debt that we may incur in the future so long as the incurrence of additional senior debt does not violate the financial covenants in the indenture. As of the date of this proxy statement, our senior debt aggregated approximately $96 million.

     We intend to incur in the future additional debt which will be senior to the debentures which means that holders of the additional debt will be entitled to be paid before the holders of our debentures in the event of our insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization.

Events of Default and Remedies

     The indenture provides that an event of default will occur under the debentures if: (1) we default in the payment of interest on the debentures when it is due and payable and such default continues for a period of 30 days; (2) we default on the payment of principal when it is due and payable upon maturity, redemption or otherwise and such default continues for a period of 30 days; (3) we fail to comply with our other agreements in the indenture or debenture and such failure continues for a period of 60 days after the trustee notifies us, or holders of at least 25% of the principal amount of the debentures notifies the trustee and us, of such failure; (4) we default on the payment of any senior debt having an outstanding principal amount in excess of $250,000 and the senior debt is declared due and payable prior to the date on which it otherwise would have been due and payable; (5) we, pursuant to or within the meaning of any bankruptcy law, (A) commence a voluntary case, (B) consent to entry of an order for relief against us in an involuntary case, (C) consent to the appointment of a custodian for all or substantially all of our property or (D) make a general assignment for the benefit of our creditors; or (6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (A) is for relief against us in an involuntary case, (B) appoints a custodian for all or substantially all of our assets, or (C) orders our liquidation and the order or decree remains unstayed and in effect for 60 days from the date of entry. The term bankruptcy law means Title 11, U.S. Code or any similar federal or state law for relief of debtors and custodian means any receiver, trustee, assignee, liquidator or similar official under any bankruptcy law.

     If an event of default (other than one specified in clause 5 or 6 of the preceding paragraph) occurs and is continuing, the trustee or the holders of at least a majority of the principal amount of the then-outstanding debentures may declare all debentures to be due and immediately payable. If an event of default specified in clause 5 or 6 of the preceding paragraph occurs, all accrued and unpaid principal and interest on the debentures will become immediately due and payable without any declaration or act on the part of the trustee or the holders.

     Generally, the holders of at least a majority of the principal amount of the then-outstanding debentures may waive an existing default except for a default in the payment of principal of or interest on the debentures.

     Holders of the debentures may pursue a remedy with respect to the indenture or the debentures only if:

     -    a holder gives the trustee notice of a continuing event of default;

     - the holders of at least 25% of the principal amount of the then-outstanding debentures make a request to the trustee to pursue a remedy;

     - the trustee either (1) gives to the holders notice that it will not comply with the request or (2) does not comply with the request within 60 days after receipt of the request; and

     - the holders of at least a majority of the principal amount of the then-outstanding debentures do not give the trustee directions inconsistent with the request previously made.

Covenants

     The indenture contains our covenants relating to:

     - our obligation to deliver to the holders of our debentures and the trustee under the indenture unaudited quarterly financial statements within 45 days after the end of each fiscal quarter and audited annual financial statements within 120 days after the end of each fiscal year;

     - our delivery each year to the trustee of a certificate regarding our compliance with the terms and provisions in the indenture;

     - our providing to the trustee prompt written notice of any legal proceedings, event of default, cure or waiver of any default, default on our senior debt and notice if and when the debentures are listed on the stock exchange;

     - our maintenance of a fixed charge coverage ratio of not less than 1.10 to 1.00 for the life of the debentures which is calculated as described below;

     - our agreement not to pay any dividends with respect to our outstanding capital stock;

     - our agreement not to pay Robert S. Berg or Steven M. Wemple compensation in excess of the annual compensation paid to them in the fiscal year ended September 30, 2001, provided, however, that so long as we are in compliance with our fixed charge coverage ratio we may pay them annual compensation in excess of the amounts they received in the fiscal year ended September 30, 2001 up to a maximum of 150% of the annual compensation paid to them in that fiscal year;


     - we will not permit or suffer any change or combination of changes in the ownership of our capital stock such that after the change Robert
          S. Berg and Steven M. Wemple (or either of them) beneficially own less than 51% of our outstanding voting capital stock.

     Our fixed charge coverage ratio under the indenture is calculated as follows:

               EBITDA + Rent + Adjustments + Non-Recurring Items
               -------------------------------------------------
                                  Debt + Rent

where:

     - EBITDA means our earnings before interest, taxes, depreciation and amortization. The components of EBITDA shall be calculated in accordance with generally accepted accounting principles consistently applied (GAAP). EBITDA is a non-GAAP measure;

     - Rent means the sum of all rent paid by us under our capital and operating leases for our restaurants;

     - Adjustments means an amount equal to (i) the amount by which the sum of the compensation, benefits and travel expenses paid to Messrs. Berg and Wemple exceeds in the aggregate $600,000 plus (ii) the amount by which payments to Elk River Aviation exceeds $539,000 for use of its aircraft;

     - Non-Recurring Items means items of income or expense which are unusual in nature and/or occur infrequently and acquisition expenses, disposal of assets, closed store expenses and relocation expenses; and

     - Debt means scheduled payments of term principal and interest for the preceding 12 month period (including the debentures) for debt outstanding at the end of the reporting period.

     The fixed charge coverage ratio is measured against the covenant of maintaining a fixed charge coverage ratio of 1.10 to 1 at the end of each fiscal quarter and is based on the historical 12-month period ending on the last day of each fiscal quarter. Our fixed charge coverage ratio for the three months ended December 31, 2001, calculated in accordance with the formula set forth above on a pro forma basis as if the debentures were outstanding as of October 1, 2001, was 1.33 to 1.

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

Concerning The Trustee

     In order to be eligible to act as the trustee of the indenture, the trustee must:

     - be a corporation organized under the laws of the United States or any State or the District of Columbia which is authorized to exercise corporate trust powers and is subject to examination by a federal, state or District of Columbia authority; and

     -    have a combined capital and surplus of at least $100 million.

     Wachovia Bank, National Association, is the trustee under the indenture. The corporate trust office of the trustee is located at 200 South Biscayne Boulevard, Suite 1400, Miami, Florida 33131.

     The trustee is required under the indenture to send to the holders of the debentures, within 60 days after the end of each calendar year, a brief annual report with respect to any change in its eligibility to act as trustee which may have occurred during the calendar year which is the subject of the report.

     The trustee may resign upon notice to us. The holders of a majority in principal amount of the debentures may remove the trustee upon notice to the trustee and us. We may remove the trustee:

     -    if the trustee is no longer eligible to act as trustee;

     -    the trustee is adjudged bankrupt or insolvent;

     - a receiver or public officer takes charge of the trustee or its property; or

     -    the trustee becomes incapable of acting under the indenture.

     We will appoint a new trustee upon the resignation or removal of the trustee. If we do not appoint a successor trustee within 30 days after the retiring trustee resigns, the retiring trustee may appoint the successor trustee. The successor trustee must deliver a written acceptance of its appointment to the retiring trustee and us at which time the resignation or removal of the retiring trustee will become effective.

Amendments To The Indenture

     The indenture or the debentures may be amended by the trustee and us, without the consent of the holders of the debentures, in the following circumstances:

     -    to cure any ambiguity, defect or inconsistency;

     - to make any change that does not adversely affect the rights of any holder of the debentures;

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

     - to add to or change any provisions of the indenture to the extent necessary to permit or facilitate the issuance of the debentures in uncertificated form;

     - to provide for uncertificated securities in addition to certificated securities; or

     - to comply with the rules or regulations of any securities exchange or automated quotation system on which the debentures may be listed or traded or to comply with the requirements of the Securities and Exchange Commission or any state securities regulations.

     The indenture or the debentures may be amended by the trustee and us with the consent of the holders of a majority in principal amount of the debentures, except that the following amendments require the consent of each holder of the debentures affected by the amendment:

     - reduction in the amount of debentures whose holders must consent to an amendment;

     - reduction in the interest on or change in the time for payment on interest on any debenture;

     -    reduction in the principal of any debenture;

     - payment of the debenture in money other than as set forth in the debenture;

     - any change in the conditions under which we may extend the maturity of the debentures;

     - any change in the voting requirement with respect to the waiver of defaults under the indenture, the right of holders to receive payment on the debentures or to bring a lawsuit to enforce payment of the debentures or the subject matter of amendments requiring the consent of each holder of the debentures; or

     - any change in the subordination of the debentures to the rights of holders of senior debt that adversely affects the rights of holders of the debentures.

Transfer Agent

     Wachovia Bank, National Association, is the transfer agent for our debentures.

            COMPARISON OF RIGHTS OF COMMON STOCK AND THE DEBENTURES

     The rights of holders of our common stock are governed by the applicable laws of the State of Nevada and our Articles of Incorporation and By-Laws. The rights of holders of our debentures are governed by the applicable laws of the State of Florida, our debenture and the indenture pursuant to which the debentures have been issued. The rights of holders of shares of our common stock and holders of our debentures are significantly different. A summary of the material differences between the respective rights of the holders of our common stock and the holders of our debentures is set forth below.

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

Our Common Stock

     Our Articles of Incorporation presently authorize the issuance of 25,000,000 shares of our common stock and 5,000,000 shares of our preferred stock, without par value. As of January 11, 2002, there were 5,012,099 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably such dividends as and when declared by our Board of Directors out of funds legally available therefor. In the event of our liquidation or dissolution, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities (including the debentures) and the liquidation preference of any of our outstanding preferred stock.

     Holders of our common stock do not have preemptive rights or rights to convert their common stock into any other securities.

     Holders of our common stock receive dividends if and when declared by our board of directors.

     Our common stock trades in the over-the-counter market under the symbol IFDA.OB on the electronic bulletin board.

Our Debentures

     The holders of the debentures are our creditors and as such the holders of the debentures do not own an ownership interest in our company. The debentures represent our unsecured subordinated obligations to pay principal and interest as specified in the debentures and the indenture.

     The holders of our debentures are not entitled to vote on any matter submitted to our stockholders. In the event of our liquidation or dissolution, holders of our debentures will be paid after all senior debt is paid in full and before holders of our common stock receive any payments, to the extent that funds are legally available to pay principal and interest on the debentures.

     Holders of our debentures are not entitled to receive dividends paid on our common stock.

     Holders of our debentures may sell them immediately after the completion of the merger without any limitation to any person who wishes to purchase the debentures. After the completion of the merger, however, we will no longer be required to file periodic reports with the SEC. As a result, no current information about us will be publicly available from the SEC. It is therefore highly unlikely that any market will develop for the debentures. Additionally, we do not intend to list the debentures for trading on an exchange or qualify the debentures for trading on an automated quotation system operated by a national securities association. As a result, in all likelihood our debenture holders will not be able to sell our debentures prior to their maturity.

     As described above under the caption "THE DEBENTURES", a significant portion of the shares of our common stock owned by our public stockholders are registered in the name of Cede & Co. which will receive one global note in exchange for all shares of our common stock of which it is the registered owner. Generally, beneficial owners of a global note representing debentures will not be entitled to have the debentures registered in their names, will not receive or be entitled to receive physical delivery of the debentures in registered form, and will not be considered the registered owners of the debentures under the indenture. The laws of some states may require that purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to own, transfer a pledge beneficial interests on the global note.

                    CERTAIN BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information, as of April 22, 2002, regarding the ownership of shares by each person known by us to be the beneficial owner of more than 5% of the outstanding shares, each of our directors and named executive officers, and all of our executive officers and directors as a group. On such date, there were 5,012,099 shares of our common stock outstanding.

                                        Common Stock              Percent of
Name and Address                          Owned (1)                 Class

Interfoods Acquisition Corp.                2,359,571 (2)          47.1% (2)
9400 South Dadeland Blvd.
Suite 720
Miami, FL  33516

Robert S. Berg                              2,555,571                51% (3)
9400 South Dadeland Blvd.
Suite 720
Miami, FL  33516

Steven M. Wemple                            2,359,571              47.1% (4)
9400 South Dadeland Blvd.
Suite 720
Miami, FL  33516

Andrew J. Nichols                             732,867              14.6% (5)
1629 Swan Terrace
North Fort Meyers, FL  33903

Kenneth Cramer                                338,983               6.8%
7724 Wexford Way
Port St. Lucie, FL  34986

Francis X. Maloney                                        256          *
9400 South Dadeland Blvd.
Suite 720
Miami, FL  33516

All Executive Officers and Directors as a Group     2,555,827         51%
(3 persons)

_______________________________
*  Less than 1% of shares outstanding.


(1) Except as provided in these footnotes, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The company has no outstanding options, warrants or other rights to purchase its common stock.

(2) Robert S. Berg and Steven M. Wemple, each a director and executive officer of Interfoods of America, Inc., own all of the outstanding shares of common stock of Interfoods Acquisition Corp. and share voting and investment power with respect to the 2,359,571 shares of our common stock owned by Interfoods Acquisition Corp.

(3) Includes 2,359,571 shares owned of record by Interfoods Acquisition Corp. over which he exercises shared voting and investment power with Steven M. Wemple; 188,000 shares owned of record by Lourdes T. Berg, the former wife of Robert S. Berg, over which he exercises sole voting power and Lourdes T. Berg exercises sole investment power; and 8,000 shares owned of record by Robert J. Berg over which Robert S. Berg exercises shared voting and investment power. Pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, Robert S. Berg disclaims beneficial ownership of the 188,000 shares owned of record by Lourdes T. Berg and the 8,000 shares owned of record by Robert J. Berg. The amount in the table also includes 100,000 shares that Robert S. Berg may acquire anytime from Lourdes T. Berg pursuant to an option granted by Lourdes T. Berg to Robert S. Berg.

(4) Includes 2,359,571 shares owned of record by Interfoods Acquisition Corp. over which he exercises shared voting and investment power with Robert S. Berg.

(5) Includes 361,300 shares owned of record by the individual retirement account of Andrew J. Nichols and 44,200 shares owned of record by the individual retirement account of Shirley Nichols, the wife of Andrew J. Nichols. Mr. Nichols shares voting and investment power with Shirley Nichols as to the 732,867 shares of our common stock. This information is based on the Schedule 13D dated February 26, 2002 of Andrew J. Nichols and Shirley Nichols.

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

                CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

General

     We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the merger, or of any approval or other action by any federal or state governmental, administrative or regulatory authority or agency that would be required prior to the merger. Should any such approval or other action be required, it is our present intention to seek such approval or action. We do not currently intend, however, to delay the merger pending the outcome of any such action or the receipt of any such approval (subject to our right to decline to proceed with the merger if any of the conditions described in "The Merger Agreement - Conditions to the Merger" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial effort or that adverse consequences might not result to our business, or that certain parts of our business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken.

Hart-Scott-Rodino

     The merger will not require a filing or approval under the Hart-Scott-Rodino Act.

Litigation

     To the best of our knowledge, no lawsuits have been filed relating to the merger.

                               MERGER FINANCING

     The only cash we are going to use to complete the transactions contemplated by the merger agreement is cash necessary for the payment of related costs and expenses and cash payments to stockholders who properly exercise their dissenters' rights. The merger consideration will be paid to our public stockholders through the issuance of our debentures to our public stockholders in the original principal amount of $1.45 for each share of our common stock or in the aggregate principal amount of approximately $3,846,166 for all of the 2,652,528 shares of our common stock held by our public stockholders. The costs and expenses associated with the merger to be paid in cash or estimated to be $316,500 including fees of Capitalink, L.C., legal and accounting, printing and mailing costs but excluding cash payments, if any, to stockholders properly exercising their dissenters' right which cannot be estimated. We will pay all of those costs and expenses:

     -    if the merger is completed;

     - if Interfoods Acquisition Corp. terminates the merger agreement because we have breached our representations and warranties in the merger agreement or failed to perform in any material respect our agreements in the merger agreement and such breach or failure is not capable of being cured or is not cured within 20 days after notice of the breach or failure; or

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

     - we terminate the merger agreement because our board of directors (or the independent committee) determines, after consultation with legal counsel, that the failure to withdraw, modify or amend its approval or recommendation of the merger and merger agreement could be expected to constitute a breach of our fiduciary duties to our public stockholders.

     The costs and expenses associated with the merger will be paid by the person that incurred them if the merger agreement is terminated prior to the completion of the merger for reasons other than those described in the immediately preceding paragraph.

     We intend to pay the interest on and principal of the debentures from cash flow from our operations and available cash from our existing lines of credit. The following table sets forth our projected cash flow for fiscal 2002, 2003 and 2004. The projected cash flow is based on the projections we provided to Capitalink, L.C. and on the assumption that renewals of our existing line of credit will continue. Those projections and all of the material assumptions related to the projections are set forth above under the heading "Our Management's Forecast".

                                                                     Fiscal Year   Fiscal Year   Fiscal Year
                                                                        2002          2003          2004
                                                                        ----          ----          ----
Projected Net Income                                                   1,655,927     1,850,931     2,386,712

Add:                                Depreciation & Amortization        5,005,000     5,220,000     5,460,000
Adjustment for:                     Non-cash Items (1)                   (45,912)     (376,008)     (376,008)
                                    Capital expenditures (2)          (2,000,000)   (2,400,000)   (2,400,000)
                                    Development of restaurants (3)    (3,500,000)   (3,600,000)   (3,600,000)
                                    Additional Senior Debt (4)         2,700,000     2,800,000     2,800,000
                                    Repayment of Senior Debt  (5)     (4,008,545)   (4,079,409)   (4,096,178)
                                    Payment of Debentures                (28,333)     (340,000)   (1,020,000)

Net increase or decrease                                                (221,863)     (924,486)     (845,474)

Cash and Credit Line Availability                                      2,770,032     3,848,169     4,123,683
 at beginning of Fiscal Year

Additional Credit Line                                                 1,300,000     1,200,000     1,100,000
 Availability

Cash and Credit Line Availability                                      3,848,169     4,123,683     4,378,209
 at end of Fiscal Year

DEBENTURE PAYMENTS
                                    Interest                              28,333       340,000       340,000
                                    Principal                                  0             0       680,000
                                    Total                                 28,333       340,000     1,020,000

___________________________________
(1) Non-Cash items include: deferred income tax, amortization of deferred income, debt issuance expense & advance vendor rebates;
(2) Includes maintenance for exiting restaurants;
(3) Total cost of developing new restaurants (included in projections);
(4) Amount of financing to be received for new restaurants;
(5) Includes all required principal and interest payments on all Senior
    Debt.

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


We estimate having cash and availability under our credit line of $4,378,209 at the end of fiscal 2004. These sources of funds will be used to pay the interest on and principal of the debentures in the total amount of $2,969,333 in fiscal 2005 when the debentures mature.

     The cash flow projections set forth above are subject to the qualifications described under the heading "Our Management's Forecast" above.

     Our management believes that as of September 30, 2001 we were in violation of the fixed charge coverage ratio covenant in leases for five of our restaurants. Two of the restaurants are located in Birmingham, Alabama, and three of the restaurants are located in Baton Rouge, Louisiana.

     The violation of the fixed charge coverage ratio was a technical default under the five leases. The landlord agreed to forbear from exercising its rights and remedies available to it under the leases as a result of the technical default provided we enter into a master lease with the landlord for the 36 restaurants that we lease from the landlord. The terms of the master lease will be consistent with the terms of the leases being replaced except that the master lease will not contain a fixed charge coverage ratio covenant.

     We are currently negotiating the master lease with the landlord. The landlord will continue to forbear from exercising its rights under the five leases so long as:

     - we fulfill all of our obligations under the five leases other than the fixed charge coverage ratio covenant;

     -    we sign the master lease; and

     - we pay the landlord's expenses incurred by it in negotiating the master lease.

            MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary of certain United States federal income tax consequences relating to the merger, which is a merger into Interfoods of Interfoods Acquisition Corp., a corporation formed solely for purposes of the merger, is based upon the United States Internal Revenue Code of 1986, as amended, ("the Code") statutes, regulations thereunder, and judicial and administrative interpretations thereof as currently in effect. These are subject to change, possibly with retroactive effect, and to the possibility of differing interpretations. This summary may not be fully applicable to persons in special tax situations, such as, but without limitation to, the following: financial institutions, insurance companies, tax-exempt entities, regulated investment companies, dealers in securities, persons receiving Interfoods stock as compensation, non-U.S. individuals and entities including non-resident aliens. This summary does not address the application of any foreign tax laws or tax laws of any State or political subdivision of the United States.

     This summary is not exhaustive and does not address the specific tax consequences of the merger to you under your specific individual circumstances, which, if considered, may lead to a different conclusion. Tax matters are complicated. You should consult your own tax advisor for a full understanding of the federal, state, local and foreign income tax consequences of the merger to your tax liability under your individual circumstances.

     As described below, the receipt of debentures for shares of Interfoods common stock in the merger will be a taxable transaction for federal income tax purposes under the Code. While it may also be a taxable transaction under applicable state, local, foreign and other tax laws, these laws relating to this matter have not been reviewed in detail.

     For the purposes of the discussion of federal tax consequences of the merger below, the stockholders of Interfoods Acquisition Corp., including in particular Robert S. Berg and Steven M. Wemple, are collectively referred to as "Continuing Stockholders" and stockholders other than the stockholders of Interfoods Acquisition Corp. are collectively referred to as "Non-continuing Stockholders."

Non-continuing Stockholders

     For United States federal income tax purposes, a Non-continuing Stockholder who receives only debentures in exchange for shares of Interfoods common stock in the merger will generally recognize gain or loss equal to the difference between the fair market value of the debentures received and the stockholder's tax basis in the shares of Interfoods common stock surrendered in exchange for the debentures. Gain or loss will be capital gain or loss if the shares of Interfoods common stock constitute capital assets in the hands of the exchanging stockholder. The capital gain or loss will be long-term capital gain or loss if the shares of Interfoods common stock surrendered in the merger have been held for more than one year at the time of the merger. Such capital gain must be recognized for federal income tax purposes at the time of the merger. The installment method of accounting will not be available.

     Under current law, net capital gains recognized by an individual are taxable at a maximum marginal federal rate of 20 percent or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income rates. Depending on your particular circumstances, your ability to deduct any loss recognized in the exchange of shares of Interfoods common stock for the debentures may be limited or deferred. This will depend on your individual situation, stemming from items not related to the merger, including, for example, capital loss limitations.

     The tax consequences described in the immediately preceding paragraph may not apply to a Non-continuing Stockholder of Interfoods that, immediately after the merger, owns directly or is treated as owning constructively, pursuant to the attribution rules of Section 318 of the Code, any shares of Interfoods common stock. Under Section 318, Non-continuing Stockholders may be treated as owning Interfoods stock that is actually owned by related parties. A related party includes a person who is a member of a stockholder's family, or a legal entity in which the stockholder or a member of his or her family directly or indirectly owns an interest.

     If a Non-continuing Stockholder is such a related party, that Non-continuing Stockholder receiving debentures in exchange for shares of Interfoods common stock in the merger may be treated as receiving ordinary income.
Ordinary income is taxable to individuals at a higher federal income tax rate than capital gain.

     A transfer of debentures to a Non-continuing Interfoods Stockholder in exchange for shares of Interfoods common stock owned by the stockholder may be subject to a backup withholding tax at a rate of 30.5% if found to constitute compensation, a dividend distribution or another type of reportable payment, unless the stockholder either: (a) is a corporation or comes within certain other exempt categories, (b) provides a correct taxpayer identification number to the payer, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

     Any Non-continuing Stockholders subject to backup withholding on a distribution of debentures in the merger that constitutes compensation, a dividend distribution or another type of reportable payment will receive the distribution upon such stockholder's payment of any required any backup withholding. A stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

     Should a Non-continuing Stockholder exercise its dissenter's rights under Nevada law and be awarded consideration in exchange for its Interfoods common stock, whether in cash or other property, such stockholder's tax treatment on receipt of such cash or other property would be the same as just discussed for Non-continuing Stockholders receiving only debentures.

     The installment method of accounting for federal income tax purposes is not available to stockholders that receive obligations, such as our debentures, in exchange for stock that is publicly traded on an established market.

Continuing Stockholders

     The following discussion concerning the United States federal income tax consequences to Continuing Stockholders assumes that the value of the Interfoods common stock received by a Continuing Stockholder in the merger is equal to the value of the common stock surrendered by that Continuing Stockholder in the merger, that the Continuing Stockholders formed Interfoods Acquisition Corp. by contributing Interfoods common stock to Interfoods Acquisition Corp. in exchange for Interfoods Acquisition Corp. common stock, and that the Continuing Stockholders do not receive any common stock in any capacity other than as a stockholder. A Continuing Stockholder generally will not recognize any gain or loss upon the receipt of an interest in Interfoods in exchange for its Interfoods Acquisition Corp. common stock.

     The tax consequences described in the immediately preceding paragraph may not apply to an Interfoods Continuing Stockholder if that Continuing Stockholder has certain legally enforceable obligations to any Non-continuing Stockholder. Such Continuing Stockholder may, in some circumstances, be treated as receiving ordinary dividend income.

Interfoods

     The following discussion concerns the United States federal income tax consequences of the merger to Interfoods. This discussion makes the same assumptions as in the above discussion regarding the Continuing Stockholders. These assumptions are: first, that the value of the Interfoods common stock received by a Continuing Stockholder in the merger is equal to the value of the common stock surrendered by that individual in the merger, second, that the Continuing Stockholder formed Interfoods Acquisition Corp. by contributing their Interfoods common stock to it in exchange for its common stock, and third, that none of the Continuing Stockholders will receive any common stock in any other entity than Interfoods. Interfoods will not recognize any gain or loss in the merger.

Interfoods Acquisition Corp.

     The following discussion concerns United States federal income tax consequences of the merger to Interfoods Acquisition Corp. This discussion makes the same assumption as in the above paragraph regarding Interfoods. Interfoods Acquisition Corp. will not recognize any gain or loss in the merger.

                              DISSENTERS' RIGHTS

     Our public stockholders who do not vote in favor of the merger and merger agreement may, under certain circumstances and by following the procedures described by the Nevada dissenters' rights statute, Sections 92A.300 through 92A.500 of the Nevada Revised Statutes, exercise their respective rights to dissent from the corporate action authorizing the merger and merger agreement and receive cash for their shares of common stock instead of our debentures.

     The following is a summary of the principal steps that you must take in order to exercise dissenters' rights. Failure to take any of the required steps may terminate your dissenters' rights under Nevada law. If you wish to exercise your dissenters' rights or to preserve your right to do so, you should review Sections 92A.300 through 92A.500 of the Nevada Revised Statutes, a copy of which is attached hereto as Annex C. Because of the complexity of the procedures in exercising dissenters' rights, you should seek the advice of legal counsel if you wish to exercise your dissenters' rights.

     If you have a beneficial interest in shares of our common stock held of record by or in the name of another person, such as a broker or nominee, and wish to exercise your dissenters' rights, you must either submit to us the record owner's written consent to the dissent prior to or at the time you first inform us of your intent to exercise dissenters' rights or act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner on your behalf.

     If you wish to exercise dissenters' rights, you (i) must deliver to us, before the vote is taken at the special meeting of stockholders, a written notice of your intent to demand payment for your shares if the merger is completed and (ii) must not vote your shares in favor of merger. The written notice of intent to demand payment should reasonably inform us of your identity and of your intent to demand payment for your shares and should be delivered to Kara Nordstrom, Interfoods of America, Inc., 9400 South Dadeland Boulevard, Suite 720, Miami, Florida 33156. If you fail to satisfy both of these requirements, you will not be entitled to exercise dissenters' rights under Nevada law.

     Thereafter, if the merger is approved by our stockholders and the merger is completed, we are required to send a written dissenters' notice to all stockholders who provided timely notice of their intent to demand payment for their shares and who did not vote their shares in favor of the merger. This written dissenters' notice must be sent within 10 days after completion of the merger. This notice is required to include:

     - a statement of where dissenting stockholders should send their demand for payment and where and when certificates for our common stock are to be deposited;

     - a form for demanding payment that includes the date of the first announcement to the news media or our stockholders of the proposed terms of the merger and that requires the stockholder asserting dissenters' rights to certify whether or not beneficial ownership of the common stock was acquired before that date;

     - a date by which we must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

     -    a copy of Sections 92A.300 through 92A.500 of the Nevada Revised
          Statutes.

     Stockholders wishing to exercise dissenter's rights must thereafter demand payment for their shares of our common stock, certify whether beneficial ownership of the common stock was acquired before October 23, 2001 (the date upon which the proposal merger was announced publicly), and deposit their certificates in accordance with the terms of the dissenters' notice.

     Stockholders who fail to demand payment or who fail to deposit their certificates as specified in the dissenters' notice will not be entitled to demand payment or receive cash payment for the fair market value of their shares of our common stock as provided under Nevada law. Instead, such stockholders will receive the same merger consideration as the stockholders who do not exercise dissenters' rights.

     Within 30 days after receiving a valid demand for payment from a stockholder who has fully complied with the procedures described by the Nevada dissenters' rights statute, we will pay that stockholder in cash the amount we estimate to be the fair value of the shares, plus accrued interest. This payment must be accompanied by:

     - a copy of our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment and statements of income and changes in stockholders' equity for that fiscal year;

     -    the latest available interim financial statements, if any;

     -    a statement of our estimate of the fair value of the shares;

     -    an explanation of how the interest was calculated;

     - a statement of the stockholder's rights to demand payment of the stockholder's estimate of the fair value of the shares pursuant to
          Section 92A.480 of the Nevada Revised Statutes; and

     -    a copy of Section 92A.300 through 92A.500 of the Nevada Revised
          Statutes.

     If we do not timely make this payment and provide this notice, a dissenting stockholder may file a lawsuit against us to compel us to do so.

     Instead of making the payment with the notice described in the immediately preceding paragraph, we may elect to withhold payment from a dissenting stockholder if such stockholder became the beneficial owner of the shares of our common stock on or after October 23,2001 (the date of the first announcement of the proposed terms of the merger). If we elect to withhold payment from a stockholder for this reason, we must estimate the fair value of the stockholder's shares of our common stock, plus accrued interest, and offer to pay this amount in full satisfaction of his demand. Our offer for payment must be accompanied by:

     -    a statement of our estimate of the fair value of the shares;

     -    an explanation of how the interest was calculated; and

     - a statement of the stockholder's rights to demand payment of the stockholder's estimate of the fair value of the shares pursuant to
          Section 92A.480 of the Nevada Revised Statutes.

     Within 30 days after receipt of our fair value payment or our offer for payment, a stockholder may notify us in writing of their own estimate of the fair value of the shares and interest due, and demand payment of the amount not yet paid or reject the offer for payment made by us. Failure to do so within 30 days after receipt of our fair value payment or our offer for payment will terminate that stockholder's right to challenge our calculation of fair value and interest due.

     If a demand for payment remains unsettled, we must commence a court proceeding within 60 days after receiving the demand for payment, petitioning the court to determine the fair value of the shares of common stock and accrued interest. If we do not timely commence the court proceeding, we are required to pay to each dissenting stockholder whose demand remains unsettled the amount demanded. All stockholders who have fully complied with the procedure set forth in the Nevada dissenters' rights statute and whose demands for payment remain unsettled will be made a party to such proceeding, which must be conducted in the district court of Carson City County, Nevada. Each dissenting stockholder who is made a party to the proceeding is entitled to a judgment for:

     - the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by us; or

     - the fair value, plus accrued interest, of shares acquired after the date of the first announcement of the terms of the merger if we elected to withhold payment for those shares as allowed by Nevada law.

     The district court will assess the costs of the proceedings against us; however, a portion or all of the costs could be assessed against some or all of the stockholders exercising their dissenters' rights to the extent that the court finds that such stockholders have acted arbitrarily, vexatiously or not in good faith in demanding payment. The district court may also assess against us or some or all of the dissenting stockholders the fees and expenses of counsel and experts of the respective parties in an amount the district court finds equitable.

     The foregoing summary of the rights of dissenting public stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any available dissenters' rights. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Nevada law, a copy of which is attached hereto as Annex C.

                             INDEPENDENT AUDITORS

     Grant Thornton, LLP has served as our independent auditors since 2000. Prior to 2000, Arthur Andersen LLP served as our independent auditors since 1996. The consolidated financial statements and the related financial statement schedules as of September 30, 2000 and 2001 and for each of the two fiscal years in the period ended September 30, 2001 included in this proxy statement have been audited by Grant Thornton, LLP, independent auditors, as stated in its reports, which are included and incorporated by reference in this proxy statement. The consolidated financial for the fiscal year ended September 30, 1999 included in this proxy statement have been audited by Arthur Andersen LLP, independent auditors, as stated in its report, which is included and incorporated by reference in this proxy statement. It is not expected that representatives of Grant Thornton, LLP will be present at the special meeting.

                             STOCKHOLDER PROPOSALS

     If the merger is completed, we will no longer have public stockholders or public participation in any future meetings of our stockholders. However, if the merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholders' meetings. Pursuant to Rule 14a-8 under the Exchange Act promulgated by the SEC, any stockholder who wishes to present a proposal at the next annual meeting of stockholders, in the event the merger is not completed, and who wishes to have the proposal included in our proxy statement for that meeting, must have delivered a copy of the proposal to us at 9400 South Dadeland Boulevard, Suite 720, Miami, Florida 33156, Attention: Corporate Secretary, so that it is received no later than 120 days before we begin to print and mail our proxy materials for the 2002 annual meeting. In order for proposals by the stockholders not submitted in accordance with Rule 14a-8 to have been timely within the meaning of Rule 14a-4(c) under the Exchange Act, the proposal must have been submitted so that it was received no later than 45 days before we mail our proxy materials for the 2002 annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. The following documents previously filed by us with the SEC are incorporated by reference in this proxy statement and are deemed to be a part hereof.

     - our Annual Report on Form 10-K for the fiscal year ended September 30, 2001, filed with the SEC on December 18, 2001;

     - Amendment Number One to our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 filed with the SEC on March 13, 2002;

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

     - our Current Report on Form 8-K/A, as filed with the SEC on September 4, 2001 and January 10, 2001;

     - our Current Report on Form 8-K, as filed with the SEC on October 23, 2001, November 21, 2001 and December 26, 2001; and

     - our Quarterly Report on Form 10-Q, as filed with the SEC on February 13, 2002.

     Specifically, the information set forth in the following sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2001, as amended, is incorporated by reference in this proxy statement and deemed to be a part hereof:

     -    Item 1:  Business;

     -    Item 2:  Properties;

     -    Item 3:  Legal Proceedings;

     - Item 7: Management's Discussions and Analysis of Financial Condition and Results of Operations;

     -    Item 7A: Quantitative and Qualitative Disclosures About Market Risk;

     -    Item 8:  Financial Statements and Supplementary Data; and

     - Item 9: Changes in and Disagreement with Accountants on Accounting and Financial Disclosure

     Additionally, the information set forth in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001 is incorporated by reference in this proxy statement and deemed to be a part hereof.

     Our Annual Report on Form 10-K for the fiscal year ended September 30, 2001, as amended, is enclosed with this proxy statement. See Annex D. Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001 is enclosed with this proxy statement. See Annex G. Any statement contained in a document incorporated by reference in this proxy statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement.

     We undertake to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Requests for copies should be directed to Kara Nordstrom, Interfoods of America, Inc., 9400 South Dadeland Boulevard, Suite 720, Miami, Florida 33156; telephone (305) 670-0746, extension 11.

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

                             AVAILABLE INFORMATION

Additional Information

     We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the Commission relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, their remuneration, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in periodic reports filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional office located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by us with the Commission are also available to the website of the Commission at www.sec.gov.

     Because the merger is a "going private" transaction, the company, Interfoods Acquisition Corp., Robert S. Berg and Steven M. Wemple have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 under the Exchange Act with respect to the merger. This proxy statement does not contain all of the information set forth in the Schedule 13e-3 and the exhibits thereto. Copies of the Schedule 13e-3 and the exhibits thereto are available for inspection and copying at our principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Kara Nordstrom, Interfoods of America, Inc., 9400 South Dadeland Boulevard, Suite 720, Miami, Florida 33156; telephone (305) 670-0746, extension 11, or from the SEC as described above.

     Upon completion of the merger, we will seek to terminate the registration of our common stock under the Exchange Act, which will relieve us of any obligation to file reports and forms, such as an Annual Report on Form 10-K, with the SEC under the Exchange Act.

     A copy of the written opinion of Capitalink, L.C., the financial advisor to the independent committee and the board, is attached as Annex B to this proxy statement. The opinion is also available for inspection and copying during regular business hours at our principal executive offices by any stockholder of ours or the representative of any stockholder who has been so designated in writing.

                                    Annex A

                   Agreement and Plan of Merger, as amended

                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger dated as of December 21, 2001 (the "Agreement") is entered into by and between Interfoods Acquisition Corp., a Nevada corporation ("Newco"), and Interfoods of America, Inc., a Nevada corporation (the "Company").

     WHEREAS, Newco was formed on December 21, 2001 for the sole purpose of entering into the transactions contemplated by this Agreement;

     WHEREAS, it is the intention of the parties hereto that Newco shall merge with and into the Company (the "Merger"), with the Company being the surviving corporation in the Merger;

     WHEREAS, a Special Committee of the Board of Directors of the Company (composed entirely of the director who has no direct or indirect interest in the transactions contemplated hereby) (the "Special Committee") has unanimously determined, and the Board of Directors of the Company has unanimously determined, that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interest of the Company and its shareholders, and the Special Committee and the Board of Directors of the Company have approved this Agreement and recommended its adoption by the Company's shareholders;

     WHEREAS, the Board of Directors and the shareholders of Newco have each approved and adopted this Agreement and have approved the transactions contemplated hereby; and

     WHEREAS, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the consummation of the Merger.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                  THE MERGER

     Section 1.1  The Merger.  Upon the terms and subject to the conditions set
                  ----------
forth herein and in accordance with the provisions of Chapter 92A of the Nevada Revised Statutes (the "Nevada Merger Statutes"), at the Effective Time (as hereinafter defined), Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its existence under the laws of the State of Nevada, including without limitation Chapter 78 of the Nevada Revised Statutes (the "Nevada Private Corporation Law").

     Section 1.2  Constituent Entities; Surviving Entity.  The name, address and
                  --------------------------------------
jurisdiction of organization and governing law of each constituent entity in the Merger are as follows:

     Newco                                Jurisdiction             Governing Law
     -----                                ------------             -------------

     Interfoods Acquisition Corp.         Nevada                   Nevada
     9400 South Dadeland Boulevard
     Suite 720
     Miami, Florida  33156

     Company                              Jurisdiction             Governing Law
     -------                              ------------             -------------

     Interfoods of America, Inc.          Nevada                   Nevada
     9400 South Dadeland Boulevard
     Suite 720
     Miami, Florida  33156

Interfoods of America, Inc., a Nevada corporation, will be the entity that survives the Merger.

     Section 1.3  Effective Time.  As promptly as practicable after the
                  --------------
satisfaction or waiver in accordance with this Agreement of the conditions set forth in Article VII hereof, the closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Phelps Dunbar, L.L.P. in New Orleans, Louisiana (or at such other place as the parties may agree) on such date (not later than April 15, 2002) as shall be agreed to by Newco and the Company (the "Closing Date"). Contemporaneously with the Closing or as soon as practicable thereafter, the Surviving Corporation shall cause the Merger to be effected by filing Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Nevada in such form as is required by, and executed in accordance with, the applicable provisions of the Nevada Merger Statutes. The Articles of Merger will provide that the Merger will become effective immediately upon the filing thereof with such Secretary of State in accordance with the Nevada Merger Statutes. The time when the Merger becomes effective is hereinafter referred to as the "Effective Time."

     Section 1.4  Effects of the Merger.  The Merger will have the effects set
                  ---------------------
forth in Section 250 of the Nevada Merger Statutes, and the separate existence of Newco shall cease. All of the property, rights, privileges, powers and franchises of Newco and the Company shall be vested in the Company as the Surviving Corporation, and all debts, liabilities and duties of Newco shall become debts, liabilities and duties of the Company as the Surviving Corporation. The debts, liabilities and duties of the Company shall remain debts, liabilities and duties of the Company as the Surviving Corporation. If at any time after the Effective Time, the Surviving Corporation considers or is advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Newco and the Company, the Surviving Corporation and its proper officers and directors, in the name and on behalf of Newco and the Company may execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company (as the Surviving Corporation) or otherwise to take any and all such action.

     Section 1.5  Articles of Incorporation and Bylaws.  The articles of
                  ------------------------------------
incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall not be changed by reason of the Merger and shall be, from and after the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

     Section 1.6  Directors and Officers.  The directors and officers of the
                  ----------------------
Company immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal, in accordance with the Surviving Corporation's articles of incorporation and bylaws and applicable law.

                                  ARTICLE II
                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                       OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES

     Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of
                  -----------------------
the Merger and without any action on the part of Newco, the Company or the holders of any of the following securities:

     (a) Conversion of Company Common Stock. Each share of common stock of the Company, par value $0.001 per share ("Company Common Stock"), issued and outstanding immediately before the Effective Time (other than Dissenting Shares (as defined below) and other than shares of Company Common Stock owned by Newco, the Company or any subsidiaries of the Company), shall be converted into and represent the right to receive a three-year, unsecured, subordinated, 10% promissory note of the Surviving Corporation in the original principal amount of $1.45 (all such notes to be issued in the Merger being hereinafter referred to collectively as the "Notes") upon surrender of the certificate formerly representing such share of Company Common Stock in accordance with Section 2.2 and subject to the provisions of Section 2.1(e) with respect to fractional Notes.

     (b) Cancellation of Treasury Shares and Shares held by Newco. Each share of Company Common Stock held in the treasury of the Company or held by any subsidiary of the Company, and each share of Company Common Stock held by Newco immediately before the Effective Time, shall be canceled and ceased to exist, and no payment shall be made with respect thereto.

     (c) Newco Common Stock. Each share of common stock of Newco, par value $0.01 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

     (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a shareholder who has properly exercised and perfected appraisal rights under Sections 300 to 500, inclusive, of the Nevada Merger Statutes ("Dissenting Shares"), will not be converted into or exchangeable for the right to receive any Notes or cash in lieu of fractional Notes, but will be entitled to receive such consideration as shall be determined pursuant to Section 380 of the Nevada Merger Statutes, but the holder thereof will not be entitled to vote or to exercise any other rights of a shareholder of the Company; provided, however, that if such holder fails to perfect or has effectively withdrawn or lost its right to appraisal and payment under the Nevada Merger Statutes, each share of Company Common Stock owned by such holder will thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the merger consideration described in Section 2.2(a), without interest, and such shares will no longer be Dissenting Shares for any purpose whatsoever.

     (e) Terms of the Notes; Fractional Notes. The Notes to be issued by the Company in the Merger as set forth in Section 2.1(a) shall be deemed issued as of and shall accrue interest from the Effective Time. The Notes shall be on the terms and conditions set forth in, and shall be issued pursuant to, the Indenture attached as Exhibit A to this Agreement. Notes will be issued in
                      ---------
minimum principal amounts of $100, and only in multiples of $25 of principal amount. In lieu of the issuance of any fractional Note, each shareholder of the Company who would otherwise be entitled thereto, upon surrender of his or her certificates that immediately prior to the Effective Time represented shares of Company Common Stock, shall receive a cash payment (without interest) equal to the fair market value at the Effective Time of any fraction of a Note to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a Note at the Effective Time shall be .7035 multiplied by the principal amount of the fractional Note that otherwise would have been issued.

     Section 2.2  Surrender of Shares.
                  -------------------

     (a) Prior to the mailing of the Proxy Statement (as defined in Section 3.7 below), the Company shall appoint a bank or trust company to act as a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the merger consideration to the former holders of record of Company Common Stock. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (other than Dissenting Shares) (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the merger consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore the aggregate principal amount of Notes into which the number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement, together with a payment of cash in lieu of any fractional Note as set forth in

Section 2.1(e). If any such merger consideration is to be remitted to a person whose name is other than that in which the Certificate surrendered for exchange is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall have paid any transfer and other taxes required by reason of the remittance of merger consideration to a person whose name is other than that of the registered holder of the Certificate surrendered, or the person requesting such exchange shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. No interest shall be paid or accrued for the benefit of holders of Certificates on any part of the Merger Consideration (other than interest accruing on the Notes from the Effective Time in accordance with the terms of such Notes).

     (b) Promptly following the Effective Time, the Surviving Corporation shall deposit or cause to be deposited with the Exchange Agent Notes and the cash in lieu of fractional Notes to be issued and paid, as the case may be, in exchange for outstanding shares of Company Common Stock pursuant to this Section 2.2.

     (c) Neither the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as the Surviving Corporation (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of applicable state, local or foreign law, rule or regulation. To the extent that amounts are so withheld by the Surviving Corporation and paid by the Surviving Corporation to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

     Section 2.3  No Further Ownership Rights in Company Common Stock.  The
                  ---------------------------------------------------
merger consideration to be paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Company Common Stock theretofore represented by such Certificates, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates will be canceled and exchanged as provided in this Article II.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Newco that, except as set forth in the corresponding section of the disclosure schedule delivered by the Company to Newco concurrently with entering into this Agreement (the "Company Disclosure Schedule"):

     Section 3.1  Organization; Standing and Power.  The Company is a
                  --------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than any such jurisdictions where the failure to be so qualified (individually, or in the aggregate) would not have a Material Adverse Effect on the Company. The Company has delivered to Newco copies of the Company's Articles of Incorporation and Bylaws as in effect on the date hereof.

     Section 3.2  Subsidiaries.  Except as set forth on Schedule 3.2 of the
                  ------------
Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any subsidiary that would be required to be listed as a subsidiary of the Company under the rules of the Securities and Exchange Commission (the "SEC") with the filing by the Company of an Annual Report on Form 10-K. The Company's subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization and have the requisite power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect on the Company. All of the outstanding shares of capital stock or other equity interests of the Company's subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase (other than those that have been waived or otherwise cured or satisfied). All such stock and ownership interests are owned of record and beneficially by the Company or by a direct or indirect wholly-owned subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature ("Liens"), except as set forth on Schedule 3.2.

     Section 3.3  Capital Structure.  The authorized capital stock of the
                  -----------------
Company is as set forth on Schedule 3.3. Except as set forth on Schedule 3.3, no shares of capital stock of the Company are authorized, reserved for issuance or issued and outstanding. All issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth in Schedule 3.3, the Company does not have outstanding any subscription, option, put, call, warrant or other right or commitment to issue or any obligation or commitment to redeem or purchase, any of its authorized capital stock or any securities convertible into or exchangeable for any of its authorized capital stock.
Except as set forth on Schedule 3.3, there are no shareholder agreements, voting agreements, voting trusts or other similar arrangements to which the Company is a party that have the effect of restricting or limiting the transfer, voting or other rights associated with the capital stock of the Company.

     Section 3.4  Authority; Conflicts.  The execution and delivery of this
                  --------------------
Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger and this Agreement by the holders of a majority of the outstanding shares of Company Common Stock as of the record date for the Meeting (as defined in Section 6.1(a))

("Company Shareholder Approval"). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally, (ii) the application of general equitable principles and (iii) in the case of any indemnification provisions contained herein, applicable federal or state securities laws. Neither the execution or delivery of this Agreement nor the consummation or performance by the Company of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

     A. contravene, conflict with or result in a violation of any provision of the articles of incorporation or bylaws of the Company or any of its subsidiaries;

     B. contravene, conflict with or result in a violation of any statute, regulation or judicial or administrative order to which the Company or any of its subsidiaries or any of the assets owned or used by the Company or any of its subsidiaries may be subject;

     C. contravene, conflict with or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify any license, permit or authorization held by the Company or any of its subsidiaries or that otherwise relates to the business of, or any of the assets owned by, the Company or any of its subsidiaries;

     D. contravene, conflict with or result in a violation or breach of any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is binding upon the Company or any of its subsidiaries; or

     E. result in the imposition or creation of any Lien upon or with respect to any of the assets of the Company or its subsidiaries.

Except as set forth on Schedule 3.4, neither the Company nor any of its subsidiaries will be required to give any notice to or to obtain any consent, authorization, approval or waiver for any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, including, but not limited to, the issuance of the Notes.

     Section 3.5  Governmental Approval.  No consent, approval, order or
                  ---------------------
authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state or local governmental authority or agency (each a "Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing with the Securities and Exchange Commission of (i) a Proxy Statement (as defined in Section 3.7) relating to the Company Shareholder Approval and (ii) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (b) filings under applicable state securities or blue sky laws and (c) the filing of the Articles of Merger with the Nevada Secretary of State with respect to the Merger as provided in the Nevada Merger Statutes.

     Section 3.6  SEC Documents.  The Company has filed all required reports,
                  -------------
schedules, forms, statements and other documents with the SEC since December 31, 1998 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Company SEC Documents"). As of their respective dates, the Company SEC Documents (a) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations thereunder, and
(b) as of the date of their filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in, or incorporated by reference into, the Company SEC Documents complied, as of the date of their filing, in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Regulation S-X under the Exchange Act) and fairly present the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

     Section 3.7  Proxy Statement.  At the time the Proxy Statement is mailed to
                  ---------------
shareholders, the Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder. The Proxy Statement shall not, at the time it is mailed or at the time of the Meeting, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made herein by the Company with respect to any information furnished by Newco for inclusion in the Proxy Statement. The letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders of the Company in connection with the Merger, and the Schedule 14A to be filed with the SEC in connection therewith, together with any amendments and supplements thereto, are collectively referred to herein as the "Proxy Statement."

     Section 3.8  Absence of Certain Changes or Events.  Except as set forth on
                  ------------------------------------
Schedule 3.8, since September 30, 2001, the Company has conducted its business only in the ordinary course consistent with past practice and there has not been
(a) any Material Adverse Change with respect to the Company, (b) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any executive officer or other employee of any such entity other than in the ordinary course of business, consistent with past practice, or

(c) any damage, destruction or loss not covered by insurance that can reasonably be expected to have a Material Adverse Effect on the Company or any of its subsidiaries.

     Section 3.9   State Takeover Statutes.  The Special Committee and the Board
                   -----------------------
of Directors of the Company, subject to their fiduciary obligations under applicable law, have approved the Merger and this Agreement. The Board of Directors of the Company has approved the transfer of shares of Company Common Stock from Robert S. Berg and Steven M. Wemple to Newco, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the transfer of Company Common Stock to Newco and any other transactions contemplated hereby the provisions of Sections 378 to 3793, inclusive, and Sections 411 to 444, inclusive, of the Nevada Private Corporation Law to the extent, if any, such provisions are applicable to the Merger, this Agreement, the transfer of Company Common Stock to Newco and any such other transactions. No other "fair price," "moratorium," "control share acquisition," "business combination" or other state takeover statutes or similar statutes or regulations apply to or purport to apply to the Company, Newco, affiliates of Newco, the Merger, this Agreement, the transfer of shares of Company Common Stock to Newco or any other transactions contemplated hereby.

     Section 3.10  Brokerage Fees and Commissions.  Neither the Company nor any
                   ------------------------------
of its officers, directors or shareholders has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Capitalink, L.C. ("Capitalink"), whose fees will be paid by the Company, or obligated the Company to pay any investment banking, business consultancy, financial advisory, brokerage or finders fees or commissions in connection with the transactions contemplated hereby, except for fees payable by the Company to Capitalink. Correct and complete copies of the engagement letters between Capitalink, the Company and the Special Committee with respect to the transactions contemplated hereby, which accurately describes the fees payable to Capitalink by the Company have been provided by the Company to Newco.

     Section 3.11  Opinion of Financial Advisors.  The Company and the Special
                   -----------------------------
Committee have received the opinion of Capitalink dated December 21, 2001, to the effect that, as of such date, the consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view. The Company has delivered a signed copy of such opinion to Newco, and such opinion has not been amended, modified or revoked in a manner adverse to Newco. The Company has been authorized by Capitalink to permit the inclusion of such fairness opinion (and, subject to prior review and consent by Capitalink, a reference thereto) in the Proxy Statement.

     Section 3.12  Compliance with Laws.
     ------------  --------------------

     (a) The Company and the Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of any governmental entities necessary for the lawful conduct of their businesses, except where the failure to hold such permits would not have a Material Adverse Effect.

     (b) As of the date of this Agreement, no investigation, review, inquiry or proceeding by any governmental entity with respect to any of the Company and/or any of the Subsidiaries is pending or, to the knowledge of the Company, threatened which, if adversely decided, would be reasonably likely to have a Material Adverse Effect.

     Section 3.13  Litigation.  There is no suit, claim, action, litigation or
     ------------------------
proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Company's knowledge, threatened against the Company or any Subsidiary, or any of the Company's or any Subsidiary's officers, directors or affiliates, with respect to or affecting the Company's operations, businesses or financial condition, or related to the consummation of the transactions contemplated hereby, which is reasonably likely to have a Material Adverse Effect.

     Section 3.14  Taxes.
     -------------------

     (a) As used in this Agreement, (i) the term "Taxes" means all federal,
                                                  -----
state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; and (ii) the term
              ---
"Returns" means all returns, declarations, reports, statements and other
 -------
documents required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereto, and the term "Return"
                                                                       ------
means any one of the foregoing Returns.

     (b) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Company and the Subsidiaries or requests for extensions to file such Tax Returns have been timely filed and the Company and its Subsidiaries are within such period for extension. As of the time of filing, the foregoing Returns were correct and complete in all material respects.

     (c) With respect to all amounts in respect of Taxes imposed upon the Company and/or the Subsidiaries, or for which the Company and/or the Subsidiaries are or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before December 31, 2000, (i) all applicable tax laws and agreements have been complied with in all material respects, and (ii) all amounts required to be paid by the Company and/or a Subsidiary to taxing authorities on or before the date hereof have been paid and with respect to Taxes not yet due and owing to a taxing authority, such Taxes have been paid or adequately reserved for on the Company's financial statements in accordance with GAAP.

     (d) There are no audits or similar proceedings by any taxing authority pending or threatened with respect to Taxes. No assessment of Tax has been proposed against the Company and/or the Subsidiaries or any of their respective assets or properties. No closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended, or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company and/or the Subsidiaries. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period of collection or assessment of, Taxes due from or with respect to the Company and/or the Subsidiaries for any taxable period, and no power of attorney granted by or with respect to the Company and/or the Subsidiaries relating to Taxes is currently in force.

     (e) Neither the Company nor any of the Subsidiaries is a party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar contract or arrangement or any agreement that obligates it to make payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

     (f) There are no liens with respect to Taxes upon any of the assets or properties of the Company and/or the Subsidiaries, other than with respect to Taxes not yet due.

     (g) The Company and/or the Subsidiaries have collected all sales and use Taxes required to be collected and has remitted, or will remit on a timely basis, such amount to the appropriate governmental entities, or have been furnished properly completed exemption certificates. The Company and/or the Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods for which the applicable statute of limitations has not expired.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF NEWCO

     Newco represents and warrants to the Company that:

     Section 4.1  Organization; Standing and Power.  Newco is a corporation duly
                  --------------------------------
organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on its business as now being conducted.

     Section 4.2  Subsidiaries.  Newco has no subsidiaries.
                  ------------

     Section 4.3  Capital Structure.  The authorized capital stock of Newco
                  -----------------
consists of 3,000,000 shares of common stock, $0.01 par value per share ("Newco Common Stock"). As of the date of this Agreement, 2 shares of Newco Common Stock are issued and outstanding and the sole shareholders of Newco are Robert
S. Berg and Steven M. Wemple. No other shares of capital stock or other equity or voting securities of Newco are reserved for issuance or outstanding. All issued and outstanding shares of Newco have been duly authorized and are validly issued, fully paid, non-assessable and free of preemptive rights. Newco does not have outstanding any subscription, option, put, call, warrant or other right or commitment to issue or any obligation or commitment to redeem or purchase, any of its authorized capital stock or any securities convertible into or exchangeable for any of its authorized capital stock.

     Section 4.4  Authority; Conflict.  The execution and delivery of this
                  -------------------
Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly and validly executed and delivered by Newco and constitutes a legal, valid and binding obligation of Newco enforceable against Newco in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally, (ii) the application of general equitable principles and (iii) in the case of any indemnification provisions contained herein, applicable federal or state securities laws. Neither the execution or delivery of this Agreement nor the consummation or performance by Newco of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

     A. contravene, conflict with or result in a violation of any provision of the articles of incorporation or bylaws of Newco;

     B. contravene, conflict with or result in a violation of any statute, regulation or judicial or administrative order to which Newco or any of the assets owned or used by Newco may be subject;

     C. contravene, conflict with or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify any license, permit or authorization held by Newco or that otherwise relates to the business of, or any of the assets owned by, Newco;

     D. contravene, conflict with or result in a violation or breach of any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is binding upon Newco; or

     E. result in the imposition or creation of any Lien upon or with respect to any of the assets of Newco.

Newco will not be required to give any notice to or to obtain any consent, authorization, approval or waiver for any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

     Section 4.5  Governmental Approval. No consent, approval, order or
                  ---------------------
authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Newco in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Nevada Secretary of State with respect to the Merger as provided in the Nevada Merger Statutes.

     Section 4.6  New Entity.  Newco was formed on December 21, 2001, and since
                  ----------
the date of inception, Newco has not conducted any business other than action taken in connection with the Merger and this Agreement.

     Section 4.7  Information.  None of the information supplied or to be
                  -----------
supplied by Newco for inclusion or incorporation by reference in the Proxy Statement will, at the respective times filed with the SEC and, in addition, at the date it or any amendment or supplement is mailed to shareholders, and at the time of the Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 4.8   Brokerage Fees and Commissions.  Neither Newco nor any of its
                   ------------------------------
officers, directors or shareholders has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement or obligated Newco to pay any investment banking, business consultancy, financial advisory, brokerage or finders fees or commissions in connection with the transactions contemplated hereby.

     Section 4.9   Title to Properties.  Newco does not own or lease any real or
                   -------------------
personal property except shares of Company Common Stock which have been or will be contributed and duly transferred to Newco by Robert S. Berg and Steven M. Wemple.

     Section 4.10  Undisclosed Liabilities.  Newco does not have any liabilities
                   -----------------------
or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Newco.

     Section 4.11  Board and Shareholder Recommendation.  The board of directors
                   ------------------------------------
of Newco, at a meeting duly called and held, has by vote of those directors present (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of Newco and (b) recommended that the holders of the Newco Common Stock approve the Merger, this Agreement and the transactions contemplated hereby.

     Section 4.12  Shareholder Approval.  The shareholders of Newco have
                   --------------------
authorized the execution and delivery of this Agreement and have approved the Merger and the transactions contemplated by this Agreement.

     Section 4.13  Litigation. There is no suit, claim, action, litigation or
                   ----------
proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to Newco's knowledge, threatened against Newco, or any of Newco's officers, directors or affiliates, with respect to or affecting Newco's operations, businesses or financial condition, or related to the consummation of the transactions contemplated hereby, which is reasonably likely to have a Material Adverse Effect.

     Section 4.14  Taxes.  Newco has not filed any Tax Returns.
                   -----

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 5.1   Conduct of Business of the Company.
                   ----------------------------------

     (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), the Company will and will cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with franchisees, customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses will be unimpaired to the fullest extent possible at the Effective Time.

     (b) Other Actions. The Company will not take, and will cause its affiliates not to take, any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

     Section 5.2  Conduct of Business of Newco.
                  ----------------------------

     (a) Ordinary Course. Newco has been formed specifically to complete the transactions contemplated by this Agreement. During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), Newco will not carry on any business other than business required to consummate the Merger and other transactions contemplated by this Agreement.

     (b) Other Actions. Newco will not take, and will cause its affiliates not to take, any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Newco set forth in this Agreement becoming untrue.

                                  ARTICLE VI
                             ADDITIONAL AGREEMENTS

     Section 6.1  Shareholder Approval; Preparation of Proxy Statement.
                  ----------------------------------------------------

     (a) Shareholder Meeting. The Company will, as soon as practicable following the execution and delivery of this Agreement on dates to be agreed upon between Newco and the Company, which dates will be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby, duly call, give notice of, convene and hold a meeting of the Company's shareholders, in accordance with applicable law, for the purpose of approving the Merger, this Agreement and the transactions contemplated hereby (the "Meeting"). Subject to the provisions of Section 6.1(b), the Company will, through its Board of Directors, recommend to its shareholders the approval and adoption of the Merger. The Company and Newco will coordinate and cooperate with respect to the timing of the Meeting and will endeavor to hold such Meeting as soon as practicable after the date hereof.

     (b) Board Recommendation. The Board may modify its recommendation of the Merger if the Board determines in good faith that the failure to modify its recommendation could be expected to constitute a breach of the Board's fiduciary duties to the Company's shareholders under applicable law.

     (c) Preparation of Proxy Statement/Schedule 13e-3. As soon as practicable following the date of this Agreement, the Company will prepare and file with the SEC the Proxy Statement and the related Schedule 13e-3. Newco will provide the Company with the information concerning Newco required to be included in the Proxy Statement/Schedule 13e-3. The Company will use its reasonable efforts to cause the Proxy Statement/Schedule 13e-3 to be mailed to the Company's shareholders as promptly as practicable after the Proxy Statement/Schedule 13e-3 has been approved by the SEC. The Company will notify Newco promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Newco with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Schedule 13e-3 or the Merger.

     Section 6.2  Reasonable Efforts; Notification.
                  --------------------------------

     (a) Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 6.2(a), each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither party will be required to agree to any consent, approval or waiver that would require such party to take an action that would impair the value that such party reasonably attributes to the Merger and the transactions contemplated thereby. In connection with and without limiting the foregoing, each of the Company and Newco and their respective Boards of Directors will (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, the transfer of Company Common Stock to Newco or any other transaction contemplated hereby and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, the transfer of Company Common Stock to Newco or any other transaction contemplated hereby, take all action necessary to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

     (b) Notice of Material Change. The Company will give prompt notice to Newco, and Newco will give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

     Section 6.3  Indemnification.
                  ---------------

     (a) It is understood and agreed that, subject to the limitations on indemnification contained in the Nevada Private Corporation Law, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the full extent permitted under applicable law or the terms of the Company's Articles of Incorporation, Bylaws or individual indemnification agreements as in effect at the date hereof, indemnify, defend and hold harmless each current or former director or officer of the Company and its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided, that any such settlement is effected with the written consent of the Surviving Corporation, such consent not to be unreasonably withheld) arising out of actions or omissions occurring at or prior to the Effective Time. In the event a current or former director of the Company or any of its Subsidiaries is entitled to indemnification under this Section 6.3, such director shall be entitled to reimbursement from the Company (from the date hereof until the Effective Time) or the Surviving Corporation (from and after the Effective Time) for reasonable attorney fees and expenses incurred by such director in pursuing such indemnification, including payment of such fees and expenses by the Company or the Surviving Corporation, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director to repay if it shall be adjudicated that such current or former director was not entitled to such payment.

     (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, which will be financially responsible persons, assume the obligations set forth in this Section 6.3.

     (c) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than four years after the Effective Date, provided, that the Surviving Corporation may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 6.3 in excess of two hundred percent (200%) of the aggregate premiums paid by the Company in the twelve months prior to the date of this Agreement, on an annualized basis, for such purpose; and provided, further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.3 for such aggregate premium, the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of two hundred percent (200%) of the aggregate premiums paid by the Company in the 12 months prior to the date of this Agreement, on an annualized basis, for such purpose.

     (d) All rights and obligations under this Section 6.3 will be in addition to any rights that an Indemnified Party may have under the Articles of Incorporation or Bylaws of the Company as in effect on the date hereof, or pursuant to any other agreement, arrangement or document in effect prior to the date hereof. The provisions of this Section 6.3 are intended to be for the benefit of, and will be enforceable by, the parties hereto and each Indemnified Party, his or her heirs and his or her representatives. This Section 6.3 will be binding upon all successors and assigns of the Company, Newco and the Surviving Corporation.

     (e) The Bylaws of the Surviving Corporation shall contain the provisions that are set forth in Article V of the Company's Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of four years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or at any time prior to the Effective Time were directors of the Company.

     Section 6.4  Fees and Expenses.   Except as provided in Article VIII and
                  -----------------
Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     Section 6.5  Public Announcements.  Newco and the Company will consult with
                  --------------------
each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from shareholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practices and each party may make such disclosure as may be required by applicable law without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement will be mutually agreed upon prior to the issuance thereof.

     Section 6.6  [Reserved]
                  ----------

     Section 6.7  Purchases of Common Stock of the Other Party.  During the
     ---------------------------------------------------------
period from the date hereof through the Effective Time, neither Newco nor its affiliate will purchase any shares of Common Stock of the Company and neither the Company nor any of its subsidiaries or other affiliates will purchase any shares of Newco Common Stock.

                                  ARTICLE VII
                             CONDITIONS PRECEDENT

     Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.
                  ----------------------------------------------------------
The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

     (b) Special Vote. The Merger and this Agreement shall have been approved by the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or by proxy at the Meeting other than any such shares held by Newco, Robert S. Berg or Steven M. Wemple.

     (c) No Injunctions or Restraints. No restraining order or permanent injunction or other order issued by any court of competent jurisdiction or other legal prohibition preventing the consummation of the Merger are in effect; provided, however, that the parties hereto will, subject to Section 6.2(a), use reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

     Section 7.2  Conditions of the Company.  The obligation of the Company to
                  -------------------------
consummate the Merger is further subject to the satisfaction at the Effective Time of the following conditions:

     (a) Capitalink shall not have revoked, modified or changed its fairness opinion in any manner adverse to the holders of the Company Common Stock.

     (b) Newco shall have performed, in all material respects, all of its respective obligations contained herein that are required to be performed by Newco at or prior to the Closing Date, and the Company shall have received a certificate of an Executive Officer of Newco, dated the Closing Date, certifying to such effect.

     (c) The representations and warranties of Newco contained in this Agreement and in any document delivered in connection herewith (disregarding any qualification contained therein with respect to materiality and material adverse effect) shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date) with only such exceptions as would not in the aggregate have a material adverse effect on Newco or its ability to perform its obligations hereunder. The Company shall have received a certificate of an Executive Officer of Newco, dated the Closing Date, certifying to such effect.

     (d) The Company shall have received from Newco certified copies of the resolutions of its Board of Directors and shareholders approving and adopting this Agreement, the Merger and the transactions contemplated hereby.

     (e) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, or would be reasonably likely to have, a material adverse effect on Newco or its ability to perform hereunder.

     (f) From the date of this Agreement through the Effective Time, there shall not have occurred any event that has had, or would be reasonably likely to have, a material adverse effect on the ability of the Surviving Corporation to pay the principal and interest due on the Notes.

     (g) Newco shall have executed and delivered such other documents and taken such other actions as the Company shall have reasonably requested.

     Section 7.3  Conditions of Newco.  The obligation of Newco to consummate
                  -------------------
the Merger is subject to the satisfaction at the Effective Time of the following conditions: (a) since September 30, 2001 there shall not have occurred a Material Adverse Effect with respect to the Company; (b) the approvals and consents from third parties and Governmental Entities required or appropriate (in Newco's judgment) for consummation of the transactions contemplated hereby shall have been received, and such approvals and consents shall not have expired or been withdrawn; (c) persons holding not more than 50,000 issued and outstanding shares of Company Common Stock shall have exercised dissenters rights in accordance with the requirements and procedures set forth in the Nevada Merger Statutes; (d) the Company shall have executed and delivered the Indenture and the Notes and an opinion of counsel, in such form as the Company shall have reasonably requested, regarding the enforceability of the Notes in accordance with their terms; and (e) either the provisions of Sections 378 to 3793, inclusive, and Sections 411 to 444, inclusive, of the Nevada Private Corporation Law or any other similar applicable laws shall not be applicable by their terms to any of the transactions contemplated by this Agreement or (ii) the board of directors of the Company shall have taken such action as is necessary or advisable and shall have given such approvals as may be required (in Newco's judgment) to make inapplicable to any of the transactions contemplated hereby the restrictions (including the requirements of special votes of shareholders and special price requirements) set forth in any such laws.

                                 ARTICLE VIII
                        TERMINATION; AMENDMENT; WAIVER

     Section 8.1  Termination.  This Agreement may be terminated, and the Merger
                  -----------
and the other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or after approval of the Merger and this Agreement by the shareholders of the Company, only as follows:

     (a)  By the mutual written consent of the Company and Newco;

     (b)  By either the Company or Newco:

          (i) by action of its board of directors if the Merger shall not have been consummated by April 15, 2002 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose breach of a representation or warranty or failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (ii) if at the Meeting (including any adjournment or postponement thereof) the Merger and this Agreement shall fail to receive Company Shareholder Approval or fail to be approved by the special, additional vote set forth in Section 7.2(b); or

          (iii) if any court of competent jurisdiction or any other Governmental Entity shall have issued an order, decree or ruling or taking any other action enjoining, restraining or otherwise prohibiting the Merger.

     (c)  By Newco:

          (i) if any of the conditions set forth in Sections 7.1 or 7.3 have not been satisfied as of the Closing Date or if satisfaction of any such conditions is or becomes impossible (other than through the failure of Newco to comply with its obligations under this Agreement); or

          (ii) if the Company breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement (which breach or failure is incapable of being cured or cannot be or has not been cured within 20 days after Newco has given written notice of such breach to the Company, but in any event not later than April 15, 2002);

     (d)  By the Company:

          (i) if any of the conditions in Sections 7.1 or 7.2 have not been satisfied as of the Closing Date or if satisfaction of any such conditions is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement); or

          (ii) if Newco breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement (which breach or failure is incapable of being cured or cannot be or has not been cured within 20 days after Newco has given written notice of such breach to the Company, but in no event not later than April 15, 2002); and

          (iii) if the Company's board of directors (or the Special Committee) determines, in good faith, after consultation with and based upon the advice of legal counsel, that the failure to withdraw, modify or amend its approval or recommendation of the adoption of this Agreement and the Merger could be expected to constitute a breach of its fiduciary duties to the Company's shareholders under applicable law.

     Section 8.2 Effect of Termination.
                 ---------------------

     (a) In the event of termination of this Agreement as provided in Section 8.1, this Agreement, except for the provisions of Section 6.3, this Section 8.2 and Article IX, shall immediately become void and there shall be no liability or obligation on the part of Newco or the Company or their respective officers, shareholders or affiliates, except as set forth in Section 6.3, this Section 8.2 and Article IX of this Agreement, which provisions shall remain in full force and effect and survive any termination of this Agreement.

     (b) If the Company terminates this Agreement pursuant to Section 8.1(d)(iii), or if this Agreement is terminated by Newco pursuant to Section 8.1(c)(ii), the Company shall pay to Newco within five business days after such termination all out-of-pocket expenses incurred by Newco and its affiliates (other than the Company) in connection with this Agreement and not otherwise reimbursed or paid by the Company.

     Section 8.3  Amendment.  To the extent permitted by applicable law, this
                  ---------
Agreement may be amended by action taken by Newco and the Company (with approval of their respective boards of directors) at any time before or after approval of this Agreement by the shareholders of the Company and Newco; provided, however, that after any such shareholder approval, no amendment shall be made that by law requires the further approval of such shareholders without obtaining the approval thereof of such shareholders. This Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.4  Extension; Waiver.  At any time prior to the Effective Time,
                  -----------------
either party may, to the extent legally allowed, (a) extend the time for performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso set forth in Section 8.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

                                  ARTICLE IX
                                 MISCELLANEOUS

     Section 9.1  Non Survival of Representations and Warranties.  None of the
                  ----------------------------------------------
representations and warranties made in this Agreement shall survive the termination of this Agreement pursuant to Article VIII or after the Effective Time.. The covenants and agreements of the parties set forth herein shall survive the Effective Time in accordance with their terms.

     Section 9.2  Enforcement of the Agreement.  The parties agree that
                  ----------------------------
irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Florida, this being in addition to any other remedy to which Newco may be entitled at law or in equity or pursuant to this Agreement. In addition, each of the parties further agrees to waive any requirement for the securing or posting of any bond in connection with obtaining any such injunction or equitable relief. Each of Newco and the Company hereby (a) consents to submit itself to the personal jurisdiction of any federal or state court sitting in the State of Florida in the event of any dispute between the parties hereto arising out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction in any such suit by motion or other requests for leave from any such court and (c) agrees that it will not bring any action against the other party hereto relating to this Agreement in any court other than a federal or state court sitting in the State of Florida. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT WILL BE HEARD BY A COURT SITTING WITHOUT A JURY AND THUS HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

     Section 9.3  Governing Law.  This Agreement will be governed by, and
                  -------------
construed in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed wholly within such state, without giving effect to principles of conflicts of laws.

     Section 9.4  Notices.  All notices and other communications hereunder shall
                  -------
be in writing and shall be deemed to have been duly given upon receipt if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), by facsimile, or sent by a nationally recognized overnight courier service, such as Federal Express, to the respective parties at the following addresses, with a confirming copy mailed or delivered (or at such other addresses of a party as shall be specified by such party by like notice):

     If to Newco:        Interfoods Acquisition Corp.
                         9400 S. Dadeland Blvd., Suite 720
                         Miami, Florida  33156
                         Attention: Robert S. Berg
                         Facsimile: (305) 670-0767

     With copy to:       Phelps Dunbar, L.L.P.
                         Suite 2000
                         365 Canal Street
                         New Orleans, Louisiana 70130
                         Attention: Mark A. Fullmer, Esq.
                         Patrick J. Butler, Jr., Esq.
                         Facsimile: (504) 568-9130

     If to the Company:  Interfoods of America, Inc.
                         9400 S. Dadeland Blvd., Suite 720
                         Miami, Florida  33156
                         Attention: Marshal E. Rosenberg, Ph.D., Chairman,
                                    Independent Committee
                         Facsimile: (305) 670-0767

     With copy to:       Akerman, Senterfitt & Eidson, P.A.
                         1 SE 3rd Ave., 28th Floor
                         Miami, Florida 33131
                         Attention: Teddy Klinghoffer, Esq.
                                    Kara L. MacCullough, Esq.
                         Facsimile: (305) 374-5600

     Section 9.5  Entire Agreement; Parties and Interest.  This Agreement
                  --------------------------------------
supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and together with the Indenture constitute (along with the documents referred to in or to be delivered in connection with this Agreement) the entire agreement of the parties with respect to the subject matter hereof, and there are no representations, warranties, covenants, agreements or commitments by the parties except as set forth herein and in the Indenture, in documents delivered simultaneously with the execution and delivery hereof and in the documents to be delivered at the Closing or in connection with this Agreement. This Agreement shall be binding upon and shall inure to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except to the extent expressly provided otherwise in Section 6.3.

     Section 9.6   Assignment.  Neither this Agreement nor any of the rights,
                   ----------
interests or obligations hereunder may be assigned by either of the parties hereto without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

     Section 9.7   Severability.  If any term or provision of this Agreement is
                   ------------
held invalid or unenforceable by any court of competent jurisdiction, that term or provision shall be severed to the extent of such invalidity or unenforceability, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Merger and the other transactions contemplated hereby are not effected in any manner materially adverse to any party. Upon a holding that any term or other provision of this Agreement is invalid, illegal or unenforceable, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the extent set forth above.

     Section 9.8   Counterparts.  This Agreement may be executed in two or more
                   ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

     Section 9.9   Attorneys' Fees.  In the event of any dispute hereunder, or
                   ---------------
any default in the performance of any term or condition of this Agreement, the prevailing party will be entitled to recover all costs and expenses associated therewith, including reasonable attorneys' fees.

     Section 9.10  "Material Adverse Effect" and "Material Adverse Change"
                   -------------------------------------------------------
Defined.  For purposes of this Agreement, the term "Material Adverse Effect" or
-------
"Material Adverse Change" means (a) any fact, event, circumstance or change that results in or could reasonably be expected to result in an adverse change or effect in the financial condition, assets, liabilities, business, properties or results of operations of a specified person and its subsidiaries, taken as a whole, which change or effect is material either alone or together with any other such changes or effects, or (b) any event, matter, condition or effect that materially impairs the ability of a specified person to perform on a timely basis its obligations under this Agreement or the consummation of the transactions contemplated hereby; in each case other than any change or effect attributable to (i) with respect to the Company, a change in relationships with franchisees resulting primarily from the announcement or pendency of the Merger,
(ii) conditions affecting the general industry in which the Company participates or the United States economy as a whole, (iii) a change in the market price or trading value of the Company Common Stock or (iv) compliance by any party with the terms of, or the taking of any action required or contemplated by, this Agreement.

     IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed on its behalf by its officer thereunto duly authorized on and as of the date first written above.

                                       INTERFOODS OF AMERICA, INC.


                                       By: /s/ Steven M. Wemple
                                           -------------------------------------
                                           Steven M. Wemple, President


                                       INTERFOODS ACQUISITION CORP.


                                       By: /s/ Robert S. Berg
                                           -------------------------------------
                                           Robert S. Berg, President

                             AMENDMENT NUMBER ONE
                                      TO
                         AGREEMENT AND PLAN OF MERGER

     This Amendment Number One to Agreement and Plan of Merger dated as of February 28, 2002 (the "Amendment") is entered into by and between Interfoods Acquisition Corp., a Nevada corporation ("Newco"), and Interfoods of America, Inc., a Nevada corporation (the "Company").

     WHEREAS, Newco and the Company are parties to the Agreement and Plan of Merger dated as of December 21, 2001 (the "Agreement");

     WHEREAS, Newco and the Company desire to amend the Agreement as set forth hereinbelow; and

     WHEREAS, unless otherwise defined herein, capitalized terms shall have the meanings given to them in the Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Amendment of Agreement.  Effective as of the date of this Amendment,
          ----------------------
the last sentence of Section 2.1(e) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:

          "For purposes of calculating such payment, the fair market value of a fraction of a Note at the Effective Time shall be .699301 multiplied by the principal amount of the fractional Note that otherwise would have been issued and rounded up to the nearest one-tenth of a cent."

     2.   Remaining Provisions in Full Force.  Except as provided above, all
          ----------------------------------
other provisions of the Agreement shall remain in full force and effect. Nothing in this Amendment is intended to modify or effect in anyway the rights and obligations of the parties arising under the Agreement prior to the date hereof.

     IN WITNESS WHEREOF, each of the parties have caused this Amendment to be executed on its behalf by its officers thereunto duly authorized on and as of the date first written above.

                                             INTERFOODS OF AMERICA, INC.


                                             By: /s/ Steven M. Wemple
                                                 -------------------------------
                                                     Steven M. Wemple, President

                                             INTERFOODS ACQUISITION CORP.


                                             By: /s/ Robert S. Berg
                                                 -------------------------------
                                                     Robert S. Berg, President

                              AMENDMENT NUMBER TWO
                                       TO
                          AGREEMENT AND PLAN OF MERGER

         This Amendment Number Two to Agreement and Plan of Merger dated as of April 4, 2002 (the "Amendment") is entered into by and between Interfoods Acquisition Corp., a Nevada corporation ("Newco"), and Interfoods of America, Inc., a Nevada corporation (the "Company").

         WHEREAS, Newco and the Company are parties to an Agreement and Plan of Merger dated as of December 21, 2001, as amended by Amendment Number One to Agreement and Plan of Merger dated February 28, 2002 (as so amended, the "Agreement");

         WHEREAS, Newco and the Company desire to further amend the Agreement as set forth hereinbelow; and

         WHEREAS, unless otherwise defined herein, capitalized terms shall have the meanings given to them in the Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       Amendment of Agreement. Effective as of the date of this
                  ----------------------
Amendment, Sections 1.3 and 8.1 of the Agreement are hereby amended to change all references to "April 15, 2002" contained therein to: "June 30, 2002".

         2.       Remaining Provisions in Full Force. Except as provided above,
                  ----------------------------------
all provisions of the Agreement shall remain in full force and effect. Nothing in this Amendment is intended to modify or effect in anyway the rights and obligations of the parties arising under the Agreement prior to the date hereof.

         IN WITNESS WHEREOF, each of the parties have caused this Amendment to be executed on its behalf by its officers thereunto duly authorized on and as of the date first written above.

                                     INTERFOODS OF AMERICA, INC.

                                     By: /s/ Steven M. Wemple
                                         -----------------------------------
                                           Steven M. Wemple, President

                                     INTERFOODS ACQUISITION CORP.

                                     By: /s/ Robert S. Berg
                                         -----------------------------------
                                           Robert S. Berg, President

                                    Annex B

                          Opinion of Capitalink, L.C.

                                               CAPITALINK, L.C.
                                               Member NASD SIPC
[LOGO] CAPITALINK

                                                  800 Douglas Road
                                                  La Puerta del Sol, Suite 245
                                                  Coral Gables, Florida 33134

Smart Investment Banking(SM)                      Phone 305-446-2026
                                                  Fax 305-446-2926
                                                  www.capitalinklc.com


     December 21, 2001

     Special Committee of the Board of Directors
     Interfoods of America, Inc.
     9400 South Dadeland Blvd.
     Suite 720
     Miami, FL 33156

     Gentlemen:

     We have been advised that, pursuant to an Agreement and Plan of Merger between Interfoods Acquisition Corp. ("IAC") and Interfoods of America, Inc. (the "Company" or "Interfoods"), the most recent draft of which is dated December 18, 2001 (the "Agreement"), IAC proposes to purchase all of the Company's outstanding common stock that is not beneficially owned by IAC, Robert S. Berg or Steven M. Wemple. Each shareholder (other than IAC and Messrs. Berg and Wemple) will receive three-year, 10% promissory debentures in the principal amount of $1.45 per share acquired (the "Debentures"). The Debentures, as fully described in the Agreement and the form of Debenture, are unsecured and subordinated. IAC is owned by Messrs. Berg and Wemple, who are also the Company's Chairman and President respectively, and members of the Board of Directors. For purposes of this opinion, IAC, Messrs. Berg and Wemple and their respective affiliates are collectively referred to as the "IAC Group". The Special Committee has retained Capitalink, L.C. as financial advisor to render an opinion as to the fairness to the Company's shareholders, other than the IAC Group, from a financial point of view, of such consideration.

     The transaction described above is referred to as the "Proposed Transaction." We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Proposed Transaction. In addition, we have not been requested to explore any alternatives to the Proposed Transaction.

     In arriving at our opinion, we took into account its assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things, (i) reviewed documents relating to the Proposed Transaction, including the Agreement, and a draft form of the Debentures;
     (ii)
 reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-K for the Year ended September 30, 2000, the Quarterly Reports on Form 10-Q for the Quarterly Periods ended December 31, 2000, March 31, 2001, and June 30, 2001, the Current Reports on Form 8-K/A dated May 17, 1999, January 24, 2000 and September 28, 2000, the Current Reports on Form 8-K dated October 23, 2001 and November 21, 2001, the amended Schedule 13Ds dated October 24, 2001, November 28, 2001 and December 14, 2001 filed jointly by Messrs. Berg and Wemple, and certain other relevant financial and operating data relating to the Company made available to us; (iii) reviewed and discussed with representatives of management of the Company a draft Annual Report on Form 10-K for the Fiscal Year ended September 30, 2001; (iv) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of the Company; (v) reviewed and analyzed certain financial terms of transactions involving target companies deemed to have characteristics comparable to the Company; (vi) reviewed and analyzed the premiums paid in certain other transactions; (vii) reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of the Company; (viii) considered the historical financial results and present financial condition of the Company; (ix) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company;
 (x) reviewed and analyzed certain financial terms and characteristics of obligations that were deemed to be comparable to the Debentures; (xi) inquired about and discussed the merger and other matters related thereto with Company management, the special committee and its legal counsel; and (xii) performed such other analyses and examinations as were deemed appropriate.

 In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of Interfoods management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which we could form an opinion. In arriving at our opinion, we did not make a physical inspection of the properties and facilities of the Company, and did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. We have assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, it is assumed that the Proposed Transaction will be a taxable event to the Interfoods shareholders. Our opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, December 14, 2001. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion. However, pursuant to our engagement letter, the Company may request that we update our opinion prior to the closing of the Proposed Transaction.

We have also assumed, with your consent, that the Proposed Transaction will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations thereunder.

 Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the per share consideration in the Proposed Transaction in connection with the purchase all of the Company's outstanding common stock that is not beneficially owned by the IAC Group, is fair to the Company's shareholders, other than the IAC Group, from a financial point of view.

 In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote, if required to, with respect to the Proposed Transaction.

 Our opinion is for the use and benefit of the Special Committee of the Board of Directors of Interfoods and is rendered to the Special Committee of the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, L.C., except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink, L.C. and its relationship with the Company may be included in, any proxy materials relating to the Proposed Transaction that the Company files with the U.S. Securities and Exchange Commission.

 Very truly yours,


 CAPITALINK, L.C.

                                   Annex C

                        Copy of Nevada Revised Statutes
                              92A.300 to 92A.500

                            NEVADA REVISED STATUTES
                       SECTIONS 92A.300 THROUGH 92A.500

                          RIGHTS OF DISSENTING OWNERS


92A.300.  Definitions

     As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.


92A.305.  "Beneficial stockholder" defined

     "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.


92A.310.  "Corporate action" defined

     "Corporate action" means the action of a domestic corporation.


92A.315.  "Dissenter" defined

     "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.


92A.320.  "Fair value" defined

     "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.


92A.325.  "Stockholder" defined

     "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

92A.330.  "Stockholder of record" defined

     "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.


92A.335.  "Subject corporation" defined

     "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.


92A.340.  Computation of interest

     Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.


92A.350.  Rights of dissenting partner of domestic limited partnership

     A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.


92A.360.  Rights of dissenting member of domestic limited-liability company

     The articles of organization or operating agreement of a domestic limited liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.


92A.370.  Rights of dissenting member of domestic nonprofit corporation

     1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.


92A.380. Right of stockholder to dissent from certain corporate actions and to obtain payment for shares

     1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporation actions:

     (a) Consummation of a plan of merger to which the domestic corporation is a constituent entity;

         (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation regardless of whether the stockholder is entitled to vote on the plan of merger; or

         (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

     (b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

     (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

92A.390. Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger


     1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

     (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

     (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

          (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

     (I)  The surviving or acquiring entity; or

     (II) Any other entity which, at the effective date of the plan or merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or

          (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.


92A.400. Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder

     1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:


     (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

     (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.


92A.410. Notification of stockholders regarding right of dissent

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.


92A.420. Prerequisites to demand for payment for shares

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

     (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (b) Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.


92A.430. Dissenter's notice: Delivery to stockholders entitled to assert rights; contents

     1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:


     (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

     (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

     (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.


92A.440. Demand for payment and deposit of certificates; retention of rights of stockholder

     1.  A stockholder to whom a dissenter's notice is sent must:

     (a) Demand payment;

     (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

     (c) Deposit his certificates, if any, in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.


92A.450. Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder

     1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.


92A.460.  Payment for shares: General requirements

     1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

     (a)  Of the county where the corporation's registered office is located; or

     (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

     2.   The payment must be accompanied by:

     (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

     (b) A statement of the subject corporation's estimate of the fair value of the shares;

     (c)  An explanation of how the interest was calculated;

     (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

     (e)  A copy of NRS 92A.300 to 92A.500, inclusive.


92A.470. Payment for shares: Shares acquired on or after date of dissenter's notice

     1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand.


The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment pursuant to NRS 92A.480.


92A.480. Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate

     1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.


92A.490. Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter

     1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

     (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

     (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.


92A.500. Legal proceeding to determine fair value: Assessment of costs and fees

     1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

     (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                    Annex D

                        Annual Report on Form 10-K for
                             the Fiscal year Ended
                              September 30, 2001

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D C. 20549

                                   FORM 10-K

[X] Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 For the Fiscal Year Ended September 30, 2001
                                      Or
[_] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 For the transition period from __________ to _____________

                       Commission File Number 000-21093

                          INTERFOODS OF AMERICA, INC.
            (Exact name of registrant as specified in its charter)

                  Nevada                              59-3356-011
    (State or other jurisdiction of        (IRS Employer Identification No.)
    incorporation or organization)

        9400 South Dadeland Boulevard, Suite 720, Miami, Florida 33156
        (Address of principal executive offices)        (Zip Code)

      Registrant's telephone number, including area code: (305) 670-0746

       Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act:
                         COMMON STOCK, $.001 PAR VALUE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

     Indicate by check mark if disclosure of delinquent filers in response to
     Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.[_]

The aggregate market value of the registrant's common stock held by non-affiliates of the registrant as of November 20, 2001 was approximately $1,503,206. Solely for purposes of the foregoing calculation, all of the registrant's directors and officers are deemed to be affiliates.

There were 5,012,099 shares of the registrant's common stock outstanding as of November 20, 2001.

                                    PART I

ITEM 1.  DESCRIPTION OF BUSINESS

GENERAL

         Interfoods of America, Inc., a Nevada corporation (the "Company"), incorporated May 13, 1994, is through its wholly-owned subsidiary, Sailormen, Inc., a Florida corporation ("Sailormen"), a franchisee and operator of Popeye's/registered trademark /Chicken and Biscuits ("Popeye's") restaurants. Pursuant to franchise agreements with AFC Enterprises, Inc. (the "Franchisor"), the Company currently operates 165 Popeye's restaurants located in Florida, Alabama, Illinois, Georgia, Mississippi, Louisiana and Missouri.

         The Company's headquarters are located at 9400 South Dadeland Boulevard, Suite 720, Miami, Florida 33156. Its telephone number is (305) 670-0746.

HISTORY

         Until September 1996, the Company was known as Sobik's Subs, Inc.("Sobik's Subs"). In May 1996, the Company acquired Sailormen from the Company's current Chief Executive Officer, Robert S. Berg, and President, Steven
M. Wemple, for a total of 2,500,000 shares of the Company's common stock. At the time of the acquisition, Sailormen operated 11 Popeye's restaurants.

         Until December 1997, the Company operated two wholly-owned subsidiaries in addition to Sailormen: (1) SBK Franchise Systems, Inc., which, through an exclusive master license with Sobik's Sandwich Shops, Inc., the Franchisor of Sobik's Subs restaurants, developed, franchised and serviced Sobik's Subs franchises; and (2) Sobik's Restaurant Corp., which established, owned and operated Sobik's Subs Shops. Sobik's Sub Shops offered a menu of submarine (sub) style sandwiches (also referred to as hoagies or heroes).

         In December, 1997, the Company sold Sobik's Restaurant Corp and SBK Franchise Systems, Inc. for total consideration valued at $1,100,000. Such consideration consisted of cash, a note and stock of the purchaser, JRECK Subs Group, Inc. These divestitures were made by the Company to streamline its business operations and to focus its efforts on the expansion and development of its Popeye's franchises.

         Consistent with its decision to concentrate on the ownership and operation of its Popeye's restaurants, the Company consummated several acquisitions during Fiscal 1997. In October 1996, the Company acquired four existing Popeye's restaurants in the Birmingham, Alabama market for consideration valued at $450,000, of which $50,000 was paid in cash and 228,640 shares of the Company's mandatory redeemable restricted Class A Preferred Stock valued at $400,000. In September 1997, the Company acquired an existing Popeye's restaurant in Ft. Pierce, Florida for 338,983 shares of the Company's common stock valued at $400,000 and opened a new Popeye's restaurant in Homestead, Florida.

         In December 1997 (Fiscal 1998), the Company acquired eight Popeye's restaurants in the Baton Rouge, Louisiana market, for approximately $3.7 million in cash. On July 6, 1998, the Company acquired five Popeye's restaurants in Pensacola, Florida for consideration valued at $1.8 million. Such consideration consisted of cash, newly issued restricted common stock and assumed liabilities.

         In March 1999, the Company acquired in two separate transactions, nineteen Popeye's restaurants in the St Louis, Missouri area and the Baton Rouge, Louisiana area, for approximately $19.9 million which was financed with $8 million of debt and $11.9 million of the Company's cash. The Company also opened five new Popeye's restaurants in Fiscal 1999 within its existing markets.

         In January 2000, the Company, through an Asset Purchase Agreement, acquired 37 Popeye's restaurants located in Mississippi and Louisiana for approximately $34.6 million in cash, which was financed with $35.7 million of additional debt.

                                      3.

         In July 2000, pursuant to an Asset Purchase Agreement, the Company acquired the assets of four Popeye's restaurants in Illinois and the West Coast of Florida for approximately $3.9 million cash. The Company financed the acquisition with $3.4 million of additional debt.

         On September 14, 2000, the Company acquired 71 additional Popeye's restaurants located in Central and Northern Florida and in Southern Georgia for approximately $46.2 million. The Company financed the acquisition with $45.5 million of debt.

OPERATIONS

         The Popeye's menu features unique spicy fried chicken, which each restaurant prepares daily on premises along with biscuits, which are served with the chicken entrees. In addition to its spicy fried chicken, the Popeye's menu contains up to 20-25 other items, including seasonal entrees, such as seafood dishes, and side items, such as red beans and rice, french fries, mashed potatoes with gravy, cole slaw, and Cajun rice. Similar to the chicken entrees, virtually all of these items are prepared fresh daily on the premises of each restaurant. The Popeye's menu is designed to appeal to a large cross-section of the population with particular concentration on the 18-49 age group. The Company's restaurants are generally open seven days a week, from 10:00 am to midnight, and serve lunch and dinner.

         A typical Popeye's restaurant operated by the Company employs two full time managers and at least one additional supervisory employee. Typically, all restaurant managers (and other employees of the Company) are required to attend, at the Company's expense, training courses conducted by the Franchisor. This training program involves on-the-job training and an instructional class. Other restaurant employees are trained by the restaurant manager in accordance with the Company's and the Franchisor's guidelines.

         In 2001, there were 1,540 Popeye's restaurants in operations worldwide, of which 1,248 were located in the United States. Popeye's ranks third worldwide in the number of fast food fried chicken restaurants behind only KFC/registered trademark/and Church's. Average sales per restaurant for Popeye's/registered trademark/ located in the United States are estimated to be $832,979 annually. The Company's restaurants averaged annual sales of approximately $ 921,000 per unit. The Company has 81 of its 165 restaurants in the state of Florida from which it derived approximately 56% of its revenue in Fiscal 2001.

SEASONALITY

      The Company's sales volumes fluctuate seasonally. During fiscal years 2001 and 2000, the Company's sales were highest in the spring and summer, and lowest in the fall. Severe weather, storms and similar conditions may impact sales volumes seasonally in some operating regions.


BUSINESS STRATEGY

         The Company's business strategy is (1) to increase the level of sales at its currently owned Popeye's restaurants; and (2) to expand by (a) locating and acquiring, at advantageous prices, existing Popeye's restaurants, which management believes are under performing and (b) developing new Popeye's restaurants in the Southeastern United States. There can be no assurance that the Company will be able to achieve all or any part of its business strategy (see "Risk Factors"). The Company is a restaurant operating company and will own real estate only as it relates to stores which may be acquired or built by the Company.


FRANCHISE AGREEMENT

         The Company franchises its Popeye's restaurants from the Franchisor. The Franchisor maintains its principal place of business at Six Concourse Parkway, Atlanta, Georgia, 30328, and does business under its corporate name and under the trade names and service marks "Popeye's" and "Popeye's Chicken and Biscuits".

         Each of the Company's Popeye's restaurants is operated under a separate franchise agreement from the Franchisor. Retention of these franchise agreements is important to the success of the Company. The Company believes that its relationship with the Franchisor is satisfactory. The franchise agreements are for an initial term of 20 years and are renewable for additional ten-year terms upon the payment of one-half of the then-applicable franchise fee, which is currently $25,000, and the execution of a renewal franchise agreement. The renewal franchise agreement may provide for increased royalties and advertising contributions, and may require the Company to remodel or re-equip its restaurants to meet the then current standards of the Franchisor. The Company is required to pay the Franchisor a royalty fee equal to 5% of the gross sales of each franchise restaurant. The franchise agreements require the Company to construct and operate its Popeye's restaurants in accordance with the detailed requirements of the Popeye's system.

                                      4.

SUPPLY AGREEMENTS

      The Franchisor has entered into a long-term agreement with Diversified Foods and Seasoning, Inc., ("Diversified") under which they have designated Diversified as the sole supplier of certain proprietary products for the Popeyes system. Diversified sells these products to approved distributors, who in turn sell them to our restaurants. The Company has various distribution agreements with some of these approved distributors for the supply of food products, dry goods and related supplies. Most agreements with the distributors continue until either party elects to terminate, which shall require thirty (30) days prior written notice to the other party.

      The principal raw material for our restaurants is fresh chicken. Our restaurants purchase fresh chicken from approximately 5 suppliers. In Fiscal 2001 one vendor represented approximately 55% of the chicken purchases.

      In Fiscal 2001 and Fiscal 2000, approximately 38% of the cost of sales were attributable to the purchase of chicken. The Company's cost of sales is significantly affected by increases in the cost of chicken, which can result from a number of factors, including seasonality, increases in the cost of grain, disease and other factors that affect availability. In order to ensure favorable pricing for our chicken purchases in the future, reduce volatility in chicken prices, and maintain an adequate supply of fresh chicken, the Franchisor set up a purchasing cooperative for the benefit of the franchisees, including the Company. The purchasing cooperative has entered into two types of chicken purchasing contracts with chicken suppliers. The first is a grain-based "cost-plus" pricing contract that utilizes prices that are based upon the cost of feed grains, such as corn and soybean meal, plus certain agreed upon non-feed and processing costs. The other is a market-priced formula contract based on the "Georgia whole bird market value". Under this contract, the Company pays the market price plus a premium for the cut specifications for our restaurants. The market-priced contracts have maximum and minimum prices that the Company will pay for chicken during the term of the contract. The contracts have terms ranging from three to five years with provisions for certain annual price adjustments. The Company utilizes both contracts to ensure favorable chicken prices.

      The Company's ability to maintain consistent quality depends in part upon its ability to acquire food products from reliable sources in accordance with the Franchisor's specifications. While the Company has not experienced any problems to date in acquiring such food products, there can be no assurance that such food products will be available in the future on terms acceptable to the Company.

MARKETING AND ADVERTISING

      All Popeye's restaurants are required to contribute 3% of their weekly net sales to the Popeye's Chicken & Biscuit Advertising Fund (the "Popeye's Advertising Fund") for regional and local advertising conducted by the Franchisor. The terms of the Popeye's Advertising Fund require that all contributions to the fund and earnings of the fund are utilized by the Franchisor exclusively for advertising and promotional activities for Popeye's restaurants. In most of its markets, the Company voluntarily contributes amounts in excess of the required 3% for additional advertising in the respective areas.

GOVERNMENT REGULATION

      Each of the Company's restaurants is subject to licensing and regulation by a number of governmental authorities, which may include health, sanitation, safety, fire, building and other agencies in the state and/or municipality in which the restaurant is located. Difficulties in obtaining or failure to obtain the required licenses could delay or prevent the development of a new restaurant in a particular area.

      The Company also is subject to federal and state environmental regulations. Requirements of local governmental bodies with respect to zoning, land use, and environmental factors could delay or prevent the development of a new restaurant in a particular area.

      The Company is also subject to state and federal labor laws that govern its relationship with its employees. These laws govern minimum wage requirements, overtime, working conditions and citizenship requirements.

COMPETITION

      The Company's restaurants face intense competition from quick-and full-service restaurants and, in particular, from chains with operating concepts similar to those of the Company. Management believes that its primary competitors are other national fried chicken chains, including KFC/registered trademark/, Church's Fried Chicken/registered trademark/ and Pollo Tropical/registered trademark/. The franchisor of Popeye's Chicken, AFC Enterprises Inc., is also the franchisor of Church's Chicken, a direct competitor of the Company's restaurants. In general, the restaurant industry is highly competitive and can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer tastes, consumer concerns about the nutritional quality of food and increases in the number of, and particular locations of, competing restaurants. Factors such as inflation, increases in food, labor and energy costs and the availability of an adequate number of hourly-paid employees also affect the restaurant industry. Major chains, which have financial resources substantially greater than the Company and operating histories longer than the Company, dominate the restaurant industry. There can be no assurance that consumers will regard the Company's menu items as significantly distinguishable from competitive products, that substantially equivalent products will not be introduced by the Company's competitors or that the Company will be able to compete successfully in any given market.

                                      5.

      The Company is required to respond to various factors affecting the restaurant industry, including changes in consumer preferences, tastes, eating habits, demographic trends and traffic patterns, increases in food and labor costs and national, regional and local economic conditions. A number of fast food restaurant companies have recently experienced flattening growth rates and declines in average sales per restaurant, in response to which certain of such companies have adopted discount pricing strategies such as "value meals" and other marketing strategies. Such strategies could have an adverse effect upon the Company and could also negatively impact the Company's operating margins, should the Company elect to match competitors' price reductions. The principal bases of competition in the industry are food quality, speed of service, and price; but advertising, location, and attractiveness of facilities are also important. Popeye's competes with other national fried chicken chains such as KFC and Church's, as well as with all other national and regional quick-service restaurant chains. Some of these competitors have greater financial resources, larger advertising budgets and more national recognition than those of Popeye's.

      As a result of a national trend in increased chicken consumption, many quick-service restaurant chains that are not identified with chicken, have added a variety of chicken items to their menus. While the Company believes that its spicy fried chicken is distinguished from the chicken offered by its competitors by unique seasonings and tastes, product quality, and freshness, there can be no assurances that consumers will not choose its competitors' chicken products over those sold in the Company's restaurants.

EMPLOYEES

         As of September 30, 2001, the Company employed approximately 3,576 people, on a full-time and part-time basis. Of these employees, 690 were employed as field management personnel and 38 were in corporate management and administration. None of the Company's employees belong to a union and the Company has not experienced any work stoppages. The Company believes that its labor relations are satisfactory.


ITEM 2. DESCRIPTION OF PROPERTY

         The Company either owns or leases the land and buildings for the Company-operated restaurants. In addition the Company owns two properties for which the Company subleases the land and building to a related third party. While the Company expects to continue to lease many of its sites in the future, the Company also may purchase the land and/or buildings for restaurants to the extent acceptable terms are available. The majority of the Company restaurants are located in retail shopping centers and/or freestanding heavily traveled locations.

         Restaurants leased to the Company are typically leased under "triple net" leases that require the Company to pay real estate taxes, maintenance costs and insurance premiums; in some cases the Company pays a percentage of rent based on sales in excess of specified amounts. Generally, the leases have initial terms of 20 years with options to renew for one or more additional periods.


         The following table sets forth the locations of the Company's restaurants by state as of September 30, 2001.

                                         Owned    Leased    Total
                                         -----    ------    -----
                     Florida               33       48        81
                     Georgia                2        9        11
                     Mississippi           30        3        33
                     Louisiana              6       17        23
                     Missouri               0        9         9
                     Alabama                0        6         6
                     Illinois               2        0         2
                                          ---      ---       ---
                              Totals       73       92       165
                                          ---      ---       ---

         The Company leases 6,078 square feet of office space at 9400 South Dadeland Boulevard, Miami, Florida 33156. The monthly base lease expense for the offices is $8,564. The lease expires on May 31, 2007. These offices are used to administer all Company operations.

                                      6.

ITEM 3. LEGAL PROCEEDINGS

      The Company and Sailormen are parties to certain legal proceedings arising from matters incidental to their business. Management is of the opinion that these actions will not have a material effect on the financial conditions, results of operations or liquidity of the Company.


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS

         In the fourth quarter of fiscal year ended September 30, 2001, no matter was submitted to a vote of securities holders of the Company.

                                    PART II


ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS



     The Company's Common Stock trades in the over-the-counter market under symbol IFDA.OB on the OTC electronic bulletin board. The following table shows the quarterly high and low bid prices for fiscal years ended September 30, 2000 and 2001 as reported by the National Quotations Bureau Incorporated. These prices reflect inter-dealer quotations without adjustments for retail markup, markdown or commission and do not necessarily represent actual transactions.


          YEAR       PERIOD                        HIGH          LOW
          ----       ------                        ----          ---

          2000       First Quarter                 $0.88         $0.38

                     Second Quarter                $0.81         $0.38

                     Third Quarter                 $1.88         $0.44

                     Fourth Quarter                $0.94         $0.44

          2001       First Quarter                 $1.09         $0.41

                     Second Quarter                $1.19         $0.41

                     Third Quarter                 $1.01         $0.69

                     Fourth Quarter                $1.02         $0.57



     At September 30, 2001, there were 256 holders of record of the Company's Common Stock.


DIVIDENDS

The Company has not declared any dividends on its Common Stock since its inception, and has no present intention of paying any dividends on its Common Stock in the foreseeable future.

ITEM 6. SELECTED FINANCIAL DATA

The following table should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Form 10-K.


                                                                 Year Ended September 30,
                                               -----------------------------------------------------------------------------------
                                                          (Amounts in thousands, except share data)

                                                               2001         2000         1999         1998     1997  Income
                                                               ----         ----         ----         ----     ------------
Statement Data:
--------------
   Revenues                                                $  152,088   $   77,589   $   37,796   $   18,345    $   14,092
   Costs and operating expenses:
     Cost of restaurant operations:
       Cost of sales                                           48,521       24,781       12,131        5,741         4,624
       Restaurant wages and related benefits                   40,263       20,545        9,834        4,820         3,735
       Occupancy and other operating expenses                  34,520       17.186        9,774        4,881         3,825
                                                           ----------   ----------   ----------   ----------    ----------
         Total cost of restaurant operations                  123,304       62,512       31,739       15,442        12,184

     General and administrative expenses                       12,420        7,193        3,992        2,647         1,575
     Depreciation and amortization                              4,878        2,188          778          278           188
                                                           ----------   ----------   ----------   ----------    ----------

     Total operating costs and expenses                       140,602       71,893       36,509       18,367        13,947
                                                           ----------   ----------   ----------   ----------    ----------

       Income (loss) from operations                           11,486        5,696        1,287          (22)          145
                                                           ----------   ----------   ----------   ----------    ----------

   Other income (expense)
     Interest expense                                         (10,136)      (4,440)        (893)        (199)          (54)
     (Loss)gain on investment in JRECK                              -          (94)        (183)         536             -
     Interest and other income (expense)                          459         (565)        (227)        (357)           63
                                                           ----------   ----------   ----------   ----------    ----------
   Income (loss) before income tax                              1,809          597          (16)         (42)          154
   Income tax (provision)benefit                                 (808)        (216)        (130)        (114)          165
                                                           ----------   ----------   ----------   ----------    ----------

   Net income (loss)before preferred
   stock dividend                                               1,001          381         (146)        (156)          319
   Preferred stock dividend                                         -            -           (1)         (10)          (21)
                                                           ----------   ----------   ----------   ----------    ----------

   Net income(loss)                                             1,001          381         (147)        (166)          298
                                                           ----------   ----------   ----------   ----------    ----------
   Basic and Diluted earnings
   (loss) per share                                        $     0.20   $     0.07   $    (0.03)  $    (0.03)   $     0.05
                                                           ----------   ----------   ----------   ----------    ----------

   Weighted average shares outstanding                      5,133,377    5,468,503    5,713,658    5,597,366     6,585,953
                                                           ----------   ----------   ----------   ----------    ----------
Balance Sheet Data
------------------

   Working capital deficiency                              $  (10,065)  $  (12,175)  $   (3,256)  $   (1,312)   $     (947)

   Total Assets                                               117,028      115,653       20,388       11,358         7,139
   Long-term debt, redeemable
   Preferred stock and capital lease
   obligations.                                                91,724       90,680       12,329        4,108         1,958

   Stockholders' equity                                         3,838        2,936        3,236        3,356         3,398


     See Item 1 "History" for information regarding Company acquisitions, which has contributed to the increased business commencing primarily in fiscal 1999.

                                      9.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The continuation of the economic slowdown, which was further compounded by the events of September 11th, could continue to adversely effect consumer
                          --
spending during the upcoming year, which could have a negative impact on the Company's operations.

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto, appearing elsewhere in this report.

FOR THE YEAR ENDED SEPTEMBER 30, 2001 COMPARED TO YEAR ENDED SEPTEMBER 30, 2000

For the year ended September 30, 2001 ("Fiscal 2001"), the Company had total revenues of $152,088,594 compared to total revenues of $77,589,129 for the year ended September 30, 2000 ("Fiscal 2000"). The increase in revenues was primarily attributable to the full year sales generated from the Company's acquisition of 71 restaurants in Central and Northern Florida on September 14, 2000 and 37 restaurants in Mississippi and Louisiana on January 11, 2000. Same store restaurant revenues reflect an increase in comparable sales of 3.9% for the year.

Cost of restaurant operations for the Fiscal 2001 were $123,304,366 or 81.1% of revenues compared to $62,512,104 or 80.6% of revenues for Fiscal 2000. The dollar increase is attributable to the full year of expenses generated from the two fiscal 2000 acquisitions. The increase as a percentage of revenues is due to additional expenses that were incurred to integrate the Company's procedures and systems into the restaurants acquired in January 2000 and September 2000.

General and administrative expenses for Fiscal 2001 were $12,419,692 or 8.2% of revenues as compared to $7,192,666 or 9.3% of revenues for Fiscal 2000. The dollar increase is primarily attributable to the costs of additional personnel hired to support the Company's current growth. The decrease as a percentage of revenues was due to the efficiencies obtained through additional sales volume.

Depreciation and amortization for Fiscal 2001 were $4,878,386 as compared to $2,188,118 for Fiscal 2000. The increase was primarily attributable to the full year of depreciation expense related to the fixed assets obtained through the acquisition of additional restaurants in January 2000 and September 2000. In addition, Fiscal 2001 represents a full year of amortization related to goodwill obtained through the fiscal 2000 acquisitions.

Operating income of the Company was $11,486,150 for Fiscal 2001 as compared to $5,696,241 for Fiscal 2000. The increase in operating income is attributable to the increase in the number of restaurants described above and the increase in existing restaurant level profits resulting from the favorable comparable sales.

Interest expense increased in Fiscal 2001 to $10,135,891 as compared to $4,439,756 for Fiscal 2000. The increase was due to higher average debt outstanding in Fiscal 2001 compared to Fiscal 2000 which was attributable to additional borrowings made by the Company in connection with its acquisition of the additional restaurants described above.

The Company recorded an income tax provision of $808,109 during Fiscal 2001 compared to $216,029 in Fiscal 2000. The increase was primarily attributable to the future taxable income and tax liabilities arising primarily from the result of higher 2001 pre-tax income. The effective tax rate for fiscal 2001 is 44.7 %, as compared to the fiscal 2000 effective tax rate of 36.7%. The increased effective tax rate is due primarily to certain expenses incurred in Fiscal 2001 related to the Company's new deferred compensation plan that are not deductible for Federal Income tax purposes.

                                      10.

YEAR ENDED SEPTEMBER 30, 2000 COMPARED TO YEAR ENDED SEPTEMBER 30, 1999

The Company made four acquisitions during Fiscal 2000. The restaurant base went from 54 restaurants at the beginning of Fiscal 1999 to 167 restaurants at the end of Fiscal 2000.

For the year ended September 30, 2000 ("Fiscal 2000"), the Company had total revenues of $77,589,129 compared to total revenues of $37,796,392 for the year ended September 30, 1999 ("Fiscal 1999"). The increase in revenues was primarily attributable to the sales generated from the Company's acquisition of 73 restaurants in Central and Northern Florida on September 14, 2000 and 37 restaurants in Mississippi and Louisiana on January 11, 2000. Additionally, sales for Fiscal 2000 included a full year of sales of ten restaurants in Baton Rouge, Louisiana, acquired on March 8, 1999 and nine stores in St. Louis, Missouri, acquired on March 22, 1999. The remaining sales increase was due to an increase in same store restaurant revenues of 10.4% for the year.

Cost of restaurant operations for the Fiscal 2000 were $62,512,104 or 80.6% of sales compared to $31,738,872 or 84% of sales for Fiscal 1999. The dollar increase is attributable to the number of restaurants and the additional expenses that were incurred to integrate the Company's procedures and systems into the acquired restaurants. The decrease as a percentage of sales is due to lower food cost obtained through additional volume.

General and administrative expenses for Fiscal 2000 were $7,192,666 or 9.3% of sales as compared to $3,992,330 or 10.6% of sales for Fiscal 1999. The dollar increase is primarily attributable to the expenses related to the indirect costs of 1999 and 2000 acquisition of restaurants and the costs of additional personnel hired to support the Company's current growth. The decrease as a percentage of sales is due to the efficiencies obtained through additional volume.

Depreciation and amortization for Fiscal 2000 were $2,188,118 as compared to $778,051 for Fiscal 1999. The increase was primarily attributable to the acquisition of additional restaurants. Depreciation related to new restaurants was $903,442 of the $2,188,118 in Fiscal 2000.

Operating income of the Company was $5,696,241 for Fiscal 2000 as compared to $1,287,139 for Fiscal 1999. The increase in operating income is attributable to the increase in number of restaurants and increase in existing restaurant level profits resulting from the favorable comparable sales.

Interest expense increased in Fiscal 2000 to $4,439,756 as compared to $892,906 for Fiscal 1999. The increase was due to higher average debt outstanding in Fiscal 2000 compared to Fiscal 1999 and this was attributable to additional borrowings made under the Company's acquisition program. Interest expense in Fiscal 2000 relating only to new debt acquired in Fiscal 2000 was $2,779,046.

Other expense for Fiscal 2000 was $565,631 as compared to $227,378 for Fiscal 1999. The increase in other expenses in Fiscal 2000 was primarily attributable to the indirect acquisition costs related with the purchase during Fiscal 2000 of the restaurants in Central and Northern Florida, Mississippi and Louisiana and the lease termination payments relating to a closed store.

The Company recorded an income tax provision of $216,029 during Fiscal 2000 compared to $130,370 in Fiscal 1999. The increase was primarily attributable to the future taxable income and tax liabilities arising from the differences in depreciation and amortization.

                                      11.

LIQUIDITY AND CAPITAL RESOURCES

     On October 23, 2001, the Company announced that it had received a proposal from Robert S. Berg and Steven M. Wemple for a going private transaction. The proposed transaction, which would effect a change in control of the Company, would be in the form of a merger with a corporation wholly-owned by Mr. Berg and Mr. Wemple. Pursuant to the proposal, the Company's shareholders (other than Mr. Berg and Mr. Wemple) would receive unsecured, subordinated notes of the Company in the principal amount of $1.20 per share of Company Common Stock.

     The notes to be issued by the Company in the transaction would bear interest at the rate of 5% per annum. Interest would be payable semi-annually, with principal becoming due and payable in a single payment at maturity, which would be the third anniversary of the date of issuance. The notes would be subordinated to all senior debt of the Company and would be issued in minimum principal amounts of $100 and thereafter in multiples of $25. Company shareholders would receive the cash equivalent in lieu of any fractional notes. If the proposed transaction is completed, the Company will no longer be a public reporting entity and its stock will not be publicly traded.

     Net cash provided by operations for Fiscal 2001 was $ 7,317,871 as compared to $10,802,056 for Fiscal 2000. The decrease in operating cash flow for Fiscal 2001 was primarily attributable to the receipt of $ 3,710,264 of advanced vendor rebates during the Fiscal 2000.

     At September 30, 2001, the Company had current assets of $ 7,377,973 and total assets of $117,028,224 compared to current assets of approximately $6,678,902 and total assets of approximately $115,652,962 at September 30, 2000. The increase in total assets was primarily attributable to an increase in net property and equipment of $1,848,746.

     Net cash used in investing activities was $5,777,454 for Fiscal 2001 as compared to $92,071,177 for Fiscal 2000. The substantial decrease in cash used is primarily due to the Fiscal 2000 period having the acquisition of 37 restaurants in January 2000 and 71 restaurants in September 2000.

     Net cash used in financing activities was $1,541,750 for Fiscal 2001 as compared to net cash provided by financing activities for Fiscal 2000 of $83,272,576. The decrease resulted primarily from the Fiscal 2000 period having additional proceeds for the financing of the acquisition of 37 restaurants in January 2000 and 71 restaurants in September 2000.

     As of September 30, 2001, the Company had total outstanding debt of approximately $ 97.8 million, of which approximately $6.1 million represents the current portion. The Company expects to pay its current portion of debt with cash flow generated from operations. As of September 30, 2001, the average interest rate on the debt was 10.1%. The debt is secured by substantially all of the assets of the Company and availability of amounts for borrowing is subject to certain limitations and restrictions. In Fiscal 2001, the Company had cash provided by operating activities of $7,317,871 as compared to $10,802,056 in Fiscal 2000.

     The Company's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness, or to fund planned capital expenditures, will depend on its future performance. Based upon the current level of operations and anticipated revenue growth and cost savings, management believes that cash flow from operations and available cash from its existing line of credit, and refinancing capabilities, will be adequate to meet the Company's future liquidity needs. However, there can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any needed refinancing on reasonable terms or at all. At the present time, there are no plans for significant capital expenditures during Fiscal 2002.

     The inflationary factors that have historically affected our results of operations include increases in food and paper costs, labor and other operating expenses. Wages paid in our restaurants are impacted by changes in the Federal or State hourly minimum wage rates. Accordingly, changes in the Federal or State hourly wage rates directly affect our labor cost. We and the restaurant industry typically attempt to offset the effect of inflation, through periodic menu increases and various cost reduction programs. However, no assurance can be given that we will be able to offset such inflationary cost increases in the future.

                                      12.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets". SFAS 141 requires that all business combinations initiated after June 30, 2001 must be accounted for under the purchase method. In addition, SFAS 142 requires that all intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged shall be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives will no longer be subject to amortization, but will be subject to at least an annual assessment for impairment by applying a fair value based test. SFAS 142 is required to be applied starting with fiscal years beginning after December 15, 2001, with early adoption permitted in certain circumstances. The Company may elect to adopt SFAS 142 effective October 1, 2001 or October 1, 2002. This election must be made prior the issuance of its financial statements for the quarter ended December 31, 2001. Due to the complexity of this new standard and its recent issuance, the Company is continuing to evaluate whether it will adopt SFAS 142 effective October 1, 2001. The Company continued to amortize goodwill under its current method through September 30, 2001. Once the standard is adopted, annual goodwill amortization of approximately $ 822,000, respectively, will no longer be recognized.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     From time to time, including herein, the Company may disclose "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     In addition to factors discussed in this Form 10-K, among the other factors that could cause the Company's results to differ materially are: general economic and business conditions; the impact of competitive products and pricing; success of operating initiatives; development and operating costs; advertising and promotional efforts; adverse publicity; acceptance of new product offerings; consumer trial and frequency; changes in business strategy or development plans; quality of management; availability, terms, and deployment of capital; the results of financing efforts; business abilities and judgment of personnel; availability of qualified personnel; food, labor, and employee benefit costs; changes in, or the failure to comply with, government regulations; weather conditions and construction schedules; and risks that sales growth resulting from the Company's current and future remodeling can be sustained at the current levels.

     For a further discussion of some of these factors that could cause actual results to differ materially from such forward-looking statements, see "Risk Factors" below.

RISK FACTORS

     RECENT EVENTS. Uncertainties regarding the impact of the recent terrorist activities may have a negative impact on the economy and the public's confidence in general, which could have an adverse effect on our business

     DEPENDENCE ON EXECUTIVE OFFICERS. The Company is dependent upon the efforts and abilities of Robert Berg, its Chief Executive Officer, Chairman of the Board, and Steven Wemple, its President and Chief Operating Officer. The loss of the services of either Messrs. Berg or Wemple would have a material adverse effect upon the Company's business and future prospects. In addition, in order to successfully implement its proposed expansion and manage anticipated growth, the Company will be dependent upon its ability to retain existing and hire additional qualified management and other personnel, including certain executive officers. The competition for qualified management and other personnel in the restaurant industry is intense and, accordingly, there can be no assurance that the Company will be able to retain or hire the necessary personnel. The Company will also be dependent on its ability to hire and train hourly employees. In recent years, the restaurant industry has experienced a shortage in the availability of qualified restaurant personnel, which could have an adverse effect on the Company.

                                      13.

     INCREASES IN OPERATING AND FOOD COSTS; AVAILABILITY OF SUPPLIES. An increase in operating costs could adversely affect the profitability of the Company. Factors such as inflation, increased utility, labor and employee benefit costs are beyond the Company's control and may adversely affect the restaurant industry in general and the Company's restaurants in particular. In connection with any further expansion of the Company, of which there can be no assurance, the Company's general and administrative costs likely would increase as a percentage of revenues as the Company adds administrative staff, systems, and other infrastructure to support these costs. A majority of the Company's revenues and food costs are derived from the sale and purchase of chicken. The cost of fresh chicken fluctuates from time to time depending on a variety of factors beyond the control of the Company, such as weather conditions and seasonal demand. There can be no assurance that fluctuations in the cost of chicken or the price of other supplies will not adversely affect the Company's results of operations. In addition, the Company is dependent on daily deliveries of food supplies, such as chicken, produce, baked goods and other products. Any delays or stoppages in such deliveries, as a result of, among other things, labor unrest or adverse weather conditions, could subject the Company's restaurants to shortages or interruptions which could materially adversely affect the Company.

LIMITED MENU; UNCERTAINTY OF MARKET ACCEPTANCE. The Company's Popeye's restaurants menu is comprised primarily of fried chicken and accompanying side dishes. Achieving consumer awareness and market acceptance of the Company's concepts, particularly as the Company seeks to open and expand into new markets, will require substantial effort and expenditures by the Company. A general decline in the sale of chicken products due to industry trends, change in consumer preferences, increased prices or other reasons would adversely impact the Company.

     The Company's future expansion plans are based upon Management's belief that the Popeye's concept will have significant market appeal in the markets in which the Company expects to enter. In the event the anticipated consumer acceptance of the Popeye's concept in these markets is not realized, the Company would be subject to a material adverse effect.

CERTAIN FACTORS AFFECTING THE QUICK-SERVICE RESTAURANT INDUSTRY.

     The Company is required to respond to various consumer preferences, tastes and eating habits; demographic trends and traffic patterns; increases in food and labor costs; and national, regional and local economic conditions. In the past, several quick-service restaurant companies have experienced flat growth rates and declines in average sales per restaurant, in response to which certain of such companies have adopted "discount-pricing" strategies. Such strategies could have the effect of drawing customers away from companies that do not engage in discount pricing and could also negatively impact the operating margins of competitors that do attempt to match competitors' price reductions. Continuing or sustained price discounting in the fast food industry could have an adverse affect on the Company.

     The Company's profits are dependent on discretionary spending by consumers, particularly by consumers living in the communities in which the Company's restaurants are located. Currently, the Company has locations in Florida, Alabama, Illinois, Georgia, Mississippi, Missouri, and Louisiana. A significant weakening in any of the local economies in which the Company operates may cause the residents of such communities to curtail discretionary spending which, in turn, could materially adversely affect the profitability of the entire Company.

     IMPORTANCE OF TRADEMARKS. The Company believes that its use of various trademarks and service marks obtained pursuant to its franchise agreements with the Franchisor are valuable to the marketing of its restaurants. There can be no assurance that the Company's use of such marks does not or will not violate the proprietary rights of others, that the Company's rights to utilize such marks will be upheld if challenged, or that the Company will not be prevented from using the marks, any of which could materially adversely affect on the Company.

GOVERNMENT REGULATION. The restaurant business is subject to extensive federal, state and local regulation relating to the development and operation of restaurants, including regulations relating to building and zoning requirements, franchising, preparation and sale of food, and laws governing the Company's relationship with its employees, including minimum wage requirements, unemployment taxes and sales taxes, overtime and working conditions and citizenship requirements. The failure to obtain or retain required licenses, or a substantial increase in the minimum wage rate, could adversely affect the quick service operations of the Company. The restaurant business in these markets is subject to extensive regulation relating to the development and operation of restaurants, including regulations relating to building requirements, preparation and sale of quick service, and laws governing the Company's relationship with its employees. Compliance with such regulations may result in the Company incurring significant expenses. Failure to obtain required licenses or to comply with applicable laws and regulations in such jurisdictions could adversely affect the operations of the Company's restaurants in such jurisdictions.

                                      14.

         EXPANSION PLANS; CAPITAL RESOURCE REQUIREMENTS. There can be no assurance that the Company will achieve its growth objectives or that new restaurants will be profitable. The success of the Company's planned expansion will be dependent upon numerous factors, many of which are beyond the Company's control, including the identification of suitable markets, the availability and leasing or purchase of suitable sites on acceptable terms, the hiring, training and retention of qualified management and other restaurant personnel, the ability to obtain necessary governmental permits and approvals, the availability of appropriate financing and general economic conditions.

         DEPENDENCE ON CONCEPTS. Because the Company develops and operates Popeye's restaurants, a failure of the Popeye's concept to compete successfully in the quick service restaurant industry in the areas in which the Company operates Popeye's restaurants or in which the Company intends to develop new restaurants or acquire existing restaurants would have a material adverse effect on the Company.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

       The Company's major exposure is to changing interest rates. The Company's policy is to manage interest risk through the use of a combination of fixed and floating rate instruments, with respect to both its liquid assets and its debt instruments. The Company maintains Certificates of deposits with original maturities of 12 months or less. These financial instruments are subject to interest rate declines. An immediate decline of 10 % in interest rates would reduce the Company's annual interest income by approximately $19,500

       Interest rate risk is primarily limited to our variable rate debt obligations, which totaled $3,477,000 as of September 30, 2001. In the event that interest rates increased by 10 %, the Company's annual interest obligations would increase by approximately $22,500.

Chicken Rate Risk

       The Company's cost of sales is significantly affected by increases in the cost of chicken, which can result from a number of factors, including seasonality, increases in the cost of grain, disease and other factors that affect availability.

In order to insure favorable pricing for our chicken purchases in the future, reduce volatility in chicken prices, and maintain an adequate supply of fresh chicken, the Franchisor set up a purchasing cooperative for the benefit of the franchisees, including the Company. The purchasing cooperative has entered into two types of chicken purchasing contracts with chicken suppliers. The first is a grain-based "cost-plus" pricing contract that utilizes prices that are based upon the cost of feed grains, such as corn and soybean meal, plus certain agreed upon non-feed and processing costs. The other is a market-priced formula contract based on the "Georgia whole bird market value". Under this contract, the Company pays the market price plus a premium for the cut specifications for our restaurants. The market-priced contract has a maximum and minimum price that the Company will pay for chicken during the term of the contract. The contracts have terms ranging from three to five years with provisions for certain annual price adjustments. The Company utilizes both contracts to ensure favorable chicken prices. In Fiscal 2001 and Fiscal 2000 approximately 38% of the cost of sales for the Company was attributable to the purchase of fresh chicken.

         Separately, in Fiscal 1999, the Company entered into a four year agreement with Conagra Inc. in order to guarantee the supply of chicken products to the distributors in the states that the Company operates.

ITEM 8. FINANCIAL STATEMENTS

         See the Financial Statements of the Company, which are attached hereto.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

       Not applicable

                                      15.

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The current executive officers and directors of the Company are as follows:

                                                     DIRECTOR
                                                     --------
           NAME                              AGE       SINCE           POSITION
           ----                              ---       -----           --------
           Robert S. Berg                    43        1996            Chairman of the Board,
                                                                       Chief Executive Officer

           Steven M. Wemple                  50        1996            President. Chief  Operating Officer,
                                                                       Treasurer, Secretary and Director

           Francis X. Maloney                58         N/A            Chief Financial Officer

           Marshal E. Rosenberg, Ph.D.       64        2001            Director

     The following sets forth certain biographical information with respect to the executive officers and directors of the Company:

     Robert S. Berg has served as Chairman of the Board and Chief Executive Officer of the Company since April 1996. Since 1987, Mr. Berg has served as President of Sailormen, Inc.

     Steven M. Wemple has served as the President and Chief Operating Officer of the Company and as a director since April 1996. Mr. Wemple is in charge of all operational matters relating to the Company's business. Since 1985, Mr. Wemple has served as Vice-President of Sailormen, Inc.

     Francis X. Maloney joined the Company in 1998 as Chief Financial Officer. He served as Vice President and Controller for Tecno Consult International S.A., a real estate developer in the Caribbean, from January 1994 to August 1998. Prior to that he served as Vice President of Finance for Ben Franklin Properties, a high rise condo developer in North Miami Beach, Florida from 1988 to 1994.

     Marshal E. Rosenberg Ph.D. has served as a Director since June, 2001. Since 1962, Mr. Rosenberg has been President of the Marshal Rosenberg Organization, Inc, a privately held corporation involved in investments, insurance, and banking.

     There are no family relationships among any of the executive officers or directors of the Company. None of the executive officers and directors of the Company are subject to any legal proceedings.

     The directors serve at the pleasure of the shareholders of the Company.

     Section 16(a) Beneficial Ownership Reporting Compliance:

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, officers and any person beneficially owning more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during Fiscal 2001, and certain representations made by the Company's directors, the Company has determined that all required filings have been made except as provided below.

                                      16.

     Robert S. Berg did not timely file a Form 3 when he became an officer and director of the Company and did not timely report six separate acquisitions of common stock directly by him and one separate disposition of common stock directly by him, Steven M. Wemple did not timely report four separate acquisitions of common stock directly by him and Francis X. Maloney did not timely file a Form 3 when he became an officer of the Company. The transactions have been reflected in subsequent filings made by such individuals.

     Andrew J. Nichols beneficially owns more than 10% of the Company's outstanding common stock. Mr. Nichols has not filed a Form 3. The Company does not have information available to it sufficient to allow the Company to accurately disclose the number of reports that Mr. Nichols has not timely filed or the number of transactions that were not reported on a timely basis.

ITEM 11. EXECUTIVE COMPENSATION

CASH COMPENSATION

     The following table shows, for the three-year period ended September 30, 2001, cash and other compensation paid to the Chief Executive Officer of the Company and the Company's four most highly compensated executive officers of the Company other than the Chief Executive Officer, each of whom received a total annual salary and bonus in excess of $100,000 for the fiscal year ended September 30, 2001.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                         ----------------------
                                      ANNUAL COMPENSATION           AWARDS                     PAYOUTS
                                      -------------------           ----------------------------------
                                                         OTHER
                                                         ANNUAL     RESTRICTED  SECURITIES     OTHER        ALL
                                                         COMPEN-    STOCK       UNDERLYING     LTIP       COMPEN-
NAME AND                  FISCAL    SALARY    BONUS      SATION     AWARD(S)    OPTIONS/       PAYOUTS    SATION
PRINCIPAL POSITION         YEAR       ($)      ($)         ($)        ($)       SARS (#)         ($)        ($)
------------------         ----     ------    -----      ------     --------    --------       -------    --------
Robert S. Berg             2001     768,043   10,000    5,212  (1)      0          0              0          0
Chairman of the Board      2000     452,043  300,000    4,322  (1)      0          0              0          0
 Chief Executive Officer   1999     328,580        0    4,165  (1)      0          0              0          0

Steve M. Wemple            2001     718,326   10,000    5,212  (1)      0          0              0          0
President, Chief           2000     422,326  300,000    4,322  (1)      0          0              0          0
Operating Officer,         1999     298,863        0    4,316  (1)      0          0              0          0
Treasurer, Secretary
and Director

Francis X.Maloney          2001     132,980    5,000    5,212  (1)      0          0              0          0
Chief Financial            2000     100,000    1,200    4,322  (1)      0          0              0          0
Officer                    1999      71,587        0    3,601  (1)      0          0              0          0

(1) Represents premiums for health insurance paid by the Company.

DIRECTOR COMPENSATION

     Generally, Directors of the Company are not compensated for their services to the Company.

                                      17.

     On October 23, 2001, the Company announced that it had received a proposal from Robert S. Berg and Steven M. Wemple for a going private transaction. See
Item 12 below. In connection with that proposal, the Board of Directors appointed Marshal E. Rosenberg, Ph.D., the sole director of the Company other than Messrs. Berg and Wemple, as a Special Committee to review the proposed transaction. Mr. Rosenberg receives $1,000 for each month or portion of a month during which he serves on the Special Committee.

REPORT ON EXECTIVE COMPENSATION

     The Company has not established a separate compensation committee. Instead, the Board of Directors of the Company is responsible for setting the compensation of the Company's executive officers, developing executive benefit plans and establishing other employee benefit plans or programs for the benefit of the Company's executive officers.

     During Fiscal 2001, Robert S. Berg and Steven M. Wemple were the Company's only Directors until the appointment of Marshal E. Rosenberg, Ph.D. to the Board of Directors in June, 2001. Additionally, during Fiscal 2001 Messrs. Berg and Wemple were two of the three executive officers of the Company.

     Determination by the Board of the salaries and bonuses for its executive officers are primarily made on the basis of industry and peer group standards and regional and national economic considerations.

     The Company's executive compensation program has two components: salary and bonus. Currently, the program emphasizes salary with slight emphasis placed on bonus.

     The Board sets the base salary for its chief executive officer at levels equal to the top levels of competitive peer companies. Base salary is reviewed annually and is subject to adjustment based upon individual performance. The chief executive officer's salary is related to the Company's performance and growth. Based upon the Company's revenue growth of approximately 100% per year for the last four years, and accomplishing certain profitability goals, the Board established the base salary of Robert S. Berg, chairman of the Board and chief executive officer of the Company, at $768,043 effective October 1, 2000.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 in a taxable year the deduction a company may claim for compensation paid to each of its chief executive officer and four other highest paid officers, unless certain performance-based conditions are met. The Board has reviewed this provision and does not anticipate the payment of any compensation to an executive officer that would be affected by the limit.

     The Board believes that base salary levels and other incentives are reasonable and sufficiently competitive.

     Marshal E. Rosenberg Ph.D. was not a director of the Company until June, 2001. As a result, this report is presented by the members of the Board of Directors of the Company in office at the time that the compensation decisions were reached:

         Robert S. Berg
         Steven M. Wemple


                                      18.

PERFORMANCE GRAPH

     The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Composite Index and the Russell 2000 Index for the period from October 1, 1997 through September 30, 2001. The Company currently trades its common stock on the Nasdaq over-the-counter bulletin board quotation system under the symbol "IFDA.OB". The graph assumes $100 invested on October 1, 1997 in the Common's common stock, the stocks of the Nasdaq Composite Index and the Russell 2000 Index. Historical results are not necessarily indicative of future performance.

           COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY
               NASDAQ COMPOSITE INDEX AND THE RUSSELL 2000 INDEX

                                GRAPHIC OMITTED

                                 1997       1998      1999     2000      2001
                                 ----       ----      ----     ----      ----

Interfoods of America            100.0      102.0      55.0     94.1     124.2
Nasdaq Composite Index (a)       100.0      100.5     162.9    217.9      88.9
Russell 2000 Index (b)           100.0       80.1      94.2    114.9      89.2

(a) The Nasdaq Composite Index comprises all Nasdaq domestic and international based company stocks listed on The Nasdaq Stock Market.

(b) The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which is approximately 8% of the total market capitalization of the Russell 3000 Index.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of October 31, 2001 (a) by each person known to the Company to own beneficially more than 5% of any class of the Company's securities and (b) by each of the Company's executive officers and directors and by all executive officers and directors of the Company as a group. As of October 31, 2001, there were 5,012,099 shares of Common Stock of the Company outstanding. The address of each of the individuals described below is 9400 S. Dadeland Boulevard, Suite 720, Miami, Florida 33156.

                                      19.

NAME OF BENEFICIAL                       AMOUNT AND NATURE OF        PERCENT
OWNER                                    BENEFICIAL OWNERSHIP (1)    OF CLASS
------------------                       --------------------        --------
Robert S. Berg                               1,673,219 (2)           33.3%(2)
Chairman of the Board,
Chief Executive Officer,

Steven M. Wemple                               882,352               17.6%
President, Chief Operating
Officer, Treasurer, Secretary,
and Director

Francis X. Maloney                                 256                 *
Chief Financial Officer

Andrew J. Nichols                              741,317               14.8%

Kenneth Cramer                                 338,983                6.8%


All Executive Officers and Directors
as a Group (3 persons)                       2,555,827               51.0%(2)
                                             =========               =====
* less than 1% of outstanding shares.

(1) Except as provided in these footnotes, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The Company has no outstanding options, warrants or other rights to purchase its common stock.

(2) The amount shown in the table includes 1,477,219 shares owned of record by Robert S. Berg over which he exercises sole voting and investment power. The amount shown in the table also includes 188,000 shares owned of record by Lourdes T. Berg, the former wife of Robert S. Berg, over which Robert S. Berg exercises sole voting power and Lourdes T. Berg exercises sole investment power and 8,000 shares owned of record by Robert J. Berg over which Robert S. Berg exercises shared voting and investment power. Pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, as amended, Robert S. Berg disclaims beneficial ownership of the 188,000 shares owned of record by Lourdes T. Berg and the 8,000 shares owned by Robert J. Berg. The amount in the table also includes 100,000 shares that Robert S. Berg may acquire at any time from Lourdes T. Berg pursuant to an option granted by Lourdes T. Berg to Robert S. Berg.

     On October 23, 2001, the Company announced that it had received a proposal from Robert S. Berg and Steven M. Wemple for a going private transaction. The proposed transaction, which would effect a change in control of the Company, would be in the form of a merger with a corporation wholly-owned by Mr. Berg and Mr. Wemple. Pursuant to the proposal, the Company's shareholders (other than Mr. Berg and Mr. Wemple) would receive unsecured, subordinated notes of the Company, in exchange for the principal amount of $1.20 per share of the Company's Common Stock.

     The notes to be issued by the Company in the transaction would bear interest at the rate of 5% per annum. Interest would be payable semi-annually, with principal becoming due and payable in a single payment at maturity, which would be the third anniversary of the date of issuance. The notes would be subordinated to all senior debt of the Company and would be issued in minimum principal amounts of $100 and thereafter in multiples of $25. Company shareholders would receive the cash equivalent in lieu of any fractional notes. If the proposal transaction is completed, the Company will no longer be a public reporting entity and its stock will not be publicly traded.

                                      20.

     The Board of Directors has appointed Marshal E. Rosenberg, Ph.D., the sole director of the Company other than Messrs. Berg and Wemple, to head a Special Committee to review the proposed transaction. The Special Committee has retained an independent financial advisor and legal counsel for purposes of evaluating the proposal.

     The proposed transaction would result in the acquisition of all of the outstanding shares of common stock of the Company (other than the shares by Messrs. Berg and Wemple and their acquisition corporation). The final terms of any acquisition will be based on negotiations between the acquirers and the Special Committee which is currently ongoing. The proposed acquisition is subject to, among other things, (1) approval of the proposed transaction by the Special Committee of the Board of Directors and the Company 's shareholders, (2) receipt of a fairness opinion by the Special Committee, (3) receipt of any applicable regulatory approvals and third-party consents and (4) the inapplicability (either by their terms or as a result of Company Board action) of certain business combination and control share provisions under Nevada law. There can be no assurance that a definitive merger agreement will be executed and delivered or that the proposed transaction will be consummated.

     The proposed acquisition may only be completed in accordance with applicable state and federal laws including the Securities Act of 1933, the Securities Act of 1934 and the Trust Indenture Act of 1939, as amended; however, it is anticipated that exemptions from the registration requirements of the Securities Act and the qualification requirements of the Trust Indenture Act will be available to this transaction.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Robert S. Berg, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Steven M. Wemple, President, Chief Operating Officer, Treasurer, Secretary and Director of the Company, jointly own all of the outstanding stock of Elk River Aviation Inc. ("Elk River"), a charter aircraft company whose sole business is the leasing of the airplane described in this paragraph. On October 1,1998, the Company entered into an agreement whereby the Company was charged the flat rate of $1,100 per hour of usage, on an as needed basis. Elk River was responsible for all operating expenses of the airplane, such as pilot salary, insurance, fuel, and maintenance. Subsequently, the lease rate was amended to $1,500 per hour in June 1999, and to $3,500 per hour in October 2000. In Fiscal Years 2001, 2000, and 1999 the Company paid approximately $922,000, $724,000 and $440,000, respectively, to Elk River for its use of the airplane. The Company believes that the lease of the aircraft is important to the Company in order to permit management to effectively supervise the operations of its restaurants which are located in seven states, as well as in connection with the efforts of the Company to analyze potential future restaurant locations. As of September 30, 2001 and 2000, the Company had a receivable of $221,304 and $0, related to certain expenses paid by the Company on behalf of Elk River Aviation, which is included in Accounts Receivable on the Consolidated Balance Sheet. In Fiscal 2000, the Company fully reserved for a deposit of $160,439 with Elk River Aviation as its collectibility was deemed to be uncertain.

       On July 21, 2000, the Company invested $2,200,000 in land and building for two Popeye's Chicken and Biscuit restaurants on the West Coast of Florida. The Company obtained financing of $1,632,000 from an unrelated party in connection with this transaction. The Company leased the two restaurants to T.T. & D. Foods Inc., a Florida Corporation controlled by a party related to Mr. Berg. Under the terms of the triple net lease, T. T. & D Foods Inc., pays annual rent to the Company in the amount of $282,568 and pays insurance, taxes and other expenses associated with the leased property. The Company's annual payments on the debt incurred to finance the two restaurants is $222,662. During Fiscal years 2001,and 2000 the Company netted income of $59,906 and $36,135 from this transaction.

     The Company believes that the transaction described above are the same terms and conditions as similar transactions with unaffiliated parties.

     Marshal Rosenberg Ph.D, the outside director of the Company, acted as agent for the National Life Insurance Company that provided the Sailormen, Inc. Salary Continuation Executive Retention plan and the Company's life insurance policies on Robert S. Berg.,Chairman of the Board of Directors and Chief Executive Officer of the Company, and Steven M. Wemple, President, Chief Operating Officer, Treasurer, and Secretary of the Company. During Fiscal 2001, the Company paid to National Life Insurance Company premiums aggregating $211,000 in connection with such insurance policies. Mr. Rosenberg received approximately $105,500 in commissions from the insurance company in connection with such insurance policies. No such commissions were paid in Fiscal 2000 or Fiscal 1999.

                                      21.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)      1. Financial Statements.
            See Index to Financial Statements which appears on page F-1 herein.

         2. Financial Statement Schedules:
            None

         3. Exhibits:

Exhibit No      Description
----------      -----------

       3.1 Articles of Incorporation of Interfoods of America, Inc. formerly Sobik's Subs, Inc. as amended (1)

       3.2 By-Laws of Interfoods of America, Inc. formerly Sobiik's Subs, Inc. as amended (1)

       4.2 Secured Promissory Note dated Septembe 14, 2000 by Interfoods of America, Inc. and Sailormen, Inc. in favor of American Commercial Capital LLC.

       4.3 Security Agreement dated September 14, 2000 by and among Interfoods of America, Inc., Sailormen, Inc. and American Commercial Capital LLC. (all schedules and exhibits have been omitted other than the schedule of defined terms; such omitted schedules and exhibits will be furnished upon request)

       9.1      Shareholders Voting Agreement dated April 17,1996 (1)

      10.1 Form of Franchise Agreement, entered into by the Company as Franchisee, including the Addendum to Franchise Agreement. (1)

      10.2      Trademark Licensing Agreement dated March 1, 1993 (1)

      10.9 Asset Purchase Agreement between the Company and Ellis Enterprise dated January 11, 2000 (3)

     10.10 Asset Purchase Agreement between the Company and RMS Family Restaurants dated September 14, 2000 (3)

     10.11 Executive Retention - Salary Continuation Plan dated January 15, 2001 (3)

     21.1       List of Subsidiaries (1)

                (1) Incorporated herein by reference to Form 10-KBS under the Securities Exchange Act of 1934 filed with the Commission in July 1996, file number 000-21093

                (2) The Company hereby agrees to furnish to the Commission upon request all other instruments defining the rights of holders of long-term debt of the Company and its consolidated subsidiaries.

                (3) Incorporated herein by reference to Form 10-Q under the Securities Exchange Act of 1934 filed with the Commission in May 2001, file number 000-21093

                                      22.

(b.) Reports on Form 8-K

     The following reports were filed on Form 8-K/A during the fourth quarter of the period covered by this report: On September 4, 2001, the Company filed on Form 8-K/A under item 7(a) and 7(b) the financial statements and pro forma financial information relating to the January 11, 2000 acquisition of 37 restaurants from Ellis Enterprises Inc.

     On September 21, 2001, the Company filed on Form 8-K/A under item 7(a) and 7(b) the financial statements and pro forma financial information relating to the March 8, 1999 acquisition of 10 restaurants from The Moody Company.

                                      23.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned., thereunto duly authorized.

                          INTERFOODS OF AMERICA, INC.
                                 (Registrant)

                     Dated: December 18, 2001       /s/ STEVEN WEMPLE
                                                    ------------------------
                                                    By: STEVEN WEMPLE, President




                     Dated: December 18, 2001       /s/ FRANCIS X. MALONEY
                                                    ------------------------
                                                    By: FRANCIS X. MALONEY,
                                                    Chief Financial Officer and
                                                    Principal Accounting Officer


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

     SIGNATURE                                   TITLE                            DATE
ROBERT S. BERG                        Director, Chairman of the Board             December 18, 2001
                                       Chief Executive Officer

STEVEN M. WEMPLE                      Director, President, Chief Operating        December 18, 2001
                                       Officer, Secretary and Treasurer

FRANCIS X. MALONEY                    Chief Financial Officer and                 December 18, 2001
                                      Principal Accounting Officer

MARSHAL E. ROSENBERG Ph.D.            Director                                    December 18, 2001

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Report of Independent Certified Public Accountants                          F-2
Report of Independent Certified Public Accountants                          F-3

Consolidated Financial Statements:

        Consolidated Balance Sheets                                         F-4 - F-5

        Consolidated Statements of Operations                               F-6

        Consolidated Statement of Stockholders' Equity                      F-7

        Consolidated Statements of Cash Flows                               F-8 - F-9

Notes to Consolidated Financial Statements                                  F-10 - F-22

                        REPORT OF INDEPENDENT CERTIFIED
                              PUBLIC ACCOUNTANTS


Board of Directors of
Interfoods of America, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Interfoods of America, Inc. and Subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period ended September 30, 2001 These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interfoods of America, Inc. and Subsidiaries as of September 30, 2001 and 2000 and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Miami, Florida,
November 6, 2001.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Interfoods of America, Inc.:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Interfoods of America, Inc. (a Nevada corporation) and subsidiaries for the year ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Interfoods of America, Inc. and subsidiaries for the year ended September 30, 1999, in conformity with accounting principles generally accepted in the United States of America.

ARTHUR ANDERSEN LLP

Miami, Florida,
November 9, 1999.

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 2001 AND 2000

                               ASSETS                                                        2001                2000
                               ------                                                        ----                ----
Current assets:
     Cash and cash equivalents                                                       $  2,370,032       $   2,371,365
     Certificates of deposit                                                            3,527,820           3,527,820
     Accounts receivable                                                                  276,275              29,378
     Inventories                                                                          792,577             746,524
     Prepaid expenses                                                                     411,269               3,815
                                                                                     ------------       -------------

           Total current assets                                                         7,377,973           6,678,902
                                                                                     ------------       -------------

Property and equipment, net                                                            79,926,823          78,078,077
                                                                                     ------------       -------------

Other assets:
     Deposits                                                                             354,930             371,501
     Goodwill, less accumulated amortization of
       $1,564,541 and $739,763 in 2001 and 2000, respectively                          24,736,114          25,668,497
     Other intangible assets, less accumulated
       amortization of $398,329 and $279,832 in
       2001 and 2000,respectively                                                       2,005,617           2,102,034


     Debt issuance cost, less accumulated
       amortization of $ 233,997 and $85,163 in
       2001 and 2000, respectively                                                      2,448,405           2,577,623
     Other assets                                                                         178,362             176,328
                                                                                     ------------       -------------

           Total other assets                                                          29,723,428          30,895,983
                                                                                     ------------       -------------
           Total assets                                                              $117,028,224       $ 115,652,962
                                                                                     ============       =============

                                  (Continued)

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 2001 AND 2000

                                  (Continued)

                                                                                             2001                2000
                                                                                             ----                ----
                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued expenses                                           $ 10,428,488        $  9,341,740
     Current portion of advanced vendor rebates                                           720,044             956,779
     Current portion of long term debt                                                  6,080,505           8,007,819
     Current portion of capital lease obligations                                         168,714             502,679
     Current portion of deferred income on
       sale-leaseback transactions                                                         45,248              45,248
                                                                                     ------------        ------------

           Total current liabilities                                                   17,442,999          18,854,265

Long-term debt, net of current portion                                                 91,724,266          90,511,023
Capital lease obligations, net of current portion                                               -             168,714
Advanced vendor rebates, net of current portion                                         2,256,230           1,953,633
Deferred taxes                                                                          1,103,703             295,594
Deferred income on sale-leaseback transactions,
     net of current portion                                                               663,161             708,413
                                                                                     ------------        ------------

           Total liabilities                                                          113,190,359         112,491,642
                                                                                     ------------        ------------

Redeemable preferred stock, Class B, nonvoting,
430,000 shares authorized, 0 shares and 225,000 shares
issued and outstanding in 2001 and 2000, respectively                                           -             225,000
                                                                                     ------------        ------------
Commitments and contingencies (Note 10)                                                        --                  --

Stockholders' equity:
     Common stock, 25,000,000 shares authorized
       at $.001 par value; 5,012,099 and 8,270,831
       shares issued and outstanding in
       2001 and 2000, respectively                                                          5,012               8,271
       Additional paid-in capital                                                       2,843,214           4,349,093
     Retained earnings (accumulated deficit)                                              989,639             (11,906)
     Common stock in treasury, at cost, 0 shares and
         3,125,399 shares in 2001 and 2000, respectively                                        -          (1,409,138)
                                                                                     ------------        ------------

           Total stockholders' equity                                                   3,837,865           2,936,320
                                                                                     ------------        ------------

           Total liabilities and stockholders' equity                                $117,028,224        $115,652,962
                                                                                     ============        ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999

                                                                       2001                   2000               1999
                                                                       ----                   ----               ----
Total Restaurant sales                                        $   152,088,594         $ 77,589,129       $ 37,796,392

Costs and expenses:
     Cost of restaurant operations:
         Cost of sales                                             48,521,028           24,780,726         12,130,572
         Restaurant wages and related benefits                     40,262,997           20,545,181          9,834,523
         Occupancy and other operating expenses                    34,520,341           17,186,197          9,773,777
                                                              ---------------         ------------       ------------
           Total cost of restaurant operations                    123,304,366           62,512,104         31,738,872

     General and administrative expenses                           12,419,692            7,192,666          3,992,330
     Depreciation and amortization                                  4,878,386            2,188,118            778,051
                                                              ---------------         ------------       ------------

           Total operating expenses                               140,602,444           71,892,888         36,509,253
                                                              ---------------         ------------       ------------

Operating income                                                   11,486,150            5,696,241          1,287,139
                                                              ---------------         ------------       ------------
Other income (expense):
     Loss on investment in JRECK                                            -              (93,691)          (182,809)
     Interest expense                                             (10,135,891)          (4,439,756)          (892,906)
     Interest and other income (expense)                              459,395             (565,631)          (227,378)
                                                              ---------------         ------------       ------------

           Total other expense                                     (9,742,496)          (5,099,078)        (1,303,093)
                                                              ---------------         ------------       ------------

           Income (loss) before income tax provision                1,809,654              597,163            (15,954)

Income tax provision                                                 (808,109)            (216,029)          (130,370)
                                                              ---------------         ------------       ------------

           Net income (loss)                                  $     1,001,545         $    381,134       $   (146,324)
                                                              ===============         ============       ============


Net earnings (loss) per share - basic and diluted, less
     preferred stock dividends of $0, $0 and
     $750 in 2001, 2000, and 1999 respectively                $          0.20         $       0.07       $      (0.03)
                                                              ===============         ============       ============

Weighted average shares outstanding:

     Basic and diluted                                              5,133,377            5,468,503          5,713,658
                                                              ===============         ============       ============

         The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999

                                                                                       Retained        Common
                                             Common Stock            Additional        Earnings        Stock in
                                             ------------
                                                                      Paid-in        (Accumulated       Treasury
                                          Shares        Amount        Capital           deficit)         at cost           Total
                                          ------        ------        -------           --------         -------           -----
BALANCE, OCTOBER 1, 1998                8,262,405      $ 8,262      $ 4,321,727       $ (245,966)     $  (728,268)       $3,355,755

  Net loss                                      -            -                -         (146,324)               -          (146,324)

  Preferred stock - Class A dividend            -            -                -             (750)               -              (750)

  Common stock issued to employees          8,426            9           27,366                -                -            27,375
                                       ----------      -------      -----------       ----------      -----------        ----------

BALANCE, SEPTEMBER 30, 1999             8,270,831        8,271        4,349,093         (393,040)        (728,268)        3,236,056

  Net income                                    -            -                -          381,134                -           381,134

  Purchase of common stock in treasury          -            -                -                -         (680,870)         (680,870)
                                       ----------      -------      -----------       ----------      -----------        ----------

BALANCE, SEPTEMBER 30, 2000             8,270,831        8,271        4,349,093          (11,906)      (1,409,138)        2,936,320

  Net income -                                  -            -                -        1,001,545                -         1,001,545

  Purchase of common stock in treasury          -            -                -                -         (100,000)         (100,000)

  Retirement of common stock in
  treasury                             (3,258,732)      (3,259)      (1,505,879)               -        1,509,138                 -
                                       ----------      -------      -----------       ----------      -----------        ----------

BALANCE, SEPTEMBER 30, 2001             5,012,099      $ 5,012      $ 2,843,214       $  989,639      $         -        $3,837,865
                                       ==========      =======      ===========       ==========      ===========        ==========





          The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999

                                                                                   2001                2000                   1999
                                                                                   ----                ----                   ----
Cash flows from operating activities:
     Net income (loss)                                                        $ 1,001,545          $   381,134         $   (146,324)
     Adjustments to reconcile net income (loss) to net
       cash provided by operating activities
         Depreciation and amortization                                          4,878,386            2,188,118              778,051
         Deferred income tax expense                                              808,109              216,029              130,370
         Amortization of deferred income on sale-leaseback transactions           (45,252)             (45,252)             (38,974)
         Amortization of debt issuance costs                                      148,834               70,966               14,197
         Amortization of advanced vendor rebates                                 (493,968)            (799,852)                   -
         Write down of investment in JRECK                                             --               93,691              182,809
         Loss on closed stores                                                     90,320               47,942                   --
         Common stock issued to employees                                              --                   --               27,375
         Changes in assets and liabilities:
           Accounts receivable                                                   (246,897)            (262,180)              24,920
           Inventories                                                            (46,053)            (468,355)            (157,773)
           Prepaid expenses                                                      (407,454)              66,378              (21,649)
           Deposits                                                                16,571              221,331              (70,820)
           Other assets                                                           (32,848)                  --               52,500
           Accounts payable and accrued expenses                                1,086,748            5,381,842               87,610
           Advanced vendor rebates                                                559,830            3,710,264                   --
                                                                              -----------          -----------         ------------
                   Net cash provided by operating activities                    7,317,871           10,802,056              862,292
                                                                              -----------          -----------         ------------
Cash flows from investing activities:
     Acquisition of land, buildings and restaurants                            (4,145,189)         (85,184,792)         (19,718,278)
     Proceeds from sale of real estate                                            170,723              228,500           14,430,370
     Capital expenditures                                                      (1,802,988)          (3,547,065)          (5,022,163)
     Acquisition of other intangible assets                                             -              (40,000)            (109,500)
     Certificates of deposit investments                                                -           (3,527,820)                  --
                                                                              -----------          -----------         ------------

                   Net cash used in investing activities                       (5,777,454)         (92,071,177)         (10,419,571)
                                                                              -----------          -----------         ------------
Cash flows from financing activities:
     Proceeds from long-term debt                                               3,183,794           89,171,727            9,076,360
     Repayment of long-term debt                                               (4,400,544)          (2,820,282)            (340,666)
     Redemption of Restricted Class A Preferred stock                                  --                   --              (50,000)
     Redemption of Restricted Class B Preferred stock                            (225,000)             (60,000)             (60,000)
     Preferred stock - Class A dividend                                                --                   --                 (750)
     Purchase of treasury stock                                                  (100,000)            (680,870)                  --
     Debt issuance costs                                                                -           (2,337,999)            (223,670)
                                                                              -----------          -----------         ------------

                 Net cash provided by (used in) financing activities           (1,541,750)          83,272,576            8,401,274
                                                                              -----------          -----------         ------------

                 Net increase (decrease) in cash and cash equivalents              (1,333)           2,003,455           (1,156,005)

Cash and cash equivalents:
     Beginning of period                                                        2,371,365              367,910            1,523,915
                                                                              -----------          -----------         ------------

     End of period                                                            $ 2,370,032          $ 2,371,365         $    367,910
                                                                              ===========          ===========         ============

                                  (Continued)

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999

                                  (Continued)

                                                                     2001               2000                1999
                                                                     ----               ----                ----
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
     INFORMATION:

       Interest paid                                             $ 9,825,326        $ 4,030,756         $    778,710
                                                                 ===========        ===========         ============
       Income taxes paid                                         $         0        $     3,114         $     12,211
                                                                 ===========        ===========         ============

SUPPLEMENTAL DISCLOSURES OF NONCASH
     INVESTING AND FINANCING ACTIVITIES:
       Net assets and assumed certain liabilities of
         acquired businesses-
           Total assets                                                   --        $85,995,072         $ 20,114,481
           Total liabilities assumed                                      --           (810,280)            (396,203)
                                                                                    -----------         ------------

           Net cash paid                                                  --        $85,184,792         $ 19,718,278
                                                                                    ===========         ============

In Fiscal 2001, the Company retired 3,258,732 shares of common stock held in treasury which had a cost of $1,509,138.





          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 2001, 2000 AND 1999

1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS OPERATIONS

Interfoods of America, Inc., a Nevada corporation (the "Company"), is through its wholly owned subsidiary, Sailormen Inc., a Florida corporation, a franchisee and operator of Popeye's/registered trademark/Chicken and Biscuits ("Popeye's") restaurants. Pursuant to franchise agreements with AFC Enterprises, Inc., the Company currently operates 165 Popeye's restaurants located in Florida, Alabama, Illinois, Georgia, Mississippi, Louisiana and Missouri . 81 of the 165 restaurants are located in the state of Florida and these restaurants derive approximately 56% of its revenue in Fiscal 2001.

The accompanying consolidated financial statements include the accounts of Interfoods of America, Inc. ("Interfoods" or the "Company" formerly known as Sobik's Subs, Inc.) and its wholly owned subsidiaries, SBK Franchise Systems, Inc. ("SBK"), Sobik's Restaurant Corp. ("Restaurant"), Tropic Foods Ltd., West Point Partners, Inc. and Sailormen, Inc. ("Sailormen"). In September 1996, the Company changed its name from Sobik's Subs, Inc. to Interfoods of America, Inc. Intercompany balances and transactions are eliminated in consolidation.


CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

CERTIFICATES OF DEPOSIT

The Company invests its excess cash in certificates of deposit which have maturities of 12 months or less. These investments are pledged as collateral for certain of the Company's debt.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market and consist primarily of restaurant food items.

REVENUE RECOGNITION

Restaurant sales are recognized at time of sale with delivery of product to the customer.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

ADVERTISING

All costs associated with advertising and promoting the Company products are expensed when incurred.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. The Company capitalizes construction in progress. The Company does not depreciate the construction in progress until the assets are placed in service. Significant store re-imaging costs and other improvements are capitalized as additions to the property and equipment, while repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the following estimated useful lives:

          Building                           39 years
          Leasehold improvements             Lesser of 20 years or life of lease
          Furniture and equipment            3-10 years

For income tax purposes, accelerated methods of depreciation are used.

START-UP COSTS

The Company currently expenses costs relating to new restaurant start-up activities. Such costs include training and labor costs prior to opening a new restaurant. On April 3, 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities", which requires the write-off of all previously capitalized start-up costs. The effective date of SOP 98-5 is for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 in Fiscal 2000. In Fiscal 1999, the Company expensed approximately $60,000 of start-up costs. As of September 30, 2001, the Company had no remaining capitalized start-up costs.

INTANGIBLE ASSETS

Goodwill represents the excess of purchase price over the fair value of assets and liabilities acquired in acquisitions accounted for under the purchase method of accounting. Goodwill is amortized on a straight line basis over periods ranging from 30 to 40 years, which management believes is a reasonable life in light of the characteristics present in the Popeye's Franchise community. Other intangible assets are recorded at cost and consist of franchise rights, which are being amortized using the straight-line method over 20 years. The franchise agreements are for an initial term of 20 years and may be extended for additional ten-year terms upon the payment of one-half of the then-applicable franchise fee and the execution of a renewal franchise agreement. The franchise agreement terms require the Company to pay royalties of 5% and advertising of 3% of net sales on a weekly basis.

Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under such circumstances, SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of be reported at the lower of their carrying amount or fair value less cost to sell. Accordingly, when events or circumstances indicate that long-lived assets may be impaired, the Company estimates the asset's future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the asset. In Fiscal 2001, 2000 and 1999, the Company wrote off $90,320, $47,948 and $0 of goodwill and other assets relating to store closures.

DEBT ISSUANCE COSTS

The costs of obtaining financing are deferred and included as debt issuance costs in the accompanying consolidated balance sheets and are amortized over the term of the loan to which such costs relate.

ADVANCED VENDOR REBATES

The Company has entered into certain contractual agreements with two vendors to receive rebates for future use of its products. As a result of these agreements, the Company received advanced rebates of $ 559,830 and $3,710,264 in Fiscal 2001 and 2000 which was recorded as deferred revenue. As rebates are earned, the cost of restaurant operations is reduced in the Consolidated Statement of Operations and a corresponding decrease is recorded to advanced vendor rebates in the

Consolidated Balance Sheet. The Company is amortizing the advanced vendor rebates based on gallon's purchased in accordance with the contractual agreements.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

DISCLOSURES ABOUT FAIR VALUES
OF FINANCIAL STATEMENTS

The carrying amounts of cash, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these accounts. The fair value of debt and redeemable preferred stock approximates the carrying value of such accounts.

NET INCOME PER SHARE

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per common share assumes the maximum dilutive effect from stock options and warrants and other potential dilutive securities. For all periods presented, basic and diluted net income per share are the same. The Company currently does not have any stock options or warrants outstanding.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets". SFAS 141 requires that all business combinations initiated after June 30, 2001 must be accounted for under the purchase method. In addition, SFAS 142 requires that all intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged shall be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives will no longer be subject to amortization, but will be subject to at least an annual assessment for impairment by applying a fair value based test. SFAS 142 is required to be applied starting with fiscal years beginning after December 15,2001, with early adoption permitted in certain circumstances. The Company may elect to adopt SFAS 142 effective October 1,2001 or October 1,2002. This election must be made prior to the issuance of its financial statements for the quarter ended December 31, 2001. Due to the complexity of this new standard and its recent issuance, the Company is continuing to evaluate whether it will adopt SFAS 142 effective October 1,2001. The Company continued to amortize goodwill under its current method through September 30,2001. Once the standard is adopted, annual goodwill amortization of approximately $ 822,000, respectively, will no longer be recognized.

BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

In Fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which changed the way companies report information about operating segments. The Company has one single reporting segment, its revenues are derived from customers located in the United States and all of the Company's long lived assets are located in the United States.

2.   ACQUISITIONS

The Company made four acquisitions and the purchase of real estate on an existing store in Fiscal 2000. Consideration for these acquisitions was primarily cash which was generated by long term debt financing. The acquisitions have been accounted for using the purchase method and, accordingly, the acquired assets and assumed liabilities, including goodwill, have been recorded at their estimated fair values as of the date of acquisition. The operations of the acquired businesses have been included in the Company's consolidated statement of operations since the date of each respective acquisition.

The following table sets forth businesses acquired during 2000 and the consideration paid:

                                                                      Date of                               Total
                      Acquisition                                  Acquisition                        Consideration
                      -----------                                  -----------                        -------------
                                                                                                    (In Thousands)
             73 stores from RMS Family Restaurants             September 14, 2000                           $46,178
             Store #9 - Real Estate                            August 9, 2000                               $ 1,300
             One store from Jack Scoville                      July 27, 2000                                $   819
             Two stores from Melin Corporation                 July 21, 2000                                $ 2,203
             37 stores from Ellis Enterprises                  January 11, 2000                             $34,685
                                                                                                            -------
                                                                                                            $85,185
                                                                                                            =======

The following table sets forth the estimated fair value of the assets acquired for the above acquisitions (in thousands):

             Assets, including cash                                                                         $64,988
             Goodwill                                                                                       $19,168
             Other intangibles                                                                              $ 1,839
             Liabilities assumed                                                                            $   810

The goodwill acquired is being amortized on a straight line basis over 30 years.

The Company made two acquisitions in Fiscal 1999. Consideration for these acquisitions was cash, which was generated by sale-leasebacks and long term debt financing. The acquisitions have been accounted for using the purchase method and, accordingly, the acquired assets and assumed liabilities, including goodwill, have been recorded at their estimated fair values as of the date of acquisition. The operations of the acquired businesses have been included in the Company's consolidated statement of operations since the date of each respective acquisition.

The following table sets forth businesses acquired during 1999 and the consideration paid:

                      Name of Business                             Acquisition                        Consideration
                      ----------------                             -----------                        -------------
                                                                                                      (In Thousands)
             TMC FOODS L.L.C.                                  March 8, 1999                                $ 9,250
             Tex Mo / San Nan Corporations                     March 22, 1999                                10,601
                                                                                                            -------
                                                                                                            $19,851
                                                                                                            =======

The following table sets forth the estimated fair value of the assets acquired for the above acquisitions (in thousands):

             Assets, including cash                                                                         $15,380
             Goodwill                                                                                         4,689
             Other intangibles                                                                                  178
             Liabilities assumed                                                                                396


3.   PROPERTY AND EQUIPMENT

Property and equipment consist of the following at September 30:

                                                                                  2001                          2000
                                                                                  ----                          ----
           Land                                                           $ 12,528,580                  $ 11,759,922
           Building                                                         35,939,948                    32,511,578
           Leasehold improvements                                           16,706,490                    15,463,287
           Furniture and equipment                                          21,232,212                    19,307,248
           Construction in progress                                            242,400                     1,851,553
                                                                          ------------                  ------------
                                                                            86,649,630                    80,893,588
           Less - accumulated depreciation
                         and amortization                                   (6,722,807)                   (2,815,511)
                                                                          ------------                  ------------

                                                                          $ 79,926,823                  $ 78,078,077
                                                                          ============                  ============

4.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at September 30:

                                                                                  2001                          2000
                                                                                  ----                          ----
           Accounts payable                                               $  4,713,704                   $ 4,471,779
           Accrued payroll                                                   1,277,135                     1,130,109
           Accrued property taxes                                            1,014,057                       953,690
           Accrued payroll and sales taxes                                   1,254,475                     1,066,102
           Accrued interest                                                    819,565                       509,000
           Other                                                             1,349,552                     1,211,060
                                                                          ------------                   -----------
                         Total accounts payable and
                              accrued expenses                            $ 10,428,488                   $ 9,341,740
                                                                          ============                   ===========

5.   LONG-TERM DEBT

Long-term debt consists of the following at September 30:                         2001                          2000
                                                                                  ----                          ----
      Note payable to a financial institution, due in
      monthly installments totaling $26,584 including
      interest at 8.68% through October 2013. Collateralized
      by certain of the Company's assets.                                    2,382,830                    2,490,298

      Annual lines of credit with a financial institution
      for borrowings of $3,877,820. Interest is payable
      monthly at variable interest rates with the principal balances due October 28, 2001, and April 19, 2002
      subject to annual renewal approval by the
      financial institution. Collateralized by certificates
      of deposit and some of the Company assets.                             3,477,820                     3,500,000

      Notes payable to a financial institution, due in monthly
      installments totaling $36,659 including interest at 9.65%
      through April 2014. Collateralized by certain of the
      Company's assets.                                                      3,097,062                     3,230,998

      Notes payable to a financial institution, due in
      monthly installments totaling $46,990 including
      interest at 9.50% through April 2014. Collateralized
      by certain of the  Company's assets.                                   4,131,140                     4,294,059

      Notes payable to a financial institution, due in
      monthly installments totaling $368,797 including
      interest of 10.81% through November, 2019.
      Collateralized by certain of the Company assets.                      34,774,080                    35,403,124

      Notes payable to a financial institution, due in
      monthly installments totaling $398,587 including
      interest at 10.15% through April, 2019.
      Collateralized by certain of the Company's assets                     37,991,965                    38,800,000

      Notes payable to a financial institution, due in
      monthly installments totaling $51,762 including
      interest at 9.84% through October 2012. Collateralized
      by certain of the Company's assets.                                    4,181,893                     4,380,777

      Mortgage notes payable to a financial institution, due in
      monthly installments totaling $11,222 including
      interest of 10.02% through September 2020.
      Collateralized by land and building                                    1,131,355                     1,150,000

      Mortgage note payable to a financial institution, due in
      monthly installments totaling $13,371 including
      interest of 10.43% through August 2020.
      Collateralized by land and building                                    1,309,706                     1,330,374

LONG-TERM DEBT   ( Continued )                                                    2001                          2000
                                                                                  ----                          ----
      Mortgage note payable to a financial institution, due in
      monthly installments totaling $6,960 including
      interest of 10.29% through August 2020.
      Collateralized by land and building.                                      688,072                      699,129

      Mortgage note payable to a financial institution, due in
      monthly installments totaling $7,698 including interest
      at 8.96% through April 2021.
      Collateralized by land and building.                                      843,614                            0

      Mortgage note payable to a financial institution, due in
      monthly installments totaling $6,152 including interest
      at 9.58% through August 2021.
      Collateralized by land and building.                                      649,112                      650,000

      Mortgage note payable to a financial institution, due in
      monthly installments totaling $5,596 including interest
      at 8.96% through June 2021.
      Collateralized by land and building.                                      597,454                            0

      Mortgage note payable to a financial institution, due in
      monthly installments totaling $5,774 including interest
      at 8.52% through January 2021
      Collateralized by land and building.                                      650,000                            0

      Mortgage note payable to a financial institution, due in
      monthly installments totaling $5,783 including interest
      at 8.52% through December 2020.
      Collateralized by land and building.                                      650,000                            0

      Mortgage note payable to a financial institution,
      payable in interest only payments at 7.0%
      due September 13, 2001. Collateralized by land and building.                    0                    1,047,565

      Mortgage payable to a financial institution,
      payable in interest only payments at 11.623% due
      October 14, 2000. Collateralized by certain of the Company's assets.            0                      600,000

      Mortgage note payable to a financial institution, due in
      monthly installments totaling $4,055 including
      interest at 8.00% through August 2005.                                    163,164                      197,278

      Various equipment notes payable to a financial institution, due in monthly installments totaling $16,011 including
      interest at various rates ranging from 9.4% to 11.14%
      Collateralized by certain of the Company's assets with
      maturities ranging from March 2005 through April 2008.                    801,708                      745,240

      LONG-TERM DEBT  (Continued)                                                         2001                          2000
                                                                                          ----                          ----
      Construction advances to long term commitments
      Interest is payable monthly at libor plus 4.27% until construction is completed and then is converted to a permanent long term fixed rate.
      Collateralized by land and building                                               283,796                            -
                                                                                   ------------                -------------

                                                                                     97,804,771                   98,518,842

      Less - current portion                                                         (6,080,505)                  (8,007,819)
                                                                                   ------------                -------------
      Long-term debt                                                               $ 91,724,266                $  90,511,023
                                                                                   ============                =============

Annual maturities of long-term debt as of September 30, 2001 are as follows:

           2002                                                 6,080,505
           2003                                                 2,878,349
           2004                                                 3,184,255
           2005                                                 3,517,174
           2006                                                 3,830,189
           Thereafter                                          78,314,299
                                                             ------------
                                                             $ 97,804,771
                                                             ============

         Several of the notes payable and leases include certain restrictive covenants, including maintenance of certain prescribed debt and fixed charge coverage ratios and limitation on the incurrence of additional indebtedness without prior written consent. As of September 30, 2001, management believes that the Company was in violation of one of its restrictive covenants. Accordingly, the Company is in technical default on certain of its leases. To cure the default, the Company will be required to accelerate payment due under the agreements of approximately $1,000,000 of additional principal on the leases. The Company is currently in negotiations with the institutional landlord to set up a master lease, which will eliminate the fixed charge coverage ratios for all this landlord leases. The Company believes it will be successful in this negotiation.

6.   CAPITAL LEASE

         In connection with one of its acquisitions in Fiscal 2000, the Company assumed capital leases for certain equipment. The leases are treated as capital leases for financial statement purposes, and the remaining obligation is $168,714, at September 30, 2001. The related cost of $671,393 was recorded in property and equipment at September 30, 2001 and 2000. The remaining term of the leases range from 2 months to 8 months and the monthly lease payments range from $11,083 to $13,616.

The following is a schedule of equipment under capital leases as of September
30:

                                                                                    2001              2000
                                                                                    ----              ----
                                            Equipment                           $671,393          $671,393
                                            Less: Accumulated amortization:     $ 69,936             2,797
                                                                                --------          --------
                                                                                $601,457          $668,596
                                                                                --------          --------
The minimum future payments on the capital leases are as follows:

                                    2002                                        $168,714
                                                                                --------
                                    Total minimum lease payments                $168,714

                                    Less: Amount representing interest          $  5,442
                                                                                --------

                                    Present value of minimum lease payments     $163,272
                                                                                --------
                                    Less: Current portion                       $168,714
                                                                                --------

                                    Long-term obligation under capital leases          -
                                                                                --------

7.      COMMON AND PREFERRED STOCK

On April 22, 1997, the Company acquired 1,030,000 shares of its common stock from a former director in exchange for 430,000 shares of mandatorily redeemable Restricted Class B preferred stock, which were redeemable monthly at a rate of 5,000 shares for $5,000 per month for 86 months. No dividends are paid on this preferred stock. During each of the two years ended September 30, 2000 and 1999, the Company redeemed 60,000 of these preferred shares for $60,000. All remaining outstanding preferred stock was redeemed in October 2000 for $225,000.

In October 1998, the Company redeemed its Class A Preferred Stock for $50,000.

In 1999, the Company issued 8,426 shares of common stock to its employees as bonuses. Compensation expense of $27,375 was recorded in connection with this issuance.

The Company purchased on the open market 572,066 shares of its common stock in Fiscal 2000 for a total cost of $680,870 and an additional 133,333 shares of common stock in Fiscal 2001 for a total cost of $100,000. In Fiscal 2001, the Company retired 3,258,732 shares of common stock held in treasury which had a cost of $1,509,138.

8.      RELATED PARTY TRANSACTIONS

Robert S. Berg, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Steven M. Wemple, President, Chief Operating Officer, Treasurer, Secretary and Director of the Company, jointly own all of the outstanding stock of Elk River Aviation Inc.("Elk River"), a charter aircraft company whose sole business is the leasing of the airplane described in this paragraph. On October 1,1998, the Company entered into an agreement whereby the Company was charged the flat rate of $1,100 per hour of usage, on an as needed basis. Elk River was responsible for all operating expenses of the airplane, such as pilot salary, insurance, fuel, and maintenance. Subsequently, the lease rate was amended to $1,500 per hour in June 1999, and to $3,500 per hour in October 2000. In Fiscal Years 2001, 2000, and 1999 the Company paid $922,000, $724,000 and $440,000, respectively, to Elk River for its use of the airplane. The Company believes that the lease of the aircraft is important to the Company in order to permit management to effectively supervise the operations of its restaurants which are located in seven states, as well as in connection with the efforts of the Company to analyze potential future restaurant locations. As of September 30, 2001 and 2000, the Company had a receivable of $221,304 and $0, related to certain expenses paid by the Company on behalf of Elk River Aviation, which is included in Accounts Receivable on the Consolidated Balance Sheet. In Fiscal 2000, the Company fully reserved for a deposit of $160,439 with Elk River Aviation as its collectibility was deemed to be uncertain.

     On July 21, 2000, the Company invested $2,200,000 in land and building for two Popeye's Chicken and Biscuit restaurants on the West Coast of Florida. The Company obtained financing of $1,632,000 from an unrelated party in connection with this transaction. The Company leased the two restaurants to T.T. & D. Foods Inc., a Florida Corporation controlled by a party related to Mr. Berg. Under the terms of the triple net lease, T. T. & D Foods Inc., pays annual rent to the Company in the amount of $282,568 and pays insurance, taxes and other expenses associated with the leased property. The Company's annual payments on the debt incurred to finance the two restaurants is $222,662. During Fiscal years 2001, and 2000, the Company netted income of $59,906 and $36,135 from this transaction. The Company believes that the transaction described above are the same terms and conditions as similar transactions with unaffiliated parties.

     Marshal E. Rosenberg Ph.D., the outside director of the Company, acted as agent for the National Life Insurance Company that provided the Sailormen, Inc. Salary Continuation Executive Retention plan and the Company's life insurance policies on Robert S. Berg., Chairman of the Board of Directors and Chief Executive Officer of the Company, and Steven M. Wemple, President, Chief Operating Officer, Treasurer, and Secretary of the Company. During Fiscal 2001, the Company paid to National Life Insurance Company premiums aggregating $211,000 in connection with such insurance policies. Mr. Rosenberg received approximately $105,500 in commissions from the insurance company in connection with such insurance policies. No such commissions were paid in Fiscal 2000 or Fiscal 1999.

9.   INCOME TAXES

The components of the income tax provision for federal income taxes for 2001, 2000 and 1999 are as follows:

                                      2001           2000           1999
                                      ----           ----           ----

       Current                     $       --     $       --     $       --
       Deferred                      (808,109)      (216,029)      (130,370)
                                   -----------    -----------    -----------
                                   $ (757,374)    $ (216,029)    $ (130,370)
                                   ----------     ----------     ----------

The tax effects of temporary differences that give rise to the deferred tax liabilities at September 30, 2001 and 2000 are presented below:

                                             2001           2000
                                             ----           ----
       Depreciation and amortization     $(2,146,181)   $(1,218,166)
       Gain deferred for book purposes       274,508        283,376
       Capital losses                        148,800        109,156
       Other                                  47,968        (38,670)
       Deferred compensation                  50,340             --
       Net operating loss carryforward       520,862        568,710
                                         -----------    -----------
       Net deferred income tax liability $(1,103,703)   $  (295,594)
                                         =============  ===========

At September 30, 2001, the Company had net operating loss carryforwards available to offset future taxable income and tax liabilities of approximately $1,344,000 that expire primarily in 2020 and 2021. The Company believes that it is more likely than not that all of the net operating loss carryforwards will be utilized prior to their expiration, based on the Company's estimates of its future earnings and the expected timing of temporary difference reversals. Accordingly, there is no valuation allowance recorded as of September 30, 2001 or 2000.

The effective income tax provision (benefit) on pre-tax income (loss) differed from the provision computed at the U.S. Federal statutory rate for the following reasons:

                                                         2001                    2000                        1999
                                                         ----                    ----                        ----
       (Provision) Benefit computed at Federal
          statutory rate of 34%                       $ (615,282)              $ (203,035)                 $    5,302
       Non-deductible goodwill                           (55,150)                 (55,150)                    (37,824)
       State income taxes, net of federal benefit       ( 85,876)                 (26,135)                     (4,152)
       Life insurance premiums                           (53,101)                       -                           -
       Penalties                                         ( 2,177)                  (4,762)                    (31,063)
       Other                                               3,477                   73,053                     (62,633)
                                                      -----------              ----------                  ----------
                                                      $ (808,109)              $ (216,029)                 $ (130,370)
                                                     ============              ===========                 ===========

10.  COMMITMENTS AND CONTINGENCIES

a. Office and Store Leases

During September 1996, under a sale-leaseback agreement, the Company sold five owned stores (land and buildings) for $2,230,000 and leased them back under twenty-year operating lease agreements. The transactions resulted in a total gain of $309,741, which has been deferred and is being amortized over the twenty-year lease terms. Proceeds from the sale were used to pay off existing notes payable and other current liabilities. During December 1996, under a sale-leaseback agreement, the Company sold a store for $425,000 and leased the store back under a twenty-year operating lease. The transaction has resulted in a gain of $100,000, which has been deferred and is being amortized over the twenty-year lease term.

During December 1997, under a sale-leaseback agreement, the Company sold eight owned stores (land and buildings) for approximately $3,700,000 and leased them back under twenty-year operating lease agreements. The transactions resulted in a gain of approximately $530,000, which is being amortized over the twenty-year lease term.

During July 1998, under a sale and leaseback agreement, the Company sold two owned stores (land and buildings) for $1,650,000 and leased them back under twenty-year operating lease agreements.

During March 1999, under a sale-leaseback agreement, the Company sold twenty owned stores (land and buildings) for approximately $12,800,000 and leased them back under twenty-year operating lease agreements. During July 1999, under a sale and leaseback agreement, the Company sold two owned stores (land and buildings) for $1,100,000 and leased them back under twenty-year operating lease agreements. During August 1999, under a sale-leaseback agreement, the Company sold one owned store (land and building) for $530,370 and leased it back under a twenty-year operating lease agreement.

The company leases certain restaurants under operating leases. These leases generally have initial terms of twenty years and usually provide for renewal options, ranging from 5 to 20 years. Several of the leases contain escalation clauses and common area maintenance charges, taxes and insurance.

Certain of the leases require additional (contingent) percentage rental payments based on attaining minimum monthly or annual gross sales, on the respective restaurants. Contingent rental expense for the Fiscal years 2001, 2000 and 1999 is included in the rent expense shown below.

Future minimal rental commitments for operating leases over the next five years with noncancellable terms in excess of one year as of September 30, 2001, are as follows:

           2002                                    $ 5,011,000
           2003                                      4,924,000
           2004                                      4,708,000
           2005                                      4,299,000
           2006                                      3,644,000
           Thereafter                               42,853,000
                                                   -----------
                                                   $65,439,000
                                                   ===========

Rent expense for the years ended September 30, 2001, 2000, and 1999 was $6,111,827, $3,509,961, and $2,525,779 respectively.

b.   Litigation

In October 2000, the Company settled the suit, filed by the former chairman of the board of directors of the Company by purchasing all of the outstanding shares of the Company's preferred stock for $225,000 and paid an additional $15,000 for the settlement. The $15,000 was recorded as an expense in fiscal 2000.

The Company and Sailormen are parties to certain legal proceedings arising from matters incidental to their business. Management is of the opinion that these actions will not have a material effect on the financial conditions, results of operations or liquidity of the Company.

c.   Significant Suppliers

The Company's restaurants purchase fresh chicken from approximately 5 suppliers. In Fiscal 2001 one vendor represented approximately 55% of the total Company's chicken purchases. In Fiscal 2000 and 1999, no one chicken vendor was a significant supplier.


11.  RETIREMENT AND SAVINGS PLAN

The Company started a 401(k) retirement and savings plan during Fiscal 2000. Eligible employees are allowed to contribute up to 15% of their compensation annually. The Company did not match any portion of the employee contributions during Fiscal 2001 or 2000.

The Company concluded that continued services of select key executives is essential for the future growth and operations of Company. Therefore, effective January 15, 2001, the Company started an Executive retirement plan for key employees. Participants approved by the Executive committee will be 20% invested after 10 years of service and 20% each year thereafter. Participants will be 100 % vested when they have been a participant in the Salary Continuation Executive Retention Plan for a period of 15 years or at retirement (65th birthday), whichever is earliest. As of September 30, 2001 the Company has an accrued liability of $129,909 related to this plan.

12.  STOCK REDEMPTION AGREEMENT

         On June 30, 2001 the Company entered into a Stock Redemption Agreement with certain of its stockholders providing for, among other things, restrictions on the sale or transfer of the Company's common stock without the consent of the other stockholders and the Company. The agreement provides that a stockholder intending to dispose of an interest in the Company must first offer his stock to the Company at a price determined in accordance with the agreement. Upon the death of either of these stockholders, the agreement requires the Company to purchase their outstanding common shares for a price ranging from $6.09 through $6.43 per common share. The Agreement also provided for two key life insurance policies: one for Robert S. Berg, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Steven M. Wemple, President, Chief Operating Officer, Treasurer, Secretary and Director of the Company. During Fiscal 2001, the Company paid premiums in the amount of approximately of $33,000 for these policies. The Company is the beneficiary on each of these policies.



13.  QUARTERLY FINANCIAL DATA (UNAUDITED)

         Summarized quarterly results of operations for the two years ended September 30, 2001 are as follows:

                                                     First             Second               Third            Fourth
                                                    Quarter            Quarter             Quarter           Quarter
                                                    -------            -------             -------           -------
Fiscal Year ended September 30, 2001

Revenues:                                         $36,842,626        $38,002,498         $38,479,463       $38,764,007

Operating income                                    3,045,681          2,992,244           2,839,130         2,609,095

Net income (loss)                                 $   363,913        $   435,903         $   308,267       $  (106,538)  *
                                                  ===========        ===========         ===========       ===========

Net income per share, basic and diluted           $      0.07        $      0.08         $      0.06           ($ 0.02)
                                                  ===========        ===========         ===========       ===========
Fiscal Year ended September 30, 2000

Revenues:                                         $12,494,684        $19,965,480         $20,906,917       $24,222,048

Operating income                                      858,877          1,791,683           1,715,474         1,330,207

Net income (loss)                                 $   306,284        $   288,831         $   299,917       $  (513,898) **
                                                  ===========        ===========         ===========       ===========

Net income (loss) per share, basic and diluted    $      0.05        $      0.05         $      0.06       $     (0.10)
                                                  ===========        ===========         ===========       ===========

* During fiscal 2001, the Company incurred certain costs in the fourth quarter resulting in additional expenses of approximately $370,000 of which approximately $225,000 represents costs incurred upon the sale of two closed restaurants properties and approximately $74,000 relates to a change in the Company's estimated effective tax rate during the fourth quarter.

**   Decrease in income is due to certain expenses incurred during the quarter related to the RMS acquisition.

13.  SUBSEQUENT EVENT

On October 23, 2001, the Company announced that it had received a proposal from Robert S. Berg and Steven M. Wemple for a going private transaction. The proposed transaction, which would effect a change in control of the Company, would be in the form of a merger with a corporation wholly-owned by Mr. Berg and Mr. Wemple. Pursuant to the proposal, the Company's shareholders (other than Mr. Berg and Mr. Wemple) would receive unsecured, subordinated notes of the Company, in exchange for the principal amount of $1.20 per share of the Company's Common Stock.

The notes to be issued by the Company in the transaction would bear interest at the rate of 5% per annum. Interest would be payable semi-annually, with principal becoming due and payable in a single payment at maturity, which would be the third anniversary of the date of issuance. The notes would be subordinated to all senior debt of the Company and would be issued in minimum principal amounts of $100 and thereafter in multiples of $25. Company shareholders would receive the cash equivalent in lieu of any fractional notes.

      If the proposed transaction is completed, the Company will no longer be a public reporting entity and its stock will no longer be publicly traded.

      The Board of Directors has appointed Marshal E. Rosenberg, Ph.D., the sole director of the Company other than Messrs. Berg and Wemple, to head a Special Committee to review the proposed transaction. The Special Committee has retained an independent financial advisor and legal counsel for purposes of evaluating the proposal.

      The proposed transaction would result in the acquisition of all of the outstanding shares of common stock of the Company (other than the shares by Messrs. Berg and Wemple and their acquisition corporation). The final terms of any acquisition will be based on negotiations between the acquirers and the Special Committee which is currently ongoing. The proposed acquisition is subject to, among other things, (1) approval of the proposed transaction by the Special Committee of the Board of Directors and the Company's shareholders, (2) receipt of a fairness opinion by the Special Committee, (3) receipt of any applicable regulatory approvals and third-party consents and (4) the inapplicability (either by their terms or as a result of Company Board action) of certain business combination and control share provisions under Nevada law. There can be no assurance that a definitive merger agreement will be executed and delivered, that the proposed transaction will be consummated.

      The proposed acquisition may only be completed in accordance with applicable state and federal laws including the Securities Act of 1933, the Securities Act of 1934 and the Trust Indenture Act of 1939, as amended; however, it is anticipated that exemptions from the registration requirements of the Securities Act and the qualification requirements of the Trust Indenture Act will be available to this transaction.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D C. 20549

                                  __________

                                  FORM 10-K/A
                                AMENDMENT NO. 1

(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2001

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to _________

                       Commission file number 000-21093

                          INTERFOODS OF AMERICA, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                 Nevada                                59-3356-011
    (State or Other Jurisdiction of       (I.R.S. Employer Identification No.)
     Incorporation or Organization)

        9400 South Dadeland Boulevard, Suite 720, Miami, Florida  33156
                (Address of Principal Executive Offices)   (Zip code)

      Registrant's telephone number, including area code: (305) 670-0746

       Securities registered pursuant to Section 12(b) of the Act:  None

          Securities registered pursuant to Section 12(g) of the Act:
                         COMMON STOCK, $.001 PAR VALUE

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

     The aggregate market value of the registrant's common stock held by non-affiliates of the registrant as of November 20, 2001 was approximately $1,503,206. Solely for purposes of the foregoing calculation, all of the registrant's directors and officers are deemed to be affiliates.

     There were 5,012,099 shares of the registrant's common stock outstanding as of November 20, 2001.

                               EXPLANATORY NOTE

     Part I, Item 1; Part II, Item 6, Item 7 and Item 8; Part III, Item 11, Item 12 and Item 13; and Part IV, Item 14 of Interfoods of America, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 18, 2001 for the fiscal year ended September 31, 2001 are hereby amended in their entirety as follows:

                                    PART  I

ITEM 1.  DESCRIPTION OF BUSINESS

GENERAL

     Interfoods of America, Inc., a Nevada corporation (the "Company"), incorporated May 13, 1994, is through its wholly-owned subsidiary, Sailormen, Inc., a Florida corporation ("Sailormen"), a franchisee and operator of Popeye's/registered trademark /Chicken and Biscuits ("Popeye's") restaurants. Pursuant to franchise agreements with AFC Enterprises, Inc. (the "Franchisor"), the Company currently operates 165 Popeye's restaurants located in Florida, Alabama, Illinois, Georgia, Mississippi, Louisiana and Missouri.

     The Company's headquarters are located at 9400 South Dadeland Boulevard, Suite 720, Miami, Florida 33156. Its telephone number is (305) 670-0746.

HISTORY

     Until September 1996, the Company was known as Sobik's Subs, Inc. ("Sobik's Subs"). In May 1996, the Company acquired Sailormen from the Company's current Chief Executive Officer, Robert S. Berg, and President, Steven M. Wemple, for a total of 2,500,000 shares of the Company's common stock. At the time of the acquisition, Sailormen operated 11 Popeye's restaurants.

     Until December 1997, the Company operated two wholly-owned subsidiaries in addition to Sailormen: (1) SBK Franchise Systems, Inc., which, through an exclusive master license with Sobik's Sandwich Shops, Inc., the Franchisor of Sobik's Subs restaurants, developed, franchised and serviced Sobik's Subs franchises; and (2) Sobik's Restaurant Corp., which established, owned and operated Sobik's Subs Shops. Sobik's Sub Shops offered a menu of submarine
(sub) style sandwiches (also referred to as hoagies or heroes).

     In December, 1997, the Company sold Sobik's Restaurant Corp and SBK Franchise Systems, Inc. for total consideration valued at $1,100,000. Such consideration consisted of cash, a note and stock of the purchaser, JRECK Subs Group, Inc ("JRECK"). These divestitures were made by the Company to streamline its business operations and to focus its efforts on the expansion and development of its Popeye's franchises.

     Consistent with its decision to concentrate on the ownership and operation of its Popeye's restaurants, the Company consummated several acquisitions during Fiscal 1997. In October

1996, the Company acquired four existing Popeye's restaurants in the Birmingham, Alabama market for consideration valued at $450,000, of which $50,000 was paid in cash and 228,640 shares of the Company's mandatory redeemable restricted Class A Preferred Stock valued at $400,000. In September 1997, the Company acquired an existing Popeye's restaurant in Ft. Pierce, Florida for 338,983 shares of the Company's common stock valued at $400,000 and opened a new Popeye's restaurant in Homestead, Florida.

     In December 1997 (Fiscal 1998), the Company acquired eight Popeye's restaurants in the Baton Rouge, Louisiana market, for approximately $3.7 million in cash. On July 6, 1998, the Company acquired five Popeye's restaurants in Pensacola, Florida for consideration valued at $1.8 million. Such consideration consisted of cash, newly issued restricted common stock and assumed liabilities.

     In March 1999, the Company acquired in two separate transactions, nineteen Popeye's restaurants in the St Louis, Missouri area and the Baton Rouge, Louisiana area, for approximately $19.9 million which was financed with $8 million of debt and $11.9 million of the Company's cash. The Company also opened five new Popeye's restaurants in Fiscal 1999 within its existing markets.

     In January 2000, the Company, through an Asset Purchase Agreement, acquired 37 Popeye's restaurants located in Mississippi and Louisiana for approximately $34.6 million in cash, which was financed with $35.7 million of additional debt.

     In July 2000, pursuant to an Asset Purchase Agreement, the Company acquired the assets of four Popeye's restaurants in Illinois and the West Coast of Florida for approximately $3.9 million cash. The Company financed the acquisition with $3.4 million of additional debt.

     On September 14, 2000, the Company acquired 71 additional Popeye's restaurants located in Central and Northern Florida and in Southern Georgia for approximately $46.2 million. The Company financed the acquisition with $45.5 million of debt.

OPERATIONS

     The Popeye's menu features unique spicy fried chicken, which each restaurant prepares daily on premises along with biscuits, which are served with the chicken entrees. In addition to its spicy fried chicken, the Popeye's menu contains up to 20-25 other items, including seasonal entrees, such as seafood dishes, and side items, such as red beans and rice, french fries, mashed potatoes with gravy, coleslaw, and Cajun rice. Similar to the chicken entrees, virtually all of these items are prepared fresh daily on the premises of each restaurant. The Popeye's menu is designed to appeal to a large cross-section of the population with particular concentration on the 18-49 age group. The Company's restaurants are generally open seven days a week, from 10:00 am to midnight, and serve lunch and dinner.

     A typical Popeye's restaurant operated by the Company employs two full time managers and at least one additional supervisory employee. Typically, all restaurant managers (and other employees of the Company) are required to attend, at the Company's expense, training courses conducted by the Franchisor. This training program involves on-the-job training and an instructional class. Other restaurant employees are trained by the restaurant manager in accordance with the Company's and the Franchisor's guidelines.

     In 2001, there were 1,540 Popeye's restaurants in operations worldwide, of which 1,248 were located in the United States. Popeye's ranks third worldwide in the number of fast food fried chicken restaurants behind only KFC/registered trademark/and Church's. Average sales per restaurant for Popeye's/registered trademark/ located in the United States are estimated to be $832,979 annually. The Company's restaurants averaged annual sales of approximately $ 921,000 per unit. The Company has 81 of its 165 restaurants in the state of Florida from which it derived approximately 56% of its revenue in Fiscal 2001.

SEASONALITY

     The Company's sales volumes fluctuate seasonally. During fiscal years 2001 and 2000, the Company's sales were highest in the spring and summer, and lowest in the fall. Severe weather, storms and similar conditions may impact sales volumes seasonally in some operating regions.

BUSINESS STRATEGY

     The Company's business strategy is (1) to increase the level of sales at its currently owned Popeye's restaurants; and (2) to expand by (a) locating and acquiring, at advantageous prices, existing Popeye's restaurants, which management believes are under performing and (b) developing new Popeye's restaurants in the Southeastern United States. There can be no assurance that the Company will be able to achieve all or any part of its business strategy (see "Risk Factors"). The Company is a restaurant operating company and will own real estate only as it relates to stores which may be acquired or built by the Company.

FRANCHISE AGREEMENT

     The Company franchises its Popeye's restaurants from the Franchisor. The Franchisor maintains its principal place of business at Six Concourse Parkway, Atlanta, Georgia, 30328, and does business under its corporate name and under the trade names and service marks "Popeye's" and "Popeye's Chicken and Biscuits".

     Each of the Company's Popeye's restaurants is operated under a separate franchise agreement from the Franchisor. Retention of these franchise agreements is important to the success of the Company. The Company believes that its relationship with the Franchisor is satisfactory. The franchise agreements are for an initial term of 20 years and are renewable for additional ten-year terms upon the payment of one-half of the then-applicable franchise fee, which is currently $25,000, and the execution of a renewal franchise agreement. The renewal franchise agreement may provide for increased royalties and advertising contributions, and may require the Company to remodel or re-equip its restaurants to meet the then current standards of the Franchisor. The Company is required to pay the Franchisor a royalty fee equal to 5% of the gross sales of each franchise restaurant. The franchise agreements require the Company to construct and operate its Popeye's restaurants in accordance with the detailed requirements of the Popeye's system.

SUPPLY AGREEMENTS

     The Franchisor has entered into a long-term agreement with Diversified Foods and Seasoning, Inc., ("Diversified") under which they have designated Diversified as the sole supplier of certain proprietary products for the Popeyes system. Diversified sells these products to approved distributors, who in turn sell them to our restaurants. The Company has various distribution agreements with some of these approved distributors for the supply of food products, dry goods and related supplies. Most agreements with the distributors continue until either party elects to terminate, which shall require thirty (30) days prior written notice to the other party.

     The principal raw material for our restaurants is fresh chicken. Our restaurants purchase fresh chicken from approximately 5 suppliers. In Fiscal 2001, one vendor, Bud's Poultry of Plant City, Florida, represented approximately 55% of the chicken purchases.

     In Fiscal 2001 and Fiscal 2000, approximately 38% of the cost of sales were attributable to the purchase of chicken. The Company's cost of sales is significantly affected by increases in the cost of chicken, which can result from a number of factors, including seasonality, increases in the cost of grain, disease and other factors that affect availability. In order to ensure favorable pricing for our chicken purchases in the future, reduce volatility in chicken prices, and maintain an adequate supply of fresh chicken, the Franchisor set up a purchasing cooperative for the benefit of the franchisees, including the Company. The purchasing cooperative has entered into two types of chicken purchasing contracts with chicken suppliers. The first is a grain-based "cost-plus" pricing contract that utilizes prices that are based upon the cost of feed grains, such as corn and soybean meal, plus certain agreed upon non-feed and processing costs. The other is a market-priced formula contract based on the "Georgia whole bird market value". Under this contract, the Company pays the market price plus a premium for the cut specifications for our restaurants. The market-priced contracts have maximum and minimum prices that the Company will pay for chicken during the term of the contract. The contracts have terms ranging from three to five years with provisions for certain annual price adjustments. The Company utilizes both contracts to ensure favorable chicken prices.

     The Company's ability to maintain consistent quality depends in part upon its ability to acquire food products from reliable sources in accordance with the Franchisor's specifications. While the Company has not experienced any problems to date in acquiring such food products, there can be no assurance that such food products will be available in the future on terms acceptable to the Company.

MARKETING AND ADVERTISING

     All Popeye's restaurants are required to contribute 3% of their weekly net sales to the Popeye's Chicken & Biscuit Advertising Fund (the "Popeye's Advertising Fund") for regional and local advertising conducted by the Franchisor. The terms of the Popeye's Advertising Fund require that all contributions to the fund and earnings of the fund are utilized by the Franchisor exclusively for advertising and promotional activities for Popeye's restaurants. In most of its markets, the Company voluntarily contributes amounts in excess of the required 3% for additional advertising in the respective areas.

GOVERNMENT REGULATION

     Each of the Company's restaurants is subject to licensing and regulation by a number of governmental authorities, which may include health, sanitation, safety, fire, building and other agencies in the state and/or municipality in which the restaurant is located. Difficulties in obtaining or failure to obtain the required licenses could delay or prevent the development of a new restaurant in a particular area.

     The Company also is subject to federal and state environmental regulations. Requirements of local governmental bodies with respect to zoning, land use, and environmental factors could delay or prevent the development of a new restaurant in a particular area.

     The Company is also subject to state and federal labor laws that govern its relationship with its employees. These laws govern minimum wage requirements, overtime, working conditions and citizenship requirements.

COMPETITION

     The Company's restaurants face intense competition from quick-and full-service restaurants and, in particular, from chains with operating concepts similar to those of the Company. Management believes that its primary competitors are other national fried chicken chains, including KFC/registered trademark/, Church's Fried Chicken/registered trademark/ and Pollo Tropical/registered trademark/. The franchisor of Popeye's Chicken, AFC Enterprises Inc., is also the franchisor of Church's Chicken, a direct competitor of the Company's restaurants. In general, the restaurant industry is highly competitive and can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer tastes, consumer concerns about the nutritional quality of food and increases in the number of, and particular locations of, competing restaurants. Factors such as inflation, increases in food, labor and energy costs and the availability of an adequate number of hourly-paid employees also affect the restaurant industry. Major chains, which have financial resources substantially greater than the Company and operating histories longer than the Company, dominate the restaurant industry. There can be no assurance that consumers will regard the Company's menu items as significantly distinguishable from competitive products, that substantially equivalent products will not be introduced by the Company's competitors or that the Company will be able to compete successfully in any given market.

     The Company is required to respond to various factors affecting the restaurant industry, including changes in consumer preferences, tastes, eating habits, demographic trends and traffic patterns, increases in food and labor costs and national, regional and local economic conditions. A number of fast food restaurant companies have recently experienced flattening growth rates and declines in average sales per restaurant, in response to which certain of such companies have adopted discount pricing strategies such as "value meals" and other marketing strategies. Such strategies could have an adverse effect upon the Company and could also negatively impact the Company's operating margins, should the Company elect to match competitors' price reductions. The principal bases of competition in the industry are food quality, speed of service, and price; but advertising, location, and attractiveness of facilities are also important. Popeye's competes with other national fried chicken chains such as KFC and Church's, as well as with all other national and regional quick-service restaurant chains. Some of these competitors have greater financial resources, larger advertising budgets and more national recognition than those of Popeye's.

     As a result of a national trend in increased chicken consumption, many quick-service restaurant chains that are not identified with chicken, have added a variety of chicken items to their menus. While the Company believes that its spicy fried chicken is distinguished from the chicken offered by its competitors by unique seasonings and tastes, product quality, and freshness, there can be no assurances that consumers will not choose its competitors' chicken products over those sold in the Company's restaurants.

EMPLOYEES

     As of September 30, 2001, the Company employed approximately 3,576 people, on a full-time and part-time basis. Of these employees, 690 were employed as field management personnel and 38 were in corporate management and administration. None of the Company's employees belong to a union and the Company has not experienced any work stoppages. The Company believes that its labor relations are satisfactory.

                                    PART II

ITEM 6. SELECTED FINANCIAL DATA

     The following table should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Form 10-K.

                                                    Year Ended September 30,
                                   ------------------------------------------------------------------------
                                            (Amounts in thousands, except share data)
                                                  2001         2000         1999         1998         1997
                                            ----------   ----------   ----------   ----------   ----------
Income Statement Data:
----------------------

Revenues                                    $  152,088   $   77,589   $   37,796   $   18,345   $   14,092
Costs and operating expenses:
 Cost of restaurant operations:
  Cost of sales                                 48,521       24,781       12,131        5,741        4,624
  Restaurant wages and related benefits         40,263       20,545        9,834        4,820        3,735
  Occupancy and other operating expenses        34,520       17,186        9,774        4,881        3,825
                                            ----------   ----------   ----------   ----------   ----------
Total cost of restaurant operations            123,304       62,512       31,739       15,442       12,184

 General and administrative expenses            12,420        7,193        3,992        2,647        1,575
 Depreciation and amortization                   4,878        2,188          778          278          188
                                            ----------   ----------   ----------   ----------   ----------

 Total operating costs and expenses            140,602       71,893       36,509       18,367       13,947
                                            ----------   ----------   ----------   ----------   ----------

  Income (loss) from operations                 11,486        5,696        1,287          (22)         145
                                            ----------   ----------   ----------   ----------   ----------

Other income (expense)
 Interest expense                              (10,136)      (4,440)        (893)        (199)         (54)
 (Loss) gain on investment in JRECK                 --          (94)        (183)         536           --
 Interest and other income (expense)               459         (565)        (227)        (357)          63
                                            ----------   ----------   ----------   ----------   ----------
Income (loss) before income tax                  1,809          597          (16)         (42)         154
Income tax (provision) benefit                    (808)        (216)        (130)        (114)         165
                                            ----------   ----------   ----------   ----------   ----------

Net income (loss) before preferred
stock dividend                                   1,001          381         (146)        (156)         319
Preferred stock dividend                            --           --           (1)         (10)         (21)
                                            ----------   ----------   ----------   ----------   ----------

Net income (loss)                                1,001          381         (147)        (166)         298
                                            ----------   ----------                ----------   ----------
Basic and Diluted earnings
(loss) per share                            $     0.20   $     0.07   $    (0.03)  $    (0.03)  $     0.05
                                            ----------   ----------   ----------   ----------   ----------

Weighted average shares outstanding          5,133,377    5,468,503    5,713,658    5,597,366    6,585,953
                                            ----------   ----------   ----------   ----------   ----------

Ratio of earnings to Fixed Charges (1)            1.15         1.11          .99          .93         1.39

                                  (Continued)

                                  (Continued)

                                          2001        2000       1999       1998     1997
                                          ----        ----       ----       ----     ----
Balance Sheet Data
------------------

Working capital deficiency            $(10,065)   $(12,175)   $(3,256)   $(1,312)  $ (947)

Total Assets                           117,028     115,653     20,388     11,358    7,139
Long-term debt, redeemable
Preferred stock and capital lease
obligations.                            91,724      90,680     12,329      4,108    1,958

Stockholders' equity                     3,838       2,936      3,236      3,356    3,398

----------
     (1) For purposes of these computations, earnings consist of pre-tax income plus fixed charges and preferred dividends. Fixed charges and preferred dividends consist of interest expense, capitalized interest, amortization of deferred financing cost, and preferred dividends paid to preferred shareholders during the year. The deficit of earnings to fixed charges and preferred dividends were $17 and $52 for 1999 and 1998 respectively.

     See Item 1 "History" for information regarding Company acquisitions, which has contributed to the increased business commencing primarily in fiscal 1999.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The continuation of the economic slowdown, which was further compounded by the events of September 11, could continue to adversely effect consumer spending during the upcoming year, which could have a negative impact on the Company's operations.

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto, appearing elsewhere in this report.

FOR THE YEAR ENDED SEPTEMBER 30, 2001 COMPARED TO YEAR ENDED SEPTEMBER 30, 2000

     For the year ended September 30, 2001 ("Fiscal 2001"), the Company had total revenues of $152,088,594 compared to total revenues of $77,589,129 for the year ended September 30, 2000 ("Fiscal 2000"). The increase in revenues was primarily attributable to the full year sales generated from the Company's acquisition of 73 restaurants in Central and Northern Florida on September 14, 2000 and 37 restaurants in Mississippi and Louisiana on January 11, 2000. Same store restaurant revenues reflect an increase in comparable sales of 3.9% for the year.

     Cost of restaurant operations for the Fiscal 2001 were $123,304,366 or 81.1% of revenues compared to $62,512,104 or 80.6% of revenues for Fiscal 2000. The dollar increase is attributable to the full year of expenses generated from the two fiscal 2000 acquisitions. The increase as a percentage of revenues is due to additional expenses that were incurred to integrate the Company's procedures and systems into the restaurants acquired in January 2000 and September 2000.

     General and administrative expenses for Fiscal 2001 were $12,419,692 or 8.2% of revenues as compared to $7,192,666 or 9.3% of revenues for Fiscal 2000. The dollar increase is primarily attributable to the costs of additional personnel hired to support the Company's current growth. The decrease as a percentage of revenues was due to the efficiencies obtained through additional sales volume.

     Depreciation and amortization for Fiscal 2001 were $4,878,386 as compared to $2,188,118 for Fiscal 2000. The increase was primarily attributable to the full year of depreciation expense related to the fixed assets obtained through the acquisition of additional restaurants in January 2000 and September 2000. In addition, Fiscal 2001 represents a full year of amortization related to goodwill obtained through the fiscal 2000 acquisitions.

     Operating income of the Company was $11,486,150 for Fiscal 2001 as compared to $5,696,241 for Fiscal 2000. The increase in operating income is attributable to the increase in the number of restaurants described above and the increase in existing restaurant level profits resulting from the favorable comparable sales.

     Interest expense increased in Fiscal 2001 to $10,135,891 as compared to $4,439,756 for Fiscal 2000. The increase was due to higher average debt outstanding in Fiscal 2001 compared to Fiscal 2000 which was attributable to additional borrowings made by the Company in connection with its acquisition of the additional restaurants described above.

     The Company recorded an income tax provision of $808,109 during Fiscal 2001 compared to $216,029 in Fiscal 2000. The increase was primarily attributable to the future taxable income and tax liabilities arising primarily from the result of higher 2001 pre-tax income. The effective tax rate for fiscal 2001 is 44.7 %, as compared to the fiscal 2000 effective tax rate of 36.7%. The increased effective tax rate is due primarily to certain expenses incurred in Fiscal 2001 related to the Company's new deferred compensation plan that are not deductible for Federal Income tax purposes.

YEAR ENDED SEPTEMBER 30, 2000 COMPARED TO YEAR ENDED SEPTEMBER 30, 1999

     The Company made four acquisitions during Fiscal 2000. The restaurant base went from 54 restaurants at the beginning of Fiscal 1999 to 167 restaurants at the end of Fiscal 2000.

     For the year ended September 30, 2000 ("Fiscal 2000"), the Company had total revenues of $77,589,129 compared to total revenues of $37,796,392 for the year ended September 30, 1999 ("Fiscal 1999"). The increase in revenues was primarily attributable to the sales generated from the Company's acquisition of 73 restaurants in Central and Northern Florida on September 14, 2000 and 37 restaurants in Mississippi and Louisiana on January 11, 2000. Additionally, sales for Fiscal 2000 included a full year of sales of ten restaurants in Baton Rouge, Louisiana, acquired on March 8, 1999 and nine stores in St. Louis, Missouri, acquired on March 22, 1999. The remaining sales increase was due to an increase in same store restaurant revenues of 10.4% for the year.

     Cost of restaurant operations for the Fiscal 2000 were $62,512,104 or 80.6% of sales compared to $31,738,872 or 84% of sales for Fiscal 1999. The dollar increase is attributable to the number of restaurants and the additional expenses that were incurred to integrate the Company's procedures and systems into the acquired restaurants. The decrease as a percentage of sales is due to lower food cost obtained through additional volume.

     General and administrative expenses for Fiscal 2000 were $7,192,666 or 9.3% of sales as compared to $3,992,330 or 10.6% of sales for Fiscal 1999. The dollar increase is primarily attributable to the expenses related to the indirect costs of 1999 and 2000 acquisition of restaurants and the costs of additional personnel hired to support the Company's current growth. The decrease as a percentage of sales is due to the efficiencies obtained through additional volume.

     Depreciation and amortization for Fiscal 2000 were $2,188,118 as compared to $778,051 for Fiscal 1999. The increase was primarily attributable to the acquisition of additional restaurants. Depreciation related to new restaurants was $903,442 of the $2,188,118 in Fiscal 2000.

     Operating income of the Company was $5,696,241 for Fiscal 2000 as compared to $1,287,139 for Fiscal 1999. The increase in operating income is attributable to the increase in number of restaurants and increase in existing restaurant level profits resulting from the favorable comparable sales.

     Interest expense increased in Fiscal 2000 to $4,439,756 as compared to $892,906 for Fiscal 1999. The increase was due to higher average debt outstanding in Fiscal 2000 compared to Fiscal 1999 and this was attributable to additional borrowings made under the Company's acquisition program. Interest expense in Fiscal 2000 relating only to new debt acquired in Fiscal 2000 was $2,779,046.

     The loss on investment in JRECK stock was $93,691 for Fiscal 2000 as compared to a loss of $182,809 in Fiscal 1999. The loss was a result of the Company selling all of its shares of stock in JRECK.

     The gain (loss) on investment in JRECK was a loss of $182,809 for Fiscal 1999 as compared to a gain of $536,237 for Fiscal 1998. In the prior year, the sale of one of the Company's subsidiaries, SBK Franchise Systems, Inc. for $1.1 million resulted in a gain of $1,036,237 for Fiscal 1998, but this was subsequently reduced by a reserve of $500,000 on the promissory note received by the Company in the sale. In Fiscal 1999, a new agreement was reached whereby the Company received 700,187 additional shares of JRECK stock. As a result of a decline in the market value of the JRECK stock in Fiscal 1999, the Company expensed the JRECK stock to net realizable value. The loss reflects the decrease in stock market price in Fiscal 1999 versus the put option value in Fiscal 1998.

     Other expense for Fiscal 2000 was $565,631 as compared to $227,378 for Fiscal 1999.

The increase in other expenses in Fiscal 2000 was primarily attributable to the indirect acquisition costs related with the purchase during Fiscal 2000 of the restaurants in Central and Northern Florida, Mississippi and Louisiana and the lease termination payments relating to a closed store.

     The Company recorded an income tax provision of $216,029 during Fiscal 2000 compared to $130,370 in Fiscal 1999. The increase was primarily attributable to the future taxable income and tax liabilities arising from the differences in depreciation and amortization.

LIQUIDITY AND CAPITAL RESOURCES

     See Item 12 for information regarding a proposal made to the Company by Robert S. Berg and Steven M. Wemple for a going private transaction.

     Net cash provided by operations for Fiscal 2001 was $ 7,317,871 as compared to $ 10,802,056 for Fiscal 2000. The decrease in operating cash flow for Fiscal 2001 was primarily attributable to the receipt of $3,710,264 of advanced vendor rebates during the Fiscal 2000.

     At September 30, 2001, the Company had current assets of $ 7,377,973 and total assets of $117,028,224 compared to current assets of approximately $6,678,902 and total assets of approximately $115,652,962 at September 30, 2000. The increase in total assets was primarily attributable to an increase in net property and equipment of $1,848,746.

     Net cash used in investing activities was $5,777,454 for Fiscal 2001 as compared to $92,071,177 for Fiscal 2000. The substantial decrease in cash used is primarily due to the Fiscal 2000 period having the acquisition of 37 restaurants in January 2000 and 73 restaurants in September 2000.

     Net cash used in financing activities was $1,541,750 for Fiscal 2001 as compared to net cash provided by financing activities for Fiscal 2000 of $83,272,576. The decrease resulted primarily from the Fiscal 2000 period having additional proceeds for the financing of the acquisition of 37 restaurants in January 2000 and 73 restaurants in September 2000.

     As of September 30, 2001, the Company had total outstanding debt of approximately $ 97.8 million, of which approximately $ 6.1 million represents the current portion. The Company expects to pay its current portion of debt with cash flow generated from operations. As of September 30, 2001, the average interest rate on the debt was 10.1%. The debt is secured by substantially all of the assets of the Company and availability of amounts for borrowing is subject to certain limitations and restrictions. In Fiscal 2001, the Company had cash provided by operating activities of $7,317,871 as compared to $10,802,056 in Fiscal 2000.

     The Company's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness, or to fund planned capital expenditures, will depend on its future performance. Based upon the current level of operations and anticipated revenue growth and cost savings, management believes that cash flow from operations and available cash from its existing line of credit, and refinancing capabilities, will be adequate to meet the Company's future liquidity needs. However, there can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any needed refinancing on reasonable terms or at all. At the present time, there are no plans for significant capital expenditures during Fiscal 2002.

     The inflationary factors that have historically affected our results of operations include increases in food and paper costs, labor and other operating expenses. Wages paid in our restaurants are impacted by changes in the Federal or State hourly minimum wage rates. Accordingly, changes in the Federal or State hourly wage rates directly affect our labor cost. We and the restaurant industry typically attempt to offset the effect of inflation, through periodic menu increases and various cost reduction programs. However, no assurance can be given that we will be able to offset such inflationary cost increases in the future.

     Several of the Company's notes payable and leases include certain restrictive covenants, including maintenance of certain prescribed debt and fixed charge coverage ratios and a limitation on the incurrence of additional indebtedness without prior written consent. As of September 30, 2001, management believes that the Company was in violation of its fixed charge coverage ratio for certain leases. Accordingly, the Company is in technical default on certain of its leases. To cure the default, the Company will be required to accelerate payment due under the agreements of approximately $1,000,000 of additional principal on the leases. In February 2002, the landlord on these leases agreed to forbear from exercising its remedies provided in the leases in return for the Company satisfying certain future obligations.

     In addition to the covenants noted above, the Company's debentures to be issued as part of the merger with Interfoods Acquisition Corp. also contain covenants including, among other things, the maintenance of a fixed charge coverage ratio, as defined in the indenture agreement, of not less than 1.10 to
1.00 for the life of the debentures. The Company's fixed charge coverage ratio for the twelve months ended September 30, 2001 and the three months ended December 31, 2001 was 1.36 to 1.00.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets". SFAS 141 requires that all business combinations initiated after June 30, 2001 must be accounted for under the purchase method. In addition, SFAS 142 requires that all intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged shall be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives will no longer be subject to amortization, but will be subject to at least an annual assessment for impairment by applying a fair value based test. SFAS 142 is required to be applied starting with fiscal years beginning after December 15,2001, with early adoption permitted in certain circumstances. The Company may elect to adopt SFAS 142 effective October 1,2001 or October 1,2002. This election must be made prior to the issuance of its financial statements for the quarter ended December 31, 2001. Due to the complexity of this new standard and its recent issuance, the Company is continuing to evaluate whether it will adopt SFAS 142 effective October 1,2001. The Company continued to amortize goodwill under its current method through September 30,2001. Once the standard is adopted, annual goodwill amortization of approximately $ 822,000, respectively, will no longer be recognized.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     From time to time, including herein, the Company may disclose "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     In addition to factors discussed in this Form 10-K, among the other factors that could cause the Company's results to differ materially are: general economic and business conditions; the impact of competitive products and pricing; success of operating initiatives; development and operating costs; advertising and promotional efforts; adverse publicity; acceptance of new product offerings; consumer trial and frequency; changes in business strategy or development plans; quality of management; availability, terms, and deployment of capital; the results of financing efforts; business abilities and judgment of personnel; availability of qualified personnel; food, labor, and employee benefit costs; changes in, or the failure to comply with, government regulations; weather conditions and construction schedules; and risks that sales growth resulting from the Company's current and future remodeling can be sustained at the current levels.

     For a further discussion of some of these factors that could cause actual results to differ materially from such forward-looking statements, see "Risk Factors" below.

RISK FACTORS

     RECENT EVENTS. Uncertainties regarding the impact of the recent terrorist activities may have a negative impact on the economy and the public's confidence in general, which could have an adverse effect on our business

     DEPENDENCE ON EXECUTIVE OFFICERS. The Company is dependent upon the efforts and abilities of Robert Berg, its Chief Executive Officer, Chairman of the Board, and Steven Wemple, its President and Chief Operating Officer. The loss of the services of either Messrs. Berg or Wemple would have a material adverse effect upon the Company's business and future prospects. In addition, in order to successfully implement its proposed expansion and manage anticipated growth, the Company will be dependent upon its ability to retain existing and hire additional qualified management and other personnel, including certain executive officers. The competition for qualified management and other personnel in the restaurant industry is intense and, accordingly, there can be no assurance that the Company will be able to retain or hire the necessary personnel. The Company will also be dependent on its ability to hire and train hourly employees. In recent years, the restaurant industry has experienced a shortage in the availability of qualified restaurant personnel, which could have an adverse effect on the Company.

     INCREASES IN OPERATING AND FOOD COSTS; AVAILABILITY OF SUPPLIES. An increase in operating costs could adversely affect the profitability of the Company. Factors such as inflation, increased utility, labor and employee benefit costs are beyond the Company's control and may adversely affect the restaurant industry in general and the Company's restaurants in particular. In connection with any further expansion of the Company, of which there can be no assurance, the Company's general and administrative costs likely would increase as a percentage of revenues as the Company adds administrative staff, systems, and other infrastructure to support these costs. A majority of the Company's revenues and food costs are derived from the sale and purchase of chicken. The cost of fresh chicken fluctuates from time to time depending on a variety of factors beyond the control of the Company, such as weather conditions and seasonal demand. There can be no assurance that fluctuations in the cost of chicken or the price of other supplies will not adversely affect the Company's results of operations. In addition, the Company is dependent on daily deliveries of food supplies, such as chicken, produce, baked goods and other products. Any delays or stoppages in such deliveries, as a result of, among other things, labor unrest or adverse weather conditions, could subject the Company's restaurants to shortages or interruptions which could materially adversely affect the Company.

     LIMITED MENU; UNCERTAINTY OF MARKET ACCEPTANCE. The Company's Popeye's restaurants menu is comprised primarily of fried chicken and accompanying side dishes. Achieving consumer awareness and market acceptance of the Company's concepts, particularly as the Company seeks to open and expand into new markets, will require substantial effort and expenditures by the Company. A general decline in the sale of chicken products due to industry trends, change in consumer preferences, increased prices or other reasons would adversely impact the Company.

     The Company's future expansion plans are based upon Management's belief that the Popeye's concept will have significant market appeal in the markets in which the Company expects to enter. In the event the anticipated consumer acceptance of the Popeye's concept in these markets is not realized, the Company would be subject to a material adverse effect.

CERTAIN FACTORS AFFECTING THE QUICK-SERVICE RESTAURANT INDUSTRY.

     The Company is required to respond to various consumer preferences, tastes and eating habits; demographic trends and traffic patterns; increases in food and labor costs; and national, regional and local economic conditions. In the past, several quick-service restaurant companies have experienced flat growth rates and declines in average sales per restaurant, in response to which certain of such companies have adopted "discount-pricing" strategies. Such strategies could have the effect of drawing customers away from companies that do not engage in discount pricing and could also negatively impact the operating margins of competitors that do attempt to match competitors' price reductions. Continuing or sustained price discounting in the fast food industry could have an adverse affect on the Company.

     The Company's profits are dependent on discretionary spending by consumers, particularly by consumers living in the communities in which the Company's restaurants are located. Currently, the Company has locations in Florida, Alabama, Illinois, Georgia, Mississippi, Missouri, and Louisiana. A significant weakening in any of the local economies in which the Company operates may cause the residents of such communities to curtail discretionary spending which, in turn, could materially adversely affect the profitability of the entire Company.

     IMPORTANCE OF TRADEMARKS. The Company believes that its use of various trademarks and service marks obtained pursuant to its franchise agreements with the Franchisor are valuable to the marketing of its restaurants. There can be no assurance that the Company's use of such marks does not or will not violate the proprietary rights of others, that the Company's rights to utilize such marks will be upheld if challenged, or that the Company will not be prevented from using the marks, any of which could materially adversely affect on the Company.

     GOVERNMENT REGULATION. The restaurant business is subject to extensive federal, state and local regulation relating to the development and operation of restaurants, including regulations relating to building and zoning requirements, franchising, preparation and sale of food, and laws governing the Company's relationship with its employees, including minimum wage requirements, unemployment taxes and sales taxes, overtime and working conditions and citizenship requirements. The failure to obtain or retain required licenses, or a substantial increase in the minimum wage rate, could adversely affect the quick service operations of the Company. The restaurant business in these markets is subject to extensive regulation relating to the development and operation of restaurants, including regulations relating to building requirements, preparation and sale of quick service, and laws governing the Company's relationship with its employees. Compliance with such regulations may result in the Company incurring significant expenses. Failure to obtain required licenses or to comply with applicable laws and regulations in such jurisdictions could adversely affect the operations of the Company's restaurants in such jurisdictions.

     EXPANSION PLANS; CAPITAL RESOURCE REQUIREMENTS. There can be no assurance that the Company will achieve its growth objectives or that new restaurants will be profitable. The success of the Company's planned expansion will be dependent upon numerous factors, many of which are beyond the Company's control, including the identification of suitable markets, the availability and leasing or purchase of suitable sites on acceptable terms, the hiring, training and retention of qualified management and other restaurant personnel, the ability to obtain necessary governmental permits and approvals, the availability of appropriate financing and general economic conditions.

     DEPENDENCE ON CONCEPTS. Because the Company develops and operates Popeye's restaurants, a failure of the Popeye's concept to compete successfully in the quick service restaurant industry in the areas in which the Company operates Popeye's restaurants or in which the Company intends to develop new restaurants or acquire existing restaurants would have a material adverse effect on the Company.

ITEM 8. FINANCIAL STATEMENTS

     See the Financial Statements of the Company, which are attached hereto.

                                   PART III

ITEM 11. EXECUTIVE COMPENSATION

CASH COMPENSATION

     The following table shows, for the three-year period ended September 30, 2001, cash and other compensation paid to the Chief Executive Officer of the Company and the Company's four most highly compensated executive officers of the Company other than the Chief Executive Officer, each of whom received a total annual salary and bonus in excess of $100,000 for the fiscal year ended September 30, 2001.

                          SUMMARY COMPENSATION TABLE


                                                                               LONG-TERM COMPENSATION
                                                                               ----------------------
                                                       ANNUAL COMPENSATION     AWARDS                       PAYOUTS
                                                       -------------------     ------------------------------------
                                                                   OTHER                       SECURITIES               ALL
                                                                   ANNUAL       RESTRICTED     UNDERLY-     OTHER       OTHER
                                                                   COMPEN-      STOCK          ING          LTIP        COMPEN-
NAME AND                             FISCAL    SALARY   BONUS      SATION       AWARD(S)       OPTIONS/     PAYOUTS     SATION
PRINCIPAL POSITION                   YEAR       ($)      ($)        ($)           ($)          SARS (#)       ($)       ($)
------------------                   ------    ------   -----      -------      ----------     ----------   -------     -------
Robert S. Berg                       2001     768,043   10,000      5,212 (1)       0              0            0        46,519 (2)
  Chairman of the Board              2000     452,043  300,000      4,322 (1)       0              0            0             0
  Chief Executive Officer            1999     328,580        0      4,165 (1)       0              0            0             0

Steve M. Wemple                      2001     718,326   10,000      5,212 (1)       0              0            0        46,663 (3)
  President, Chief Operating         2000     422,326  300,000      4,322 (1)       0              0            0
  Officer, Treasurer,                1999     298,863        0      4,316 (1)       0              0            0             0
  Secretary and Director

Francis X. Maloney                   2001     132,980    5,000      5,212 (1)       0              0            0        22,656 (4)
  Chief Financial Officer            2000     100,000    1,200      4,322 (1)       0              0            0             0
                                     1999      71,587        0      3,601 (1)       0              0            0             0

     __________________________

      (1) Represents premiums for health insurance paid by the Company.
      (2) Represents $30,167 in premiums for life insurance on the named executive officers purchased by the Company under the Executive Retention Plan and $16,352 in premiums for life insurance on the named executive officers purchased by the Company under the Stock Redemption Agreement.
      (3) Represents $30,167 in premiums for life insurance on the named executive officers purchased by the Company under the Executive Retention Plan and $16,496 in premiums for life insurance on the named executive officers purchased by the Company under Stock Redemption Agreement.
      (4) Represents $22,656 in premiums for life insurance on the named executive officers purchased by the Company under Executive Retention Plan.

SALARY CONTINUATION-EXECUTIVE RETENTION PLAN

     On January 15, 2001, Sailormen adopted a Salary Continuation-Executive Retention Plan for certain of its key employees. Under the terms of the Plan, each participant who has participated in the Plan for at least 10 years (unless waived by Sailormen) receives either a lump sum payment or equal monthly payments for a period of 10 years on the employee's normal retirement date which is at age 65. If a participant dies prior to his or her normal retirement date, the beneficiary will receive the lump sum payment or equal monthly payments for 10 years. If a participant dies after his or her normal retirement date, the participant's beneficiary will receive the remainder of the equal monthly payments. Sailormen selects employees allowed to participate in the Plan and determines the total benefit to be received by each participant and whether the benefit is paid in a lump sum or equal monthly payments. If a participant voluntarily resigns his or her employment with Sailormen or is terminated by Sailormen for cause as determined by Sailormen, the participant forfeits all benefits under the Plan. Thirteen employees of Sailormen participate in the Plan, including the three executive officers named in the compensation table. Sailormen has purchased life insurance policies on each participant to fund the payment of the benefits under the Plan.

DIRECTOR COMPENSATION

     Generally, Directors of the Company are not compensated for their services to the Company.

     On October 23, 2001, the Company announced that it had received a proposal from Robert S. Berg and Steven M. Wemple for a going private transaction. See
Item 12 below. In connection with that proposal, the Board of Directors appointed Marshal E. Rosenberg, Ph.D., the sole director of the Company other than Messrs. Berg and Wemple, as a Special Committee to review the proposed transaction. Mr. Rosenberg receives $1,000 for each month or portion of a month during which he serves on the Special Committee.

REPORT ON EXECTIVE COMPENSATION

     The Company has not established a separate compensation committee. Instead, the Board of Directors of the Company is responsible for setting the compensation of the Company's executive officers, developing executive benefit plans and establishing other employee benefit plans or programs for the benefit of the Company's executive officers.

     During Fiscal 2001, Robert S. Berg and Steven M. Wemple were the Company's only Directors until the appointment of Marshal E. Rosenberg, Ph.D. to the Board of Directors in June, 2001. Additionally, during Fiscal 2001 Messrs. Berg and Wemple were two of the three executive officers of the Company.

     Determination by the Board of the salaries and bonuses for its executive officers are primarily made on the basis of industry and peer group standards and regional and national economic considerations.

     The Company's executive compensation program has two components: salary and bonus. Currently, the program emphasizes salary with slight emphasis placed on bonus.

     The Board sets the base salary for its chief executive officer at levels equal to the top levels of competitive peer companies. Base salary is reviewed annually and is subject to adjustment based upon individual performance. The chief executive officer's salary is related to the Company's performance and growth. Based upon the Company's revenue growth of approximately 100% per year for the last four years, and accomplishing certain profitability goals, the Board established the base salary of Robert S. Berg, chairman of the Board and chief executive officer of the Company, at $768,043 effective October 1, 2000.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 in a taxable year the deduction a company may claim for compensation paid to each of its chief executive officer and four other highest paid officers, unless certain performance-based conditions are met. The Board has reviewed this provision and does not anticipate the payment of any compensation to an executive officer that would be affected by the limit.

     The Board believes that base salary levels and other incentives are reasonable and sufficiently competitive.

     Marshal E. Rosenberg Ph.D. was not a director of the Company until June, 2001. As a result, this report is presented by the members of the Board of Directors of the Company in office at the time that the compensation decisions were reached:

     Robert S. Berg
     Steven M. Wemple

PERFORMANCE GRAPH

     The performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Composite Index and the Russell 2000 Index for the period from October 1, 1997 through September 30, 2001. The Company currently trades its common stock on the Nasdaq over-the-counter bulletin board quotation system under the symbol "IFDA.OB". The graph assumes $100 invested on October 1, 1997 in the Common's common stock, the stocks of the Nasdaq Composite Index and the Russell 2000 Index. Historical results are not necessarily indicative of future performance.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY
               NASDAQ COMPOSITE INDEX AND THE RUSSELL 2000 INDEX

                                    [GRAPH]

                               1997   1998   1999   2000   2001
                              -----  -----  -----  -----  -----

Interfoods of America         100.0  102.0   55.0   94.1  124.2
Nasdaq Composite Index (a)    100.0  100.5  162.9  217.9   88.9
Russell 2000 Index (b)        100.0   80.1   94.2  114.9   89.2

_________________

     (a). The Nasdaq Composite Index comprises all Nasdaq domestic and international based company stocks listed on The Nasdaq Stock Market.

     (b) The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which is approximately 8% of the total market capitalization of the Russell 3000 Index.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of October 31, 2001 (a) by each person known to the Company to own beneficially more than 5% of any class of the Company's securities and (b) by each of the Company's executive officers and directors and by all executive officers and directors of the Company as a group. As of October 31, 2001, there were 5,012,099 shares of Common Stock of the Company outstanding. The address of each of the individuals described below is 9400 S. Dadeland Boulevard, Suite 720, Miami, Florida 33156.

NAME OF BENEFICIAL                     AMOUNT AND NATURE OF          PERCENT
OWNER                                  BENEFICIAL OWNERSHIP (1)      OF CLASS
------------------                     ------------------------      --------
Robert S. Berg                               1,673,219 (2)            33.3% (2)
Chairman of the Board,
Chief Executive Officer

Steven M. Wemple                               882,352                17.6%
President, Chief Operating
Officer, Treasurer, Secretary,
and Director

Francis X. Maloney                                 256                   *
Chief Financial Officer

Andrew J. Nichols                              732,867                14.6% (3)

Kenneth Cramer                                 338,983                 6.8%

All Executive Officers and Directors
as a Group (3 persons)                       2,555,827                51.0% (2)
                                             =========                ====

* less than 1% of outstanding shares.

_________________

     (1) Except as provided in these footnotes, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The Company has no outstanding options, warrants or other rights to purchase its common stock.
     (2) The amount shown in the table includes 1,477,219 shares owned of record by Robert S. Berg over which he exercises sole voting and investment power. The amount shown in the table also includes 188,000 shares owned of record by Lourdes T. Berg, the former wife of Robert
          S. Berg, over which Robert S. Berg exercises sole voting power and Lourdes T. Berg exercises sole investment power and 8,000 shares owned of record by Robert J. Berg over which Robert S. Berg exercises shared voting and investment power. Pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, as amended, Robert S. Berg disclaims beneficial ownership of the 188,000 shares owned of record by Lourdes T. Berg and the 8,000 shares owned by Robert J. Berg. The amount in the table also includes 100,000 shares that Robert S. Berg may acquire at any time from Lourdes T. Berg pursuant to an option granted by Lourdes T. Berg to Robert S. Berg.
     (3) The amount shown in the table includes 361,300 shares owned of record by the individual retirement account of Andrew J. Nichols and 44,200 shares owned of record by the individual retirement account of Shirley Nichols, the wife of Andrew J. Nichols. Mr. Nichols shares voting and investment power with Shirley Nichols as to the 732,867 shares of common stock. This information is based on the Schedule 13D dated February 26, 2002 of Andrew J. Nichols and Shirley Nichols.

     On October 23, 2001, the Company announced that it had received a proposal from Robert S. Berg and Steven M. Wemple for a going private transaction. The proposed transaction, which would effect a change in control of the Company, would be in the form of a merger with a corporation wholly-owned by Mr. Berg and Mr. Wemple. Pursuant to the terms of the proposal of October 23, 2001, the Company's shareholders (other than Mr. Berg and Mr. Wemple) would receive unsecured, subordinated notes of the Company, in exchange for the principal amount of $1.20 per share of the Company's Common Stock.

     The terms of the proposal of October 23rd provided that the notes to be issued by the Company in the transaction would bear interest at the rate of 5% per annum. Interest would be payable semi-annually, with principal becoming due and payable in a single payment at maturity, which would be the third anniversary of the date of issuance. The notes would be subordinated to all senior debt of the Company and would be issued in minimum principal amounts of $100 and thereafter in multiples of $25. Company shareholders would receive the cash equivalent in lieu of any fractional notes.

     On October 23, 2001, the Board of Directors appointed Marshal E. Rosenberg, Ph.D., the sole director of the Company other than Messrs. Berg and Wemple, to head an Independent Committee to review the proposed transaction. The Independent Committee retained an independent financial advisor and legal counsel for purposes of evaluating the proposal.

     From November 5, 2001 to December 14, 2001, the Independent Committee's financial adviser conducted a due diligence investigation of the Company, which included discussions with the Company's management and analysis of the Company's financial situation and projections. From late November until December 19, 2001, the Independent Committee negotiated with Messrs. Berg and Wemple the terms of the proposed transaction.

     As a result of the negotiations between Messrs. Berg and Wemple, on the one hand, and the Independent Committee, on the other hand, the Company entered into an Agreement and Plan of Merger on December 21, 2001 with Interfoods Acquisition Corp., a corporation wholly-owned by Mr. Berg and Mr. Wemple. Under the terms of the Agreement and Plan of Merger, Interfoods Acquisition Corp. will merge with the Company which will be the entity surviving the merger. The stockholders of the Company (other than Messrs. Berg and Wemple, Interfoods Acquisition Corp. and stockholders of the Company who exercise their dissenters' rights under Nevada law) will receive unsecured, subordinated notes of the Company in the principal amount of $1.45 per share of Company common stock.

     The debentures to be issued by the Company in the transaction will bear interest at the rate of 10% per annum. Interest will be payable semi-annually on each June 30 and December 31. The principal of the debentures will be payable as follows: 20% on the second anniversary of the date of issuance of the debentures and the remainder on the third anniversary of the date of issuance of the debentures. The notes will be subordinated to all senior debt of the Company and will be issued in minimum principal amounts of $100 and thereafter in multiples of $25. Company shareholders will receive a cash payment in lieu of any fractional notes.

     The changes in the terms of the proposed transaction from those previously proposed by Mr. Berg and Mr. Wemple on October 23, 2001 result from negotiations among Messrs. Berg and Wemple; the Independent Committee; and the Independent Committee's legal counsel and financial advisor.

     The proposed transaction would result in the acquisition of all of the outstanding shares of common stock of the Company (other than the shares by Messrs. Berg and Wemple and Interfoods Acquisition Corp.). If the proposed transaction is completed, the Company will no longer be a public reporting entity and its stock will not be publicly traded. The proposed acquisition is subject to, among other things, (1) approval of the proposed transaction by the Company 's shareholders, (2) the financial advisor to the Independent Committee not revoking, modifying or changing the fairness opinion delivered to the Independent Committee, (3) receipt of any applicable regulatory approvals and third-party consents and (4) the inapplicability (either by their terms or as a result of Company Board action) of certain business combination and control share provisions under Nevada law. There can be no assurance that the proposed transaction will be consummated.

     The proposed transaction may only be completed in accordance with applicable state and federal laws including the Securities Act of 1933, the Securities Act of 1934 and the Trust Indenture Act of 1939, as amended; however, it is anticipated that exemptions from the registration requirements of the Securities Act and the qualification requirements of the Trust Indenture Act will be available to this transaction.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1996, James S. Byrd, George Carter, Norman Kaufman, Robert S. Berg, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Steven M. Wemple, President, Chief Operating Officer, Treasurer, Secretary and Director of the Company, entered into a Shareholders Voting Agreement which set the manner in which the Company's directors were to be elected and in which the Company's officers were to be appointed and placed restrictions on the transfer of stock by the parties to the agreement. Messrs. Byrd, Carter and Kaufman sold all shares of the Company's common stock held by them after the date of the execution of the Shareholders' Voting Agreement and therefore are no longer parties to the agreement. On March 6, 2002, Mr. Berg and Mr. Wemple, the only remaining parties to the Shareholders' Voting Agreement, terminated the agreement as of that date because the agreement was no longer relevant to the Company's governance or the transfer by Mr. Berg or Mr. Wemple of the Company's common stock.

     Robert S. Berg, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Steven M. Wemple, President, Chief Operating Officer, Treasurer, Secretary and Director of the Company, jointly own all of the outstanding stock of Elk River Aviation Inc. ("Elk River"), a charter aircraft company whose sole business is the leasing of the airplane described in this paragraph. On October 1,1998, the Company entered into an agreement whereby the Company was charged the flat rate of $1,100 per hour of usage, on an as needed basis. Elk River was responsible for all operating expenses of the airplane, such as pilot salary, insurance, fuel, and maintenance. Subsequently, the lease rate was amended to $1,500 per hour in June 1999, and to $3,500 per hour in October 2000. In Fiscal Years 2001, 2000, and 1999, the

Company paid approximately $922,000, $724,000 and $440,000, respectively, to Elk River for its use of the airplane. The Company believes that the lease of the aircraft is important to the Company in order to permit management to effectively supervise the operations of its restaurants which are located in seven states, as well as in connection with the efforts of the Company to analyze potential future restaurant locations. As of September 30, 2001 and 2000, the Company had a receivable of $221,304 and $0, related to certain expenses paid by the Company on behalf of Elk River Aviation, which is included in Accounts Receivable on the Consolidated Balance Sheet. In Fiscal 2000, the Company fully reserved for a deposit of $160,439 with Elk River Aviation as its collectibility was deemed to be uncertain.

     On July 21, 2000, the Company invested $2,200,000 in land and building for two Popeye's Chicken and Biscuit restaurants on the West Coast of Florida. The Company obtained financing of $1,632,000 from an unrelated party in connection with this transaction. The Company leased the two restaurants to T.T. & D. Foods Inc., a Florida Corporation controlled by Tim Berg, the brother of Robert
S. Berg, the Chairman of the Board of Directors and Chief Executive Officer of the Company. Under the terms of the triple net lease, T. T. & D Foods Inc., pays annual rent to the Company in the amount of $282,568 and pays insurance, taxes and other expenses associated with the leased property. The Company's annual payments on the debt incurred to finance the two restaurants is $222,662. During Fiscal years 2001 and 2000, the Company netted income of $59,906 and $36,135 from this transaction.

     The Company believes that the transactions described above are on the same terms and conditions as similar transactions with unaffiliated parties.

     Marshal E. Rosenberg, Ph.D., a director of the Company, acted as agent for the National Life Insurance Company that provided to Sailormen its Salary Continuation Executive Retention Plan and the life insurance policies on the 13 participants in that Plan, including the executive officers named in the compensation table in Item 11. During fiscal 2001, the Company paid to National Life Insurance Company premiums aggregating $178,000 in connection with such insurance policies and Dr. Rosenberg received approximately $105,500 in commissions from the insurance company. In fiscal 2002, the Company intends to pay premiums of approximately $250,000 on those insurance policies, and Dr. Rosenberg will receive approximately $31,250 in commissions from the insurance company. All commissions paid to Dr. Rosenberg are calculated at rates established by state regulatory guidelines. The Company intends to continue to pay the premiums for the insurance policies in future fiscal years. Dr. Rosenberg will continue to receive commissions from the insurance company calculated at rates established by state regulatory guidelines.

     On June 30, 2001, the Company entered into a Stock Redemption Agreement with Mr. Berg and Mr. Wemple providing for, among other things, restrictions on the sale or transfer of the Company's common stock without the consent of the other parties to the agreement. The agreement provides that if either Mr. Berg or Mr. Wemple intends to dispose of the Company's common stock he must first offer to sell the common stock to the Company and the other party to the agreement at the price specified in the agreement, which is $6.09 if Mr. Berg desires to sell his shares of the Company's common stock and $6.43 if Mr. Wemple decides to sell his shares of the Company's common stock. Additionally, upon the death of either Mr. Berg or Mr. Wemple, the agreement requires that we purchase the stock owned by Mr. Berg or Mr. Wemple, as applicable, at the prices per share set forth in the preceding sentence. Those prices were intended to reflect the fair market value of our stock owned by Mr. Berg and Mr. Wemple and their significant contributions to the Company's successful operations.

     Under the agreement, the Company purchased a $6,000,000 life insurance policy on Mr. Berg and a $4,000,000 life insurance policy on Mr. Wemple to be used by the Company to pay a portion of the purchase price of the Company's shares owned by them upon their death. The Company is the owner and beneficiary of each life insurance policy. During fiscal 2001, the Company paid premiums aggregating $33,000 in connection with such policies and Dr. Rosenberg received approximately $16,500 in commissions from the insurance company. In fiscal 2002, the Company intends to pay premiums of approximately $132,000 on those insurance policies, and Dr. Rosenberg will receive approximately $16,500 in commissions from the insurance company. All commissions paid to Dr. Rosenberg are calculated at rates established by state regulatory guidelines. The Company intends to continue to pay premiums for the insurance policies in future fiscal years. Dr. Rosenberg will continue to receive commissions from the insurance company calculated at rates established by state regulatory guidelines.

     On February 6, 2002, Mr. Berg contributed to Interfoods Acquisition Corp. ("Interfoods Acquisition") 1,476,719 shares of the Company's common stock for an equivalent number of shares of common stock of Interfoods Acquisition. On February 6, 2002, Mr. Wemple contributed to Interfoods Acquisition 932,352 shares of the Company's common stock for an equivalent number of shares of common stock of Interfoods Acquisition.

     On February 27, 2002, the Company entered into an Amended and Restated Stock Redemption Agreement (the "Amended and Restated Agreement") with Interfoods Acquisition and Messrs. Berg and Wemple. The Amended and Restated Agreement revised the Stock Redemption Agreement as follows:

     - The Company agreed that if either Mr. Berg or Mr. Wemple dies prior to the completion of the merger of Interfoods Acquisition with and into the Company in connection with the going private transaction described in Item 12, the Company shall purchase, and Interfoods Acquisition shall sell, such number of shares of the Company's common stock owned by Interfoods Acquisition that is equivalent to the number of shares of common stock of Interfoods Acquisition owned by the decedent.

     - The purchase price for the Company's shares to be redeemed by the Company upon the death of Mr. Berg or Mr. Wemple was revised so that it is now based on only the fair market value of the shares rather than the price set forth in the Stock Redemption Agreement. Fair market value of the shares to be redeemed by the Company shall be determined by the Company and the estate of Mr. Berg or Mr. Wemple, as applicable, or by arbitration if the Company is unable to agree upon the fair market value of the shares.

     The Company's board decided to change the redemption price payable upon death of Mr. Berg or Mr. Wemple in view of the analysis of Capitalink, L.C. provided in connection with the proposed going private transaction described in
Item 12 and the prospect of our becoming a privately held company. The Company will use the proceeds from the insurance policies on the lives of Mr. Berg and Mr. Wemple to pay the redemption price of the shares of common stock owned by Mr. Berg and Mr. Wemple on the date of their respective deaths. If the insurance proceeds exceed the redemption price, the Company will retain the excess as general working capital.

     There is no present intention by Interfoods Acquisition, Mr. Berg, Mr. Wemple or the Company to change the provisions of the Amended and Restated Stock Redemption Agreement with respect to the redemption price to be paid by the Company for shares of its common stock in the event of the death of Mr. Berg or Mr. Wemple.

                                    PART IV

     ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a) 1.  Financial Statements.
             See Index to Financial Statements which appears on page F-1 herein.

         2.  Financial Statement Schedules:
             None

         3.  Exhibits:

     Exhibit No  Description
     ----------  -----------

        3.1 Articles of Incorporation of Interfoods of America, Inc. formerly Sobik's Subs, Inc. as amended (1)

        3.2 By-Laws of Interfoods of America, Inc. formerly Sobik's Subs, Inc. as amended (1)

        4.2 Secured Promissory Note dated September 14, 2000 by Interfoods of America, Inc. and Sailormen, Inc. in favor of American Commercial Capital LLC. (2)

        4.3 Security Agreement dated September 14, 2000 by and among Interfoods of America, Inc., Sailormen, Inc. and American Commercial Capital LLC. (all schedules and exhibits have been omitted other than the schedule of defined terms; such omitted schedules and exhibits will be furnished upon request) (2)

        9.1      Shareholders' Voting Agreement dated April 17, 1996 (1)

        9.2      Termination Agreement dated March 6, 2002

       10.1 Form of Franchise Agreement, entered into by the Company as Franchisee, including the Addendum to Franchise Agreement. (1)

       10.2  Trademark Licensing Agreement dated March 1, 1993 (1)

       10.9 Asset Purchase Agreement by and between the Company and Ellis Enterprise dated January 11, 2000 (3)

       10.10 Asset Purchase Agreement between the Company and RMS Family Restaurants dated September 14, 2000 (3)

       10.11 Executive Retention - Salary Continuation Plan dated January 15, 2001 (3)

       10.12 Stock Redemption Agreement dated June 30, 2001 by and among the Company, Mr. Berg and Mr. Wemple

       10.13 Amended and Restated Stock Redemption Agreement dated February 27, 2002 by and among the Company, Interfoods Acquisition Corp., Mr. Berg and Mr. Wemple

       12.1  Ratio of Earnings to Fixed Charges

       21.1  List of Subsidiaries

               (1) Incorporated herein by reference to Form 10-SB under the Securities Exchange Act of 1934 filed with the Commission on July 29, 1996, file number 000-21093.

               (2) Incorporated herein by reference to Form 10-K under the Securities and Exchange Act of 1934 filed with the Commission on December 18, 2001, file number 000-21093.

               (3) Incorporated herein by reference to Form 10-Q under the Securities Exchange Act of 1934 filed with the Commission on May 14, 2001, file number 000-21093.

  (b.)   Reports on Form 8-K

     The following reports were filed on Form 8-K/A during the fourth quarter of the period covered by this report:

     On September 4, 2001, the Company filed on Form 8-K/A under item 7(a) and 7(b) the financial statements and pro forma financial information relating to the January 11, 2000 acquisition of 37 restaurants from Ellis Enterprises Inc.

     On September 21, 2001, the Company filed on Form 8-K/A under item 7(a) and 7(b) the financial statements and pro forma financial information relating to the March 8, 1999 acquisition of 10 restaurants from The Moody Company.

                                  SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        INTERFOODS OF AMERICA, INC.


                                        /s/ Robert S. Berg
                                        -------------------------------
                                        Robert S. Berg, Chief Executive Officer

                                        March 12, 2002

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
Report of Independent Certified Public Accountants            F-2
Report of Independent Certified Public Accountants            F-3

Consolidated Financial Statements:

    Consolidated Balance Sheets                               F-4 - F-5

    Consolidated Statements of Operations                     F-6

    Consolidated Statement of Stockholders' Equity            F-7

    Consolidated Statements of Cash Flows                     F-8 - F-9

Notes to Consolidated Financial Statements                    F-10 - F-22

                        REPORT OF INDEPENDENT CERTIFIED
                              PUBLIC ACCOUNTANTS


Board of Directors of
Interfoods of America, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Interfoods of America, Inc. and Subsidiaries as of September 30, 2001and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period ended September 30, 2001 These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interfoods of America, Inc. and Subsidiaries as of September 30, 2001 and 2000 and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Miami, Florida,
November 6, 2001 (Except for Note 14, as to which the date is December 24, 2001)

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Interfoods of America, Inc.:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Interfoods of America, Inc. (a Nevada corporation) and subsidiaries for the year ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Interfoods of America, Inc. and subsidiaries for the year ended September 30, 1999, in conformity with accounting principles generally accepted in the United States of America.

ARTHUR ANDERSEN LLP

Miami, Florida,
November 9, 1999.

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 2001 AND 2000

                     ASSETS                                          2001          2000
                     ------                                          ----          ----
Current assets:
  Cash and cash equivalents                                  $  2,370,032  $  2,371,365
  Certificates of deposit                                       3,527,820     3,527,820
  Accounts receivable                                             276,275        29,378
  Inventories                                                     792,577       746,524
  Prepaid expenses                                                411,269         3,815
                                                             ------------  ------------

      Total current assets                                      7,377,973     6,678,902
                                                             ------------  ------------

Property and equipment, net                                    79,926,823    78,078,077
                                                             ------------  ------------

Other assets:
  Deposits                                                        354,930       371,501
  Goodwill, less accumulated amortization of
   $1,564,541 and $739,763 in 2001 and 2000, respectively      24,736,114    25,668,497
  Other intangible assets, less accumulated
   amortization of $398,329 and $279,832 in
   2001 and 2000,respectively                                   2,005,617     2,102,034


  Debt issuance cost, less accumulated
   amortization of $ 233,997 and $85,163 in
   2001 and 2000, respectively                                  2,448,405     2,577,623
  Other assets                                                    178,362       176,328
                                                             ------------  ------------

      Total other assets                                       29,723,428    30,895,983
                                                             ------------  ------------

      Total assets                                           $117,028,224  $115,652,962
                                                             ============  ============

                                  (Continued)

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 2001 AND 2000

                                  (Continued)

                                                                   2001           2000
                                                                   ----           ----
          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                    $ 10,428,488   $  9,341,740
  Current portion of advanced vendor rebates                    720,044        956,779
  Current portion of long term debt                           6,080,505      8,007,819
  Current portion of capital lease obligations                  168,714        502,679
  Current portion of deferred income on
   sale-leaseback transactions                                   45,248         45,248
                                                           ------------   ------------

      Total current liabilities                              17,442,999     18,854,265

Long-term debt, net of current portion                       91,724,266     90,511,023
Capital lease obligations, net of current portion                     -        168,714
Advanced vendor rebates, net of current portion               2,256,230      1,953,633
Deferred taxes                                                1,103,703        295,594
Deferred income on sale-leaseback transactions,
  net of current portion                                        663,161        708,413
                                                           ------------   ------------

      Total liabilities                                     113,190,359    112,491,642
                                                           ------------   ------------

Redeemable preferred stock, Class B, nonvoting,
430,000 shares authorized, 0 shares and 225,000 shares
issued and outstanding in 2001 and 2000, respectively                 -        225,000
                                                           ------------   ------------

Commitments and contingencies (Note 10)                              --             --

Stockholders' equity:
  Common stock, 25,000,000 shares authorized
   at $.001 par value; 5,012,099 and 8,270,831
   shares issued and outstanding in
   2001 and 2000, respectively                                    5,012          8,271
   Additional paid-in capital                                 2,843,214      4,349,093
  Retained earnings (accumulated deficit)                       989,639        (11,906)
  Common stock in treasury, at cost, 0 shares and
    3,125,399 shares in 2001 and 2000, respectively                   -     (1,409,138)
                                                           ------------   ------------

      Total stockholders' equity                              3,837,865      2,936,320
                                                           ------------   ------------

      Total liabilities and stockholders' equity           $117,028,224   $115,652,962
                                                           ============   ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999

                                                                          2001           2000           1999
                                                                          ----           ----           ----
Total Restaurant sales                                            $152,088,594    $77,589,129    $37,796,392

Costs and expenses:
  Cost of restaurant operations:
   Cost of sales                                                    48,521,028     24,780,726     12,130,572
   Restaurant wages and related benefits                            40,262,997     20,545,181      9,834,523
   Occupancy and other operating expenses                           34,520,341     17.186,197      9,773,777
                                                                  ------------    -----------    -----------
     Total cost of restaurant operations                           123,304,366     62,512,104     31,738,872

  General and administrative expenses                               12,419,692      7,192,666      3,992,330
  Depreciation and amortization                                      4,878,386      2,188,118        778,051
                                                                  ------------    -----------    -----------

    Total operating expenses                                       140,602,444     71,892,888     36,509,253
                                                                  ------------    -----------    -----------

Operating income                                                    11,486,150      5,696,241      1,287,139
                                                                  ------------    -----------    -----------
Other income (expense):
 Loss on investment in JRECK                                                 -        (93,691)      (182,809)
 Interest expense                                                  (10,135,891)    (4,439,756)      (892,906)
 Interest and other income (expense)                                   459,395       (565,631)      (227,378)
                                                                  ------------    -----------    -----------

    Total other expense                                             (9,742,496)    (5,099,078)    (1,303,093)
                                                                  ------------    -----------    -----------

    Income (loss) before income tax provision                        1,809,654        597,163        (15,954)

Income tax provision                                                  (808,109)      (216,029)      (130,370)
                                                                  ------------    -----------    -----------

    Net income (loss)                                             $  1,001,545    $   381,134    $  (146,324)
                                                                  ============    ===========    ===========

Net earnings (loss) per share - basic and diluted, less
  preferred stock dividends of $0, $0 and
  $750 in 2001, 2000, and 1999 respectively                       $       0.20    $      0.07    $     (0.03)
                                                                  ============    ===========    ===========

Weighted average shares outstanding:

  Basic and diluted                                                  5,133,377      5,468,503      5,713,658
                                                                  ============    ===========    ===========

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999

                                                                                            Retained        Common
                                                         Common Stock        Additional     Earnings       Stock in
                                                       ---------------
                                                                              Paid-in     (Accumulated     Treasury
                                                       Shares      Amount     Capital       deficit)       at cost        Total
                                                       ------      ------     -------     ------------     --------       -----
BALANCE, OCTOBER 1, 1998                              8,262,405   $ 8,262   $ 4,321,727     $ (245,966)  $  (728,268)  $3,355,755

     Net loss                                                 -         -             -       (146,324)            -     (146,324)

     Preferred stock - Class A dividend                       -         -             -          ( 750)            -         (750)

     Common stock issued to employees                     8,426         9        27,366              -             -       27,375
                                                     ----------   -------   -----------   ------------   -----------   ----------

BALANCE, SEPTEMBER 30, 1999                           8,270,831     8,271     4,349,093       (393,040)     (728,268)   3,236,056


     Net income                                               -         -             -        381,134             -      381,134

      Purchase of common stock in treasury                    -         -             -              -      (680,870)    (680,870)
                                                     ----------   -------   -----------   ------------   -----------   ----------

BALANCE, SEPTEMBER 30, 2000                           8,270,831     8,271     4,349,093        (11,906)   (1,409,138)   2,936,320

        Net income                                            -         -             -      1,001,545             -    1,001,545

     Purchase of common stock in treasury                     -         -             -              -      (100,000)    (100,000)

     Retirement of common stock in
     treasury                                        (3,258,732)   (3,259)   (1,505,879)             -     1,509,138            -
                                                     ----------   -------   -----------   ------------   -----------   ----------

BALANCE, SEPTEMBER 30, 2001                          5, 012,099   $ 5,012   $ 2,843,214     $  989,639   $         -   $3,837,865
                                                     ==========   =======   ===========   ============   ===========   ==========

          The accompanying notes to consolidated financial statements are an integral part of this consolidated statement.

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999


                                                                                      2001           2000           1999
                                                                               -----------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)                                                            $ 1,001,545   $    381,134   $   (146,324)
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities
     Depreciation and amortization                                               4,878,386      2,188,118        778,051
     Deferred income tax expense                                                   808,109        216,029        130,370
     Amortization of deferred income on sale-leaseback transactions                (45,252)       (45,252)       (38,974)
     Amortization of debt issuance costs                                           148,834         70,966         14,197
     Amortization of advanced vendor rebates                                      (493,968)      (799,852)             -
     Write down of investment in JRECK                                                  --         93,691        182,809
     Loss on closed stores                                                          90,320         47,942             --
     Common stock issued to employees                                                   --             --         27,375
     Changes in assets and liabilities:
      Accounts receivable                                                         (246,897)      (262,180)        24,920
      Inventories                                                                  (46,053)      (468,355)      (157,773)
      Prepaid expenses                                                            (407,454)        66,378        (21,649)
      Deposits                                                                      16,571        221,331        (70,820)
      Other assets                                                                 (32,848)            --         52,500
      Accounts payable and accrued expenses                                      1,086,748      5,381,842         87,610
      Advanced vendor rebates                                                      559,830      3,710,264             --
                                                                               -----------   ------------   ------------
          Net cash provided by operating activities                              7,317,871     10,802,056        862,292
                                                                               -----------   ------------   ------------
Cash flows from investing activities:
  Acquisition of land, buildings and restaurants                                (4,145,189)   (85,184,792)   (19,718,278)
  Proceeds from sale of real estate                                                170,723        228,500     14,430,370
  Capital expenditures                                                          (1,802,988)    (3,547,065)    (5,022,163)
  Acquisition of other intangible assets                                                --        (40,000)      (109,500)
  Certificates of deposit investments                                                   --     (3,527,820)            --
                                                                               -----------   ------------   ------------

          Net cash used in investing activities                                 (5,777,454)   (92,071,177)   (10,419,571)
                                                                               -----------   ------------   ------------
Cash flows from financing activities:
  Proceeds from long-term debt                                                   3,183,794     89,171,727      9,076,360
  Repayment of long-term debt                                                   (4,400,544)    (2,820,282)      (340,666)
  Redemption of Restricted Class A Preferred stock                                      --             --        (50,000)
  Redemption of Restricted Class B Preferred stock                                (225,000)       (60,000)       (60,000)
  Preferred stock - Class A dividend                                                    --             --           (750)
  Purchase of treasury stock                                                      (100,000)      (680,870)            --
  Debt issuance costs                                                                    -     (2,337,999)      (223,670)
                                                                               -----------   ------------   ------------

                 Net cash provided by (used in) financing activities            (1,541,750)    83,272,576      8,401,274
                                                                               -----------   ------------   ------------

                 Net increase (decrease) in cash and cash equivalents               (1,333)     2,003,455     (1,156,005)

Cash and cash equivalents:
  Beginning of period                                                            2,371,365        367,910      1,523,915
                                                                               -----------   ------------   ------------
  End of period                                                                $ 2,370,032   $  2,371,365   $    367,910
                                                                               ===========   ============   ============

                                  (Continued)

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999

                                  (Continued)

                                                             2001            2000            1999
                                                       ----------      ----------    ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:

   Interest paid                                       $9,825,326      $ 4,030,756    $   778,710
                                                       ==========      ===========    ===========

   Income taxes paid                                   $        0      $     3,114   $     12,211
                                                       ==========      ===========   ============

SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
   Net assets and assumed certain liabilities of
     acquired businesses-
      Total assets                                             --      $85,995,072   $ 20,114,481
      Total liabilities assumed                                --         (810,280)      (396,203)
                                                                       -----------   ------------


      Net cash paid                                            --      $85,184,792   $ 19,718,278
                                                                       ===========   ============


In Fiscal 2001, the Company retired 3,258,732 shares of common stock held in treasury which had a cost of $1,509,138.



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 INTERFOODS OF AMERICA, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 2001, 2000 AND 1999

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS OPERATIONS

Interfoods of America, Inc., a Nevada corporation (the "Company"), is through its wholly owned subsidiary, Sailormen Inc., a Florida corporation, a franchisee and operator of Popeye's/registered trademark/Chicken and Biscuits ("Popeye's") restaurants. Pursuant to franchise agreements with AFC Enterprises, Inc., the Company currently operates 165 Popeye's restaurants located in Florida, Alabama, Illinois, Georgia, Mississippi, Louisiana and Missouri. 81 of the 165 restaurants are located in the state of Florida and these restaurants derive approximately 56% of its revenue in Fiscal 2001.

The accompanying consolidated financial statements include the accounts of Interfoods of America, Inc. ("Interfoods" or the "Company" formerly known as Sobik's Subs, Inc.) and its wholly owned subsidiaries, SBK Franchise Systems, Inc. ("SBK"), Sobik's Restaurant Corp. ("Restaurant"), Tropic Foods Ltd., West Point Partners, Inc. and Sailormen, Inc. ("Sailormen"). In September 1996, the Company changed its name from Sobik's Subs, Inc. to Interfoods of America, Inc. Intercompany balances and transactions are eliminated in consolidation.

SBK was engaged in franchise sales of a system of producing and merchandising distinctive specialty sandwiches, related food items and other products, under the name "Sobik's Subs." The Company sold SBK and Restaurant in December 1997 for consideration of $1.1 million, comprised of a $500,000 promissory note due December 4, 1998, $500,000 worth of acquirer's ("JRECK") common stock and $100,000 cash. The 1999 financial statements include expenses of $182,809 reflecting the adjustment for the impairment in the Company's investment in JRECK, as required by SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities." In Fiscal 2000, the Company sold all the shares of JRECK stock for $123,500 and incurred a loss of investment of $93,691 which is reflected as an other expense.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

CERTIFICATES OF DEPOSIT

The Company invests its excess cash in certificates of deposit which have maturities of 12 months or less. These investments are pledged as collateral for certain of the Company's debt.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market and consist primarily of restaurant food items.

REVENUE RECOGNITION

Restaurant sales are recognized at time of sale with delivery of product to the customer.


RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

ADVERTISING

All costs associated with advertising and promoting the Company products are expensed when incurred.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. The Company capitalizes construction in progress. The Company does not depreciate the construction in progress until the assets are placed in service. Significant store re-imaging costs and other improvements are capitalized as additions to the property and equipment, while repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the following estimated useful lives:

         Building                       39 years
         Leasehold improvements         Lesser of 20 years or life of lease
         Furniture and equipment        3-10 years

For income tax purposes, accelerated methods of depreciation are used.

START-UP COSTS

The Company currently expenses costs relating to new restaurant start-up activities. Such costs include training and labor costs prior to opening a new restaurant. On April 3, 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities", which requires the write-off of all previously capitalized start-up costs. The effective date of SOP 98-5 is for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 in Fiscal 2000. In Fiscal 1999, the Company expensed approximately $60,000 of start-up costs. As of September 30, 2001, the Company had no remaining capitalized start-up costs.

INTANGIBLE ASSETS

Goodwill represents the excess of purchase price over the fair value of assets and liabilities acquired in acquisitions accounted for under the purchase method of accounting. Goodwill is amortized on a straight line basis over periods ranging from 30 to 40 years, which management believes is a reasonable life in light of the characteristics present in the Popeye's Franchise community. Other intangible assets are recorded at cost and consist of franchise rights, which are being amortized using the straight-line method over 20 years. The franchise agreements are for an initial term of 20 years and may be extended for additional ten-year terms upon the payment of one-half of the then-applicable franchise fee and the execution of a renewal franchise agreement. The franchise agreement terms require the Company to pay royalties of 5% and advertising of 3% of net sales on a weekly basis.

Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under such circumstances, SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of be reported at the lower of their carrying amount or fair value less cost to sell. Accordingly, when events or circumstances indicate that long-lived assets may be impaired, the Company estimates the asset's future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized based on the excess of the carrying amount over the fair value of the asset. In Fiscal 2001, 2000 and 1999, the Company wrote off $90,320, $47,948 and $0 of goodwill and other assets relating to store closures.

DEBT ISSUANCE COSTS

The costs of obtaining financing are deferred and included as debt issuance costs in the accompanying consolidated balance sheets and are amortized over the term of the loan to which such costs relate.

ADVANCED VENDOR REBATES

The Company has entered into certain contractual agreements with two vendors to receive rebates for future use of its products. As a result of these agreements, the Company received advanced rebates of $ 559,830 and $3,710,264 in Fiscal 2001 and 2000 which was recorded as deferred revenue. As rebates are earned, the cost of restaurant operations is reduced in the Consolidated Statement of Operations and a corresponding decrease is recorded to advanced vendor rebates in the Consolidated Balance Sheet. The Company is amortizing the advanced vendor rebates based on gallon's purchased in accordance with the contractual agreements.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

DISCLOSURES ABOUT FAIR VALUES
OF FINANCIAL STATEMENTS

The carrying amounts of cash, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these accounts. The fair value of debt and redeemable preferred stock approximates the carrying value of such accounts.

NET INCOME PER SHARE

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per common share assumes the maximum dilutive effect from stock options and warrants and other potential dilutive securities. For all periods presented, basic and diluted net income per share are the same. The Company currently does not have any stock options or warrants outstanding.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets". SFAS 141 requires that all business combinations initiated after June 30, 2001 must be accounted for under the purchase method. In addition, SFAS 142 requires that all intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged shall be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives will no longer be subject to amortization, but will be subject to at least an annual assessment for impairment by applying a fair value based test. SFAS 142 is required to be applied starting with fiscal years beginning after December 15,2001, with early adoption permitted in certain circumstances. The Company may elect to adopt SFAS 142 effective October 1,2001 or October 1,2002. This election must be made prior to the issuance of its financial statements for the quarter ended December 31, 2001. Due to the complexity of this new standard and its recent issuance, the Company is continuing to evaluate whether it will adopt SFAS 142 effective October 1,2001. The Company continued to amortize goodwill under its current method through September 30,2001. Once the standard is adopted, annual goodwill amortization of approximately $ 822,000, respectively, will no longer be recognized.

BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

In Fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which changed the way companies report information about operating segments. The Company has one single reporting segment, its revenues are derived from customers located in the United States and all of the Company's long lived assets are located in the United States.

2.  ACQUISITIONS

The Company made four acquisitions and the purchase of real estate on an existing store in Fiscal 2000. Consideration for these acquisitions was primarily cash which was generated by long term debt financing. The acquisitions have been accounted for using the purchase method and, accordingly, the acquired assets and assumed liabilities, including goodwill, have been recorded at their estimated fair values as of the date of acquisition. The operations of the acquired businesses have been included in the Company's consolidated statement of operations since the date of each respective acquisition.

The following table sets forth businesses acquired during 2000 and the consideration paid:


                                                  Date of            Total
                Acquisition                     Acquisition      Consideration
                -----------                     -----------      -------------
                                                                 (In Thousands)
    73 stores from RMS Family Restaurants    September 14, 2000        $46,178
    Store #9 - Real Estate                   August 9, 2000            $ 1,300
    One store from Jack Scoville             July 27, 2000             $   819
    Two stores from Melin Corporation        July 21, 2000             $ 2,203
    37 stores from Ellis Enterprises         January 11,2000           $34,685
                                                                       -------
                                                                       $85,185
                                                                       =======

The following table sets forth the estimated fair value of the assets acquired for the above acquisitions (in thousands):

       Assets, including cash                                           $64,988
       Goodwill                                                         $19,168
       Other intangibles                                                $ 1,839
       Liabilities assumed                                              $   810

The goodwill acquired is being amortized on a straight line basis over 30 years.

The Company made two acquisitions in Fiscal 1999. Consideration for these acquisitions was cash, which was generated by sale-leasebacks and long term debt financing. The acquisitions have been accounted for using the purchase method and, accordingly, the acquired assets and assumed liabilities, including goodwill, have been recorded at their estimated fair values as of the date of acquisition. The operations of the acquired businesses have been included in the Company's consolidated statement of operations since the date of each respective acquisition.

The following table sets forth businesses acquired during 1999 and the consideration paid:


                                          Date of                           Total
         Name of Business               Acquisition                     Consideration
         ----------------               -----------                     --------------
                                                                       (In Thousands)
       TMC FOODS L.L.C.                 March 8,1999                         $ 9,250
       Tex Mo / San Nan Corporations    March 22,1999                         10,601
                                                                             -------
                                                                             $19,851
                                                                             =======

The following table sets forth the estimated fair value of the assets acquired for the above acquisitions (in thousands):

       Assets, including cash                                                                              $15,380
       Goodwill                                                                                              4,689
       Other intangibles                                                                                       178
       Liabilities assumed                                                                                     396


3.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following at September 30:

                                                                      2001                                    2000
                                                                      ----                                    ----
       Land                                                    $12,528,580                             $11,759,922
       Building                                                 35,939,948                              32,511,578
       Leasehold improvements                                   16,706,490                              15,463,287
       Furniture and equipment                                  21,232,212                              19,307,248
       Construction in progress                                    242,400                               1,851,553
                                                               -----------                             -----------

                                                                86,649,630                              80,893,588
       Less - accumulated depreciation
                    and amortization                            (6,722,807)                             (2,815,511)
                                                               -----------                             -----------

                                                               $79,926,823                             $78,078,077
                                                               ===========                             ===========

4.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at September 30:

                                                                      2001                                    2000
                                                                      ----                                    ----
       Accounts payable                                        $ 4,713,704                              $4,471,779
       Accrued payroll                                           1,277,135                               1,130,109
       Accrued property taxes                                    1,014,057                                 953,690
       Accrued payroll and sales taxes                           1,254,475                               1,066,102
       Accrued interest                                            819,565                                 509,000
       Other                                                     1,349,552                               1,211,060
                                                               -----------                              ----------
              Total accounts payable and
                 accrued expenses                              $10,428,488                              $9,341,740
                                                               ===========                              ==========

5.        LONG-TERM DEBT

Long-term debt consists of the following at September 30:                  2001                          2000
                                                                           ----                          ----
   Note payable to a financial institution, due in
   monthly installments totaling $26,584 including
   interest at 8.68% through October 2013. Collateralized
   by certain of the Company's assets.                                2,382,830                     2,490,298

   Annual lines of credit with a financial institution for
   borrowings of $3,877,820. Interest is payable monthly at
   variable interest rates with the principal balances due
   October 28, 2001, and April 19, 2002 subject to annual
   renewal approval by the financial institution.
   Collateralized by certificates of deposit and some of
   the Company assets.                                                3,477,820                     3,500,000

   Notes payable to a financial institution, due in monthly
   installments totaling $36,659 including interest at 9.65%
   through April 2014. Collateralized by certain of the
   Company's assets.                                                  3,097,062                     3,230,998

   Notes payable to a financial institution, due in
   monthly installments totaling $46,990 including
   interest at 9.50% through April 2014. Collateralized
   by certain of the Company's assets.                                4,131,140                     4,294,059

   Notes payable to a financial institution, due in
   monthly installments totaling $368,797 including
   interest of 10.81% through November, 2019.
   Collateralized by certain of the Company assets.                  34,774,080                    35,403,124

   Notes payable to a financial institution, due in
   monthly installments totaling $398,587 including
   interest at 10.15% through April, 2019.
   Collateralized by certain of the Company's assets                 37,991,965                    38,800,000

   Notes payable to a financial institution, due in
   monthly installments totaling $51,762 including
   interest at 9.84% through October 2012. Collateralized
   by certain of the Company's assets.                                4,181,893                     4,380,777

   Mortgage notes payable to a financial institution, due in
   monthly installments totaling $11,222 including
   interest of 10.02% through September 2020.
   Collateralized by land and building                                1,131,355                     1,150,000

   Mortgage note payable to a financial institution, due in
   monthly installments totaling $13,371 including
   interest of 10.43% through August 2020.
   Collateralized by land and building                                1,309,706                     1,330,374

LONG-TERM DEBT (Continued)                                                                            2001       2000
                                                                                                      ----       ----
   Mortgage note payable to a financial institution, due in
   monthly installments totaling $6,960 including
   interest of 10.29% through August 2020.
   Collateralized by land and building.                                                            688,072    699,129

   Mortgage note payable to a financial institution, due in
   monthly  installments totaling $7,698 including interest
   at 8.96% through April  2021.
   Collateralized by land and building.                                                            843,614          0

   Mortgage note payable to a financial institution, due in
   monthly  installments totaling $6,152 including interest
   at 9.58% through August  2021.
   Collateralized by land and building.                                                            649,112    650,000

   Mortgage note payable to a financial institution, due in
   monthly  installments totaling $5,596 including interest
   at 8.96% through June  2021.
   Collateralized by land and building.                                                            597,454          0

   Mortgage note payable to a financial institution, due in
   monthly  installments totaling $5,774 including interest
   at 8.52% through January  2021
   Collateralized by land and building.                                                            650,000          0

   Mortgage note payable to a financial institution, due in
   monthly  installments totaling $5,783 including interest
   at 8.52% through December  2020.
   Collateralized by land and building.                                                            650,000          0

   Mortgage note payable to a financial institution,
   payable in interest only payments at 7.0%
   due September 13, 2001. Collateralized by land and building.                                          0  1,047,565

   Mortgage payable to a financial institution,
   payable in interest only payments at 11.623% due
   October 14, 2000. Collateralized by certain of the Company's assets.                                  0    600,000

   Mortgage note payable to a financial institution, due in
   monthly installments totaling $4,055 including
   interest at 8.00% through August 2005.                                                          163,164    197,278

   Various equipment notes payable to a financial institution, due in monthly installments totaling $16,011 including
   interest at various rates ranging from 9.4% to 11.14%
   Collateralized by certain of the Company's assets with
   maturities ranging from March 2005 through April 2008.                                          801,708    745,240

   LONG-TERM DEBT (Continued)                                                                          2001           2000
                                                                                                       ----           ----
   Construction advances to long term commitments
   Interest is payable monthly at libor plus 4.27% until construction is completed and then is converted to a permanent long term fixed rate.
   Collateralized by land and building                                                              283,796              -
                                                                                               ------------   ------------

                                                                                                 97,804,771     98,518,842

   Less - current portion                                                                        (6,080,505)    (8,007,819)
                                                                                               ------------   ------------

   Long-term debt                                                                              $ 91,724,266   $ 90,511,023
                                                                                               ============   ============

Annual maturities of long-term debt as of September 30, 2001 are as follows:

      2002                                                         6,080,505
      2003                                                         2,878,349
      2004                                                         3,184,255
      2005                                                         3,517,174
      2006                                                         3,830,189
      Thereafter                                                  78,314,299
                                                                ------------
                                                                $ 97,804,771
                                                                ============

     Several of the notes payable and leases include certain restrictive covenants, including maintenance of certain prescribed debt and fixed charge coverage ratios and limitation on the incurrence of additional indebtedness without prior written consent. As of September 30, 2001, management believes that the Company was in violation of its fixed charge coverage ratio for certain leases. Accordingly, the Company is in technical default on certain of its leases. To cure the default, the Company will be required to accelerate payment due under the agreements of approximately $1,000,000 of additional principal on the leases. In February 2002, the landlord on these leases agreed to forbear from exercising its remedies provided in the leases in return for the Company satisfying certain future obligations.

6.  CAPITAL LEASE

     In connection with one of its acquisitions in Fiscal 2000, the Company assumed capital leases for certain equipment. The leases are treated as capital leases for financial statement purposes, and the remaining obligation is $168,714, at September 30, 2001. The related cost of $671,393 was recorded in property and equipment at September 30, 2001 and 2000. The remaining term of the leases range from 2 months to 8 months and the monthly lease payments range from $11,083 to $13,616.

The following is a schedule of equipment under capital leases as of September
30:

                                                                  2001      2000
                                                                  ----      ----
                    Equipment                                 $671,393  $671,393
                    Less: Accumulated amortization:           $ 69,936     2,797
                                                              --------  --------
                                                              $601,457  $668,596
                                                              --------  --------

The minimum future payments on the capital leases are as follows:
               2002                                           $168,714
                                                              --------
               Total minimum lease payments                   $168,714

               Less: Amount representing interest             $  5,442
                                                              --------

               Present value of minimum lease payments        $163,272
                                                              --------
               Less: Current portion                          $168,714
                                                              --------

               Long-term obligation under capital leases             -
                                                              --------

7.  COMMON AND PREFERRED STOCK

On April 22, 1997, the Company acquired 1,030,000 shares of its common stock from a former director in exchange for 430,000 shares of mandatorily redeemable Restricted Class B preferred stock, which were redeemable monthly at a rate of 5,000 shares for $5,000 per month for 86 months. No dividends are paid on this preferred stock. During each of the two years ended September 30, 2000 and 1999, the Company redeemed 60,000 of these preferred shares for $60,000. All remaining outstanding preferred stock was redeemed in October 2000 for $225,000.

In October 1998, the Company redeemed its Class A Preferred Stock for $50,000.

In 1999, the Company issued 8,426 shares of common stock to its employees as bonuses. Compensation expense of $27,375 was recorded in connection with this issuance.

The Company purchased on the open market 572,066 shares of its common stock in Fiscal 2000 for a total cost of $680,870 and an additional 133,333 shares of common stock in Fiscal 2001 for a total cost of $100,000. In Fiscal 2001, the Company retired 3,258,732 shares of common stock held in treasury which had a cost of $1,509,138.

8.  RELATED PARTY TRANSACTIONS

Robert S. Berg, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Steven M. Wemple, President, Chief Operating Officer, Treasurer, Secretary and Director of the Company, jointly own all of the outstanding stock of Elk River Aviation Inc.("Elk River"), a charter aircraft company whose sole business is the leasing of the airplane described in this paragraph. On October 1,1998, the Company entered into an agreement whereby the Company was charged the flat rate of $1,100 per hour of usage, on an as needed basis. Elk River was responsible for all operating expenses of the airplane, such as pilot salary, insurance, fuel, and maintenance. Subsequently, the lease rate was amended to $1,500 per hour in June 1999, and to $3,500 per hour in October 2000. In Fiscal Years 2001, 2000, and 1999 the Company paid $922,000, $724,000 and $440,000, respectively, to Elk River for its use of the airplane. The Company believes that the lease of the aircraft is important to the Company in order to permit management to effectively supervise the operations of its restaurants which are located in seven states, as well as in connection with the efforts of the Company to analyze potential future restaurant locations. As of September 30, 2001 and 2000, the Company had a receivable of $221,304 and $0, related to certain expenses paid by the Company on behalf of Elk River Aviation, which is included in Accounts Receivable on the Consolidated Balance Sheet. In Fiscal 2000, the Company fully reserved for a deposit of $160,439 with Elk River Aviation as its collectibility was deemed to be uncertain.

On July 21, 2000, the Company invested $2,200,000 in land and building for two Popeye's Chicken and Biscuit restaurants on the West Coast of Florida. The Company obtained financing of $1,632,000 from an unrelated party in connection with this transaction. The Company leased the two restaurants to T.T. & D. Foods Inc., a Florida Corporation controlled by Tim Berg, the brother of Mr. Berg. Under the terms of the triple net lease, T. T. & D Foods Inc., pays annual rent to the Company in the amount of $282,568 and pays insurance, taxes and other expenses associated with the leased property. The Company's annual payments on the debt incurred to finance the two restaurants is $222,662. During Fiscal years 2001, and 2000, the Company netted income of $59,906 and $36,135 from this transaction.

The Company believes that the transaction described above are the same terms and conditions as similar transactions with unaffiliated parties.

Marshal E. Rosenberg Ph.D., the outside director of the Company, acted as agent for the National Life Insurance Company that provided the Sailormen, Inc. Salary Continuation Executive Retention Plan and the life insurance policies on 13 participants in that plan including certain of the Company's executive officers. During Fiscal 2001, the Company paid to National Life Insurance Company premiums aggregating $178,000 in connection with such insurance policies. Mr. Rosenberg received approximately $105,500 in commissions from the insurance company in connection with such insurance policies. No such commissions were paid in Fiscal 2000 or Fiscal 1999.

9.  INCOME TAXES

The components of the income tax provision for federal income taxes for 2001, 2000 and 1999 are as follows:

                               2001               2000             1999
                               ----               ----             ----
      Current            $       --          $      --        $      --
      Deferred             (808,109)          (216,029)        (130,370)
                         ----------          ---------        ---------
                         $ (808,109)         $(216,029)       $(130,370)
                         ==========          =========        =========

The tax effects of temporary differences that give rise to the deferred tax liabilities at September 30, 2001 and 2000 are presented below:

                                                  2001          2000
                                           -----------   -----------
      Depreciation and amortization        $(2,146,181)  $(1,218,166)
      Gain deferred for book purposes          274,508       283,376
      Capital losses                           148,800       109,156
      Other                                     47,968       (38,670)
      Deferred compensation                     50,340            --
      Net operating loss carryforward          520,862       568,710
                                           -----------   -----------
      Net deferred income tax liability    $(1,103,703)  $  (295,594)
                                           -----------   -----------

At September 30, 2001, the Company had net operating loss carryforwards available to offset future taxable income and tax liabilities of approximately $1,344,000 that expire primarily in 2020 and 2021. The Company believes that it is more likely than not that all of the net operating loss carryforwards will be utilized prior to their expiration, based on the Company's estimates of its future earnings and the expected timing of temporary difference reversals. Accordingly, there's no valuation allowance recorded as of September 30, 2001 or 2000.

The effective income tax provision (benefit) on pre-tax income (loss) differed from the provision computed at the U.S. Federal statutory rate for the following reasons:

                                                          2001         2000        1999
                                                     ---------    ---------   ---------
      (Provision) Benefit computed at Federal
         statutory rate of 34%                       $(615,282)   $(203,035)  $   5,302
      Non-deductible goodwill                          (55,150)     (55,150)    (37,824)
      State income taxes, net of federal benefit       (85,876)     (26,135)     (4,152)
      Life insurance premiums                          (53,101)           -           -
      Penalties                                         (2,177)      (4,762)    (31,063)
      Other                                              3,477       73,053     (62,633)
                                                     ---------    ---------   ---------
                                                     $(808,109)   $(216,029)  $(130,370)
                                                     ---------    ---------   ---------

10.  COMMITMENTS AND CONTINGENCIES

a.  Office and Store Leases

During September 1996, under a sale-leaseback agreement, the Company sold five owned stores (land and buildings) for $2,230,000 and leased them back under twenty-year operating lease agreements. The transactions resulted in a total gain of $309,741, which has been deferred and is being amortized over the twenty-year lease terms. Proceeds from the sale were used to pay off existing notes payable and other current liabilities. During December 1996, under a sale-leaseback agreement, the Company sold a store for $425,000 and leased the store back under a twenty-year operating lease. The transaction has resulted in a gain of $100,000, which has been deferred and is being amortized over the twenty-year lease term.

During December 1997, under a sale-leaseback agreement, the Company sold eight owned stores (land and buildings) for approximately $3,700,000 and leased them back under twenty-year operating lease agreements. The transactions resulted in a gain of approximately $530,000, which is being amortized over the twenty-year lease term.

During July 1998, under a sale and leaseback agreement, the Company sold two owned stores (land and buildings) for $1,650,000 and leased them back under twenty-year operating lease agreements.

During March 1999, under a sale-leaseback agreement, the Company sold twenty owned stores (land and buildings) for approximately $12,800,000 and leased them back under twenty-year operating lease agreements. During July 1999, under a sale and leaseback agreement, the Company sold two owned stores (land and buildings) for $1,100,000 and leased them back under twenty-year operating lease agreements. During August 1999, under a sale-leaseback agreement, the Company sold one owned store (land and building) for $530,370 and leased it back under a twenty-year operating lease agreement.

The company leases certain restaurants under operating leases. These leases generally have initial terms of twenty years and usually provide for renewal options, ranging from 5 to 20 years. Several of the leases contain escalation clauses and common area maintenance charges, taxes and insurance.

Certain of the leases require additional (contingent) percentage rental payments based on attaining minimum monthly or annual gross sales, on the respective restaurants. Contingent rental expense for the Fiscal years 2001, 2000 and 1999 is included in the rent expense shown below.

Future minimal rental commitments for operating leases over the next five years with noncancellable terms in excess of one year as of September 30, 2001, are as follows:

      2002                                        $ 5,011,000
      2003                                          4,924,000
      2004                                          4,708,000
      2005                                          4,299,000
      2006                                          3,644,000
      Thereafter                                   42,853,000
                                                  -----------
                                                  $65,439,000
                                                  ===========

Rent expense for the years ended September 30, 2001, 2000, and 1999 was $6,111,827, $3,509,961, and $2,525,779 respectively.

b.  Litigation

In October 2000, the Company settled the suit, filed by the former chairman of the board of directors of the Company by purchasing all of the outstanding shares of the Company's preferred stock for $225,000 and paid an additional $15,000 for the settlement. The $15,000 was recorded as an expense in fiscal 2000.

The Company and Sailormen are parties to certain legal proceedings arising from matters incidental to their business. Management is of the opinion that these actions will not have a material effect on the financial conditions, results of operations or liquidity of the Company.

c.    Significant Suppliers

The Company's restaurants purchase fresh chicken from approximately 5 suppliers. In Fiscal 2001 one vendor represented approximately 55% of the total Company's chicken purchases. In Fiscal 2000 and 1999, no one chicken vendor was a significant supplier.

11.  RETIREMENT AND SAVINGS PLAN

The Company started a 401(k) retirement and savings plan during Fiscal 2000. Eligible employees are allowed to contribute up to 15% of their compensation annually. The Company did not match any portion of the employee contributions during Fiscal 2001 or 2000.

The Company concluded that continued services of select key executives is essential for the future growth and operations of Company. Therefore, effective January 15, 2001, the Company started an Executive retirement plan for key employees. Participants approved by the Executive committee will be 20% invested after 10 years of service and 20% each year thereafter. Participants will be 100 % vested when they have been a participant in the Salary Continuation Executive Retention Plan for a period of 15 years or at retirement (65/th/ birthday), whichever is earliest. As of September 30, 2001 the Company has an accrued liability of $129,909 related to this plan.

12.  STOCK REDEMPTION AGREEMENT

     On June 30, 2001 the Company entered into a Stock Redemption Agreement with two of its executive officers providing for, among other things, restrictions on the sale or transfer of the Company's common stock without the consent of the other stockholders and the Company. The agreement provides that if either executive officer intends to dispose of an interest in the Company, they must first offer his stock to the Company at a price determined in accordance with the agreement. Upon the death of either of these executive officers, the agreement requires the Company to purchase their outstanding common shares for a price ranging from $6.09 through $6.43 per common share. The Agreement also provided for two key life insurance policies: one for Robert S. Berg, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Steven
M. Wemple, President , Chief Operating Officer, Treasurer, Secretary and Director of the Company. During Fiscal 2001, the Company paid premiums in the amount of approximately of $33,000 for these policies. The Company is the beneficiary on each of these policies.

     On February 27, 2002, the Stock Redemption Agreement was amended and restated providing that an executive officer intending to dispose of an interest in the Company must first offer his stock to the Company at a price equal to the fair market value of such shares of stock as determined by the executive officer and the Company. In addition, upon the death of either of these executive officers, the amended agreement now requires the Company to purchase their outstanding common shares at a price determined to be the fair market value as agreed to by both the estate of the executive officer and the Company.

13.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly results of operations for the two years ended September 30, 2001 are as follows:


                                                        First           Second         Third       Fourth
                                                      Quarter          Quarter       Quarter      Quarter
                                                 ------------      ------------  ------------ -----------
Fiscal Year ended September 30, 2001


Revenues:                                        $ 36,842,626       $38,002,498   $38,479,463  $38,764,007

Operating income                                    3,045,681         2,992,244     2,839,130    2,609,095

Net income (loss)                                $    363,913       $   435,903   $   308,267  $  (106,538)  *
                                                 ============       ===========   ===========  ===========

Net income  per share, basic and diluted         $       0.07       $      0.08   $      0.06       ($0.02)
                                                 ============       ===========   ===========  ===========

Fiscal Year ended  September 30, 2000


Revenues:                                        $ 12,494,684       $19,965,480   $20,906,917  $24,222,048

Operating income                                      858,877         1,791,683     1,715,474    1,330,207

Net income (loss)                                $    306,284       $   288,831   $   299,917  $  (513,898)  **
                                                 ============       ===========   ===========  ===========

Net income (loss) per  share, basic and diluted  $       0.05       $      0.05   $      0.06  $     (0.10)
                                                 ============       ===========   ===========  ===========

* During fiscal 2001, the Company incurred certain costs in the fourth quarter resulting in additional expenses of approximately $370,000 of which approximately $225,000 represents costs incurred upon the sale of two closed restaurants properties and approximately $74,000 relates to a change in the Company's estimated effective tax rate during the fourth quarter.

** Decrease in income is due to certain expenses incurred during the quarter related to the RMS acquisition.

14. SUBSEQUENT EVENT

On October 23, 2001, the Company announced that it had received a proposal from Robert S. Berg and Steven M. Wemple for a going private transaction. The proposed transaction, which would effect a change in control of the Company, would be in the form of a merger with a corporation wholly-owned by Mr. Berg and Mr. Wemple. Pursuant to the proposal, the Company's shareholders (other than Mr. Berg and Mr. Wemple) would receive unsecured, subordinated notes of the Company, in exchange for the principal amount of $1.20 per share of the Company's Common Stock.

The notes to be issued by the Company in the transaction would bear interest at the rate of 5% per annum. Interest would be payable semi-annually, with principal becoming due and payable in a single payment at maturity, which would be the third anniversary of the date of issuance. The notes would be subordinated to all senior debt of the Company and would be issued in minimum principal amounts of $100 and thereafter in multiples of $25. Company shareholders would receive the cash equivalent in lieu of any fractional notes.

If the proposed transaction is completed, the Company will no longer be a public reporting entity and its stock will no longer be publicly traded.

The Board of Directors has appointed Marshal E. Rosenberg, Ph.D., the sole director of the Company other than Messrs. Berg and Wemple, to head a Special Committee to review the proposed transaction. The Special Committee has retained an independent financial advisor and legal counsel for purposes of evaluating the proposal.

The proposed transaction would result in the acquisition of all of the outstanding shares of common stock of the Company (other than the shares by Messrs. Berg and Wemple and their acquisition corporation). The final terms of any acquisition will be based on negotiations between the acquirers and the Special Committee, which is currently ongoing. The proposed acquisition is subject to, among other things, (1) approval of the proposed transaction by the Special Committee of the Board of Directors and the Company 's shareholders, (2) receipt of a fairness opinion by the Special Committee, (3) receipt of any applicable regulatory approvals and third-party consents and (4) the inapplicability (either by their terms or as a result of Company Board action) of certain business combination and control share provisions under Nevada law. There can be no assurance that a definitive merger agreement will be executed and delivered, that the proposed transaction will be consummated.

The proposed acquisition may only be completed in accordance with applicable state and federal laws including the Securities Act of 1933, the Securities Act of 1934 and the Trust Indenture Act of 1939, as amended; however, it is anticipated that exemptions from the registration requirements of the Securities Act and the qualification requirements of the Trust Indenture Act will be available to this transaction.

On December 24, 2001, the Company announced that it has entered into a definitive merger agreement with Interfoods Acquisition Corp., a corporation wholly-owned by Robert S. Berg and Steven M. Wemple. Under the Agreement, Interfoods Acquisition Corp. will merge with the Company which will be the entity surviving the merger. The stockholders of the Company (other than Messrs. Berg and Wemple, Interfoods Acquisition Corp. and stockholders of the Company who exercise their dissenters' rights under Nevada law) will receive unsecured, subordinated notes of the Company in the principal amount of $1.45 per share of Company common stock.

The debentures to be issued by the Company in the transaction will bear interest at the rate of 10% per annum. Interest will be payable semi-annually on each June 30 and December 31. The principal of the debentures will be payable as follows: 20% on the second anniversary of the date of the issuance of the debentures and the remainder on the third anniversary of the date of issuance of the debentures. The notes will be subordinated to all senior debt of the Company and will be issued in minimum principal amounts of $100 and thereafter in multiples of $25. Company shareholders will receive the cash equivalent in lieu of any fractional notes.

                                    Annex E

                          Consent of Capitalink, L.C.

                          [LETTERHEAD OF CAPITALINK]

Smart Investment Banking(SM)


We consent to both the use of our opinion dated December 21, 2001, and the references to Capitalink, L.C. in the Proxy Statement (Schedule 14A) for Interfoods of America, Inc. with respect to the Special Meeting of Stockholders.


CAPITALINK, L.C.

Coral Gables, Florida
January 9, 2002

                                    Annex F

                               Form of Indenture

                                    INDENTURE

                          dated as of ____________, 2002

                                 by and between

                     INTERFOODS OF AMERICA, Inc., as Issuer

                                       and

                WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee

                  Series 2002 Unsecured Subordinated Debentures
                             due ____________, 2005

                                TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION...........................................1
   Section 1.01     Definitions...........................................................1
   Section 1.02     Other Definitions.....................................................3
   Section 1.03     Rules of Construction.................................................3
ARTICLE 2 THE DEBENTURES..................................................................4
   Section 2.01     Form and Dating.......................................................4
   Section 2.02     Execution and Authentication..........................................4
   Section 2.03     Agents................................................................5
   Section 2.04     Paying Agent to Hold Money in Trust...................................5
   Section 2.05     Debenture Holder Lists................................................5
   Section 2.06     Transfer and Exchange.................................................5
   Section 2.07     Replacement Debentures................................................6
   Section 2.08     Outstanding Debentures................................................6
   Section 2.09     Treasury Debentures Disregarded for Certain Purposes..................7
   Section 2.10     Temporary Debentures..................................................7
   Section 2.11     Global Debentures.....................................................7
   Section 2.11A    Book Entry Provisions for the Global Debentures.......................8
   Section 2.12     Cancellation..........................................................9
   Section 2.13     Defaulted Interest....................................................9
ARTICLE 3 REDEMPTION.....................................................................10
   Section 3.01     Notice to Trustee....................................................10
   Section 3.02     Selection of Debentures To Be Redeemed...............................10
   Section 3.03     Notice of Redemption.................................................10
   Section 3.04     Effect of Notice of Redemption.......................................11
   Section 3.05     Deposit of Redemption Price..........................................11
   Section 3.06     Debentures Redeemed in Part..........................................11
ARTICLE 4 COVENANTS .....................................................................11
   Section 4.01     Payment of Debentures; Extension of Maturity.........................11
   Section 4.02     Financial Reports....................................................12
   Section 4.03     Compliance Certificate...............................................12
   Section 4.04     Notice of Certain Events.............................................13
   Section 4.05     Fixed Charge Coverage Ratio..........................................13
   Section 4.06     Mandatory Redemption of Debentures Under Certain Circumstances.......13
ARTICLE 5 NEGATIVE COVENANTS.............................................................14
   Section 5.01     Distribution.........................................................14
   Section 5.02     Compensation.........................................................14
   Section 5.03     Ownership............................................................14
ARTICLE 6 DEFAULTS AND REMEDIES..........................................................14
   Section 6.01     Events of Default....................................................14
   Section 6.02     Acceleration.........................................................15
   Section 6.03     Other Remedies.......................................................16

   Section 6.04     Waiver of Past Defaults..............................................16
   Section 6.05     Control by Majority..................................................16
   Section 6.06     Limitation on Suits..................................................16
   Section 6.07     Rights of Holders to Receive Payment.................................17
   Section 6.08     Priorities...........................................................17
   Section 6.09     Undertaking for Costs................................................18
   Section 6.10     Proof of Claim.......................................................18
   Section 6.11     Actions of a Holder..................................................18
ARTICLE 7 TRUSTEE........................................................................19
   Section 7.01     Duties of Trustee....................................................19
   Section 7.02     Rights of Trustee....................................................20
   Section 7.03     Individual Rights of Trustee.........................................20
   Section 7.04     Trustee's Disclaimer.................................................20
   Section 7.05     Notice of Defaults...................................................20
   Section 7.06     Reports by Trustee to Holders........................................21
   Section 7.07     Compensation and Indemnity...........................................21
   Section 7.08     Replacement of Trustee...............................................21
   Section 7.09     Successor Trustee by Merger, etc.....................................22
   Section 7.10     Eligibility..........................................................22
ARTICLE 8 SATISFACTION AND DISCHARGE.....................................................23
   Section 8.01     Satisfaction and Discharge of Indenture..............................23
   Section 8.02     Application of Trust Funds...........................................24
   Section 8.03     Reinstatement........................................................24
   Section 8.04     Repayment to Company.................................................24
ARTICLE 9 AMENDMENTS.....................................................................25
   Section 9.01     Without Consent of Holders...........................................25
   Section 9.02     With Consent of Holders..............................................25
   Section 9.03     Revocation and Effect of Consents and Waivers........................26
   Section 9.04     Notice of Amendment; Notation on or Exchange of Debentures...........26
   Section 9.05     Trustee Protected....................................................26
ARTICLE 10 SUBORDINATION.................................................................27
   Section 10.01    Debentures Subordinated to Senior Debt...............................27
   Section 10.02    Debentures Subordinated in Any Proceeding............................27
   Section 10.03    No Payment on Debentures in Certain Circumstances....................27
   Section 10.04    Subrogation..........................................................28
   Section 10.05    Obligations of the Company Unconditional.............................28
   Section 10.06    Trustee and Paying Agents Entitled to Assume Payments
                    Not Prohibited in Absence of Notice..................................29
   Section 10.07    Satisfaction and Discharge...........................................29
   Section 10.08    Subordination Rights Not Impaired by Acts or Omissions of the
                    Company or Holders of Senior Debt....................................29
   Section 10.09    Right to Hold Senior Debt............................................29
   Section 10.10    No Fiduciary Duty of Trustee or Debenture Holders to Holders of
                    Senior Debt..........................................................29
   Section 10.11    Distribution to Holders of Senior Debt...............................30

   Section 10.12    Trustee's Rights to Compensation, Reimbursement
                    of Expenses and Indemnification......................................30
   Section 10.13    Exception for Certain Distributions..................................30
   Section 10.14    Certain Definitions..................................................30
ARTICLE 11 MISCELLANEOUS.................................................................31
   Section 11.01    Notices..............................................................31
   Section 11.02    Communication by Holders with Other Holders..........................31
   Section 11.03    Certificate and Opinion as to Conditions Precedent...................32
   Section 11.04    Statements Required in Certificate or Opinion........................32
   Section 11.05    Rules by Trustee and Agents..........................................32
   Section 11.06    Legal Holidays.......................................................33
   Section 11.07    No Recourse Against Others...........................................33
   Section 11.08    Duplicate Originals..................................................33
   Section 11.09    Governing Law........................................................33

         INDENTURE dated as of _____________, 2002, between INTERFOODS OF AMERICA, INC., a Nevada corporation (the "Company"), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association ("Trustee").

         Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company's Series 2002 Unsecured Subordinated Debentures Due ______, 2005:

                                   ARTICLE 1

                      DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01      DEFINITIONS.

         "Affiliate." Any Person controlling or controlled by or under common control with the referenced Person. "Control" for purposes of this definition means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agent."  Any Registrar or Paying Agent.

         "Board." The Board of Directors of the Person or any officer or committee thereof authorized to act for such Board.

         "Business Day."  A day that is not a Legal Holiday.

         "Debentures." The Series 2002 Unsecured Subordinated Debentures due _________, 2005 or any of them (each a "Debenture"), as amended or supplemented from time to time, that are issued under this Indenture.

         "Debt" means, with respect to any Person, (i) any obligation of such Person to pay the principal of, premium of, if any, interest, penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness, and any other liability, contingent or otherwise, of such Person (A) for borrowed money (including instances where the recourse of the lender is to the whole of the assets of such Person or to a portion thereof), (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) including securities, (C) for any letter of credit or performance bond in favor of such Person, or (D) for the payment of money relating to a capitalized lease obligation; (ii) any liability of others of the kind described in the preceding clause (i), which the Person has guaranteed or which is otherwise its legal liability; (iii) any obligation of the type described in clauses (i) and (ii) secured by a lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; and (iv) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii).

         "Default." Any event which is, or after notice or passage of time would be, an Event of Default.

         "Exchange Act."  The Securities Exchange Act of 1934, as amended.

         "Holder" or "Debenture Holder." A person in whose name a Debenture is registered.

         "Indenture." This Indenture as amended from time to time, including the terms of the Debentures and any amendments.

         "Legal Holiday." A Saturday, a Sunday or a day on which state or federally chartered banking institutions in Miami, Florida are not required to be open.

         "Officer" means the President, any Vice-President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company.

         "Officers' Certificate." A certificate signed by two Officers, one of whom must be the President, the Treasurer or a Vice-President of the Company. See Sections 11.03 and 11.04.

         "Opinion of Counsel." Written opinion from legal counsel who is acceptable to the Trustee. See Sections 11.03 and 11.04.

         "Person." Any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

         "Principal" of a Debenture means the principal of the Debenture which is due or overdue or is to become due at the relevant time.

         "Proceeding." A liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceeding under Bankruptcy Law, an assignment for the benefit of creditors, any marshalling of assets or liabilities, or winding up or dissolution.

         "Representative." The indenture trustee or other trustee, agent or representative for an issue of Senior Debt.

         "SEC."  The U.S. Securities and Exchange Commission.

         "Senior Debt." Debt of the Company whenever incurred, whether outstanding on the date of this Indenture or thereafter created, incurred or assumed, except for (i) Debt that by its terms is not senior in right of payment to the Debentures and (ii) Debt held by the Company or any Affiliate of the Company.

         "Trust Officer." Any officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters or to whom a matter concerning the Indenture may be referred.

         "Trustee." The party named as such above until a successor replaces it and thereafter means the successor. See also Section 10.14.

         "U.S. Government Obligations." Securities that are direct, noncallable, nonredeemable obligations of, or noncallable, nonredeemable obligations guaranteed by, the United States for the timely payment of which obligation or guarantee the full faith and credit of the United States is pledged, or funds consisting solely of such securities, including funds managed by the Trustee of one of its Affiliates (including such funds for which it or its Affiliates receives fees in connection with such management).

SECTION 1.02      OTHER DEFINITIONS.

Term                                                    Defined in Section
----                                                    ------------------

"Bankruptcy Law"......................................................6.01

"Custodian"...........................................................6.01

"Defaulted Interest"..................................................2.13

"Distribution".......................................................10.14

"Event of Default"....................................................6.01

"Notice".............................................................11.01

 "Paying Agent".......................................................2.03

"Payment Blockage Period"............................................10.14

"Registrar"...........................................................2.03

"Senior Debt Default Notice".........................................10.14

"Senior Debt Payment Default"........................................10.14

SECTION 1.03      RULES OF CONSTRUCTION.

         Unless the context otherwise requires:

         (1) a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein;
         (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounted principles in the United States;
         (3)      "or" is not exclusive;
         (4) words in the singular include the plural, and words in the plural include the singular;
         (5)      provisions apply to successive events and transactions;

         (6) "herein," "hereof" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and
         (7)      "including" means including without limitation.

                                  ARTICLE 2

                                THE DEBENTURES

SECTION 2.01      FORM AND DATING.

         The Debentures are issuable in fully registered form, without coupons, in denominations of $100 and integral multiples of $25 above that amount, with certificate of authentication, in substantially the form set forth in Exhibit A hereto (each a "Physical Debenture" and, collectively, the "Physical Debentures" and, if such a Physical Debenture is issued in the name of the depositary as described in 2.11, each a "Global Debenture" and, collectively, the "Global Debentures"). The Debentures are not issuable in bearer form. The terms and provisions contained in the form of Debenture shall constitute, and are hereby expressly made, a part of this Indenture and to the extent applicable, the Company, and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby. The Debentures may have notations, legends or endorsements required by Section 2.11, law, agreements to which the Company is subject, or usage. Each Debenture shall be dated the date of its authentication.

SECTION 2.02      EXECUTION AND AUTHENTICATION.

         The Chief Executive Officer of the Company shall sign the Debentures for the Company by manual or facsimile signature. If the Chief Executive Officer whose signature is on a Debenture no longer holds that office at the time the Debenture is authenticated, the Debenture is still valid.

         A Debenture shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Debenture. The signature shall be conclusive evidence that the Debenture has been authenticated under this Indenture.

         The Trustee shall authenticate Debentures for original issue up to a maximum principal amount of $3,846,166 in the aggregate in accordance with an Officers' Certificate of the Company. The aggregate principal amount of Debentures outstanding at any time may not exceed that amount except as provided in Section 2.07.

         The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Debentures. An authenticating agent may authenticate Debentures whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate.

SECTION 2.03      AGENTS.

         The Company shall maintain an office or agency where Debentures may be presented for registration of transfer or for exchange ("Registrar") and where Debentures may be presented for payment ("Paying Agent"). Whenever the Company must issue or deliver Debentures pursuant to this Indenture, the Trustee shall authenticate the Debentures at the Company's request. The Registrar shall keep a register of the Debentures and of their transfer and exchange.

         The Company may appoint more than one Registrar or Paying Agent. The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture. If the Company does not appoint another Registrar or Paying Agent, the Trustee shall act as such. The Company may change any Registrar or Paying Agent without notice to any Holder. The Company initially appoints the Trustee as Registrar and Paying Agent.

SECTION 2.04      PAYING AGENT TO HOLD MONEY IN TRUST.

         At least one Business Day prior to each due date of the Principal and interest on any Debenture, the Company shall deposit with the Paying Agent a sum sufficient to pay such Principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent will hold in trust for the benefit of the Debenture Holders or the Trustee all money held by the Paying Agent for the payment of the Principal of or interest on the Debentures, will notify the Trustee of any Default by the Company in making any such payment, and will comply with Article
10. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee. If the Company or any Affiliate acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.

SECTION 2.05      DEBENTURE HOLDER LISTS.

         The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Debenture Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least 10 Business Days before each interest payment date and at such other times as the Trustee may request, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Debenture Holders.

SECTION 2.06      TRANSFER AND EXCHANGE.

         The Debentures shall be issued in registered form and shall be transferable only upon surrender of a Debenture for registration of transfer. Subject to the restrictions set forth in the Debentures, when a Debenture is presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Debentures of other denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met and the Debenture has not been redeemed. The Company may charge a reasonable fee for any registration of transfer or exchange but not for any exchange pursuant to Section 2.10, 3.06 or 9.04.

         All Debentures issued upon any transfer or exchange pursuant to the terms of this Indenture will evidence the same debt and will be entitled to the same benefits under this Indenture as the Debentures surrendered upon such transfer or exchange.

         Any Holder of a Global Debenture shall, by acceptance of such Global Debenture, agree that transfers of beneficial interests in such Global Debenture may be effected only through a book-entry system maintained by the Holder of such Global Debenture (or its agent) and that ownership of a beneficial interest in the Global Debenture shall be required to be reflected in a book-entry.

SECTION 2.07      REPLACEMENT DEBENTURES.

         If the Holder of a Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, then, in the absence of notice to the Company that the Debenture has been acquired by a bona fide purchaser, the Company shall issue, and pursuant to an Officer's Certificate of the Company, the Trustee shall authenticate and deliver, a replacement Debenture. If required by the Trustee or the Company, an indemnity bond must be provided which is sufficient in the judgment of both to protect the Company, the Trustee and the Agents from any loss which any of them may suffer if a Debenture is replaced. The Company and the Trustee may charge the Holder for its expenses in replacing a Debenture.

         In case any such lost, destroyed or wrongfully taken Debenture has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Debenture, pay such Debenture.

         Upon the issuance of any new Debenture under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

         Every replacement Debenture is an additional obligation of the Company.

SECTION 2.08      OUTSTANDING DEBENTURES.

         Debentures outstanding at any time are all Debentures authenticated by the Trustee except for those canceled by the Registrar, those delivered to it for cancellation and those described in this Section as not outstanding. A Debenture does not cease to be outstanding because the Company or an Affiliate holds the Debenture.

         If a Debenture is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Debenture is held by a bona fide purchaser.

         If Debentures are considered paid under Section 4.01, they cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09      TREASURY DEBENTURES DISREGARDED FOR CERTAIN PURPOSES.

         In determining whether the Holders of the required Principal amount of Debentures have concurred in any direction, waiver or consent, Debentures owned by the Company or an Affiliate shall be disregarded and deemed not to be outstanding, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Debentures which the Trustee knows are so owned shall be so disregarded. Debentures so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee's right to deliver any such direction, waiver or consent with respect to the Debentures and that the pledgee is not the Company or any other obligor upon the Debentures or any Affiliate of the Company or of such other obligor.

SECTION 2.10      TEMPORARY DEBENTURES.

         Until definitive Debentures are ready for delivery, the Company may use temporary Debentures. Temporary Debentures shall be substantially in the form of definitive Debentures but may have variations that the Company considers appropriate for temporary Debentures. Without unreasonable delay, the Company shall, at its expense, deliver definitive Debentures in exchange for temporary Debentures.

SECTION 2.11      GLOBAL DEBENTURES.

         The Company may issue some or all of the Debentures in temporary or permanent global form. The Company may issue a Global Debenture only to a depositary. A Global Debenture shall represent the amount of Debentures specified in the global Debenture. A Global Debenture may have variations that the depositary requires or that the Company considers appropriate for such a security.

         Beneficial owners of part or all of a Global Debenture are subject to the rules of the depositary as in effect from time to time.

         The Company, the Trustee and the Agents shall not be responsible for any acts or omissions of a depositary, for any depositary records of beneficial ownership interests or for any transactions between the depositary and beneficial owners.

         Each Global Debenture shall bear the following legend on the face thereof:

         "UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE

         OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IN WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OR SUCH SUCCESSOR.

         THE FOREGOING LEGEND MAY BE REMOVED FROM THIS SECURITY ON SATISFACTION OF THE CONDITIONS SPECIFIED IN THE INDENTURE."

SECTION 2.11A     BOOK ENTRY PROVISIONS FOR THE GLOBAL DEBENTURES.

         (a)      The Global Debentures initially shall:

                  (1)       be registered in the name of the depositary ; and

                  (2) be delivered to the Trustee as custodian for such depositary, for credit to the accounts of the members of, or participants in, the depositary (the "Agent Members") holding the Debentures evidenced thereby.

         Agent Members shall have no rights under this Indenture with respect to any Global Debenture held on their behalf by the depositary, or the Trustee as its custodian, or under such Global Debenture, and the depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Debenture for all purposes whatsoever. Notwithstanding the foregoing, nothing contained herein shall prevent the Company, the Trustee or any agent of the Company or Trustee from giving effect to any written certification, proxy or other authorization furnished by the depositary or impair, as between the depositary and the Agent Members, the operations of customary practices governing the exercise of the rights of a Holder of any Debenture.

         (b) The registered Holder of a Global Debenture may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture of the Debentures.

         (c) A Global Debenture may not be transferred, in whole or in part, to any Person other than the depositary's nominee or to a successor depositary, and no such transfer to any such other Person may be registered. Beneficial interests in a Global Debenture may be transferred in accordance with the rules and procedures of the depositary.

         (d)      If at any time:

         (1) the depositary notifies the Company in writing that it is no longer willing or able to continue to act as depositary for the Global Debentures, or the depositary ceases to be a "clearing agency" registered under the Exchange Act and a successor depositary for the

         Global Debentures is not appointed by the Company within 90 days of such notice or cessation;

         (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Physical Debentures under this Indenture in exchange for all or any part of the Debentures represented by a Global Debenture or Global Debentures; or

         (3) an Event of Default has occurred and is continuing and the Registrar has received a request from the depositary for the issuance of the Physical Debentures in exchange for such Global Debenture or Global Debentures, then the depositary shall surrender such Global Debenture or Global Debentures to the Trustee for cancellation and the Company shall execute, and the Trustee shall authenticate and deliver in exchange for such Global Debenture or Global Debentures, Physical Debentures in an aggregate principal amount equal to the aggregate principal amount of such Global Debenture or Global Debentures. Such Physical Debentures shall be registered in such names as the depositary shall identify in writing as the beneficial owners of the Debentures represented by such Global Debenture or Global Debentures (or any nominee thereof).

         (e) Notwithstanding the foregoing, in connection with any transfer of beneficial interests in a Global Debenture to the beneficial owners thereof pursuant to Section 2.11A(d) hereof, the Registrar shall reflect on its books and records the date and a decrease in the aggregate principal amount of Global Debenture in amount equal to the aggregate principal amount of the beneficial interest in such Global Debenture to be transferred.

SECTION 2.12      CANCELLATION.

         The Company at any time may deliver Debentures to the Trustee for cancellation. The Paying Agent, if not the Trustee, shall forward to the Trustee any Debentures surrendered to them for payment. The Trustee shall cancel all Debentures surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Debentures according to its standard procedures. The Company may not issue new Debentures to replace Debentures that it has paid or which have been delivered to the Trustee for cancellation.

SECTION 2.13      DEFAULTED INTEREST.

         If the Company defaults in a payment of interest on the Debentures ("Defaulted Interest") such Defaulted Interest shall cease to be payable to the Persons which are Debenture Holders on the relevant record date and shall be paid by the Company, at its election, to the Persons which are Debenture Holders on a subsequent special record date. The Company shall notify the Trustee of the amount of Defaulted Interest to be paid and pay over such amount to the Trustee. The Trustee shall then fix a special record date and at the Company's expense shall notify Debenture Holders not less than 10 days prior to such special record date of the proposed payment, of the special record date, and of the payment date.

                                  ARTICLE 3

                                 REDEMPTION

SECTION 3.01      NOTICE TO TRUSTEE.

         If the Company desires to redeem Debentures in whole or in part in accordance with the terms hereof or thereof (or is required to redeem Debentures pursuant to Section 4.06), it shall notify the Trustee in writing of the redemption date and the Principal amount of Debentures to be so redeemed (which shall not be less than $50,000 per redemption).

         If the Company desires to credit Debentures it has not previously delivered to the Trustee for cancellation against the Principal amount of Debentures to be redeemed, it shall so notify the Trustee and it shall deliver the Debentures with the notice.

         The Company shall give each notice provided for in this Section at least 60 days before the redemption date unless a shorter period is satisfactory to the Trustee. If fewer than all the Debentures are to be redeemed, the record date relating to such redemption shall be selected by the Company and given to the Trustee, which record date shall be not less than 45 days prior to the redemption date.

SECTION 3.02      SELECTION OF DEBENTURES TO BE REDEEMED.


         If less than all the Debentures are to be redeemed, the redemption will be done on a pro rata basis amongst all Debentures. The Trustee may select for redemption portions of the Principal of Debentures, and the provisions of this Indenture that apply to Debentures called for redemption also apply to any such portions of Debentures called for redemption.


SECTION 3.03      NOTICE OF REDEMPTION.

         At least 30 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption to each Holder whose Debentures are to be redeemed.

         The notice shall state that it is a notice of redemption, identify the Debentures to be redeemed and shall state:

         (1) the redemption date (which must be a date on which interest is to be paid under the terms of this Debentures);
         (2)      the redemption price;
         (3)      the name and address of the Paying Agent;

         (4) that Debentures called for final redemption must be surrendered to the Paying Agent to collect the redemption price;

         (5) that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Debentures (or portion thereof) called for redemption ceases to accrue on and after the redemption date; and

         (6) the CUSIP number of the Debentures and that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Debentures.

         At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense.

SECTION 3.04      EFFECT OF NOTICE OF REDEMPTION.

         Once notice of redemption is mailed, Debentures called for redemption become due and payable on the redemption date at the redemption price. Upon surrender to the Paying Agent, such Debentures shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05      DEPOSIT OF REDEMPTION PRICE.

         At least one Business Day prior to the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or any Affiliate is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of, and accrued interest on, all Debentures to be redeemed on that date other than Debentures or portions of Debentures called for redemption which have been delivered by the Company to the Registrar for cancellation.

         Unless the Company shall default in the payment of Debentures (and accrued interest) called for redemption, interest on such Debentures shall cease to accrue after the redemption date.

SECTION 3.06      DEBENTURES REDEEMED IN PART.

         A Debenture to be redeemed in part is not required to be submitted to the Paying Agent as a condition to payment. The outstanding principal amount of the Debentures shall be determined by the books and records of the Paying Agent.

                                    ARTICLE 4

                                    COVENANTS

SECTION 4.01      PAYMENT OF DEBENTURES; EXTENSION OF MATURITY.

         The Company shall pay the Principal of and interest on the Debentures on the dates and in the manner provided in the Debentures and this Indenture. Principal and interest shall be considered paid on the date due if the Paying Agent holds in accordance with this Indenture on that date money sufficient to pay all Principal and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on such date pursuant to the terms of this Indenture.

         The Company shall pay interest on overdue Principal at the Default Rate; it shall pay interest on overdue Defaulted Interest at the Default Rate to the extent lawful.

         Notwithstanding the foregoing, unless prior thereto this Indenture has been satisfied and discharged pursuant to Section 8.01, the Company shall have the right to extend the maturity date of any installment of Principal on the Debentures (including the final maturity date thereof) under the following circumstances:

         (a) The Company requests such extension in writing to the Trustee no later than 120 days before the date on which such Principal is due;

         (b)      On the date of such request no Default exists;

         (c) On the applicable maturity date of such Principal no Default exists; and

         (d) The consent to or approval of such extension is solicited from the Debenture Holders and a majority in Principal amount of Debenture Holders responding to such request consent in writing to such extension.

         If the Company complies with all of the foregoing conditions, and the maturity date of any installment of Principal is so extended, this Indenture and all outstanding Debentures shall be deemed amended to reflect such extension, and interest on the outstanding Principal amount of the Debentures shall continue to accrue and be paid as set forth herein.

SECTION 4.02      FINANCIAL REPORTS.

         The Company will prepare, in accordance with generally accepted accounting principles (i) for the first three quarters of each fiscal year, quarterly financial statements which shall include a balance sheet, income statement, cash flow statement and accompanying notes and (ii) on an annual basis, complete audited consolidated financial statements. The Company will provide such quarterly statements to the Trustee and Holders not later than 45 days after the end of each of the first three quarters of the fiscal year and annual reports not later than 120 days after the end of each fiscal year.

SECTION 4.03      COMPLIANCE CERTIFICATE.

         The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company, a brief certificate signed by the principal executive officer, principal financial officer or principal accounting officer of the Company, as to the signer's knowledge of the Company's compliance with all conditions and covenants contained in this Indenture (determined without regard to any period of grace or requirement of notice provided herein), including specifically the Company's compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 4.05. The first certificate pursuant to this
Section 4.02 shall be for the fiscal year ending on September 30, 2002.

SECTION 4.04      NOTICE OF CERTAIN EVENTS.

         The Company shall give prompt written notice to the Trustee and any Paying Agent of (i) any Proceeding, (ii) any Default or Event of Default, (iii) any cure or waiver of any Default or Event of Default, (iv) any Senior Debt Payment Default or Senior Debt Default Notice, and (v) if and when the Debentures are listed on any stock exchange.

SECTION 4.05      FIXED CHARGE COVERAGE RATIO.

         The Company shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 for the life of the Debentures. Fixed Charge Coverage Ratio shall be calculated at the end of each fiscal quarter of the Company for the twelve fiscal months ending on the last day of such fiscal quarter by dividing
(a) the sum of EBITDA, Rent, Adjustments and Non-Recurring Items for such period by (b) the sum of Debt and Rent for such period. For purposes of this Section:

         "EBITDA" means the Company's earnings before interest, taxes, depreciation and amortization. The components of EBITDA shall be calculated in accordance with generally accepted accounting principles consistently applied ("GAAP"). EBITDA is a non-GAAP measure;

         "Rent" means the sum of all rent paid by the Company under its capital and operating leases for its restaurants;

         "Adjustments" means an amount equal to (a) the amount by which the sum of the compensation, benefits and travel expenses paid to Robert S. Berg and Steven M. Wemple exceeds in the aggregate $600,000 plus (b) the amount by which the Company's payments to Elk River Aviation, Inc. exceeds $539,000 for use its aircraft;

         "Non-Recurring Items" means items of income or expense which are unusual in nature and/or occur infrequently and acquisition expenses, disposal of assets, closed store expenses and relocation expenses; and

         "Debt" means scheduled payments of term principal and interest for the preceding twelve month period (including the Debentures) for debt outstanding at the end of the applicable period.

SECTION 4.06      MANDATORY REDEMPTION OF DEBENTURES UNDER CERTAIN
                  CIRCUMSTANCES.

         (a)      Upon Issuance of Capital Stock for Cash. If the Company shall
                  ---------------------------------------
issue any equity securities in exchange for cash, the Company shall use the proceeds thereof to immediately redeem the Debentures in the amount of such monies received.

         (b)      Mergers and Consolidations. The Company shall not merge with
                  --------------------------
or consolidate with any Person without first redeeming all outstanding Debentures in full unless Robert S. Berg and Steven M. Wemple (or either of them) beneficially own more than 50% of the outstanding stock of the surviving company in which event the Company shall not be required to redeem any of the outstanding Debentures.

         (c)      Sale of Assets. The Company shall not, and shall not suffer
                  --------------
any subsidiary to, convey, sell, lease or sub-lease (as lessor or sub-lessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, properties or assets, whether now owned or hereinafter acquired, without first redeeming all outstanding Debentures in full.

                                   ARTICLE 5

                               NEGATIVE COVENANTS

SECTION 5.01      DISTRIBUTION.

         The Company shall not declare or make, or agree to pay for or make, directly or indirectly, any distribution or dividend (whether in cash, securities or other property), other than a distribution or dividend of common stock of the Company with respect to any equity interest in the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, cancellation or termination of any such equity interest or any option, warrant or other right to acquire any such equity interest.

SECTION 5.02      COMPENSATION.

         The Company and its subsidiaries shall not pay annual compensation to Robert S. Berg or Steven M. Wemple in excess of the annual compensation paid to such Persons in the fiscal year ended September 30, 2001; provided, however, that if and for so long as the Company is in compliance with the covenant set forth in Section 4.05, the Company and its subsidiaries may pay to such Persons annual compensation in excess of such amounts up to a maximum of 150% of the annual compensation paid to such Persons in the fiscal year ended September 30, 2001.

SECTION 5.03      OWNERSHIP.

         The Company shall not permit or suffer any change or combination of changes in the ownership of the Company to occur such that Robert S. Berg and Steven M. Wemple (or either of them) beneficially own (directly or indirectly) less than 51% of all of the voting capital stock of the Company.

                                   ARTICLE 6

                              DEFAULTS AND REMEDIES

SECTION 6.01      EVENTS OF DEFAULT.

         An "Event of Default" occurs if:

         (1) the Company fails to pay interest on any Debenture when the same becomes due and payable and such failure continues for a period of 30 days;

         (2) the Company fails to pay the Principal of any Debenture when the same becomes due and payable, upon redemption or otherwise and such failure continues for a period of 30 days;
         (3) the Company fails to comply with any of its other agreements in the Debentures or this Indenture and such failure continues for the period and after the notice specified below;
         (4) a default shall occur under any portion of the Senior Debt having an aggregate outstanding principal amount in excess of $250,000, which default shall have resulted in such Senior Debt becoming or being declared due and payable prior to the date upon which it would otherwise have been due and payable; provided, however, that a default under any portion of the Senior Debt shall not constitute an Event of Default if such Senior Debt is discharged or such acceleration is rescinded or annulled within a period of 10 days following the occurrence of such acceleration;
         (5) the Company pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors; or
         (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of its property, or (iii) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days.

         The foregoing will constitute Events of Default whatever the reason for any such Event of Default, whether it is voluntary or involuntary, a consequence of the application of Article 10, or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

         The term "Bankruptcy Law" means title 11 of the U.S. Code or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         A Default under clause (3) is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in Principal amount of the Debentures notify the Company and the Trustee, of the Default and the Company does not cure the Default, or it is not waived, within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied to the extent consistent with law, and state that the notice is a "Notice of Default."

SECTION 6.02      ACCELERATION.

         If an Event of Default (other than an Event of Default specified in clause (5) or (6) of Section 6.01) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least a majority in Principal amount of the Debentures by notice to the Company and the Trustee, may declare the Principal of and accrued and unpaid interest on all the Debentures to be due and payable. Upon such declaration the Principal and interest shall be due and payable immediately. If an Event of Default specified in clause (5) or (6) of Section 6.01 occurs and is continuing, then the principal amount of and accrued interest on all the Debentures shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

         The Holders of a majority in Principal amount of the Debentures by notice to the Company and the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of Principal or interest that has become due solely because of the acceleration.

SECTION 6.03      OTHER REMEDIES.

         If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of Principal or interest on the Debentures or to enforce the performance of any provision of the Debentures or this Indenture.

         The Trustee may maintain a proceeding even if it does not possess any of the Debentures or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Debenture Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04      WAIVER OF PAST DEFAULTS.

         The Holders of a majority in Principal amount of the Debentures by notice to the Trustee may waive an existing Default and its consequences except:

         (1) a Default in the payment of the Principal of or interest on any Debenture; or
         (2) a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Debenture Holder affected.

SECTION 6.05      CONTROL BY MAJORITY.

         The Holders of a majority in Principal amount of the Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, is unduly prejudicial to the rights of other Debenture Holders, or would involve the Trustee in personal liability or expense for which the Trustee has not received an indemnity satisfactory in all respects to the Trustee.

SECTION 6.06      LIMITATION ON SUITS.

         A Debenture Holder may pursue a remedy with respect to this Indenture or the Debentures only if:

         (1) the Holder gives to the Trustee notice of a continuing Event of Default;
         (2) the Holders of at least 25% in Principal amount of the Debentures make a request to the Trustee to pursue the remedy;
         (3) the Trustee, having been offered an indemnity, either (i) gives to such Holders notice it will not comply with the request, or (ii) does not comply with the request within 60 days after receipt of the request; and
         (4) the Holders of a majority in Principal amount of the Debentures do not give the Trustee a direction inconsistent with the request prior to the earlier of the date, if ever, on which the Trustee delivers a notice under Section 6.06(3)(i) or the expiration of the period described in Section 6.06(3)(ii).

         A Debenture Holder may not use this Indenture to prejudice the rights of another Debenture Holder or to obtain a preference or priority over another Debenture Holder.

SECTION 6.07      RIGHTS OF HOLDERS TO RECEIVE PAYMENT.

         Notwithstanding any other provisions of this Indenture, the right of any Holder of a Debenture to receive payment of Principal and interest on the Debenture, on or after the respective due dates expressed in the Debenture (after giving effect to any extension permitted under Section 4.01), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

         Nothing in this Indenture limits or defers the right or ability of Holders to petition for commencement of a case under applicable Bankruptcy Law to the extent consistent with such Bankruptcy Law.

SECTION 6.08      PRIORITIES.

         After an Event of Default, any money or other property received by the Trustee or the Paying Agent, as the case may be, in connection with any proceedings brought under this Article with respect to the Debenture shall be paid in the following order:

         (1) to the Trustee (including any predecessor Trustee) for amounts due under Section 7.07;
         (2)      to holders of Senior Debt to the extent required by Article
                  10;
         (3) (a) unless the Principal of all Debentures shall have been declared or otherwise become immediately due and payable pursuant to Section 6.02:

                           First, to Debenture Holders for all interest then due
                  on the Debentures in the order of maturity of such installments of interest and, if the amount available shall not be sufficient to pay in full any particular installment, then ratably to the Debenture Holders entitled thereto, without preference or priority of any kind, according to the amount due on such installment; and

                           Second, to Debenture Holders for amounts due and
                  unpaid on the Debentures for Principal ratably, without preference or priority of any kind, according to the amount due and payable on the Debentures for Principal; or

                  (b) if the Principal of all Debentures shall have been declared or otherwise become immediately due and payable pursuant to Section 6.02, to Debenture Holders for amounts due and unpaid on the Debentures for Principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Debentures for Principal and interest, respectively; and

         (5)      to the Company.

         The Trustee may fix a record date and payment date for any such payment to Debenture Holders.

SECTION 6.09      UNDERTAKING FOR COSTS.

         In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 25% in Principal amount of the Debentures pursuant to Section 6.06.

SECTION 6.10      PROOF OF CLAIM.

         The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in the Trustee's sole discretion in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property. Without limiting the generality of the preceding sentence, in the event of any Proceeding, the Trustee may (and, if applicable, the trustee for or holders of Senior Debt may) file a claim for the unpaid balance of the Debentures in the form required in the Proceeding and cause the claim to be approved or allowed. Nothing herein contained shall be deemed to authorize the Trustee or the holders of Senior Debt to authorize or consent to or accept or adopt on behalf of any Debenture Holder any plan of reorganization, arrangement, adjustment, or composition affecting the Debentures or the rights of any Holder thereof, or to authorize the Trustee or the holders of Senior Debt to vote in respect of the claim of any Debenture Holder in any Proceeding.

SECTION 6.11      ACTIONS OF A HOLDER.

         For the purpose of providing any consent, waiver or instruction to the Company or the Trustee, a "Holder" or "Debenture Holder" shall include a Person who provides to the Company or the Trustee, as the case may be, an affidavit of beneficial ownership of a Debenture together with a satisfactory indemnity against any loss, liability or expense to such party to the extent that it acts upon such affidavit of beneficial ownership (including any consent, waiver or instructions given by a Person providing such affidavit and indemnity).

                                    ARTICLE 7

                                     TRUSTEE

SECTION 7.01      DUTIES OF TRUSTEE.

         (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

         (b)      Except during the continuance of an Event of Default:

                  (1) The Trustee need perform only those duties that are specifically set forth in this Indenture and no others.
                  (2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

         (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

                  (1)      This paragraph does not limit the effect of paragraph
         (b) of this Section.
                  (2) The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts.
                  (3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.
                  (4) The Trustee may refuse to perform any duty or exercise any right or power which would require it to expend its own funds or risk any liability if it shall reasonably believe that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.

         (d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

         (e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02      RIGHTS OF TRUSTEE.

         (a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

         (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers' Certificate or an Opinion of Counsel. The Trustee may also consult with counsel on any matter relating to the Indenture or the Debentures and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the advice of counsel.

         (c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

         (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

         (e) Except in connection with compliance with Section 7.10, the Trustee shall only be charged with knowledge of Trust Officers.

SECTION 7.03      INDIVIDUAL RIGHTS OF TRUSTEE.

         The Trustee in its individual or any other capacity may become the owner or pledgee of Debentures and may otherwise deal with the Company or an Affiliate with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

         The disqualification provisions in Section 3.10(b) of the Trust Indenture Act of 1939, as amended, shall apply to the Trustee. These disqualification provisions are incorporated herein by reference.

SECTION 7.04      TRUSTEE'S DISCLAIMER.

         The Trustee shall have no responsibility for the validity or adequacy of this Indenture or the Debentures, it shall not be accountable for the Company's use of the proceeds from the Debentures and it shall not be responsible for any statement in the Debentures other than its authentication. The Trustee shall not be responsible to ensure that the Company maintains any or adequate insurance.

SECTION 7.05      NOTICE OF DEFAULTS.

         If a continuing Default is known to the Trustee, the Trustee shall mail to Debenture Holders a notice of the Default within 90 days after it occurs. Except in the case of a Default in payment on any Debenture, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Debenture Holders. Such notice will contain such details, and will be updated, as the Trustee determines to be reasonable given the circumstances of the Default.

SECTION 7.06      REPORTS BY TRUSTEE TO HOLDERS.

         The Trustee shall transmit to the Debenture Holders, within 60 days after the end of each calendar year, a brief annual report with respect to any change to its eligibility requirements under Section 7.10 which may have occurred during such calendar year (but if no such event has occurred within such period, no report need be transmitted).

SECTION 7.07      COMPENSATION AND INDEMNITY.

         For purposes of this Section, references to the Trustee include any Agent capacity in which the Trustee operates. The Company shall pay to the Trustee from time to time reasonable compensation as shall be agreed upon in writing for its services. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred by it. Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee's agents and counsel.

         The Company shall indemnify and hold the Trustee harmless against any loss, liability or expense incurred by it including in any Agent capacity in which it acts. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not unreasonably be withheld. The Trustee is granted a first lien on any Company money it holds to secure the Company's obligations under this Section.

         The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through gross negligence, willful misconduct or bad faith. Notwithstanding any other provision hereof, the rights of the Trustee under this Section shall survive the Trustee's replacement or the termination of this Agreement.

         Without prejudice to its rights hereunder, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(5) or (6) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.08      REPLACEMENT OF TRUSTEE.

         A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section.

         The Trustee may resign by so notifying the Company. The Holders of a majority in Principal amount of the Debentures may remove the Trustee by so notifying the Trustee and the Company. The Company may remove the Trustee if:

         (1)      the Trustee fails to comply with Section 7.10;

         (2)      the Trustee is adjudged a bankrupt or an insolvent;
         (3) a receiver or public officer takes charge of the Trustee or its property; or
         (4)      the Trustee becomes incapable of acting.

         If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

         If a successor Trustee is not appointed and does not take office within 30 days after the retiring Trustee resigns, the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office. If a successor Trustee does not take office within 45 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or, subject to Section 6.09, any Debenture Holder may petition any court of competent jurisdiction for the appointment of a successor Trustee.

         If the Trustee fails to comply with Section 7.10, any Debenture Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee. Within one year after a successor Trustee appointed by the Company or a court pursuant to this Section 7.08 takes office, the Holders of a majority in Principal amount of the Debentures may appoint a successor Trustee to replace such successor Trustee.

         A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Debenture Holders. The retiring Trustee shall promptly, after payment of all amounts owed to it, transfer all property held by it as Trustee to the successor Trustee.

SECTION 7.09      SUCCESSOR TRUSTEE BY MERGER, ETC.

         If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee, if such successor corporation is eligible and qualified under Section 7.10.

SECTION 7.10      ELIGIBILITY.

         The Trustee shall be a corporation organized and doing business under the laws of the United States or of any state or territory thereof or of the District of Columbia, which (i) is authorized under such laws to exercise corporate trust powers, and (ii) is subject to supervision or examination by federal, state, territorial or District of Columbia authority.

         The Trustee shall always have a combined capital and surplus of at least $100,000,000. If the Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, for purposes of this paragraph, the combined capital and surplus of the Trustee shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

                                     ARTICLE 8

                           SATISFACTION AND DISCHARGE

SECTION 8.01      SATISFACTION AND DISCHARGE OF INDENTURE.

         This Indenture shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Debentures or rights of the Trustee expressly provided for herein), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:

         (1)      either

                  (A) all Debentures theretofore authenticated and delivered (other than (i) Debentures which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (ii) Debentures for whose payment money has theretofore been deposited in trust with the Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 8.04) have been delivered to the Trustee for cancellation; or

                  (B) all such Debentures not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year, or
         (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company in the case of (i), (ii) and (iii) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on such Debentures not theretofore delivered to the Trustee for cancellation, for Principal and interest to the date of such deposit (in the case of Debentures which have become due and payable) or to the stated maturity or redemption date, as the case may be;

         (2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

         (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

         Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Holders under Section 4.01, to the Trustee under Section 7.07, and, if money or U.S. Government Obligations shall have been deposited with the Trustee pursuant to subclause (B) of Clause (1) of this Section, the obligations of the Trustee under Section 8.02 shall survive.

SECTION 8.02      APPLICATION OF TRUST FUNDS.

         The Trustee or Paying Agent shall hold in trust, for the benefit of the Holders, all money and U.S. Government Obligations deposited with it (or into which such money and U.S. Government Obligations are reinvested) pursuant to
Section 8.01. It shall apply such deposited money and money from U.S. Government Obligations in accordance with this Indenture to the payment of the Principal and interest on the Debentures. Money and U.S. Government Obligations so held in trust are not subject to Article 10.

SECTION 8.03      REINSTATEMENT.

         If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligation in accordance with Section 8.01 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under this Indenture and the Debentures shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01; provided, however, that if the Company makes any payment of Principal of or interest on any Debenture following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Debentures to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent after payment in full to the Holders.

SECTION 8.04      REPAYMENT TO COMPANY.

         The Trustee and Paying Agent shall, without any further responsibility or liability to the Holders or others, promptly turn over to the Company upon request any excess money or U.S. Government Obligations held by them at any time.

          The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for payment of Principal or interest that remains unclaimed for two years after the right to such money has matured; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language customarily published on each Business Day and of general circulation in Miami, Florida, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days after the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Debenture Holders entitled to the money shall look to the Company for payment as unsecured general creditors unless an abandoned property law designates another Person.

                                   ARTICLE 9

                                   AMENDMENTS

SECTION 9.01      WITHOUT CONSENT OF HOLDERS.

         The Company and the Trustee may amend this Indenture or the Debentures without the consent of any Debenture Holder:

         (1)      to cure any ambiguity, defect or inconsistency; or
         (2) to make any change that does not adversely affect the rights of any Debenture Holder; or
         (3) to add to or change any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debentures in uncertificated form; or
         (4) to provide for uncertificated securities in addition to certificated securities; or
         (5) to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Debentures may be listed or traded or to comply with the requirements of the SEC or state securities regulators in connection with any registration or qualification of the Debentures under the Securities Act of 1933, as amended, or any qualification of this Indenture under the Trust Indenture Act of 1939, as amended.

SECTION 9.02      WITH CONSENT OF HOLDERS.

         The Company and the Trustee may amend this Indenture or the Debentures in any manner with the written consent of the Holders of at least a majority in Principal amount of the Debentures (or, if applicable, by the vote or consent of Debenture Holders set forth in Section 4.01). However, except for a change in the maturity of the Principal amount due under the Debentures that is approved by the consent of Debenture Holders set forth in Section 4.01, without the consent of each Debenture Holder affected, an amendment under this Section may not:

         (1) reduce the amount of Debentures whose Holders must consent to an amendment;
         (2) reduce the interest on or change the time for payment of interest on any Debenture;
         (3) reduce the Principal of or change the fixed maturity of any Debenture;
         (4) make any Debenture payable in money other than that stated in the Debenture;
         (5) make any change in the conditions set forth in clauses (a) through (d) of the penultimate paragraph of Section 4.01;
         (6) make any change in Section 6.04, 6.07 or 9.02 (second sentence); or
         (7) make any change in Article 10 that adversely affects the rights of any Debenture Holder.

         It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

         An amendment under this Section may not make any change that the Company determines may adversely affect the rights under Article 10 of any Senior Debt unless the required holders of such Senior Debt consent to the change.

SECTION 9.03      REVOCATION AND EFFECT OF CONSENTS AND WAIVERS.

         A consent to an amendment or a waiver by a Holder of a Debenture shall bind the Holder and every subsequent Holder of that Debenture or portion of the Debenture that evidences the same debt as the consenting Holder's Debenture, even if notation of the consent or waiver is not made on the Debenture. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder's Debenture or portion of the Debenture if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Debenture Holder.

         The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Debenture Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Debenture Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.04      NOTICE OF AMENDMENT; NOTATION ON OR EXCHANGE OF DEBENTURES.

         After any amendment under this Article becomes effective, the Company shall mail to Debenture Holders a notice briefly describing such amendment. The failure to give such notice to all Debenture Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Article.

         The Company or the Trustees may, but shall not be obligated to, place an appropriate notation about an amendment or waiver on any Debenture thereafter authenticated. The Company may, but shall not be obligated to, issue in exchange for affected Debentures new Debentures that reflect the amendment or waiver.

SECTION 9.05      TRUSTEE PROTECTED.

         The Trustee need not sign any supplemental indenture that adversely affects its rights, and the Company shall provide the Trustee with an Opinion of Counsel that any supplemental indenture has been approved consistent with the provisions hereof.

                                   ARTICLE 10

                                  SUBORDINATION

SECTION 10.01     DEBENTURES SUBORDINATED TO SENIOR DEBT.

         The rights of Holders to payment of the Principal of and interest on the Debentures is subordinated to the rights of holders of Senior Debt, to the extent and in the manner provided in this Article 10.

SECTION 10.02     DEBENTURES SUBORDINATED IN ANY PROCEEDING.

         Upon any Distribution in any Proceeding:

         (1) any Distribution to which the Holders are entitled shall be paid directly to the holders of Senior Debt to the extent necessary to make payment in full of all Senior Debt remaining unpaid after giving effect to all other Distributions to or for the benefit of the holders of Senior Debt; and

         (2) in the event that any Distribution is received by the Trustee before all Senior Debt is paid in full, such Distribution shall be applied by the Trustee in accordance with this Article 10.

SECTION 10.03     NO PAYMENT ON DEBENTURES IN CERTAIN CIRCUMSTANCES.

         The Company shall not, directly or indirectly pay any Principal of or interest on, redeem, defease or repurchase any of the Debentures (i) after any Senior Debt becomes due and payable, unless and until all such Senior Debt then due and payable shall first be paid in full or (ii) after a Senior Debt Payment Default, unless and until such Senior Debt Payment Default has been cured, waived, or otherwise has ceased to exist.

         During a Payment Blockage Period, no payment of any Principal of or interest on the Debentures may be made, directly or indirectly, by the Company. Unless the Senior Debt in respect of which the Senior Debt Default Notice has been given has been declared due and payable in its entirety within the Payment Blockage Period, at the end of the Payment Blockage Period, the Company shall pay all sums not paid to the Holders during the Payment Blockage Period and resume all other payments on the Debentures as and when due. Defaulted Interest shall be paid in accordance with Section 2.13. Any number of Senior Debt Default Notices may be given; provided, however, that as to any issue of Senior Debt (i) not more than one Senior Debt Default Notice shall be given within a period of any 366 consecutive days, and (ii) no specific act, omission or condition that gave rise to a default that existed upon the date of such Senior Debt Default Notice (whether or not such default applies to the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period.

         If any Distribution, payment or deposit to redeem, defease or acquire any of the Debentures shall have been received by the Trustee at a time when such Distribution was prohibited by the provisions of this Section 10.03, then, unless such Distribution is no longer prohibited by this Section 10.03 as set forth in an Officer's Certificate of the Company, such Distribution shall be received and applied by the Trustee for the benefit of the holders of Senior Debt, and shall be paid or delivered by the Trustee to the holders of Senior Debt for application to the payment of all Senior Debt.

SECTION 10.04     SUBROGATION.

         The Holders shall not have any subrogation or other rights of recourse to any security in respect of any Senior Debt until such time as all Senior Debt shall have been paid in full. Upon the payment in full of all Senior Debt, the Holders shall be subrogated to the rights of the holders of Senior Debt to receive Distributions applicable to Senior Debt until all amounts owing in respect of the Debentures shall be so paid. No Distributions to the holders of Senior Debt which otherwise would have been made to the Holders shall, as between the Company and the Holders, if the Holders elect to exercise their right of subrogation, be deemed to be payment by the Company to or on account of Senior Debt.

         If any Distribution to which the Holders would otherwise have been entitled shall have been applied pursuant to the provisions of this Article to the payment of Senior Debt, then the Holders shall be entitled to receive from the holders of such Senior Debt any Distributions received by such holders of Senior Debt in excess of the amount sufficient to pay all amounts payable on such Senior Debt to the extent provided herein.

SECTION 10.05     OBLIGATIONS OF THE COMPANY UNCONDITIONAL.

         This Article defines the relative rights of the Holders and holders of Senior Debt. Nothing in this Indenture is intended to or shall impair, as between the Company and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the Principal of and interest on the Debentures as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company, other than the holders of Senior Debt, nor shall anything herein or in the Debentures prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article 10, of the holders of Senior Debt in respect of any Distribution received upon the exercise of any such remedy. If the Company fails because of this Article to pay principal of or interest on a Debenture on the due date, the failure is still a Default. Upon any Distribution, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which the Proceeding is pending (or other competent jurisdiction if the jurisdiction in which the Proceeding is pending refuses to hear the Trustee's or Holders' request for a ruling on such matter), or a certificate of the liquidating trustee or agent or other Person making any Distribution for the purpose of ascertaining the Persons entitled to participate in such Distribution, the holders of Senior Debt and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.

SECTION 10.06 TRUSTEE AND PAYING AGENTS ENTITLED TO ASSUME PAYMENTS. NOT PROHIBITED IN ABSENCE OF NOTICE.

         The Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee, unless and until a Trust Officer shall have received, no later than 10 Business Days prior to such payment, written notice thereof from the Company or from one or more holders of Senior Debt and, prior to the receipt of any such written notice, the Trustee, shall be entitled in all respects conclusively to presume that no such fact exists. Unless the Trustee shall have received the notice provided for in the preceding sentence, the Trustee shall have full power and authority to receive such payment and to apply the same to the purpose for which it was received, and shall not be affected by any notice to the contrary which may be received by it on or after such date. The foregoing shall not apply to any Affiliate of the Company acting as Paying Agent. The Trustee may assume that, at the end of a Payment Blockage Period, it may once again receive and make payments to the Holders unless there is a Proceeding pending of which the Trustee has knowledge.

SECTION 10.07     SATISFACTION AND DISCHARGE

         Amounts deposited in trust with the Trustee pursuant to and in accordance with Article 8 and not prohibited to be deposited under Section
10.03 when deposited shall not be subject to this Article 10.

SECTION 10.08 SUBORDINATION RIGHTS NOT IMPAIRED BY ACTS OR OMISSIONS OF THE COMPANY OR HOLDERS OF SENIOR DEBT.

         No right of any holder of any Senior Debt established in this Article 10 shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any failure by the Company to comply with the terms of this Indenture.

SECTION 10.09     RIGHT TO HOLD SENIOR DEBT.

         The Trustee is entitled to all of the rights set forth in this Article 10 in respect of any Senior Debt at any time held by it to the same extent as any other holder of Senior Debt.

SECTION 10.10 NO FIDUCIARY DUTY OF TRUSTEE OR DEBENTURE HOLDERS TO HOLDERS OF SENIOR DEBT.

         Neither the Trustee nor the Holders owes any fiduciary duty to the holders of Senior Debt. Neither the Trustee nor the Holders shall be liable to any holder of Senior Debt in the event that the Trustee, acting in good faith, shall pay over or distribute to the Holders, the Company, or any other Person, any property to which any holders of Senior Debt are entitled by virtue of this Article or otherwise. Nothing contained in this Section 10.10 shall affect the obligation of any other such Person to hold such payment for the benefit of, and to pay such payment over to, the holders of Senior Debt.

SECTION 10.11     DISTRIBUTION TO HOLDERS OF SENIOR DEBT.

         Any Distribution otherwise payable to the holders of the Debentures made to holders of Senior Debt pursuant to this Article shall be made to such holders of Senior Debt ratably according to the respective amount of Senior Debt held by each.

SECTION 10.12 TRUSTEE'S RIGHTS TO COMPENSATION, REIMBURSEMENT OF EXPENSES AND INDEMNIFICATION.

         The Trustee's rights to compensation, reimbursement of expenses and indemnification under Section 6.08 and 7.07 are not subordinated.

SECTION 10.13     EXCEPTION FOR CERTAIN DISTRIBUTIONS.

         The rights of holders of Senior Debt under this Article do not extend
(a) to any Distribution to the extent applied to the Trustee's rights to compensation, reimbursement of expenses or indemnification or (b) to (i) securities which are subordinated to the securities distributed to the holders of Senior Debt on terms no less favorable to the holders of Senior Debt than the provisions of this Article, or (ii) Distributions under any plan approved by the court in any Proceeding.

SECTION 10.14     CERTAIN DEFINITIONS.

         As used in this Article 10:

         "Distribution" in any Proceeding means any payment or distribution of assets or securities of the Company of any kind or character from any source, whether in cash, securities or other property made by the Company, custodian, liquidating trustee or agent or any other person whether pursuant to a plan or otherwise.

         "Payment Blockage Period" means the period beginning when a Senior Debt Default Notice is given to the Company and the Trustee and ending (a) when the default identified in the Senior Debt Default Notice is cured, waived or otherwise ceases to exist and notice thereof is given to the Trustee by the Company or (b) after 179 days, whichever occurs first.

         "Senior Debt Default Notice" means any notice of a default (other than a Senior Debt Payment Default) that permits the holders of any Senior Debt to declare such Senior Debt due and payable.

         "Senior Debt Payment Default" means a default in the payment of any principal of or interest on any Senior Debt.

         "Trustee" for purposes of this Article 10 includes any Paying Agent.

                                   ARTICLE 11

                                  MISCELLANEOUS

SECTION 11.01     NOTICES.

         Any notice by one party to the other shall be in writing and sent to the other's address stated in this Section. The notice is duly given if it is delivered in Person or sent by a national courier service which provides next Business Day delivery or by postage pre-paid, U.S. certified mail, return receipt requested.

         A party by notice to the other party may designate additional or different addresses for subsequent notices.

         Any notice sent to a Debenture Holder shall be mailed by first-class letter mailed to its address shown on the register kept by the Registrar. Failure to mail a notice to a Debenture Holder or any defect in a notice mailed to a Debenture Holder shall not affect the sufficiency of the notice mailed to other Debenture Holders.

         If a notice is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

         If the Company mails a notice to Debenture Holders, it shall deliver or mail a copy to the Trustee and each Agent at the same time.

         A "notice" includes any communication required by this Indenture.

         The Company's mailing address is:

         Interfoods Of America, Inc.
         9400 South Dadeland Boulevard, Suite 720
         Miami, Florida 33156
         Facsimile No.: (305) 670-0767
         Attention:  Ms. Kara Nordstrom

         The Trustee's mailing address is:

         Wachovia Bank, National Association
         200 South Biscayne Boulevard, Suite 1400
         Miami, Florida  33131
         Facsimile No.: (305) 789-4678
         Attention:  Daryl Mergenthal

SECTION 11.02     COMMUNICATION BY HOLDERS WITH OTHER HOLDERS.

         Within five Business Days after the receipt by the Trustee of a written application by any ten or more Debenture Holders (or a Holder or Holders of more than 25% in Principal amount of the Debentures) stating that the applicants desire to communicate with other Debenture Holders with respect to their rights under this Indenture or under the Debentures and accompanied by a copy of the form of proxy or other communication which such applicants propose to transmit and by reasonable proof that each such applicant has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall inform such applicants as to the approximate number of Debenture Holders according to the most recent list available to the Trustee, and as to the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in such application.

         The Trustee shall, upon the written request of such applicants, mail to all such Debenture Holders copies of the form of proxy or other communication which is specified in such request, with reasonable promptness after a tender to the Trustee of the material to be mailed and of payment of the expenses of such mailing.

SECTION 11.03     CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT.

         Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

         (1) an Officers' Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
         (2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 11.04     STATEMENTS REQUIRED IN CERTIFICATE OR OPINION.

         Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

         (1)      a statement that each Person making such certificate or
                  opinion has read such covenant or condition;
         (2)      a brief statement as to the nature and scope of the
                  examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
         (3) a statement that, in the opinion of such Person, the Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and
         (2) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 11.05     RULES BY TRUSTEE AND AGENTS.

         The Trustee may make reasonable rules for action by or a meeting of Debenture Holders. Any Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.06     LEGAL HOLIDAYS.

         If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

SECTION 11.07     NO RECOURSE AGAINST OTHERS.

         A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 11.08     DUPLICATE ORIGINALS.

         The parties may sign any number of copies, and may execute such in counterparts, of this Indenture. One signed copy is enough to prove this Indenture.

SECTION 11.09     GOVERNING LAW.

         The laws of the State of Florida shall govern this Indenture and the Debentures, without regard to principles of conflicts of laws.

         IN WITNESS WHEREOF, each party has caused this Indenture to be signed by its duly authorized officer, and its corporate seal to be imprinted hereon and attested by the signature of its Secretary.

Dated:  __________, 2002.                 INTERFOODS OF AMERICA, INC.

                                          By: ________________________________
                                              Robert S. Berg, Chairman of
                                               the Board and Chief Executive
                                               Officer

[SEAL]

Attest:

__________________________________
Steven M. Wemple, Secretary

Dated: __________,  2002.                 WACHOVIA BANK,
                                          NATIONAL ASSOCIATION, as Trustee
                                          By: _______________________________
                                          Its:_______________________________

                                                                     EXHIBIT "A"

                            FORM OF FACE OF DEBENTURE

NUMBER:                                                                 DOLLARS:

                           INTERFOODS OF AMERICA, INC.

         SERIES 2002 UNSECURED SUBORDINATED DEBENTURE DUE MAY [ ], 2005

                                                         CUSIP 45867C AA 8

         INTERFOODS OF AMERICA, INC., a Nevada corporation (the "Company"), for value received, hereby promises to pay to:__________________ or registered assigns, the principal sum of__________________ UNITED STATES DOLLARS.

         The principal amount of this Debenture shall be due and payable as follows, subject to extension as set forth in Section 4.01 of the Indenture (as hereinafter defined):

- 20% of the then outstanding principal amount of this Debenture shall be paid on________________, 2004; and

- the balance of the then outstanding principal amount of this Debenture shall be paid on________________, 2005.

         The principal amount of this Debenture shall bear interest at a fixed rate of 10.0% per annum from May [ ], 2002 through the date on which this Debenture is paid in full. All accrued interest on the principal amount of this Debenture outstanding shall be paid semi-annually in arrears on each June 30 and December 31 (each, an "Interest Payment Date"), and the final installment due on the date the principal indebtedness evidenced by this Debenture is paid in full, with the payment in each such instance being the amount of interest that has accrued and remains unpaid through such date. All interest on this Debenture shall be computed on the basis of the actual number of days elapsed in a year consisting of 360 days. The Company will pay interest on the Debentures to the persons who are registered holders of Debentures at the close of business on the record date for the next Interest Payment Date, which shall be the June 15 or December 15 (whether or not a business day), as the case may be, immediately preceding such Interest Payment Date, except as otherwise provided herein or in the Indenture even though Debentures are cancelled after the record date and on or before the Interest Payment Date. Holders must surrender Debentures to a Paying Agent to collect the final installment of principal due or to receive the proceeds of any full or partial redemption of such Debentures. This Debenture is subject to partial redemption as provided herein and in the Indenture (as hereinafter defined). The Debenture is not required to be delivered as a condition of a partial redemption. The outstanding principal and accrued interest owed on a Debenture shall be determined solely as reflected on the books and records of the Paying Agent. The Company may pay principal and interest by wire transfer or check. The Company, itself or through a Paying Agent, may mail an interest check to a record holder's registered address.


         Reference is made to the further provisions of this Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its duly authorized officer, and its corporate seal to be printed hereon and attested by the signature of its Secretary.

                                           INTERFOODS OF AMERICA, INC.

                                           By: ________________________________
                                                    Chief Executive Officer

                                           Attest: ____________________________
                                                    Secretary

                          CERTIFICATE OF AUTHENTICATION

Wachovia Bank, National Association, as Trustee, certifies that this is one of the 2002 Unsecured Subordinated Debentures referred to in the within-mentioned Indenture.

                                                 WACHOVIA BANK,
                                                 NATIONAL ASSOCIATION

                                                 By: ___________________________
                                                       Authorized Officer

                          FORM OF REVERSE OF DEBENTURE

Agents. Initially, Wachovia Bank, National Association ("Trustee"), 200 South
------
Biscayne Boulevard, Suite 1400 Miami, Florida 33131, will act as Registrar and Paying Agent. The Company may change any such Agent without notice. The Company or an Affiliate (as defined in the Indenture) may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.

Indenture. The Company issued the Debentures under an Indenture dated as of
---------
__________, 2002 between the Company and the Trustee (the "Indenture"). The terms of this Debenture include those stated in the Indenture. This Debenture is subject to all such terms, and the Debenture holders are referred to the Indenture for a statement of such terms, and by its acceptance of this Debenture, the holder assents to all of the terms of the Indenture. The Debentures are unsecured subordinated general obligations of the Company limited to $3,846,166 in aggregate principal amount. The Company will furnish to any holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the address provided below.

Redemption. In addition to the required payments to redeem this Debenture and
----------
the other Debentures, the Company shall have the right and option to redeem, on any Interest Payment Date and without premium or penalty, in cash or other immediately available funds, all or part of the indebtedness outstanding on this Debenture and the other Debentures at a redemption price of 100% of principal amount, plus accrued interest to the redemption date. As set forth in
Section 4.06 of the Indenture, the Company is also required to redeem
Debentures under certain circumstances. If less than all of the Debentures are to be redeemed, the redemption will be done on a pro rata basis amongst all Debentures. The Trustee may select for redemption portions (in incremental amounts of $25.00) of the principal of Debentures that have denominations larger than $100.00. Provisions of the Indenture and the Debentures that apply to Debentures called for redemption also apply to portions of Debentures called for redemption.


Notices of Redemption. Before redeeming, the Company will give written notice to
---------------------
each registered holder of Debentures, at his registered address, of its intention to redeem and of the redemption date at least thirty (30), and not more than sixty (60), days prior to such redemption date.

Subordination. The Debentures are subordinated to Senior Debt as defined in the
-------------
Indenture. To the extent provided in the Indenture, Senior Debt then due and payable must be repaid before the Debentures may be paid. The Company agrees and each holder by accepting a Debenture agrees, to the subordination and authorizes the Trustee to give it effect.

Denominations, Transfer, Exchange. The Debentures are in registered form without
---------------------------------
coupons in minimum denominations of $100.00 and thereafter in multiples of $25.00. The transfer of Debentures may be registered and Debentures may be exchanged as provided in the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law. The Registrar need not exchange or register the transfer of any Debenture or portion of a Debenture selected for redemption. Also, the Registrar need not exchange or register the transfer of any Debentures for a period of 15 days before a selection of Debentures to be redeemed nor any Debentures that have been called for redemption.

Persons Deemed Owners. Subject to Section 6.11 of the Indenture, the registered
---------------------
holder of a Debenture may be treated as its owner for all purposes.

Amendments and Waivers. Subject to certain exceptions, the Indenture or the
----------------------
Debentures may be amended, and any Default may be waived, with the consent of the holders of a majority in principal amount of the Debentures. Without the consent of any Debenture holder, the Indenture or the Debentures may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Debenture holders or to make any change that does not adversely affect the rights of any Debenture holder.

Defaults and Remedies. Subject to the Indenture, if an Event of Default, as
---------------------
defined in the Indenture, occurs and is continuing, the Trustee or the holders of at least a majority in principal amount of the Debentures may declare all the Debentures to be due and payable immediately. Holders may not enforce the Indenture or the Debentures except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures. Subject to certain limitations, holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

HOLDER AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DEBENTURE OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKING THE EXTENSION OF CREDIT EVIDENCED BY THIS DEBENTURE.

Satisfaction and Discharge Prior to Redemption or Maturity. Subject to certain
----------------------------------------------------------
conditions, the Company at any time may terminate some or all of its obligations under the Debentures and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Debentures to redemption or maturity in accordance with the terms of the Indenture.

Address of the Company. Unless changed by written notice to the holder of this
----------------------
Debenture, for the purposes of payment of principal and interest, redemption of this Debenture, or delivery of notices to the Company, the address of the Company for the purposes of this Debenture is Suite 720, 9400 South Dadeland Boulevard, Miami, Florida 33156.

Trustee Dealings with the Company. Wachovia Bank, National Association, the
---------------------------------
Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee, subject to the Indenture.

No Recourse Against Others. A director, officer, employee or stockholder, as
--------------------------
such, of the Company shall not have any liability for obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Holder by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Debenture.

Authentication. This Debenture shall not be valid until authenticated by the
--------------
manual signature of the Trustee.

Default Rate; Related Matters. Time is of the essence with respect to the
-----------------------------
Company's obligations under this Debenture. If any Event of Default occurs, all sums due hereunder shall accrue interest, subject to the terms and conditions of the Indenture, from the date of the Event of Default at the "Default Rate", which shall be 15% per annum.

GOVERNING LAW. THE SUBSTANTIVE LAWS OF THE STATE OF FLORIDA SHALL GOVERN THE
-------------
VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS DEBENTURE.

                        TRANSFER OR ASSIGNMENT BY HOLDER

To assign this Debenture, fill in the form below:

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE
 ------------------------

 ------------------------
________________________________________________________________________________
(Name and address of Assignee, including ZIP code, must be printed or typewritten)

the Debenture represented by and within this Certificate and irrevocable appoints the Secretary of the Company as my attorney to transfer such Debenture on the books of the Company, with full power of substitution.

Date: _____________           Your Signature:__________________________________
                                           (sign exactly as your name appears
                                            on the face of this certificate)

                               Signature Guaranteed:___________________________
                                                   (THE SIGNATURE SHOULD BE
                                                   GUARANTEED BY AN ELIGIBLE
                                                   GUARANTOR INSTITIUTION
                                                   (BANKS, STOCKBROKERS,
                                                   SAVINGS AND LOAD
                                                   ASSOCIATIONS AND CREDIT
                                                   UNIONS WITH MEMBERSHIP IN
                                                   AN APPROVED SIGNATURE
                                                   MEDALLION PROGRAM),
                                                   PURSUANT TO S.E.C. RULE
                                                   17Ad-15)

                                    Annex G

                      Quarterly Report on Form 10-Q for
                           the Fiscal Quarter Ended
                               December 31, 2001

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 OF THE SECURITIES EXCHANGE ACT
                                    OF 1934

For the quarterly period ended December 31, 2001

Or

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 OF THE SECURITIES
                             EXCHANGE ACT OF 1934

For the transition period from ................to..................

                       Commission file number: 000-21093


                          INTERFOODS OF AMERICA, INC.
          -----------------------------------------------------------
            (Exact name of registrant as specified in this charter)


               NEVADA                                            59-3356011
      ---------------------------------------------------------------------
    (State of other jurisdiction                                (IRS Employer
  of incorporation or organization)                          Identification No.)

           9400 SOUTH DADELAND BOULEVARD, SUITE 720, MIAMI, FL 33156
           ---------------------------------------------------------
          (Address of principal executive offices)         (Zip Code)

      (Registrant's telephone number, including area code) (305) 670-0746

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

As of February 4, 2002, there were 5,012,099 shares of the Issuer's Common Stock outstanding.

                          INTERFOODS OF AMERICA, INC.
                                   FORM 10-Q


                                     INDEX

Part I  Financial Information                                                                                 PAGE(S)
                                                                                                              -------
          Item 1.   Financial Statements

                    Consolidated Balance Sheets at December 31, 2001
                         and September 30, 2001                                                                   1

                    Consolidated Statements of Operations for the three months ended
                         December 31, 2001 and 2000                                                               2

                    Consolidated Statement of Stockholders' Equity for the three months ended
                         December 31, 2001 and for the year ended September 30, 2001                              3

                    Consolidated Statements of Cash Flows for the three months ended
                         December 31, 2001 and 2000                                                              4-5

                    Notes to the Consolidated Financial Statements                                                6

          Item 2.   Management's Discussion and Analysis of Financial
                         Condition and Results of Operations                                                     7-10

          Item 3.   Quantitative and Qualitative Disclosures about Market Risk                                   10

Part II.  Other Information

          Item 6.   Exhibits and Reports on Form 8-K                                                            11-12

                                    PART I
                             FINANCIAL INFORMATION

 Item  1.    Financial Statements

                          INTERFOODS OF AMERICA, INC.
                          Consolidated Balance Sheets

                                     ASSETS:
                                                                          DECEMBER 31,   SEPTEMBER 30,
                                                                                  2001            2001
                                                                           (UNAUDITED)
                                                                          ------------   -------------
Current assets:
  Cash and cash equivalents                                               $  2,486,183    $  2,370,032
  Certificates of deposit                                                    3,527,820       3,527,820
  Accounts receivable                                                          196,044         276,275
  Inventories                                                                  884,302         792,577
  Prepaid expenses                                                             335,660         411,269
                                                                          ------------    ------------
      Total current assets                                                   7,430,009       7,377,973
                                                                          ------------    ------------

Property and equipment, net                                                 80,003,742      79,926,823
                                                                          ------------    ------------

Other assets:
  Deposits                                                                     397,118         354,930
  Goodwill, net                                                             24,546,443      24,736,114
  Other intangible assets, net                                               1,994,807       2,005,617
  Debt issuance costs, net                                                   2,413,965       2,448,405
  Other assets                                                                 204,099         178,362
                                                                          ------------    ------------
      Total other assets                                                    29,556,432      29,723,428
                                                                          ------------    ------------

      Total assets                                                        $116,990,183    $117,028,224
                                                                          ============    ============

                         LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
  Accounts payable and accrued expenses                                   $ 11,251,921    $ 10,428,488
  Current portion of advanced vendor rebates                                   631,239         720,044
  Current portion of long-term debt                                          5,597,555       6,080,505
  Current portion of capital lease obligations                                  72,690         168,714
  Current portion of deferred income on sale-leaseback transactions             45,248          45,248
                                                                          ------------    ------------

      Total current liabilities                                             17,598,653      17,442,999

Long-term debt, net of current portion                                      91,136,187      91,724,266
Advanced vendor rebates, net of current portion                              2,209,794       2,256,230
Deferred taxes                                                               1,286,892       1,103,703
Deferred income on sale-leaseback transactions, net of current portion         652,718         663,161
                                                                          ------------    ------------

      Total liabilities                                                    112,884,244     113,190,359
                                                                          ------------    ------------

Stockholders' equity:
  Common stock, 25,000,000 shares authorized
  at $.001 par value; 5,012,099 shares issued
  and outstanding                                                                5,012           5,012
  Additional paid -in capital                                                2,843,214       2,843,214
  Retained earnings                                                          1,257,713         989,639
                                                                          ------------    ------------

      Total stockholders' equity                                             4,105,939       3,837,865
                                                                          ------------    ------------

      Total liabilities and stockholders' equity                          $116,990,183    $117,028,224
                                                                          ============    ============

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements:

                          INTERFOODS OF AMERICA, INC.
                     Consolidated Statement of Operations
             For the three months ended December 31, 2001 and 2000
                                  (Unaudited)

                                                          2001          2000
                                                     ---------    ----------
Total Restaurant Sales                           $  37,603,616  $ 36,842,626
                                                    ----------  ------------
Costs and expenses:
  Cost of restaurant operations
     Cost of sales                                  11,802,843    11,531,112
     Restaurant wages and related benefits           9,564,650     9,362,580
     Occupancy and other operating expenses          8,838,597     8,801,882
                                                   -----------   -----------

       Total cost of restaurant operations          30,206,090    29,695,574
  General and administrative expenses                3,341,033     2,879,062
  Depreciation and amortization                      1,193,184     1,222,309
                                                   -----------   -----------

      Total costs and operating expenses            34,740,307    33,796,945
                                                   -----------   -----------

      Operating income                               2,863,309     3,045,681
                                                   -----------   -----------

Other income (expense):

  Interest expense                                  (2,463,233)   (2,592,859)
  Other income                                          51,187       141,727
                                                   -----------   -----------

      Total other expense                           (2,412,046)   (2,451,132)
                                                   -----------   -----------

      Income before income tax provision               451,263       594,549

Income tax provision                                  (183,189)     (230,636)
                                                   -----------   -----------

      Net income                                   $   268,074   $   363,913
                                                   ===========   ===========

Net income per share - basic and diluted           $     0 .05   $      0.07
                                                   ===========   ===========

Weighted average shares outstanding:

  Basic and diluted                                  5,012,099     5,145,432
                                                   ===========   ===========

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements:

                          INTERFOODS OF AMERICA, INC.
                Consolidated Statement of Stockholders' Equity
For the three months ended December 31, 2001 (unaudited) and for the year ended
                              September 30, 2001

                                                                                         Retained
                                                   Common Stock          Additional      Earnings           Common
                                                   ------------
                                                                          Paid-in     (Accumulated         Stock in
                                                Shares       Amount       Capital        Deficit)          Treasury        Total
                                                ------       ------       -------       ---------          --------        -----
BALANCE, OCTOBER 1, 2000                       8,270,831     $ 8,271     $ 4,349,093  $    (11,906)     $ (1,409,138)   $ 2,936,320
 Net income                                            -           -               -     1,001,545                 -      1,001,545

 Purchase of common stock in Treasury                  -           -               -             -          (100,000)      (100,000)

 Retirement of common stock in Treasury       (3,258,732)     (3,259)     (1,505,879)            -         1,509,138              -
                                              -----------    -------     -----------  ------------      ------------    -----------

BALANCE, SEPTEMBER 30, 2001                    5,012,099       5,012       2,843,214       989,639                 -      3,837,865


  Net Income                                           -           -               -       268,074                 -        268,074

                                              -----------    -------     -----------  ------------      ------------    -----------

BALANCE, DECEMBER 31, 2001                      5,012,099    $ 5,012     $ 2,843,214  $  1,257,713                 -    $ 4,105,939
                                              ===========    =======     ===========  ============      ============    ===========

The accompanying notes to consolidated financial statements are an integral part of this consolidated statement:

                          INTERFOODS OF AMERICA, INC.
                    Consolidated Statements of Cash Flows,
             For the three months ended December 31, 2001 and 2000
                                  (unaudited)

                                                                                2001           2000
                                                                                ----           ----
Cash flows from operating activities:
   Net income                                                            $   268,074    $   363,913
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                        1,193,184      1,222,309
      Deferred income tax expense                                            183,189        226,425
      Amortization of deferred income on sale-leaseback transactions         (10,443)       (11,313)
      Amortization of debt issuance costs                                     34,440         37,065

      Changes in assets and liabilities:
         Accounts receivable                                                  80,231        (59,757)
         Deposits                                                            (42,188)        40,703
         Inventories                                                         (91,725)        (8,103)
         Prepaid expenses                                                     75,609        (19,206)
         Advanced vendor rebates                                            (135,241)      (263,820)
         Accounts payable and accrued expenses                               823,433        960,566
         Other                                                               (32,848)             -
                                                                         -----------    -----------

    Net cash provided by operating activities                              2,345,715      2,488,782
                                                                         -----------    -----------

Cash flows from investing activities:
   Capital expenditures                                                     (554,018)      (372,646)
   Acquisition of land, buildings and restaurants                           (508,493)             -
   Certificates of deposits                                                        -        (50,000)
                                                                         -----------    -----------

    Net cash used in investing activities                                 (1,062,511)      (422,646)
                                                                         -----------    -----------

Cash flows from financing activities:
   Proceeds from long-term debt                                              103,581              -
   Repayment of long-term debt, including capital leases                  (1,270,634)    (1,194,105)
   Redemption of Class B Preferred Stock                                           -       (225,000)
                                                                         -----------    -----------

    Net cash used in financing activities                                 (1,167,053)    (1,419,105)
                                                                         -----------    -----------

       Net increase in cash and cash equivalents                             116,151        647,031

Cash and cash equivalents:
   Beginning of period                                                     2,370,032      2,371,365
                                                                         -----------    -----------

   End of period                                                         $ 2,486,183    $ 3,018,396
                                                                         -----------    -----------

                                  (continued)

                          INTERFOODS OF AMERICA, INC.
                     Consolidated Statements of Cash Flows
             For the three months ended December 31, 2001 and 2000
                                  (unaudited)


Supplemental disclosures of cash flow information:      2001           2000
                                                        ----           ----

     Interest paid                                 $ 2,419,655  $ 2,234,383
                                                   ===========  ===========

     Income taxes paid                                      --  $     4,445
                                                   ===========  ===========

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements:

                          INTERFOODS OF AMERICA, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.   NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     Interfoods of America, Inc., a Nevada corporation (the "Company"), is through its wholly owned subsidiary, Sailormen Inc., a Florida corporation, a franchisee and operator of Popeye's/ registered trademark/Chicken and Biscuits ("Popeye's") restaurants. Pursuant to franchise agreements with AFC Enterprises, Inc., the Company currently operates 166 Popeye's restaurants located in Florida, Alabama, Illinois, Georgia, Mississippi, Louisiana and Missouri. 81 of the 166 restaurants are located in the state of Florida.

     These consolidated financial statements have been prepared by the Company. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, have been condensed or omitted in this Form 10-Q in compliance with the Rules and Regulations of the Securities and Exchange Commission. However, in the opinion of Interfoods of America, Inc, the disclosures contained in this Form 10-Q are adequate to make the information fairly presented. The results of operations for the three months ended December 31, 2001 are not necessarily indicative of the results which may be expected for the entire year.

     These statements should be read in conjunction with the consolidated financial statements and footnotes included in our annual report on Form 10-K for the year ended September 30, 2001. The accounting policies used in preparing these consolidated financial statements are the same as those described in our Form 10-K. Certain reclassifications have been made to prior year period amounts to conform to the current fiscal year presentation.

     In the opinion of the Company, the accompanying unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position as of December 31, 2001 and the results of operations for the three months ended December 31, 2001 and 2000 and cash flows for each of the three months ended December 31, 2001 and 2000.

     For quarterly reporting purposes, the Company amortizes its advanced vendor rebates based on the estimated beverages purchased. Rebates at year end will be adjusted based on actual purchases which may result in a fourth quarter adjustment.


2.   RELATED PARTY TRANSACTIONS

     Robert S. Berg, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Steven M. Wemple, President, Chief Operating Officer, Treasurer, Secretary and Director of the Company, jointly own all of the outstanding stock of Elk River Aviation Inc.("Elk River"), a charter aircraft company whose sole business is the leasing of the airplane. The Company believes that the lease of the aircraft is important to the Company in order to permit management to effectively supervise the operations of its restaurants which are located in seven states, as well as in connection with the efforts of the Company to analyze potential future restaurant locations. As of December 31, 2001 and 2000, the Company had a receivable of $111,435 and $58,151 related to certain expenses paid by the Company on behalf of Elk River Aviation, which is included in Accounts Receivable on the Consolidated Balance Sheet.

3.   ADDITIONAL DEBT

     During the three months ended December 31, 2001, the Company incurred $103,580 of additional debt related to the termination of two of its leases on non-operating property. The related expense is recorded in other income and expense for the three months ended December 31, 2001. Should the Company meet certain of its future obligations under the debt agreement with its landlord, the debt will be forgiven. However, if the Company fails to meet certain of the future obligations, the loan balance could increase by $40, 161.

4.   MERGER AGREEMENT

     See 8K filed on December 24, 2001, announcing that Interfoods of America, Inc. has entered into a definitive merger agreement with Interfoods Acquisition Corp., a corporation wholly-owned by Robert S. Berg and Steven
     M. Wemple, the chief executive officer and president, respectively, of the Company.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The continuation of the economic slowdown, which was further compounded by the events of September 11th, could continue to adversely effect consumer spending during the upcoming year, which could have a negative impact on the Company's operations.

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report and together with the Company's Form 10-K for the year ended September 30, 2001.


RESULTS OF OPERATIONS

The following table sets forth, for the months indicated, selected operating results as a percentage of total restaurant sales.

                                                            Three Months ended
                                                                December 31,
                                                              2001       2000
                                                             -----      -----

Total Restaurant Sales                                       100.0%     100.0%
Costs and expenses:
  Cost of restaurant operations
     Cost of sales                                            31.4       31.3
     Restaurant wages and related benefits                    25.4       25.4
     Occupancy and other operating expenses                   23.5       23.9
                                                             -----      -----
       Total cost of restaurant operations                    80.3%      80.6%

  General and administrative expenses                          8.9        7.8
  Depreciation and amortization                                3.2        3.3
  Interest expense                                             6.6        7.0
  Other income                                                (0.2)      (0.3)
                                                             -----      -----
Total costs and operating expenses                            98.8%      98.4%
                                                             -----      -----
Income before income tax provision                             1.2        1.6

Income tax provision                                          (0.5)      (0.6)
                                                             -----      -----
      Net income                                               0.7%       1.0%
                                                             =====      =====

COMPARISONS OF THE THREE MONTHS ENDED DECEMBER 31, 2001 TO THREE MONTHS ENDED DECEMBER 31, 2000


For the three months ended December 31, 2001, the Company had total restaurant sales of $37,603,616 compared to total restaurant sales of $ 36,842,626 for the three months ended December 31, 2000. The increase in revenues was attributable to the net addition of one restaurant and the increase of same store restaurant revenues for the three months ended December 31, 2001 of 1.9% as compared to the three months ended December 31, 2000.

Cost of restaurant operations for the three months ended December 31, 2001 were $30,206,090, or 80.3% of sales, as compared to $29,695,574, or 80.6% of sales, for the three months ended December 31, 2000. Cost of sales increased from 31.3% of sales in the three months ended December 31, 2000 to 31.4% of sales in the three months ended December 31, 2001. In the first quarter of Fiscal 2002, lower vendor rebates for beverage usage were estimated as earned due to the terms of the contract as compared to the first quarter of Fiscal 2001. Occupancy and other operating expenses decreased to 23.5% of sales in the three months ended December 31, 2001 from 23.9 % for the three months ended December 31, 2000. The decrease in the first quarter of Fiscal 2002 is primarily due to lower workmen compensation insurance rates charges.

General and administrative expenses for the three months ended December 31, 2001 were $3,341,033, or 8.9% of sales, as compared to $2,879,062, or 7.8% of sales, for the three months ended December 31, 2000. The increase is the result of higher administrative cost due to additional salaries and bonuses in the first quarter of Fiscal 2002 and the cost of funding the executive retirement plan for key employees, which started in February of 2001.

Depreciation and amortization expense for the three months ended December 31, 2001 were $1,193,184 as compared to $1,222,309 for the three months ended December 31, 2000.

Operating income of the Company was $2,863,309 for the three months ended December 31, 2001 as compared to $3,045,081 for the three months ended December 31, 2000. The decrease in operating income is attributable to the items described above.

Interest expense decreased to $2,463,233 for the three months ended December 31, 2001 as compared to $2,592,859 for the three months ended December 31, 2000. The decrease was due to lower average debt outstanding in the first quarter of Fiscal 2002 as compared to Fiscal 2001.

Other income decreased to $51,187 for the three months ended December 31, 2001 as compared to $141,727, for the three months ended December 31, 2000. The Company incurred $103,580 of additional debt related to the termination of two of its leases. The related expense is recorded in other income and expense for the three months ended December 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operations for the three months ended December 31, 2001 was $2,345,715 compared to net cash provided by operations of 2,488,782 for the three months ended December 31, 2000. The decrease in operating cash flow for the period was primarily attributable to the increases of inventories and deposits of $ 133,913.

Net cash used in investing activities was $1,062,511 for the three months ended December 31, 2001 as compared to $422,646 for the three months ended December 31, 2000. The increase in net cash used in investing is primarily due to the Fiscal 2002 period having an additional new restaurant developed and opened during the period.

Net cash used in financing activities was $1,167,053 for the three months ended December 31, 2001 as compared to the $1,419,105 which was used in the three months ended December 31, 2000. The decrease resulted primarily from the Fiscal 2001 period having a redemption of preferred stock in October 2000 in the amount of $225,000.

As of December 31, 2001, the Company had total outstanding debt of approximately $96.7 million, of which approximately $5.6 million represents the current portion. The Company expects to pay its current portion of debt with cash flow generated from operations. As of December 31, 2001, the average interest rate on the debt was 10.1%. The debt is secured by substantially all of the assets of the Company and availability of amounts for borrowing is subject to certain limitations and restrictions.

The Company's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness, or to fund planned capital expenditures, will depend on its future performance. Based upon the current level of operations and anticipated revenue growth and cost savings, management believes that cash flow from operations and available cash from its existing line of credit, and refinancing capabilities, will be adequate to meet the Company's future liquidity needs. However, there can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any needed refinancing on reasonable terms or at all. At the present time, there are no significant commitments for renovations during Fiscal 2002.


FUTURE GROWTH AND EXPANSION:

The Company intends to continue with its plan to acquire and build additional Popeye's Chicken and Biscuits restaurants as opportunities arise; however, there can be no assurance the Company will acquire or build any new stores under terms acceptable to the Company. See the September 30, 2001 Annual Report on Form 10-K for further discussion on the Company's future growth and plans of expansion.

INFLATION

The inflationary factors that have historically affected the Company's results of operations include increases in food and paper costs, labor and other operating expenses. Wages paid in our restaurants are impacted by changes in the Federal or state minimum hourly wage rates, and accordingly, changes in those rates directly affect our cost of labor. We and the restaurant industry typically attempt to offset the effect of inflation, at least in part, through periodic menu price increases and various cost reduction programs. However, no assurance can be given that we will be able to offset inflationary cost increases in the future.

SEASONALITY

The Company's sales volumes fluctuate seasonally. During fiscal years 2001 and 2000, the Company's sales were highest in the spring and summer, comparable during winter, and lowest in the fall. The Company expects this trend to continue in fiscal year 2002. Severe weather, storms and similar conditions may impact sales volumes seasonally in some operating regions.

Forward-Looking Statements
--------------------------

Statements in this report concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, the changes in customers' tastes and preferences, the fluctuation on commodity costs, the ability to maintain property values in markets that we currently own, the availability and cost of suitable locations for new restaurants, the availability and cost of capital to the Company, the ability of the Company to develop and operate its restaurants, the hiring, training and retention of skilled corporate and restaurant management and other restaurant personnel, the overall success of the Company's franchisor, and changes in governmental regulations, including increases in the minimum wage.

NEW ACCOUNTING PROUNCEMENTS

In June 2001, the Financial Accounting Standards Board approved the issuance of SFAS No. 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets". SFAS 141 requires that all business combinations initiated after June 30, 2001 must be accounted for under the purchase method. In addition, SFAS 142 requires all intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged shall be recognized as an asset apart from goodwill. Goodwill and intangibles with indefinite lives will no longer be subject to amortization, but will be subject to at least an annual assessment for impairment by applying a fair value based test. SFAS 142 is required to be applied starting with fiscal years beginning after December 15, 2001, with early adoption permitted in certain circumstances. Due to the complexity of this new standard and its recent issuance, the Company will continue to evaluate it and will not adopt SFAS 142 until the start of its fiscal year beginning October 1, 2002. Thereafter, quarterly and annual goodwill amortization of approximately $206,000 and $822,000, respectively, will no longer be recognized.

In June 2001, the FASB also issued SFAS No. 143 "Accounting for Asset Retirement Obligations" effective for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees and the associated asset retirement costs. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company does not believe that the adoption of SFAS 143 will have a material affect on our financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 supercedes SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently occurring Events and Transactions" and amends ARB No. 51 "Consolidated Financial Statements". SFAS 144 retains many of the requirements of SFAS 121 and the basic provisions of Opinion 30; however, it establishes a single accounting model for long-lived assets to be disposed of by sale. SFAS 144 furthermore resolves significant implementation issues related to SFAS 121. The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001 and are to be applied prospectively. The Company does not believe that the adoption of SFAS 144 will have a material affect on our financial position or results of operations.

Item 3.  Quantitative and Qualitative Disclosures about Market Risk
-------------------------------------------------------------------

Interest Rate Risk. The Company's major market risk exposure is to changing interest rates. The Company's policy is to manage interest risk through the use of a combination of fixed and floating rate instruments, with respect to both its liquid assets and its debt instruments. The Company maintains Certificates of deposits with original maturities of 12 months or less. These financial instruments are subject to interest rate declines. An immediate decline of 10% in interest rates would reduce the Company's quarterly interest income by approximately $2,500. Interest rate risk is primarily limited to our variable rate debt obligations, which totaled $3,212,000 as of December 31, 2001. In the event that interest rates increased by 10%, the Company's interest obligations would increase by approximately $3,250.

Chicken Rate Risk. The Company's cost of sales is significantly affected by increases in the cost of chicken, which can result from a number of factors, including seasonality, increases in the cost of grain, disease and other factors that affect availability.

In order to insure favorable pricing for our chicken purchases in the future, reduce volatility in chicken prices, and maintain an adequate supply of fresh chicken, the Franchisor set up a purchasing cooperative for the benefit of the franchisees, including the Company. The purchasing cooperative has entered into two types of chicken purchasing contracts with chicken suppliers. The first is a grain-based "cost-plus" pricing contract that utilizes prices that are based upon the cost of feed grains, such as corn and soybean meal, plus certain agreed upon non-feed and processing costs. The other is a market-priced formula contract based on the "Georgia whole bird market value". Under this contract, the Company pays the market price plus a premium for the cut specifications for our restaurants. The market-priced contract has a maximum and minimum price that the Company will pay for chicken during the term of the contract. The contracts have terms ranging from two to three years with provisions for certain annual price adjustments. The Company utilizes both contracts to ensure favorable chicken prices. In the first quarter of Fiscal 2002, approximately 44% of the cost of sales for the Company was attributable to the purchase of fresh chicken.

                          PART II. OTHER INFORMATION

ITEM 6.  Exhibits and Reports on Form 8-K

(a)  Exhibits

   Exhibit No  Description
   ----------  -----------

   2.0 Agreement and Plan of Merger dated as of December 21,2001 between Interfoods Acquisition Corp and Interfoods of America, Inc. (4)

   3.1 Articles of Incorporation of Interfoods of America, Inc. formerly Sobik's Subs, Inc. as amended (1)

   3.2 By-Laws of Interfoods of America, Inc. formerly Sobiik's Subs, Inc. as amended (1)

   4.2 Secured Promissory Note dated September 14, 2000 by Interfoods of America, Inc. and Sailormen, Inc. in favor of American Commercial Capital LLC. (3)

   4.3 Security Agreement dated September 14, 2000 by and among Interfoods of America, Inc., Sailormen, Inc. and American Commercial Capital LLC. (all schedules and exhibits have been omitted other than the schedule of defined terms; such omitted schedules and exhibits will be furnished upon request) (3)

   9.1         Shareholders Voting Agreement dated April 17,1996 (1)

  10.1 Form of Franchise Agreement, entered into by the Company as Franchisee, including the Addendum to Franchise Agreement. (1)

  10.2         Trademark Licensing Agreement dated March 1, 1993 (1)

  10.9 Asset Purchase Agreement between the Company and Ellis Enterprise dated January 11, 2000 (2)

 10.10 Asset Purchase Agreement between the Company and RMS Family Restaurants dated September 14, 2000 (2)

 10.11         Executive Retention - Salary Continuation Plan dated January 15,
               2001 (2)

               (1) Incorporated herein by reference to Form 10-KBS under the Securities Exchange Act of 1934 filed with the Commission in July 1996, file number 000-21093

               (2) Incorporated herein by reference to Form 10-Q under the Securities Exchange Act of 1934 filed with the Commission in May 2001, file number 000-21093

               (3) Incorporated herein by reference to Form 10-K under the Securities Exchange Act of 1934 filed with the Commission in December 2001, file number 000-21093

               (4) Incorporated herein by reference to the Schedule 14A under the Securities Exchange Act of 1934 filed with the Commission on January 15, 2002.

(a) The following reports were filed on Form 8-K during the quarter for which this report is filed:

     On October 23, 2001, the Company filed a current report on Form 8-K to announce that it had received an proposal from Robert S. Berg and Steven M. Wemple for a going private transaction.

     On November 21, 2001, the Company filed a current report on Form 8-K to announce earnings for the Fiscal year ended September 30, 2001.

   On December 24, 2001, the Company filed a current report on Form 8-K to announce that it has entered into a definitive merger agreement with Interfoods Acquisition Corp, a corporation wholly-owned by Robert F. Berg and Steven M. Wemple.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                          INTERFOODS OF AMERICA, INC.

Date: February 4, 2002        By: /s/ ROBERT S. BERG
                              ----------------------

                              Robert S. Berg, Chairman of the Board
                                        Chief Executive Officer

                              By: /s/ STEVEN M. WEMPLE
                              ------------------------

                              Steven M. Wemple, President
                                        Chief Operating Officer,
                                        Secretary and Treasurer

                              By: /s/ FRANCIS X. MALONEY
                              --------------------------

                              Francis X. Maloney,
                                        Chief Financial Officer,
                                        Principal Accounting Officer

                                     PROXY

                          INTERFOODS OF AMERICA, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          INTERFOODS OF AMERICA, INC.

The undersigned does hereby nominate, constitute and appoint ROBERT S. BERG and STEVEN M. WEMPLE, or any of them (each with full power to act alone and with power of substitution), as their true and lawful attorney, to vote this Proxy. The undersigned also hereby authorizes said individuals to represent the undersigned, and to vote upon all matters that may properly come before the Special Meeting of Stockholders to be held on May 24, 2002, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below, with full power to vote all shares of Common Stock of Interfoods of America, Inc. held of record by the undersigned on April 9, 2002, or any adjournment(s) thereof. I acknowledge receipt of the Company's notice and accompanying Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL DESCRIBED BELOW.

IMPORTANT- This Proxy must be signed and dated on the reverse side.

PROPOSAL: To approve an Agreement and Plan of Merger dated as of December 21, 2001, as amended, between Interfoods of America, Inc. and Interfoods Acquisition Corp. and the merger of Interfoods Acquisition Corp. with and into Interfoods of America, Inc.

[_] FOR                           [_] AGAINST                       [_] ABSTAIN


                          (Continued on Reverse Side)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Special Meeting of Stockholders
                          INTERFOODS OF AMERICA, INC.

                                 May 24, 2002


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no specific directions are given, your shares will be voted "FOR" the proposal set forth on the reverse side of this proxy card. The individuals designated on this proxy card will vote in their discretion on any other matter that may properly come before the meeting.


Please mark, sign, date and return this proxy promptly using the enclosed envelope.

Signature of Stockholder: ____________________________________________________

Signature if held jointly: ___________________________________________________

Date: _________________________, 2002

NOTE: Please sign name exactly as name appears on the certificate or certificates representing shares to be voted by this proxy as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).